As filed with the Securities and Exchange Commission on October 18, 2010.

Registration No. 333-169258

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDW CORPORATION*

(Exact name of registrant as specified in its charter)

Delaware	5961	26-0273989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Telephone: (847) 465-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine A. Leahy

Senior Vice President, General Counsel and Corporate Secretary

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Telephone: (847) 465-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

*	The co-registrants listed on the next page are also included in this Form S-4 Registration Statement as additional registrants.

Approximate date of commencement of proposed sale of the securities to the public: Each exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
11.00% Senior Exchange Notes due 2015, Series B	$890,000,000	100%	$890,000,000	$63,457.00(1)
11.50%/12.25% Senior PIK Election Exchange Notes due 2015, Series B	$316,974,000	100%	$316,974,000	$22,600.25(1)
12.535% Senior Subordinated Exchange Notes due 2017, Series B	$721,500,000	100%	$721,500,000	$51,442.95(1)
Guarantees on 11.00% Senior Exchange Notes due 2015, Series B	$890,000,000	—	—	(3)
Guarantees on 11.50%/12.25% Senior PIK Election Exchange Notes due 2015, Series B	$316,974,000	—	—	(3)
Guarantees on 12.535% Senior Subordinated Exchange Notes due 2017, Series B	$721,500,000	—	—	(3)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)	Previously paid.
(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
CDW LLC	5961	Illinois	36-3310735
CDW Finance Corporation	5961	Delaware	90-0600013
CDW Technologies, Inc.	5961	Wisconsin	39-1768725
CDW Direct, LLC	5961	Illinois	36-4530079
CDW Government LLC	5961	Illinois	36-4230110
CDW Logistics, Inc.	5961	Illinois	38-3679518

*

The address for each of the additional registrants is CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061. The name, address and telephone number of the agent for service for each of the additional registrants is Christine A. Leahy, Senior Vice President, General Counsel and Corporate Secretary of CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, telephone: (847) 465-6000.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2010

PROSPECTUS

CDW LLC

CDW Finance Corporation

Exchange Offers for

11.00% Senior Exchange Notes due 2015,

11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 and

12.535% Senior Subordinated Exchange Notes due 2017

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $890,000,000 in aggregate principal amount of our new 11.00% Senior Exchange Notes due 2015, Series B, up to $316,974,000 in aggregate principal amount of our new 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015, Series B and up to $721,500,000 in aggregate principal amount of our new 12.535% Senior Subordinated Exchange Notes due 2017, Series B (collectively, the “exchange notes”), each of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding 11.00% Senior Exchange Notes due 2015, 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 and 12.535% Senior Subordinated Exchange Notes due 2017 (collectively, the “outstanding notes,” and such transactions, collectively, the “exchange offers”).

We are conducting the exchange offers in order to provide you with an opportunity to exchange the unregistered notes you hold for freely tradable notes that have been registered under the Securities Act.

The principal features of the exchange offers are as follows:

•

The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•	You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offers. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

•

Based upon interpretations by the staff of the Securities and Exchange Commission (“SEC”), we believe that subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided you are not an affiliate of ours.

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2010, unless extended.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange.

Except in very limited circumstances, current and future holders of outstanding notes who do not participate in the exchange offers will not be entitled to any future registration rights, and will not be permitted to transfer their outstanding notes absent an available exemption from registration. Except in very limited circumstances, upon completion of the exchange offers, we will have no further obligation to register and currently do not anticipate that we will register outstanding notes under the Securities Act.

For a discussion of certain factors that you should consider before participating in the exchange offers, see “Risk Factors” beginning on page 19 of this prospectus.

Neither the SEC nor any state securities commission has approved the exchange notes to be distributed in the exchange offers, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                , 2010

You should rely only on the information contained in this prospectus. The prospectus may be used only for the purposes for which it has been published. We have not authorized anyone to provide any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of these documents. Requests for copies should be directed to: CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061; Attention: Investor Relations (telephone (847) 465-6000).

INDUSTRY AND MARKET DATA

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks such as “CDW,” which are protected under applicable intellectual property laws and are the property of CDW Corporation or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

i

SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus, before deciding whether to participate in the exchange offers. On October 12, 2007, CDW Corporation, an Illinois corporation (“Target”), was acquired by CDW Corporation, a Delaware corporation formerly known as VH Holdings, Inc. (“Parent”), a then-newly formed entity indirectly controlled by investment funds affiliated with Madison Dearborn Partners, LLC (“Madison Dearborn”) and Providence Equity Partners Inc. (“Providence Equity”), in a transaction valued at approximately $7.4 billion, including fees and expenses (the “Acquisition”). For financial reporting purposes, we refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor” and we refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.” On December 31, 2009, Target merged into CDWC LLC, a limited liability company wholly owned by Parent, with CDWC LLC as the surviving company in the merger (the “CDW LLC Merger”). On December 31, 2009, CDWC LLC was renamed CDW LLC and on August 17, 2010, VH Holdings, Inc. was renamed CDW Corporation. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “the Company,” “our,” “CDW” and other similar terms refer to the business of Parent and its consolidated subsidiaries.

Our Business

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the U.S. and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. We serve over 250,000 customers through our experienced and dedicated sales force of more than 3,300 coworkers. We offer over 100,000 products from over 1,000 brands and a multitude of advanced technology solutions. Our broad range of technology products includes leading brands such as Hewlett-Packard, Cisco, Microsoft, Lenovo, EMC, IBM and VMware. Our offerings range from discrete hardware and software products to complex technology solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. Our sales and operating results have been driven by the unique combination of our large and knowledgeable selling organization, highly skilled technology specialists and engineers, extensive range of product offerings, strong vendor partner relationships, and fulfillment and logistics capabilities. For the year ended December 31, 2009, our net sales and Adjusted EBITDA were $7,162.6 million and $465.4 million, respectively. For the six months ended June 30, 2010, our net sales and Adjusted EBITDA were $4,157.4 million and $292.3 million, respectively.

We have two reportable segments.

Corporate. Our Corporate segment customers are primarily in the small and medium business (“SMB”) category, which we define as customers with up to 1,000 employees at a single location. We also serve larger customers, including FORTUNE 1000 companies, to help our vendor partners maximize their sales coverage. We have approximately 200,000 active accounts, well diversified across numerous industries. Our Corporate segment is divided into a small business customer channel, primarily serving customers with up to 100 employees, and a medium-large business customer channel, primarily serving customers with more than 100 employees. Our Corporate segment sales team is primarily organized by geography and customer size. We believe this enables us to better understand and serve customer needs, optimize sales resource coverage, and strengthen relationships with vendor partners to create more sales opportunities. Our Corporate segment generated net sales of $3,818.2 million and $2,310.1 million for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively.

Public. Our Public segment is divided into government, education and healthcare customer channels. The government channel serves federal as well as state and local governments. Our education channel serves higher education and K-12 customers. The healthcare channel serves customers across the healthcare provider industry. We have built sizable businesses in each of our three Public customer channels as net sales are approaching or exceeding $1 billion for each customer channel on an annualized basis. Our Public segment sales teams are organized by customer channel, and within each customer channel, they are generally organized by geography, except our federal government sales teams, which are organized by agency. We believe this enables our sales teams to address the specific needs of their customer channel while promoting strong customer relationships. Our Public segment generated net sales of $3,035.5 million and $1,651.2 million for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively.

Other. We also have two other operating segments, CDW advanced services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” The CDW advanced services business consists primarily of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. The services components of solutions sales, including custom configuration and other third party services, are recorded in our Corporate and Public segment net sales. Advanced services provided by CDW professional engineers are recorded in CDW advanced services. Our CDW advanced services and Canadian businesses generated net sales of $98.0 million and $210.9 million, respectively, for the year ended December 31, 2009. Our CDW advanced services and Canadian businesses generated net sales of $53.6 million and $142.5 million, respectively, for the six months ended June 30, 2010.

The Acquisition Transactions

On October 12, 2007, Parent acquired Target in the Acquisition, a transaction having an aggregate value of approximately $7.4 billion, including fees and expenses. Parent is owned directly by CDW Holdings LLC (“CDW Holdings”), a company controlled by investment funds affiliated with Madison Dearborn and Providence Equity (collectively, the “Equity Sponsors”). The Acquisition was effected through the merger of VH MergerSub, Inc. (“MergerSub”), a newly formed wholly owned subsidiary of Parent, with and into Target, which was the surviving corporation. Immediately following the merger, Target became a wholly owned direct subsidiary of Parent.

Substantially all of the equity interests of CDW Holdings are owned by investment funds affiliated with the Equity Sponsors, certain other co-investors and certain members of our management (the “Management Investors,” and together with the Equity Sponsors and certain other co-investors, the “Equity Investors”).

In connection with the Acquisition, the following events occurred, which we collectively refer to as the “Acquisition Transactions”:

•

the purchase by the Equity Investors of units of CDW Holdings for approximately $2,089.3 million in cash, which cash was thereafter contributed by CDW Holdings to Parent and used by Parent to fund a portion of the Acquisition;

•

the acquisition by the Management Investors of an aggregate of $52.6 million in units of CDW Holdings through purchases for cash, roll-overs of some or all of their equity value in Target and/or deferral of certain 2007 compensation, which cash was thereafter contributed by CDW Holdings to Parent and used by Parent to fund a portion of the Acquisition;

•

the entering into by MergerSub of an $800.0 million senior secured revolving credit facility, $460.0 million of which was funded at closing, and a $2,200.0 million senior secured term loan facility, which we collectively refer to as our “Senior Credit Facilities”;

•

the entering into by MergerSub of a senior bridge loan agreement providing for (i) senior bridge loans aggregating $1,040.0 million at closing, which we refer to as the “Senior Bridge Loans”, and (ii) a senior subordinated bridge loan agreement providing for senior subordinated bridge loans aggregating $940.0 million at closing, which we refer to as the “Senior Subordinated Bridge Loans” and collectively with the Senior Bridge Loans as the “Bridge Loans”;

•	the merger of MergerSub with and into Target, with Target as the surviving corporation, and the payment of the related merger consideration; and

•	the payment of approximately $216.6 million of fees and expenses related to the Acquisition Transactions.

As a result of the merger, all obligations of Merger Sub under the Senior Credit Facilities and the Bridge Loans became obligations of Target, and as a result of the CDW LLC Merger, became obligations of CDW LLC.

The Amendments

On March 14, 2008, we amended and restated the senior secured term loan facility to modify the manner by which we calculate the interest we pay, to add a senior secured leverage ratio covenant and to modify certain existing covenants and prepayment provisions. We also amended and restated the senior bridge loan agreement, the senior subordinated bridge loan agreement and the Bridge Loans, among other things:

•	to adjust certain covenants to make them substantially equivalent to the covenants contained in the indentures relating to the outstanding notes;

•	to increase the outstanding principal under the Senior Bridge Loans by $150.0 million; and

•

to convert $220.0 million of the original outstanding principal on the portion of the Senior Bridge Loans under which we may elect to pay PIK interest to the portion of the Senior Bridge Loans under which we are required to pay cash interest.

As a result of these changes, (1) the aggregate outstanding principal amount of the Amended and Restated Senior Bridge Loans (as defined below) was equal to $1,190.0 million and (2) the principal portion of the Amended and Restated Senior Bridge Loans under which we are required to pay cash interest was equal to $890.0 million and the principal portion under which we may elect to pay PIK interest was equal to $300.0 million.

On March 14, 2008, we prepaid $190.0 million of outstanding principal of the Senior Subordinated Bridge Loans, using funds from the additional $150.0 million borrowed under the Amended and Restated Senior Bridge Loans and $40.0 million of cash on hand, which brought the outstanding principal amount of the Amended and Restated Senior Subordinated Bridge Loans (as defined below) to $750.0 million.

On April 2, 2008, we further amended the Bridge Loans to establish interest rate caps equal to the interest rates on the outstanding notes.

We refer to the senior bridge loan agreement, the Senior Bridge Loans, the senior subordinated bridge loan agreement and the Senior Subordinated Bridge Loans, each as amended and restated as of March 14, 2008 and as further amended on April 2, 2008, as the “Amended and Restated Senior Bridge Loan Agreement,” the “Amended and Restated Senior Bridge Loans,” the “Amended and Restated Senior Subordinated Bridge Loan Agreement” and the “Amended and Restated Senior Subordinated Bridge Loans”, respectively; we refer to the Amended and Restated Senior Bridge Loan Agreement and the Amended and Restated Senior Subordinated Bridge Loan Agreement, collectively, as the “Amended and Restated Bridge Loan Agreements”; we refer to the Amended and Restated Senior Bridge Loans and the Amended and Restated Senior Subordinated Bridge Loans, collectively, as the “Amended and Restated Bridge Loans”; and we refer to each of the actions described above collectively as the “Amendments.” See “Description of Certain Indebtedness.”

The Conversion of Bridge Loans to Extended Loans and the Exchange to Outstanding Notes

On October 10, 2008, as required by the Amended and Restated Bridge Loan Agreements, we entered into a Senior Exchange Note Indenture (the “Senior Indenture”) and a Senior Subordinated Exchange Note Indenture (the “Senior Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”). As of the same day, pursuant to the Amended and Restated Bridge Loan Agreements, all of the Amended and Restated Bridge Loans automatically converted into extended loans having terms substantially identical to the Amended and Restated Bridge Loans they replaced. Unless the context otherwise requires, all references to Amended and Restated Bridge Loans in this prospectus include the extended loans into which they were so converted.

Under the terms of the Amended and Restated Bridge Loan Agreements and the Indentures, holders of the extended loans could exchange all or a portion of their extended loans for notes under our Indentures by providing us with ten business days’ notice. Beginning in April 2010, holders of the extended loans began delivering notices to us requesting to exchange their extended loans for notes, and as of October 15, 2010, we have received exchange requests for and have issued outstanding notes in exchange for all Amended and Restated Bridge Loans.

The Corporate Co-Issuer

On August 23, 2010, we amended the Indentures to provide, among other things, for a corporate co-issuer for the outstanding notes and the exchange notes as an accommodation to current and future holders of the notes. The corporate co-issuer is CDW Finance Corporation, a newly formed, wholly owned subsidiary of Parent with no assets, liabilities or operations of its own.

Corporate Structure

The following chart summarizes our current corporate structure and our indebtedness as of June 30, 2010.

(1)

Investment funds affiliated with Madison Dearborn and Providence Equity, along with two limited partnerships created by the Equity Sponsors to facilitate an investment in CDW Holdings, own approximately 97% of the outstanding voting interests of CDW Holdings as of June 30, 2010.

(2)

We had approximately $255.1 million of outstanding borrowings under our senior secured revolving credit facility and $43.4 million of issued and undrawn letters of credit as of June 30, 2010. See “Description of Certain Indebtedness.”

(3)

CDW Finance Corporation is a co-issuer of the outstanding notes and the exchange notes offered hereby. CDW Finance Corporation is a newly formed company that was formed for the sole purpose of acting as a co-issuer of the outstanding notes and the exchange notes. CDW Finance Corporation will not hold any material assets or engage in any business activities or operations.

(4)

Our non-guarantor subsidiary, CDW Canada, Inc., held approximately 1.5% of our total assets as of June 30, 2010 and generated approximately 3.4% of our net sales and approximately 2.2% of our Adjusted EBITDA (as defined below in “—Summary Historical Financial Data”) for the six months ended June 30, 2010.

(5)	As of October 15, 2010, all Amended and Restated Bridge Loans have been exchanged for outstanding notes under the Indentures.

Equity Sponsors

Madison Dearborn, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. Madison Dearborn has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. Madison Dearborn-affiliated investment funds invest in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services and health care.

Providence Equity is a leading global private equity firm focused on media, entertainment, communications and information investments. Providence Equity has over $22 billion of equity under management and has invested in more than 100 companies over its 20-year history. Providence Equity is headquartered in Providence, Rhode Island and has offices in New York, Los Angeles, London, Hong Kong and New Delhi.

Summary of the Exchange Offers

The Initial Issuance of Outstanding Notes

On October 12, 2007, we entered into the senior bridge loan agreement and the senior subordinated bridge loan agreement with J.P. Morgan Securities, Inc., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc. These lenders subsequently transferred all or a portion of the Bridge Loans or Amended and Restated Bridge Loans to other lenders. These subsequent lenders have since exchanged their loans for outstanding notes under the Indentures. See “—The Conversion of Bridge Loans to Extended Loans and the Exchange to Outstanding Notes.”

Registration Rights Agreements

In connection with entering into the Indentures, we entered into a senior registration rights agreement and a senior subordinated registration rights agreement (together, the “Registration Rights Agreements”) with respect to the outstanding notes. In the Registration Rights Agreements, we agreed, among other things, to use our commercially reasonable efforts to file with the SEC, and cause to become effective, a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes. The exchange offers are intended to satisfy your rights under the Registration Rights Agreements. Except in limited circumstances, after the exchange offers are complete, holders of outstanding notes will no longer be entitled to any exchange or registration rights with respect to their outstanding notes.

The Exchange Offers

We are offering to exchange:

•      up to $890,000,000 aggregate principal amount of our new 11.00% Senior Exchange Notes due 2015, Series B, which have been registered under the Securities Act (“Senior Cash Pay Exchange Notes”), for any and all of our outstanding 11.00% Senior Exchange Notes due 2015 (“Outstanding Senior Cash Pay Notes”);

•      up to $316,974,000 aggregate principal amount of our new 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015, Series B, which have been registered under the Securities Act (“Senior PIK Election Exchange Notes”), for any and all of our outstanding 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 (“Outstanding Senior PIK Election Notes”); and

•      up to $721,500,000 aggregate principal amount of our new 12.535% Senior Subordinated Exchange Notes due 2017, Series B, which have been registered under the Securities Act (“Senior Subordinated Exchange Notes”), for any and all of our outstanding 12.535% Senior Subordinated Exchange Notes due 2017 (“Outstanding Senior Subordinated Notes”).

The aggregate principal amount of Outstanding Senior PIK Election Notes is greater than the original aggregate principal amount of the Amended and Restated Senior Bridge Loans under which we may elect to pay PIK Interest (as defined below) (the “Senior PIK Election Loans”) because, we elected to pay PIK Interest for the period from October 15, 2009 to April 14, 2010.

The aggregate principal amount of Outstanding Senior Subordinated Notes is less than the original aggregate principal amount of Amended and Restated Senior Subordinated Bridge Loans because in May 2010, one of our wholly owned subsidiaries purchased $28.5 million in aggregate principal amount of those loans in a privately-negotiated transaction, subsequently exchanged those loans for Outstanding Senior Subordinated Notes and then surrendered those notes to the trustee for cancellation.

In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offers.

Interest on the outstanding notes accepted for exchange in the exchange offers will cease to accrue upon the issuance of the exchange notes. The exchange notes will bear interest from the date of issuance, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, on the first interest payment date following the closing of the exchange offers. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in the exchange offers.

Resales

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued to you in the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•      the exchange notes are being acquired by you in the ordinary course of your business;

•      you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offers; and

•      you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offers without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offers for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offers.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2010, unless we decide to extend the expiration date.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which we may waive. See “Exchange Offers—Conditions.”

Procedures for Tendering Outstanding Notes

If you wish to tender your outstanding notes for exchange in the exchange offers, you must transmit to the exchange agent on or before the expiration date either:

•      an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•      if the outstanding notes you own are held of record by The Depository Trust Company (“DTC”) in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC (“ATOP”), in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your outstanding notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offers to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•      a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•      if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offers, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2010.

Effect of Not Tendering in the Exchange Offers

Any notes now outstanding that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer set forth in the outstanding notes and the Indenture under which they were issued. Since the outstanding notes have not been registered under the federal securities laws, they may bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the exchange offers, we will have no further obligation to register, and currently we do not anticipate that we will register, the outstanding notes under the Securities Act except in limited circumstances with respect to specific types of holders of outstanding notes.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offers. We will pay all of our expenses incident to the exchange offers.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offers.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same Indentures. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuers	CDW LLC, an Illinois limited liability company, and CDW Finance Corporation, a newly formed Delaware corporation, as co-issuers.

Securities

Up to $890,000,000 in aggregate principal amount of Senior Cash Pay Exchange Notes; up to $316,974,000 in aggregate principal amount of Senior PIK Election Exchange Notes; and up to $721,500,000 in aggregate principal amount of Senior Subordinated Exchange Notes.

Maturity	The Senior Cash Pay Exchange Notes and Senior PIK Election Exchange Notes will mature on October 12, 2015 and the Senior Subordinated Exchange Notes will mature on October 12, 2017.

Interest Payment Dates	We will pay interest on each series of exchange notes on April 15 and October 15 of each year until maturity, beginning on .

Interest on the Outstanding Senior Cash Pay Notes and the Senior Cash Pay Exchange Notes	The Senior Cash Pay Exchange Notes, like the Outstanding Senior Cash Pay Notes for which they were exchanged, will accrue interest in cash at a rate of 11.00% per annum.

Interest on the Outstanding Senior PIK Election Notes and the Senior PIK Election Exchange Notes

The Senior PIK Election Exchange Notes, like the Outstanding Senior PIK Election Notes for which they were exchanged, will accrue cash interest at a rate of 11.50% per annum and PIK Interest, if any, at a rate of 12.25% per annum. We have elected to pay interest on our Senior PIK Election Exchange Notes and Outstanding Senior PIK Election Notes in cash for the period from October 15, 2010 to April 14, 2011. For the interest period commencing on April 15, 2011, we may elect to pay interest on the Senior PIK Election Exchange Notes (a) entirely in cash, (b) entirely by increasing the principal amount of the outstanding Senior PIK Election Exchange Notes or by issuing new Senior PIK Election Exchange Notes (“PIK Interest”) or (c) 50% in cash and 50% in PIK Interest. After October 15, 2011, all interest on the Senior PIK Election Exchange Notes will be payable in cash.

If we elect to pay all or 50% of accrued interest in PIK Interest, we will increase the principal amount of the Senior PIK Election Exchange Notes or issue new Senior PIK Election Exchange Notes in an amount equal to the amount of PIK Interest for the applicable interest payment period (rounded up to the nearest $1.00) to holders of the Senior PIK Election Exchange Notes on the relevant record date.

Interest on the Outstanding Senior Subordinated Notes and the Senior Subordinated Exchange Notes	The Senior Subordinated Exchange Notes, like the Outstanding Senior Subordinated Notes for which they were exchanged, will accrue interest in cash at a rate of 12.535% per annum.

Optional Redemption

•    We may redeem some or all of the Senior Cash Pay Exchange Notes and the Senior PIK Election Exchange Notes at any time prior to October 15, 2011 at a price equal to 100% of the principal amount of the notes plus the “Applicable Senior Premium,” and accrued and unpaid interest and additional interest, if any, to the date of redemption. “Applicable Senior Premium” means the greater of (i) 1% of the outstanding principal amount of the Senior Cash Pay Exchange Notes and the Senior PIK Election Exchange Notes and (ii) the excess, if any, of the present value of 100% of the redemption price at October 15, 2011, plus all required interest payments due through October 15, 2011 (calculated using a cash interest rate for the Senior PIK Election Exchange Notes), computed using a discount rate equal to the treasury rate plus 50 basis points, over the then outstanding principal amount of such notes.

•    We may redeem some or all of the Senior Subordinated Exchange Notes at any time prior to October 15, 2012 at a price equal to 100% of the principal amount of the notes plus the “Applicable Subordinated Premium,” and accrued and unpaid interest and additional interest, if any, to the date of redemption. “Applicable Subordinated Premium” means the greater of (i) 1% of the outstanding principal amount of the Senior Subordinated Exchange Notes and (ii) the excess, if any, of the present value of 100% of the redemption price at October 15, 2012, plus all required interest payments due through October 15, 2012, computed using a discount rate equal to the treasury rate plus 50 basis points, over the then outstanding principal amount of such notes.

•    We may redeem some or all of the Senior Cash Pay Exchange Notes and the Senior PIK Election Exchange Notes at any time on or after October 15, 2011 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a premium equal to one half of the coupon then in effect (calculated based on a cash interest rate for the Senior PIK Election Exchange Notes), which premium shall decline ratably on each October 12 to zero on October 12, 2013.

•    We may redeem some or all of the Senior Subordinated Exchange Notes at any time on or after October 15, 2012 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a premium equal to one half of the coupon then in effect, which premium shall decline ratably on each October 12 to zero on October 12, 2015.

Mandatory Offers to Purchase

If we experience a change of control as described under “Description of the Notes—Change of Control,” we must make an offer to repurchase all of the notes at a price equal to 101% of their principal amount together with accrued and unpaid interest and additional interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest and additional interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days:

• to repay secured indebtedness, including indebtedness under our Senior Credit Facilities (with a corresponding permanent reduction in commitment, if applicable), and certain other indebtedness; or

•      to invest or commit to invest in one or more businesses, assets, property or capital expenditures used or useful in a similar business or that replace the properties and assets that are the subject of the asset sale.

Mandatory Principal Redemption of Senior PIK Election Exchange Notes

If the Senior PIK Election Exchange Notes would otherwise constitute applicable high yield discount obligations (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each tax accrual period beginning with the first tax accrual period ending after October 12, 2012 (each, an “AHYDO Redemption Date”), we will be required to redeem for cash a portion of each Senior PIK Election Exchange Note then outstanding equal to the “Mandatory Principal Redemption Amount” (as defined below) (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Senior PIK Election Exchange Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued and unpaid interest and additional interest, if any, thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Senior PIK Election Exchange Note required to be redeemed to prevent such Senior PIK Election Exchange Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Senior PIK Election Exchange Notes prior to an AHYDO Redemption Date pursuant to any other provision of the Senior Indenture will alter our obligation to make the Mandatory Principal Redemption with respect to any Senior PIK Election Exchange Notes that remain outstanding on each AHYDO Redemption Date.

Guarantees

On the issue date, our obligations under the Senior Cash Pay Exchange Notes and Senior PIK Election Exchange Notes will be guaranteed on an unsecured senior basis, and our obligations under the Senior Subordinated Exchange Notes will be guaranteed on an unsecured senior subordinated basis, in each case, by Parent and each of our U.S. direct or indirect restricted subsidiaries that is a guarantor under our Senior Credit Facilities. Subject to certain exceptions, any U.S. restricted subsidiary that in the future guarantees our indebtedness, including indebtedness under our Senior Credit Facilities, or indebtedness of any other guarantor will also guarantee our obligations under the notes. Each guarantee will be released upon the release of the guarantor from its guarantee under our Senior Credit Facilities and/or the repayment of the indebtedness that resulted in the obligation to guarantee the notes. If we fail to make payments on any series of the notes, our guarantors must make the payments instead. Each person that guarantees our obligations under the notes and the Indentures is referred to as a “Guarantor.”

As of and for the six months ended June 30, 2010, our non-guarantor subsidiary represented 1.5% of our total assets, 0.3% of our total liabilities, including trade payables, 3.4% of our net sales and 2.2% of our Adjusted EBITDA, in each case after intercompany eliminations.

Ranking	The Senior Cash Pay Exchange Notes and Senior PIK Election Exchange Notes and the guarantees thereof will be our and the Guarantors’ unsecured senior obligations and will:

•      be effectively subordinated to all of our and the Guarantors’ existing and future secured debt, including our Senior Credit Facilities, and to our two trade financing agreements we have entered into with certain financial institutions in order to facilitate the purchase of certain inventory, in each case to the extent of the value of the assets securing such debt or other obligations;

• be structurally subordinated to any liabilities of a subsidiary that is not a Guarantor;

• rank equally in right of payment with all of our and the Guarantors’ existing and future unsecured senior debt; and

• be senior in right of payment to all of our and the Guarantors’ existing and future subordinated debt, including the Senior Subordinated Exchange Notes and the related guarantees.

The Senior Subordinated Exchange Notes and the guarantees thereof will be our and the Guarantors’ unsecured senior subordinated obligations and will:

•      be subordinated in right of payment to all of our and the Guarantors’ existing and future senior debt, including our Senior Credit Facilities, the Senior Cash Pay Exchange Notes, the Senior PIK Election Exchange Notes and the related guarantees, our two trade financing agreements referenced above and any Outstanding Senior Cash Pay Notes and Outstanding Senior PIK Election Notes not exchanged in the exchange offers;

• be structurally subordinated to any liabilities of a subsidiary that is not a Guarantor;

• rank equally in right of payment with any Outstanding Senior Subordinated Notes not exchanged in the exchange offers and all of our and the Guarantors’ future senior subordinated debt; and

• rank senior in right of payment to all of our and the Guarantors’ future debt that is by its terms subordinated to the Senior Subordinated Exchange Notes.

In addition, the exchange notes and the guarantees of our obligations under the exchange notes will be effectively subordinated to all of the existing and future liabilities and obligations (including trade payables, but excluding intercompany liabilities) of each of our non-guarantor subsidiaries.

Covenants	The Indentures under which the outstanding notes were issued will govern the exchange notes. These Indentures contain certain covenants that, among other things, limit our ability to:

• incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

• incur debt that is junior to senior indebtedness and senior to the Senior Subordinated Exchange Notes;

• pay dividends or make distributions to our stockholders;

• repurchase or redeem capital stock or subordinated indebtedness;

• make investments or acquisitions;

• incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

• enter into transactions with affiliates;

• create liens;

• merge or consolidate with other companies or transfer all or substantially all of our assets;

• transfer or sell assets, including capital stock of subsidiaries; and

• prepay, redeem or repurchase debt that is junior in right of payment to the notes.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of the Notes.”

Summary Historical Financial Data

The following table sets forth our summary historical financial data for the periods ended and as of dates indicated below. The application of purchase accounting in connection with the Acquisition resulted in a new entity for financial reporting purposes. We refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor.” We refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.” We have derived the summary historical financial data presented below as of October 11, 2007, December 31, 2008 and December 31, 2009 and for the periods January 1, 2007 through October 11, 2007 and October 12, 2007 through December 31, 2007 and the years ended December 31, 2008 and 2009 from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The summary historical financial data as of June 30, 2010 and for the six months ended June 30, 2009 and 2010 have been derived from the unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of December 31, 2007 have been derived from Successor’s audited consolidated financial statements as of that date, which are not included in this prospectus. As part of the Acquisition on October 12, 2007, we entered into various financing arrangements and, as a result, we now have a different capital structure than we had prior to the Acquisition. Accordingly, the results of operations for the Predecessor periods will not necessarily be comparable to the Successor periods. Our summary historical financial data may not be a reliable indicator of future results of operations.

The summary historical financial data set forth below is only a summary and should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Historical
	Predecessor	Successor
	Period from January 1, 2007 to	Period from October 12, 2007 to	Year Ended December 31,		Six Months Ended June 30,
(in millions)	October 11, 2007	December 31, 2007	2008	2009	2009	2010
Statement of Operations Data:
Net sales	$6,344.3	$1,800.2	$8,071.2	$7,162.6	$3,234.7	$4,157.4
Cost of sales	5,320.8	1,505.8	6,710.2	6,029.7	2,705.7	3,491.7

Gross profit	1,023.5	294.4	1,361.0	1,132.9	529.0	665.7
Selling and administrative expenses	656.0	221.8	894.8	821.1	396.1	454.0
Advertising expense	97.3	27.0	141.3	101.9	51.9	44.8
Goodwill impairment	—	—	1,712.0	241.8	235.0	—

Income (loss) from operations	270.2	45.6	(1,387.1)	(31.9)	(154.0)	166.9
Interest income (expense), net	16.8	(104.6)	(390.3)	(431.7)	(209.1)	(183.5)
Gain on extinguishment of long-term debt	—	—	—	—	—	9.2
Other income (expense), net	(0.6)	0.2	0.2	2.4	2.3	0.1

Income (loss) before income taxes	286.4	(58.8)	(1,777.2)	(461.2)	(360.8)	(7.3)
Income tax benefit (expense)	(112.1)	18.5	12.1	87.8	49.7	2.5

Net income (loss)	$174.3	$(40.3)	$(1,765.1)	$(373.4)	$(311.1)	$(4.8)

Balance Sheet Data (at period end):
Cash and cash equivalents	$664.3	$15.6	$94.4	$88.0	$364.0	$26.1
Working capital	1,418.3	836.0	877.6	923.2	898.0	725.4
Total assets	2,615.2	8,296.4	6,276.3	5,976.0	6,173.7	6,005.8
Total debt and capitalized lease obligations (1)	0.3	4,617.7	4,633.5	4,621.9	4,628.7	4,362.9
Total shareholders’ equity (deficit)	1,737.4	2,068.9	262.2	(44.7)	(26.4)	(49.4)
Other Financial Data:
Capital expenditures	$38.7	$8.0	$41.1	$15.6	$8.3	$10.5
Depreciation and amortization	33.7	46.3	218.4	218.2	109.9	105.1
Gross profit as a percentage of net sales	16.1%	16.4%	16.9%	15.8%	16.4%	16.0%
Ratio of earnings to fixed charges (2)	63:1	(a )	(a )	(a )	(a )	(a )
EBITDA (3)	303.3	92.1	(1,168.5)	188.7	(41.8)	281.3
Adjusted EBITDA (3)	456.9	125.0	570.6	465.4	209.9	292.3
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$213.5	$(171.2)	$174.2	$98.5	$299.4	$260.3
Investing activities	200.0	(6,399.6)	(60.3)	(82.6)	(25.3)	(55.8)
Financing activities	101.2	6,586.5	(34.6)	(22.8)	(4.7)	(266.2)

(1)

Excludes borrowings of $122.8 million, $75.3 million, $34.1 million, $25.0 million, $87.6 million and $123.5 million, as of October 11, 2007, December 31, 2007, December 31, 2008, December 31, 2009, June 30, 2009 and June 30, 2010, respectively, under our trade financing agreements. We do not include these borrowings in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements. For more information, see “Description of Certain Indebtedness.”

(2)

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes minus income from equity investees plus fixed charges. Fixed charges consist of interest expensed and the portion of rental expense we believe is representative of the interest component of rental expense.

(a)

For the period October 12, 2007 to December 31, 2007, the years ended December 31, 2008 and 2009, and the six months ended June 30, 2009 and 2010, earnings available for fixed charges were inadequate to cover fixed charges by $58.8 million, $1,777.2 million, $461.2 million, $360.8 million, and $7.3 million, respectively.

(3)

EBITDA is defined as consolidated net income (loss) before interest income (expense), income tax benefit (expense), depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, is calculated by adjusting EBITDA for certain items of income and expense including (but not limited to) the following: (a) non-cash equity-based compensation; (b) goodwill impairment charges; (c) sponsor fees; (d) certain consulting fees; (e) debt-related legal and accounting costs; (f) equity investment gains and losses; (g) certain severance and retention costs; (h) gains and losses from the early extinguishment of debt; (i) gains and losses from asset dispositions outside the ordinary course of business; (j) Acquisition-related costs; (k) equity compensation payroll taxes; and (l) non-recurring, extraordinary or unusual gains or losses or expenses.

We have included a reconciliation of EBITDA and Adjusted EBITDA in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

The following unaudited table sets forth reconciliations of GAAP net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Historical
	Predecessor	Successor
	Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31,		Six Months Ended June 30,
(in millions)			2008	2009	2009	2010
Net income (loss)	$174.3	$(40.3)	$(1,765.1)	$(373.4)	$(311.1)	$(4.8)
Depreciation and amortization	33.7	46.3	218.4	218.2	109.9	105.1
Income tax (benefit) expense	112.1	(18.5)	(12.1)	(87.8)	(49.7)	(2.5)
Interest (income) expense, net	(16.8)	104.6	390.3	431.7	209.1	183.5

EBITDA	303.3	92.1	(1,168.5)	188.7	(41.8)	281.3

Non-cash equity-based compensation	7.5	4.2	17.8	15.9	8.2	8.4
Acquisition-related costs(a)	144.4	26.7	—	—	—	—
Sponsor fees	—	2.0	5.0	5.0	2.5	2.5
Goodwill impairment	—	—	1,712.0	241.8	235.0	—
Gain on extinguishment of long-term debt	—	—	—	—	—	(9.2)
Other adjustments(b)	1.7	—	4.3	14.0	6.0	9.3

Adjusted EBITDA	$456.9	$125.0	$570.6	$465.4	$209.9	$292.3

(a)	Non-cash equity-based compensation expense of $25.3 million related to the Acquisition is included in Acquisition-related costs in the Predecessor period.
(b)

Includes equity compensation payroll taxes, certain severance and retention costs, certain consulting fees, debt-related legal and accounting costs, equity investment gains and losses and the gain related to the sale of the Informacast software and equipment.

The following unaudited table sets forth a reconciliation of EBITDA to net cash provided by (used in) operating activities for the periods presented:

	Historical
	Predecessor	Successor
	Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31,		Six Months Ended June 30,
(in millions)			2008	2009	2009	2010
EBITDA	$303.3	$92.1	$(1,168.5)	$188.7	$(41.8)	$281.3
Depreciation and amortization	(33.7)	(46.3)	(218.4)	(218.2)	(109.9)	(105.1)
Income tax benefit (expense)	(112.1)	18.5	12.1	87.8	49.7	2.5
Interest income (expense), net	16.8	(104.6)	(390.3)	(431.7)	(209.1)	(183.5)

Net income (loss)	174.3	(40.3)	(1,765.1)	(373.4)	(311.1)	(4.8)

Depreciation and amortization	33.7	46.3	218.4	218.2	109.9	105.1
Goodwill impairment	—	—	1,712.0	241.8	235.0	—
Equity-based compensation expense	32.8	4.2	17.8	15.9	8.2	8.4
Amortization of deferred financing costs	—	13.4	38.6	16.2	7.9	9.0
Deferred income taxes	(24.1)	(12.6)	(39.9)	(94.4)	(39.4)	(29.3)
Realized loss on interest rate swap agreements	—	—	18.6	103.2	41.7	12.8
Gross excess tax benefits from equity-based compensation	(73.6)	—	—	—	—	—
Changes in assets and liabilities	73.7	(182.3)	(27.1)	(27.1)	248.3	166.1
Other non-cash items	(3.3)	0.1	0.9	(1.9)	(1.1)	(7.0)

Net cash provided by (used in) operating activities	$213.5	$(171.2)	$174.2	$98.5	$299.4	$260.3

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus prior to participating in the applicable exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. They are not, however, the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe not to be material may also adversely affect our business, financial condition or results of operations. If that were to occur, the trading price of the notes would likely decline and we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risk Factors Associated with the Exchange Offers

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any holder of outstanding notes who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the proper exchange offer procedures. We will issue exchange notes as part of the exchange offers only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offers, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “Exchange Offers—Procedures for Tendering.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offers, except in the case of outstanding notes held by any of our affiliates. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes exchanged for exchange notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offers, you may not be able to sell your outstanding notes.

Risk Factors Related to the Exchange Notes

Our substantial indebtedness could have a material adverse effect on our financial condition and prevent us from fulfilling our obligations under the notes.

We are a highly leveraged company, and our substantial level of indebtedness increases the risk that we may be unable to generate sufficient cash to pay amounts due in respect to our indebtedness. As of June 30, 2010, we had $4,362.9 million of total debt and capitalized lease obligations outstanding. Subject to the limits contained in our Senior Credit Facilities and the Indentures, we may be able to incur additional debt from time to time, including drawing on our senior secured revolving credit facility, to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our business associated with our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	making it more difficult for us to obtain vendor financing from our vendor partners;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•

limiting our ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our net interest expense for the year ended December 31, 2009 was $431.7 million. Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Senior Credit Facilities or the Indentures. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Senior Credit Facilities and the Indentures restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Certain Indebtedness” and “Description of the Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our Senior Credit Facilities could terminate their commitments to lend us money and foreclose against the assets securing our borrowings from them; and

•	we could be forced into bankruptcy or liquidation, which could result in holders of notes losing their investment in the notes.

Despite our indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our Senior Credit Facilities and the Indentures do not fully prohibit us or our subsidiaries from doing so. Under the Indentures, in addition to specified permitted indebtedness, we are able to incur additional indebtedness so long as on a pro forma basis our fixed charge coverage ratio (as defined in the Indentures) is at least 2.0 to 1.0. If we incur any additional indebtedness that ranks (i) equally with the notes, the holders of that debt will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us or (ii) senior to the notes in the case of the notes issued under the Senior Subordinated Indenture, the holders of that debt will be entitled to be paid in full with any proceeds prior to the holders of the notes issued under the Senior Subordinated Indenture receiving any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or winding up of us. This may have the effect of reducing the amount of proceeds paid to holders of the notes. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could increase. As of June 30, 2010, we had approximately $463.2 million available for additional borrowing under our senior revolving credit facility (net of $43.4 million of issued and undrawn letters of credit). See “Description of Certain Indebtedness.”

Restrictive covenants under our Senior Credit Facilities and the Indentures may adversely affect our operations and liquidity.

Our Senior Credit Facilities and the Indentures contain, and any future indebtedness we incur may contain, various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the notes issued under our Senior Subordinated Indenture;

•	pay dividends or make distributions to holders of our capital stock or to make certain other restricted payments or investments;

•	repurchase or redeem capital stock;

•	make loans, capital expenditures or investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, the restrictive covenants in our amended and restated senior secured term loan facility require us to maintain a specified senior secured leverage ratio. A breach of any of these covenants or any of the other restrictive covenants would result in a default under our Senior Credit Facilities. Upon the occurrence of an event of default under our Senior Credit Facilities, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making payments on the notes issued under our Senior Subordinated Indenture;

any of which could result in an event of default under the notes.

If we were unable to repay those amounts, the lenders under our Senior Credit Facilities could proceed against the collateral granted to them to secure our borrowings thereunder. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities. If the lenders under our Senior Credit Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Credit Facilities and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Certain Indebtedness.”

In addition, under our senior secured revolving credit facility we are permitted to borrow an aggregate amount of up to $800 million; however, our ability to borrow thereunder is limited by a borrowing base, which at any time will equal the sum of up to 85% of eligible accounts receivable (up to 25% of eligible accounts receivable consisting of federal government accounts receivable) plus the lesser of (i) up to 65% of eligible inventory (valued at the lower of cost (FIFO) or market) and (ii) the product of up to 85% multiplied by the net orderly liquidation value percentage multiplied by eligible inventory (valued at the lower of cost (FIFO) or market), less reserves. Our borrowing base in effect as of June 30, 2010 was $905 million. One of the lenders under this facility has failed to fund its pro rata share since 2008. As a result, actual availability is $38.3 million less than it would otherwise be, and as such our effective maximum ability to borrow under our senior secured revolving credit facility is limited to $761.7 million. In addition, our ability to borrow under this facility is limited by a minimum liquidity condition, which provides that, if excess availability is less than the lesser of (i) $80 million or (ii) the greater of (A) ten percent (10%) of the borrowing base or (B) $50 million for more than 10 business days, we are not permitted to borrow any additional amounts under the senior secured revolving credit facility (i) unless our pro forma consolidated fixed charge coverage ratio (as defined in the credit agreement for our senior secured revolving credit facility) is at least 1.0 to 1.0 or (ii) until the availability exceeds the lesser of (i) $80 million or (ii) the greater of (A) ten percent (10%) of the borrowing base or (B) $50 million for 30 business days. Moreover, our senior secured revolving credit facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability reserves, which could materially impair the amount of borrowings that would otherwise be available to us. We cannot assure you that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate swaps on our senior secured term loan facility, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility, we cannot assure you we will be able to do so in the future on acceptable terms or that such swaps or the swaps we have in place now will be effective.

The notes and the guarantees are effectively subordinated to all of our secured debt and secured debt of the Guarantors and if a default occurs, we and the Guarantors may not have sufficient funds to fulfill our obligations under the notes and the guarantees.

The notes and the related guarantees are general unsecured obligations but our obligations under our Senior Credit Facilities and each Guarantor’s obligations under its guarantee of the Senior Credit Facilities are secured by a security interest in substantially all of our assets and the assets of the Guarantors. The notes are effectively subordinated to all of our and our Guarantors’ secured indebtedness, including our Senior Credit Facilities, to the extent of the value of the assets securing that indebtedness, and are effectively subordinated to obligations owing under our two trade financing agreements we have entered into with certain financial institutions in order to facilitate the purchase of certain inventory, to the extent of the value of the inventory or related accounts receivable is secured under these agreements. See “Description of Certain Indebtedness—Senior Credit Facilities” and “—Trade Financing Agreements.” As of June 30, 2010, we and the Guarantors had approximately $2,557.8 million of senior secured indebtedness, including $255.1 million of indebtedness under our senior secured revolving credit facility (net of $43.4 million of issued and undrawn letters of credit), all of which is effectively senior to the notes to the extent of the value of the collateral securing such indebtedness. The $2,557.8 million of senior secured indebtedness also includes $123.5 million of obligations owing under our two trade financing agreements, all of which is effectively senior to the notes, and $1.3 million of indebtedness under our capital lease obligations. In addition, subject to some limitations, the Indentures permit us to incur additional secured indebtedness and the notes and any related guarantees will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness and, in the case of the Senior Subordinated Exchange Notes, all senior indebtedness, together with accrued interest, has been repaid in full from those assets. Because our Senior Credit Facilities are secured obligations, if we fail to comply with the terms of the Senior Credit Facilities and those creditors accelerate the payment of all the funds borrowed thereunder and we are unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of our Guarantors which serve as collateral. In this event, our secured creditors would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and any related guarantees then outstanding. The guarantees of the notes will have a similar ranking with respect to secured and unsecured indebtedness of the Guarantors as the notes do with respect to our secured and unsecured indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

The notes are effectively subordinated to all indebtedness of our existing or future subsidiaries that do not become Guarantors of the notes.

Holders of the notes do not have any claim as a creditor against any of our existing subsidiaries that are not Guarantors of the notes or against any of our future subsidiaries that do not become Guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to claims of holders of the notes against those subsidiaries. As of June 30, 2010, our non-guarantor subsidiary had approximately $20.0 million of total liabilities, all of which were effectively senior to the notes.

The notes are not guaranteed by our foreign subsidiary and will not be guaranteed by any future foreign subsidiaries. Our non-guarantor subsidiary is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

In the event of a bankruptcy, liquidation, reorganization or other winding up of this non-guarantor subsidiary or any future subsidiary that is not a Guarantor of the notes, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-guarantor subsidiary). Any right that we or the subsidiary Guarantors have to receive any assets of any non-guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the six months ended June 30, 2010, our non-guarantor subsidiary represented 1.5% of our total assets, 0.3% of our total liabilities, including trade payables, 3.4% of our net sales and 2.2% of our Adjusted EBITDA, respectively, in each case after intercompany eliminations.

In addition, the Indentures, subject to some limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of certain other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The right of holders of notes issued under our Senior Subordinated Indenture to receive payments are junior to all of our and the Guarantors’ senior indebtedness, including our and the Guarantors’ obligations under the Senior Credit Facilities, the notes issued under our Senior Indenture, our two trade financing agreements and other existing and future senior debt.

The notes issued under our Senior Subordinated Indenture are general unsecured obligations that are junior in right of payment to all our existing and future senior indebtedness, including the Senior Credit Facilities, the notes issued under our Senior Indenture and our two trade financing agreements. The senior subordinated guarantees are general unsecured obligations of the Guarantors that are junior in right of payment to all of the applicable Guarantor’s existing and future senior indebtedness, including its guarantee of the Senior Credit Facilities and the notes issued under our Senior Indenture. We and the Guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes issued under our Senior Subordinated Indenture or the senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our Senior Credit Facilities, the notes issued under our Senior Indenture and our two trade financing agreements, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the Guarantors may not be permitted to pay any amount on account of the notes issued under our Senior Subordinated Indenture or the senior subordinated guarantees for a designated period of time.

Because of the subordination provisions in the notes issued under our Senior Subordinated Indenture and the senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of us or any Guarantor, our or the applicable Guarantor’s assets will not be available to pay obligations under the notes issued under our Senior Subordinated Indenture or the applicable senior subordinated guarantee until we or the applicable Guarantor has made all payments on our or its senior indebtedness, respectively. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the notes issued under our Senior Subordinated Indenture or the applicable senior subordinated guarantees, including payments of principal or interest when due.

As of June 30, 2010, we and the Guarantors had approximately $2,557.8 million of senior indebtedness (excluding $463.2 million of unused availability under the senior secured revolving credit facility), including $123.5 million of obligations owing under our two trade financing agreements, all of which were senior in right of payment to the notes issued under our Senior Subordinated Indenture, in each case, to the extent of the value of the assets securing such debt.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations and meet our cash requirements for the foreseeable future will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. See “Risk Factors—Risk Factors Related to our Business.” If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plan.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our Senior Credit Facilities and the Indentures. In addition, our Senior Credit Facilities and the Indentures restrict our ability to sell assets and to use the proceeds from the sales. Moreover, borrowings under our Senior Credit Facilities are secured by substantially all of our assets and those of most of our subsidiaries. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, the Equity Sponsors have no obligation to provide us with debt or equity financing. Therefore, it may be difficult for us to make required payments on the notes in the event of an acceleration of the maturity of the notes.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or, in the case of foreign subsidiaries, restrictions on repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the Indentures, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that will be Guarantors of the notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the Indentures and our Senior Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Credit Facilities and the Indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets, we could be forced into bankruptcy or liquidation and the subordination provisions in the Senior Subordinated Indenture may prevent us from paying any obligation with respect to such notes. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness” and “Description of the Notes.”

We may be unable to purchase the notes upon a change of control which would result in a default in the Indentures and would adversely affect our business.

Upon a change of control, as defined in the Indentures, we are required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any. If a change of control occurs under the Indentures, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Further, we may be contractually restricted under the terms of our Senior Credit Facilities and, in the case of the Senior Subordinated Indenture, under the terms of our other senior indebtedness, from repurchasing all of the notes tendered by holders of the notes upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Senior Credit Facilities and in the case of the Senior Subordinated Exchange Notes, under the terms of our other senior indebtedness. Our failure to repurchase the notes upon a change of control would cause a default under the Indentures and a cross-default under the Senior Credit Facilities. Our Senior Credit Facilities also provide that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes.

The change of control provisions in the Indentures may not protect holders of the notes in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the Indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the Indentures to trigger our obligation to repurchase the notes. Except as otherwise described above, the Indentures do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a “Change of Control” as defined in the Indentures, we will not be required to make an offer to repurchase the notes and holders may be required to continue to hold notes despite the event. See “Description of Certain Indebtedness” and “Description of the Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.

The issuance of, and payments made under, the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, generally under such laws the incurrence of an obligation (such as under the notes or guarantees) or the making of a payment or other transfer will be a fraudulent conveyance if (1) we or any of our Guarantors, as applicable, incurred such obligation or made such payment with the intent of hindering, delaying or defrauding creditors or (2) we or any of our Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for incurring such obligation or making such payment and, in the case of (2) only, one of the following is also true:

•	we or the applicable Guarantor were insolvent at the time of or rendered insolvent by reason of the incurrence of the obligation or the making of such payment; or

•	the incurrence of the obligation or the making of such payment of the consideration left us or the applicable Guarantor with an unreasonably small amount of capital to carry on our or its business; or

•	we or the applicable Guarantor intended to, or believed that we or it would, incur debts beyond our or its ability to pay them as they mature.

If a court were to find that the issuance of the notes or guarantees, or a payment made under the notes or guarantees, was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantees or subordinate the notes or such guarantees to presently existing and future indebtedness of ours or any such Guarantor, and require the holders of the notes to repay particular amounts or any amounts received with respect to the notes or such guarantees. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voiding of the notes or the guarantees could result in an event of default with respect to our other debt and that of our Guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a Guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than all of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent unliquidated liabilities, as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the notes and the guarantees would not be subordinated to our or any Guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable Guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the Guarantor’s obligation to an amount that effectively makes the guarantee worthless.

You may be required to pay U.S. federal income tax on the Senior PIK Election Exchange Notes even if we do not pay cash interest.

Because the Outstanding Senior PIK Election Notes provided us with the option to pay PIK interest and the Senior PIK Election Exchange Notes provide us with the option to pay PIK Interest for any interest payment period prior to October 15, 2011, none of the interest payments on the Outstanding Senior PIK Election Notes was “qualified stated interest” and none of the interest payments on the Senior PIK Election Exchange Notes will be “qualified stated interest” for U.S. federal income tax purposes. This would have been the case regardless of whether we ever exercised our option to pay PIK interest with respect to the Outstanding Senior PIK Election Notes and regardless of whether we ever exercise our option to pay PIK Interest with respect to the Senior PIK Election Exchange Notes. Consequently, the Outstanding Senior PIK Election Notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes and the Senior PIK Election Exchange Notes will also have OID for U.S. federal income tax purposes, and certain holders of our notes that are subject to U.S. federal income tax will continue to be required to include OID in gross income for U.S. federal income tax purposes as it accrues, potentially in advance of the receipt of cash attributable to that income.

We are controlled by the Equity Sponsors who will be able to make important decisions about our business and capital structure; their interests may differ from the interests of noteholders.

Substantially all of the common stock of Parent is held indirectly by investment funds affiliated with, or co-investment vehicles controlled by, the Equity Sponsors. As a result, the Equity Sponsors control us and have the power to elect all of the members of Parent’s board of directors and approve any action requiring the approval of the holders of Parent’s stock, including approving acquisitions or sales of all or substantially all of our assets. The directors appointed by the Equity Sponsors have the ability to control decisions affecting our capital structure, including the issuance of additional debt and capital stock, the declaration of dividends, and to appoint new management. The interests of the Equity Sponsors and our other equity holders may not be aligned with those of the holders of the notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of the Equity Sponsors and our other equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Equity Sponsors or other investors to reduce our leverage and pay our debts, while the Equity Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. The Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Additionally, the Equity Sponsors are in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Equity Sponsors may also separately pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Since our equity securities are not registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and are not listed on any U.S. securities exchange, we are not subject to any of the corporate governance requirements of any U.S. securities exchange.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, including us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Risk Factors Related to our Business

General economic conditions could negatively affect technology spending by our customers and put downward pressure on prices, which may have an adverse impact on our business, results of operations or cash flows.

Weak economic conditions generally, sustained uncertainty about global economic conditions or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. For example, during the economic downturn at the end of 2008 and in 2009, due to a number of factors, including declines in the availability of credit, weakening consumer and business confidence and increased unemployment, we experienced significantly reduced revenue and gross margins when our customers and potential customers reduced their spending on technology and put downward pressure on prices.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our Public segment customers.

Our sales to our Public segment customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for 12.6% of 2009 net sales. An adverse change in government spending policies, budget priorities or revenue levels could cause our Public segment customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business depends on our vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include original equipment manufacturers (“OEMs”) and software publishers, and wholesale distributors. For the year ended December 31, 2009, we purchased approximately 46% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies, purchase discounts and vendor incentive programs, including purchase rebates, sales volume rebates and cooperative advertising reimbursements. However, we do not have any long-term contracts with our vendor partners and many of these arrangements are terminable upon notice by either party. In addition, a reduction in the amount of credit granted to us by our vendor partners could increase our need for, and the cost of, working capital and could have an adverse effect on our business, results of operations or cash flows.

From time to time, vendor partners may terminate or limit our right to sell some or all of their products or change the terms and conditions or reduce or discontinue the incentives that they offer us. For example, there is no assurance that, as our vendor partners continue to sell directly to end users and through resellers, they will not limit or curtail the availability of their products to resellers like us. Any such termination or limitation or the implementation of such changes could have a negative impact on our business, results of operations or cash flows.

Although we purchase from a diverse vendor base, in 2009, products we purchased from distributors Tech Data, Ingram Micro and SYNNEX represented approximately 16%, 11% and 8%, respectively, of our total purchases. In addition, sales of Cisco, EMC, Hewlett-Packard, Lenovo and Microsoft products comprise a substantial portion of our sales, representing approximately 50% of net sales in 2009. Sales of products manufactured by Hewlett-Packard represented approximately 24% of our 2009 net sales. The loss of, or change in business relationship with, any of these or any other key vendor partners, the diminished availability of their products, or backlogs for their products leading to manufacturer allocation, could reduce the supply and increase the cost of products we sell and negatively impact our competitive position. Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows. Further, mergers among manufacturers could have an adverse impact on our business, results of operations or cash flows.

Our sales are dependent on continued innovations in hardware, software and services offerings by our vendor partners and the competitiveness of their offerings.

The technology industry is characterized by rapid innovation and the frequent introduction of new and enhanced hardware, software and services offerings. We have been and will continue to be dependent on innovations in hardware, software and services offerings, as well as the acceptance of those innovations by customers. A decrease in the rate of innovation, or the lack of acceptance of innovations by customers, could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example by providing the appropriate training to our account managers, sales technology specialists and engineers to enable them to effectively sell such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of hardware, software and services to compete effectively with hardware, software and services of vendors whose products and services we do not currently offer or that we are not authorized to offer in one or more customer channels. To the extent that a vendor’s offering that is highly in demand is not available to us for resale in one or more customer channels, and there is not a competitive offering from another vendor that we are authorized to sell in such customer channels, our business, results of operations or cash flows could be adversely impacted.

Substantial competition could reduce our market share and significantly harm our financial performance.

Our current competition includes:

•	direct marketers, such as Insight Enterprises, PC Connection, PC Mall, Softchoice and GTSI;

•	value-added resellers, including larger ones such as Logicalis, Agilysis, Sirius and many regional and local value-added resellers;

•	manufacturers, such as Dell, Hewlett-Packard and Apple, who sell directly to customers;

•	e-tailers, such as Tiger Direct, Buy.com, Amazon and Newegg;

•	large service providers and system integrators, such as IBM, Accenture, HP/EDS and Dell/Perot; and

•	retailers, such as Best Buy, Office Depot, Office Max, Staples, Wal-Mart, Sam’s Club and Costco.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors.

Some of our hardware and software vendor partners sell, and could intensify their efforts to sell, their products directly to customers. In addition, traditional OEMs are increasing their services capabilities through mergers and acquisitions with service providers, which could potentially increase competition in the market to provide comprehensive technology solutions to customers. Moreover, newer, potentially disruptive technologies exist and are being developed that deliver technology solutions as a service, for example, software as a service (SaaS) and hardware as a service (HaaS). These technologies could increase the amount of sales directly to customers rather than through resellers like us, or could lead to a reduction in our profitability. If any of these trends becomes more prevalent, it could adversely affect our business, results of operations or cash flows.

We focus on offering a high level of service to gain new customers and retain existing customers. To the extent we face increased competition to gain and retain customers, we may be required to reduce prices, increase advertising expenditures or take other actions which could adversely affect our business, results of operations or cash flows. Additionally, some of our competitors may reduce their prices in an attempt to stimulate sales, which may require us to reduce prices. This would require us to sell a greater number of products to achieve the same level of net sales and gross profit. If such a reduction in prices occurs and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

Our success is dependent on the accuracy, proper utilization and continuing development of our information technology systems, including our business systems, Web servers and voice and data networks. The quality and our utilization of the information generated by our information technology systems, and our success in implementing new systems and upgrades, affects, among other things, our ability to:

•	conduct business with our customers;

•	manage our inventory and accounts receivable;

•	purchase, sell, ship and invoice our hardware and software products and provide and invoice our services efficiently and on a timely basis; and

•	maintain our cost-efficient operating model.

The integrity of our information technology systems is vulnerable to disruption due to forces beyond our control. While we have taken steps to protect our information technology systems from a variety of threats, including computer viruses and malicious hackers, there can be no guarantee that those steps will be effective. Furthermore, although we have redundant systems at a separate location to back up our primary systems, there can be no assurance that these redundant systems will operate properly if and when required. Any disruption to or infiltration of our information technology systems could significantly harm our business and results of operations.

Breaches of data security could impact our business.

Our business involves the storage and transmission of proprietary information and sensitive or confidential data, including personal information of coworkers, customers and others. In addition, we operate three customer data centers which may contain both business-critical data and confidential information of our customers. In connection with our services business, our coworkers also have access to our customers’ confidential data and other information. We have privacy and data security policies in place that are designed to prevent security breaches; however, breaches in security could expose us, our customers or other individuals to a risk of loss or misuse of this information, resulting in litigation and potential liability for us, as well as the loss of existing or potential customers and damage to our brand and reputation. In addition, the cost and operational consequences of implementing further data protection measures could be significant. Such breaches, costs and consequences could adversely affect our business, results of operations or cash flows.

The failure to comply with our Public segment contracts or applicable laws and regulations could result in, among other things, fines or other liabilities, and changes in procurement regulations could adversely impact our business, results of operations or cash flows.

Revenues from our Public segment customers are derived from sales to governmental departments and agencies, educational institutions and healthcare customers, through various contracts and open market sales. Sales to Public segment customers are highly regulated. Noncompliance with contract provisions, government procurement regulations or other applicable laws or regulations (including but not limited to the False Claims Act and the Medicare and Medicaid Anti-Kickback Statute) could result in civil, criminal and administrative liability, including substantial monetary fines or damages, termination of government contracts or other Public segment customer contracts, and suspension, debarment or ineligibility from doing business with the government and other customers in the Public segment. In addition, generally contracts in the Public segment are terminable at any time for convenience of the contracting agency or upon default. The effect of any of these possible actions by any governmental department or agency could adversely affect our business, results of operations or cash flows. In addition, the adoption of new or modified procurement regulations and other requirements may increase our compliance costs and reduce our gross margins, which could have a negative effect on our business, results of operations or cash flows.

If we fail to provide high-quality services to our customers, or if our third-party service providers fail to provide high-quality services to our customers, our reputation, business, results of operations or cash flows could be adversely affected.

Our service offerings include field services, managed services, warranties, configuration services and partner services. Additionally, we deliver and manage mission critical software, systems and network solutions for our customers. Finally, we also offer certain services, such as implementation and installation services and repair services, to our customers through various third-party service providers engaged to perform these services on our behalf. If we or our third-party service providers fail to provide high quality services to our customers or such services result in a disruption of our customers’ businesses, our reputation with our customers and our business, results of operations or cash flows could be adversely affected.

If we lose any of our key personnel, or are unable to attract and retain the talent required for our business, our business could be disrupted and our financial performance could suffer.

Our success is in part dependent upon our ability to attract, develop and retain key personnel to manage and grow our business, including executive, management, sales, service and technical coworkers. If we are unable to do so, our operating results could be negatively impacted. We cannot guarantee that we will be able to attract, develop and retain personnel as and when necessary in the future. Further, we make a significant investment in the training of our sales and services personnel. Our inability to retain such personnel or to train them effectively to meet our needs could cause a decrease in the overall quality and efficiency of our sales and services personnel, which could have an adverse effect on our business, results of operations or cash flows.

The interruption of the flow of products from international suppliers could disrupt our supply chain.

A significant portion of the products we sell are manufactured or purchased by our vendor partners outside of the United States, primarily in Asia. Political, social or economic instability in Asia, or in other regions in which our vendor partners purchase or manufacture the products we sell, could cause disruptions in trade, including exports to the United States. Other events that could also cause disruptions to exports to the United States include:

•	the imposition of additional trade law provisions or regulations;

•	the imposition of additional duties, tariffs and other charges on imports and exports;

•	foreign currency fluctuations;

•	restrictions on the transfer of funds;

•	the financial instability or bankruptcy of manufacturers; and

•	significant labor disputes, such as strikes.

We cannot predict whether the countries in which the products we sell are purchased or manufactured, or may be purchased or manufactured in the future, will be subject to new or additional trade restrictions imposed by the United States or foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including new or increased tariffs or quotas, embargos, safeguards and customs restrictions against the products we sell, as well as foreign labor strikes and work stoppages or boycotts, could increase the cost or reduce the supply of product available to us and adversely affect our business, results of operations or cash flows.

A natural disaster or other adverse occurrence at one of our primary facilities or customer data centers could damage our business.

Substantially all of our corporate, warehouse and distribution functions are located at our Vernon Hills, Illinois facilities and our second distribution center in North Las Vegas, Nevada. If the warehouse and distribution equipment at one of our distribution centers were to be seriously damaged by a natural disaster or other adverse occurrence, we could utilize the other distribution center or third-party distributors to ship products to our customers. However, this may not be sufficient to avoid interruptions in our service and may not enable us to meet all of the needs of our customers and would cause us to incur incremental operating costs. In addition, we operate three customer data centers and numerous sales offices which may contain both business-critical data and confidential information of our customers. A natural disaster or other adverse occurrence at any of the customer data centers or at any of our major sales offices could negatively impact our business, results of operations or cash flows.

We are heavily dependent on commercial delivery services.

We generally ship hardware products to our customers by FedEx, United Parcel Service and other commercial delivery services and invoice customers for delivery charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services, our profitability could be adversely affected. Additionally, strikes or other service interruptions by such shippers could adversely affect our ability to deliver products on a timely basis.

We are exposed to accounts receivable and inventory risks.

We extend credit to our customers for a significant portion of our net sales, typically on 30-day payment terms. We are subject to the risk that our customers may not pay for the products they have purchased, or may pay at a slower rate than we have historically experienced, the risk of which is heightened during periods of economic downturn or, in the case of public segment customers, during periods of budget constraints.

We are also exposed to inventory risks as a result of the rapid technological changes that affect the market and pricing for the products we sell. We seek to minimize our inventory exposure through a variety of inventory management procedures and policies, including our rapid-turn inventory model, as well as vendor price protection and product return programs. However, if we were unable to maintain our rapid-turn inventory model, if there were unforeseen product developments that created more rapid obsolescence or if our vendor partners were to change their terms and conditions, our inventory risks could increase. We also periodically take advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by our vendor partners or we may decide to carry high inventory levels of certain products that have limited or no return privileges due to customer demand. These bulk purchases could increase our exposure to inventory obsolescence.

We could be exposed to additional risks if we make acquisitions or enter into alliances.

We may pursue transactions, including acquisitions or alliances, in an effort to extend or complement our existing business. These types of transactions involve numerous risks, including finding suitable transaction partners and negotiating terms that are acceptable to us, the diversion of management’s attention from other business concerns, extending our product or service offerings into areas in which we have limited experience, entering into new geographic markets, the potential loss of key coworkers or business relationships and successfully integrating acquired businesses, any of which could adversely affect our operations.

Our future operating results may fluctuate significantly.

We may experience significant variations in our future quarterly results of operations. These fluctuations may result from many factors, including the condition of the technology industry in general, shifts in demand and pricing for hardware, software and services and the introduction of new products or upgrades.

Our operating results are also highly dependent on our level of gross profit as a percentage of net sales. Our gross profit percentage fluctuates due to numerous factors, some of which may be outside of our control, including pricing pressures; changes in product costs from our vendor partners; the availability of price protection, purchase discounts and incentive programs from our vendor partners; changes in product, order size and customer mix; the risk of some items in our inventory becoming obsolete; increases in delivery costs that we cannot pass on to customers; and general market and competitive conditions.

In addition, our cost structure is based, in part, on anticipated sales and gross margins. Therefore, we may not be able to adjust our cost structure quickly enough to compensate for any unexpected sales or gross margin shortfall, and any such inability could have an adverse effect on our business, results of operations or cash flows.

We may have higher than anticipated tax liabilities.

We are subject to various taxes in the United States and Canada. Our effective income tax rate and overall tax expenses may be adversely impacted by various factors, many of which our outside or our control, including:

•	changes in the proportion of pre-tax income in the various jurisdictions in which we operate that have differing statutory rates;

•	changes in the jurisdictions in which we operate;

•	changes in our corporate structure that would change the amount of pre-tax income subject to taxation in various jurisdictions;

•	changes in tax rates in the jurisdictions in which we are subject to tax;

•	changes in tax laws, regulations, and/or interpretations of such tax laws in the jurisdictions in which we are subject to tax;

•	imposition of new taxes;

•	resolutions of tax issues that are being disputed or under examination and any related interest and penalties;

•

expiration of tax incentives or changes in our business that reduce the level of activity or base subject to the tax incentive and changes in the level of our business that impact the amounts received under; and

•	tax effects related to purchase accounting for acquisitions.

We report our results based on our determination of the amount of taxes we owe in various tax jurisdictions in which we operate. The determination of our provision for income taxes and other tax related liabilities requires estimation, judgment and calculations where the ultimate tax determination may not be certain. Our determination of tax liability is subject to review or examination by tax authorities in various tax jurisdictions. Any adverse outcome of such review or examination could have a negative impact on our results and financial condition. The resolution of various tax examinations, audits and disputes may differ from the liabilities recorded in our financial statements and may adversely affect our financial results and cash flows.

We may not be able to protect our intellectual property adequately, and we may be subject to intellectual property infringement claims.

We rely on copyright, trademark, trade secret and patent laws, as well as confidentiality, invention assignment, nonsolicitation and noncompetition agreements to protect our intellectual property. There can be no assurance that these laws and agreements will provide sufficient protection of our intellectual property, and it is possible that third parties may obtain and use our confidential information and trade secrets without authorization or infringe on our intellectual property rights, which could impair our competitive position and adversely affect our business, results of operations or cash flows.

From time to time in the ordinary course of business, parties assert various intellectual property infringement claims against us, including allegations of patent infringement, either because of our business systems or because we resell allegedly infringing hardware, software or services. If there is a determination that we have infringed the intellectual property rights of others, we could incur substantial monetary liability, be forced to stop selling infringing products or providing infringing services, be required to enter into costly royalty or licensing agreements, if available, or be prevented from using the intellectual property rights, which could force us to change our business systems or hardware, software or services offerings in the future.

We are exposed to risks from legal proceedings and audits.

We are party to various legal proceedings that arise from time to time in the ordinary course of our business. We are also subject to audits by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. Current and future litigation, governmental proceedings and audits that we face may result in substantial costs and expenses and significantly divert the attention of our management regardless of the outcome. In addition, current and future litigation, governmental proceedings or audits could lead to increased costs or interruptions of our normal business operations. Litigation, governmental proceedings and audits involve uncertainties and it is possible that the eventual outcome of any litigation, governmental proceeding or audit could adversely affect our business, results of operations or cash flows.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. These statements are contained in many sections of this prospectus, including those entitled “Summary,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus under the heading “Risk Factors,” as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We and the Guarantors entered into a senior registration rights agreement and senior subordinated registration rights agreement (together, the “Registration Rights Agreements”) on October 10, 2008. Under the Registration Rights Agreements, we have agreed that we will:

•

use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below);

•	keep the exchange offers open for at least 20 business days after the date we mail notice of such exchange offers to holders; and

•	file and use our reasonable best efforts to cause to become effective a shelf registration statement for the resale of outstanding notes in certain circumstances.

We will pay additional interest on the outstanding notes for the periods described below if the exchange offers with respect to the outstanding notes are not completed on or before the date that is 270 days after the issue date of the outstanding notes (or 360 days if the registration statement is subject to review by the SEC). Where there is a registration default, the annual interest rate borne by the outstanding notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by 0.50% per annum thereafter until the exchange offers are completed or the shelf registration statement is declared effective.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offers. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offers. Any holder may tender some or all of its outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•

the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreements, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offers, all of which rights will terminate when the exchange offers to which this prospectus relates are terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the Indenture relating to the outstanding notes.

As of the date of this prospectus, $890.0 million, $317.0 million and $721.5 million aggregate principal amount of Outstanding Senior Cash Pay Notes, Outstanding Senior PIK Election Notes and Outstanding Senior Subordinated Notes, respectively, are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the Indentures in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offers.

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offers. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offers. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on             , 2010, unless we, in our sole discretion, extend one or more of the exchange offers, in which case the term “expiration date” will mean the latest date and time to which such exchange offer is extended.

In order to extend one or more of the exchange offers we will make a press release or other public announcement and notify the exchange agent of any extension by oral or written notice, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend one or more of the exchange offers or to terminate one or more of the exchange offers if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offers in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on April 15, 2011. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each April 15 and October 15, commencing on April 15, 2011.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offers. To tender in the exchange offers, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the exchange offers, each holder will be required to make the following representations to us:

•	Any exchange notes to be received by the holder will be acquired in the ordinary course of its business.

•

At the time of the commencement of the exchange offers, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of Securities Act, of the exchange notes in violation of the Securities Act.

•	The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•	If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes.

•

If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

•	The holder is not a broker-dealer tendering outstanding notes directly acquired from us for its own account.

•	The holder is not acting on behalf of any person or entity that could not truthfully make these representations.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offers, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

1.	the tender is made through a member firm of the Medallion System;

2.

prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

3.

the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offers, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

1.	specify the name of the person having deposited the outstanding notes to be withdrawn;

2.

identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

3.

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

4.	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offers, terminate or amend the exchange offers as provided in this prospectus before the acceptance of the outstanding notes, if:

1.

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offers; or

2.

any material adverse development has occurred with respect to us or any of our subsidiaries which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offers; or

3.

any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offers or materially impair the contemplated benefits of the exchange offers to us; or

4.	any governmental approval has not been obtained, which approval we, in our sole judgment, believe to be necessary for the consummation of the exchange offers as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offers and retain all outstanding notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offers and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail: U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Department	Facsimile Transmission: (651) 495-8145 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, in person or by other means by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred by us in connection with the exchange offers. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offers.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offers will remain restricted securities. Accordingly, the outstanding notes may be resold only:

1.	to us upon redemption thereof or otherwise;

2.

so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

3.	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

4.	pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

After completion of the exchange offers, we will have no further obligation to provide for the registration under the Securities Act of any outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register any remaining outstanding notes under the Securities Act.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder of outstanding notes acquires exchange notes in the exchange offers for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

This exchange offers are intended to satisfy certain of our obligations under the Registration Rights Agreements. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The outstanding notes were issued in 2010 in exchange for outstanding Amended and Restated Bridge Loans, the terms of which were the same as the outstanding notes for which they were exchanged. The Amended and Restated Bridge Loans were originally issued in 2007 to fund a portion of the Acquisition.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2010. This information should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

(in millions)	As of June 30, 2010
(unaudited)
Cash and cash equivalents	$26.1

Total debt (including current portion):
Senior secured revolving credit facility (1)	$255.1
Senior secured term loan facility	2,178.0
Senior cash pay loans and Outstanding Senior Cash Pay Notes (2)	890.0
Senior PIK election loans and Outstanding Senior PIK Election Notes (3)	317.0
Senior subordinated bridge loans and Outstanding Senior Subordinated Notes (4)	721.5
Capital leases	1.3

Total debt (including current portion) (5)	4,362.9
Shareholders’ deficit	(49.4)

Total capitalization	$4,313.5

(1)

In connection with the Acquisition Transactions, we entered into a senior secured revolving credit facility, which consists of a five-year senior secured revolving credit facility maturing on October 12, 2012 providing for borrowings of up to $800 million. As of June 30, 2010, there were $43.4 million of issued and undrawn letters of credit outstanding, which reduce availability under the senior secured revolving credit facility. See “Description of Certain Indebtedness.”

(2)

Includes $344.3 million of increasing rate Outstanding Senior Cash Pay Notes issued under our Senior Indenture and $545.7 million of Senior Cash Pay Loans under which we are required to pay cash interest under our Amended and Restated Senior Bridge Loan Agreement. Such loans have subsequently been exchanged for Outstanding Senior Cash Pay Notes.

(3)

Includes $137.4 million of increasing rate Outstanding Senior PIK Election Notes issued under our Senior Indenture and $179.6 million of Senior PIK Election Loans under which we may elect to pay PIK Interest under our Amended and Restated Senior Bridge Loan Agreement. Such loans have subsequently been exchanged for Outstanding Senior PIK Election Notes.

(4)

Includes $496.5 million of increasing rate Outstanding Senior Subordinated Notes issued under our Senior Subordinated Indenture and $225.0 million of loans under our Amended and Restated Senior Subordinated Bridge Loan Agreement. Such loans have subsequently been exchanged for Outstanding Senior Subordinated Notes.

(5)

The amount does not include any outstanding obligations under our trade financing agreements. We do not include these borrowings in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements. For more information, see “Description of Certain Indebtedness.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected historical consolidated financial and operating data for the periods ended and as of the dates indicated below. The application of purchase accounting in connection with the Acquisition resulted in a new entity for financial reporting purposes. We refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor.” We refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.” We have derived the selected historical consolidated financial and operating data presented below as of October 11, 2007, December 31, 2008 and December 31, 2009 and for the periods January 1, 2007 through October 11, 2007 and October 12, 2007 through December 31, 2007, and the years ended December 31, 2008 and 2009 from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The selected historical consolidated financial and operating data as of June 30, 2010 and for the six months ended June 30, 2010 and June 30, 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial and operating data as of December 31, 2005 and December 31, 2006 and for the years ended December 31, 2005 and 2006 have been derived from Predecessor’s audited consolidated financial statements for such years, which are not included in this prospectus. The selected historical consolidated financial and operating data as of December 31, 2007 have been derived from Successor’s audited consolidated financial statements as of that date, which are not included in this prospectus. As part of the Acquisition on October 12, 2007, we entered into various financing arrangements and, as a result, we now have a different capital structure than we had prior to the Acquisition. Accordingly, the results of operations for periods subsequent to the Acquisition will not necessarily be comparable to prior periods.

The selected historical consolidated financial and operating data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Use of Proceeds,” “Capitalization” and our historical financial statements and the related notes and other information included elsewhere in this prospectus.

The following are some of the items affecting comparability of the selected historical consolidated financial and operating data for the periods presented:

•

In connection with the Acquisition, the purchase price of Predecessor was allocated to the assets acquired and liabilities assumed based on their estimated fair market values on October 12, 2007. This purchase price allocation resulted in significant changes to certain balance sheet items, including deferred income tax assets and liabilities, property and equipment, intangible assets and goodwill.

•

In connection with the Acquisition, we entered into various financing arrangements on October 12, 2007, of which $4,640.0 million was funded at closing of the Acquisition. This resulted in significantly increased interest expense for all periods subsequent to the Acquisition. See “Summary – The Transactions – The Acquisition Transactions.”

•

In connection with the Acquisition, we recorded customer relationships, trade names, internally developed software and other intangible assets with an estimated fair value of $2,323.8 million. These assets are amortized on a straight-line basis over their estimated useful lives which range from five to twenty years. This resulted in significantly increased amortization expense for all periods subsequent to the Acquisition.

•

In connection with the Acquisition, we incurred certain Acquisition-related costs. This included investment banking, legal and other third-party costs, along with non-cash equity-based compensation expense resulting from the accelerated vesting of stock options and restricted stock units in connection with the Acquisition. During the periods January 1, 2007 to October 11, 2007, and October 12, 2007 to December 31, 2007 we incurred $144.4 million and $26.7 million, respectively, of these Acquisition-related costs.

•

During the years ended December 31, 2008 and 2009, and the six months ended June 30, 2009, we recorded goodwill impairment charges of $1,712.0 million, $241.8 million and $235.0 million, respectively. These impairments were primarily attributable to deterioration in macroeconomic conditions and overall declines in net sales.

	Predecessor			Successor
(in millions)	Year Ended December 31,		Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31,		Six Months Ended June 30,
	2005	2006			2008	2009	2009	2010
Statement of Operations Data:
Net sales	$6,291.8	$6,785.5	$6,344.3	$1,800.2	$8,071.2	$7,162.6	$3,234.7	$4,157.4
Cost of sales	5,324.2	5,715.7	5,320.8	1,505.8	6,710.2	6,029.7	2,705.7	3,491.7

Gross profit	967.6	1,069.8	1,023.5	294.4	1,361.0	1,132.9	529.0	665.7
Selling and administrative expenses	433.5	530.1	656.0	221.8	894.8	821.1	396.1	454.0
Advertising expense	114.5	118.3	97.3	27.0	141.3	101.9	51.9	44.8
Litigation settlement	—	25.0	—	—	—	—	—	—
Goodwill impairment	—	—	—	—	1,712.0	241.8	235.0	—

Income (loss) from operations	419.6	396.4	270.2	45.6	(1,387.1)	(31.9)	(154.0)	166.9
Interest income (expense), net	15.2	19.8	16.8	(104.6)	(390.3)	(431.7)	(209.1)	(183.5)
Gain on extinguishment of long-term debt	—	—	—	—	—	—	—	9.2
Other income (expense), net	(1.8)	(1.8)	(0.6)	0.2	0.2	2.4	2.3	0.1

Income (loss) before income taxes	433.0	414.4	286.4	(58.8)	(1,777.2)	(461.2)	(360.8)	(7.3)
Income tax benefit (expense)	(160.9)	(148.3)	(112.1)	18.5	12.1	87.8	49.7	2.5

Net income (loss)	$272.1	$266.1	$174.3	$(40.3)	$(1,765.1)	$(373.4)	$(311.1)	$(4.8)

Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities	$610.9	$391.6	$664.3	$15.6	$94.4	$88.0	$364.0	$26.1
Working capital	1,133.5	1,020.2	1,418.3	836.0	877.6	923.2	898.0	725.4
Total assets (1)	1,697.0	2,008.1	2,615.2	8,296.4	6,276.3	5,976.0	6,173.7	6,005.8
Total debt and capitalized lease obligations (2)	—	0.8	0.3	4,617.7	4,633.5	4,621.9	4,628.7	4,362.9
Total shareholders’ equity (deficit)	1,264.6	1,387.2	1,737.4	2,068.9	262.2	(44.7)	(26.4)	(49.4)
Other Financial Data:
Capital expenditures	$49.1	$85.6 (3)	$38.7	$8.0	$41.1	$15.6	$8.3	$10.5
Depreciation and amortization	21.5	28.1	33.7	46.3	218.4	218.2	109.9	105.1
Gross profit as a percentage of net sales	15.4%	15.8%	16.1%	16.4%	16.9%	15.8%	16.4%	16.0%
Ratio of earnings to fixed charges (4)	115:1	84:1	63:1	(a )	(a )	(a )	(a )	(a )
EBITDA (5)	439.3	422.7	303.3	92.1	(1,168.5)	188.7	(41.8)	281.3
Adjusted EBITDA (5)	439.1	471.4	456.9	125.0	570.6	465.4	209.9	292.3
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities (1)	$320.1	$219.5	$213.5	$(171.2)	$174.2	$98.5	$299.4	$260.3
Investing activities	(4.0)	(99.6)	200.0	(6,399.6)	(60.3)	(82.6)	(25.3)	(55.8)
Financing activities (1)	(263.7)	(173.0)	101.2	6,586.5	(34.6)	(22.8)	(4.7)	(266.2)

(1)	Reclassifications have been made to historical amounts to conform to the current presentation.
(2)

Excludes borrowings of $43.8 million, $108.1 million, $122.8 million, $75.3 million, $34.1 million, $25.0 million, $87.6 million and $123.5 million, as of December 31, 2005, December 31, 2006, October 11, 2007, December 31, 2007, December 31, 2008, December 31, 2009, June 30, 2009 and June 30, 2010, respectively, under our trade financing agreements. We do not include these borrowings in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements. For more information, see “Description of Certain Indebtedness.”

(3)	Includes $29.6 million for the purchase of our North Las Vegas, Nevada distribution center in December 2006.
(4)

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes minus income from equity investees plus fixed charges. Fixed charges consist of interest expensed and the portion of rental expense we believe is representative of the interest component of rental expense.

(a)

For the period October 12, 2007 to December 31, 2007, the years ended December 31, 2008 and 2009, and the six months ended June 30, 2009 and 2010, earnings available for fixed charges were inadequate to cover fixed charges by $58.8 million, $1,777.2 million, $461.2 million, $360.8 million, and $7.3 million, respectively.

(5)

EBITDA is defined as consolidated net income (loss) before interest income (expense), income tax benefit (expense), depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, is calculated by adjusting EBITDA for certain items of income and expense including (but not limited to) the following: (a) non-cash equity-based compensation; (b) goodwill impairment charges; (c) sponsor fees; (d) certain consulting fees; (e) debt-related legal and accounting costs; (f) equity investment gains and losses; (g) certain severance and retention costs; (h) gains and losses from the early extinguishment of debt; (i) gains and losses from asset dispositions outside the ordinary course of business; (j) Acquisition-related costs; (k) equity compensation payroll taxes; and (l) non-recurring, extraordinary or unusual gains or losses or expenses.

We have included a reconciliation of EBITDA and Adjusted EBITDA in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

The following unaudited table sets forth reconciliations of GAAP net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

(in millions)	Historical
	Predecessor			Successor
	Year Ended December 31,		Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31,		Six Months Ended June 30,
	2005	2006			2008	2009	2009	2010
Net income (loss)	$272.1	$266.1	$174.3	$(40.3)	$(1,765.1)	$(373.4)	$(311.1)	$(4.8)
Depreciation and amortization	21.5	28.1	33.7	46.3	218.4	218.2	109.9	105.1
Income tax (benefit) expense	160.9	148.3	112.1	(18.5)	(12.1)	(87.8)	(49.7)	(2.5)
Interest (income) expense, net	(15.2)	(19.8)	(16.8)	104.6	390.3	431.7	209.1	183.5

EBITDA	439.3	422.7	303.3	92.1	(1,168.5)	188.7	(41.8)	281.3

Non-cash equity-based compensation	—	15.8	7.5	4.2	17.8	15.9	8.2	8.4
Acquisition-related costs (1)	—	—	144.4	26.7	—	—	—	—
Sponsor fees	—	—	—	2.0	5.0	5.0	2.5	2.5
Goodwill impairment	—	—	—	—	1,712.0	241.8	235.0	—
Gain on extinguishment of long-term debt	—	—	—	—	—	—	—	(9.2)
Litigation settlement	—	25.0	—	—	—	—	—	—
Other adjustments (2)	(0.2)	7.9	1.7	—	4.3	14.0	6.0	9.3

Adjusted EBITDA	$439.1	$471.4	$456.9	$125.0	$570.6	$465.4	$209.9	$292.3

(1)	Non-cash equity-based compensation expense of $25.3 million related to the Acquisition is included in Acquisition-related costs in the Predecessor period from January 1, 2007 to October 11, 2007.
(2)

Includes certain severance and retention costs, certain consulting fees, debt-related legal and accounting costs, equity investment gains and losses and the gain related to the sale of the Informacast software and equipment for periods subsequent to the Acquisition. Includes equity compensation payroll taxes, accelerated vesting of options, incentive program accrual adjustments, and certain severance costs for periods prior to the Acquisition.

The following unaudited table sets forth a reconciliation of EBITDA to net cash provided by (used in) operating activities for the periods presented:

	Historical
	Predecessor			Successor
(in millions)	Year Ended December 31,		Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31,		Six Months Ended June 30,
	2005	2006			2008	2009	2009	2010
EBITDA	$439.3	$422.7	$303.3	$92.1	$(1,168.5)	$188.7	$(41.8)	$281.3
Depreciation and amortization	(21.5)	(28.1)	(33.7)	(46.3)	(218.4)	(218.2)	(109.9)	(105.1)
Income tax benefit (expense)	(160.9)	(148.3)	(112.1)	18.5	12.1	87.8	49.7	2.5
Interest income (expense), net	15.2	19.8	16.8	(104.6)	(390.3)	(431.7)	(209.1)	(183.5)

Net income (loss)	272.1	266.1	174.3	(40.3)	(1,765.1)	(373.4)	(311.1)	(4.8)

Depreciation and amortization	21.5	28.1	33.7	46.3	218.4	218.2	109.9	105.1
Goodwill impairment	—	—	—	—	1,712.0	241.8	235.0	—
Equity-based compensation expense	3.9	15.8	32.8	4.2	17.8	15.9	8.2	8.4
Amortization of deferred financing costs	—	—	—	13.4	38.6	16.2	7.9	9.0
Deferred income taxes	1.1	(13.7)	(24.1)	(12.6)	(39.9)	(94.4)	(39.4)	(29.3)
Realized loss on interest rate swap agreements	—	—	—	—	18.6	103.2	41.7	12.8
Gross excess tax benefits from equity-based compensation	—	—	(73.6)	—	—	—	—	—
Changes in assets and liabilities	11.0	(59.5)	73.7	(182.3)	(27.1)	(27.1)	248.3	166.1
Other non-cash items	10.5	(17.3)	(3.3)	0.1	0.9	(1.9)	(1.1)	(7.0)

Net cash provided by (used in) operating activities	$320.1	$219.5	$213.5	$(171.2)	$174.2	$98.5	$299.4	$260.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section entitled “Selected Historical Consolidated Financial and Operating Data” and our historical audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to numerous risks and uncertainties, including but not limited to those described in the section entitled “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. Our breadth of offerings allows our customers to streamline their procurement processes by partnering with us as a complete technology solutions provider. Our hardware offerings include products with leading brands across multiple categories such as network communications, notebooks/mobile devices, data storage, video monitors, printers, desktops, and servers, among others. Our software offerings include licensing, licensing management and software solutions and services that help our customers to optimize their software investments. We offer a full-suite of value-added services, which typically are delivered as part of a technology solution, to help our customers meet their specific needs. Our solutions range from configuration services for computer devices to fully-integrated solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. We also offer complementary services including installations, sales of warranties and managed services such as remote network and data center monitoring. We believe both software and service offerings will be important growth areas for us in the future.

We have two reportable segments: Corporate, which is comprised primarily of business customers, and Public, which is comprised of government entities and education and healthcare institutions. Our Corporate segment is divided into a small business customer channel, primarily serving customers with up to 100 employees, and a medium-large business customer channel, primarily serving customers with more than 100 employees. We also have two operating segments, Canada and our CDW advanced services business, that do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” Our advanced services business consists primarily of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. Revenues from the sale of hardware, software, custom configuration and third party provided services are recorded within our Corporate and Public segments.

Our business is well-diversified across customers, product and service offerings and vendors from whom we purchase products for resale. We have aligned our sales and marketing functions around customer channels to retain and increase our sales to existing customers and to acquire new customers. We have an experienced and dedicated direct selling organization consisting of account managers who provide inside sales coverage, and field account executives who work within an assigned territory and interact with customers in person. Our direct selling organization is supported by a team of technology specialists who design solutions and provide recommendations in the selection and procurement processes. We purchase products for resale from OEMs and distributors. We believe that effective purchasing from a diverse vendor base is a key element of our business strategy. We are authorized by OEMs to sell via direct marketing all or selected products offered by the manufacturer. We also operate as a reseller for major software publishers that allows the end-user customer to acquire packaged software or licensed products and services. Our authorization with each OEM or software publisher may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as volume rebates and cooperative advertising reimbursements.

We market the CDW brand on a national basis through a variety of public and community relations and corporate communications efforts, and through brand advertising that includes the use of print, broadcast, online, social and other media. We also market to current and prospective customers through integrated marketing programs that include print and online media, events and sponsorships. As a result of our relationships with our vendors, a substantial portion of our advertising and marketing expenses are reimbursed through cooperative advertising reimbursement programs. Such programs are at the discretion of our vendors and are typically tied to sales or purchasing volumes or other commitments to be met by us within a specified period of time.

An important factor affecting our ability to generate sales and achieve our targeted operating results is the impact of general economic conditions on our customers’ willingness to spend on information technology. During the recent economic downturn beginning in late 2008 and into 2009, we experienced significantly lower sales and gross profit as our customers generally reduced spending on information technology products and services. During 2010, we have experienced significant increases in sales, gross profit and operating income compared to 2009. While general economic conditions and our recent operating results have generally improved, competitive pricing pressures continue to have a negative effect on gross profit margins. Downturns in the global economy, declines in the availability of credit, weakening consumer and business confidence or increased unemployment could result in reduced spending by our customers on information technology products and services and increased competitive pricing pressures. Our Public segment sales are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for 12.6% of our net sales in 2009. Further, our sales to state and local governments accounted for 5.1% of our net sales in 2009. An adverse change in any of these factors could cause our Public segment customers to reduce their purchases or to terminate or not renew contracts with us, which could adversely affect our business, results of operations or cash flows. See “Risk Factors—Risk Factors Related to our Business” for further discussion.

Our management monitors a number of financial and non-financial measures and ratios on a regular basis in order to track the progress of our business and make adjustments as necessary. We believe that the most important of these measures and ratios include average daily sales, gross margin, operating margin, EBITDA and Adjusted EBITDA, cash and cash equivalents, net working capital, cash conversion cycle (defined to be days of sales outstanding in accounts receivable plus days of supply in inventory minus days of purchases outstanding in accounts payable), debt levels including available credit and leverage ratios, and coworker turnover. These measures and ratios are compared to standards or objectives set by management, so that actions can be taken, as necessary, in order to achieve the standards and objectives. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

Background and Basis of Presentation

Corporate and Capital Structure

On October 12, 2007, Parent completed the Acquisition pursuant to which it acquired Target. For financial reporting purposes, we refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor” and we refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.”

Upon completion of the Acquisition, the outstanding common stock of Target was converted into the right to receive cash, the common stock was delisted and deregistered and Target became a wholly owned subsidiary of Parent. Parent is owned directly by CDW Holdings. CDW Holdings is controlled by investment funds affiliated with the Equity Sponsors, certain other co-investors and the Management Investors. On December 31, 2009, Target merged into CDWC LLC, a limited liability company wholly owned by Parent with CDWC LLC as the surviving company in the merger. This change had no impact on operations or management. On December 31, 2009, CDWC LLC was renamed CDW LLC. On August 17, 2010, Parent was renamed CDW Corporation.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “the Company,” “our,” “CDW” and similar terms refer to Parent and its subsidiaries subsequent to the Acquisition, and, for periods prior to October 12, 2007, Target and its subsidiaries.

Accompanying Financial Statements

Throughout management’s discussion and analysis of financial condition and results of operations, data for all periods are derived from our consolidated financial statements included elsewhere in this prospectus, which include:

•

Unaudited Interim Financial Statements: the unaudited consolidated financial statements of the Successor as of and for the six months ended June 30, 2010 and 2009 (the “Unaudited Interim Financial Statements”);

•	Audited Financial Statements:

•

the audited consolidated financial statements of the Successor as of and for the years ended December 31, 2009 and 2008, and for the period October 12, 2007 to December 31, 2007 (the “Successor Audited Financial Statements”); and

•	the audited consolidated financial statements of the Predecessor as of October 11, 2007 and for the period January 1, 2007 to October 11, 2007 (the “Predecessor Audited Financial Statements”).

Effects of the Acquisition on our Financial Statements

Purchase Accounting

We accounted for the Acquisition using the purchase method of accounting. As a result, assets acquired and liabilities assumed were recorded based upon their respective fair values as of the date of the Acquisition. The excess of the purchase price over the identifiable net assets acquired was recorded as goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually. The allocation of the purchase price of the assets acquired in the Acquisition resulted in an increase in amortization and depreciation expense relating to our acquired intangible assets and a step-up in the recorded amount of fixed assets. Depreciation and amortization are recorded over the estimated useful lives of the related fixed and intangible assets. See Note 4 to the Successor Audited Financial Statements for details on our allocation of the purchase price.

Increased Leverage

Our capitalization, liquidity, and capital resources changed substantially upon the completion of the Acquisition Transactions. Upon our assumption of the Senior Credit Facilities and Bridge Loans, we became highly leveraged with significant debt service requirements. Our substantial indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities because a substantial portion of our cash flows from operations must be dedicated to the repayment of our indebtedness, and this may place us at a competitive disadvantage as many of our competitors are less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general. See “Risk Factors—Risk Factors Related to the Exchange Notes.”

Aggregated Financial Results of the Predecessor and Successor

In accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have separated our historical financial results for Predecessor and Successor. The separate presentation is required under GAAP as a result of the Acquisition because the consolidated financial statements of Predecessor prior to the Acquisition are presented on a different accounting basis than the consolidated financial statements of Successor subsequent to the Acquisition. In accordance with GAAP, the assets and liabilities of Successor were recorded at their estimated fair values as of the date of the Acquisition. The purchase price allocation resulted in significant changes to our balance sheet accounts, including property and equipment, goodwill, intangible assets, liabilities and shareholders’ equity. In addition, due to the Acquisition Transactions as described in Note 3 to the Successor Audited Financial Statements, we experienced other changes in our results of operations for the period subsequent to the Acquisition. These changes included increased amortization and depreciation expense as discussed above due to the allocation of purchase price, and interest expense related to the debt obligations. There were no material changes to the underlying operations or customer relationships of our business as a result of the Acquisition.

For purposes of management’s discussion and analysis of the results of operations in this prospectus, we aggregated the results of operations for the period from January 1, 2007 to October 11, 2007 of Predecessor with the period from October 12, 2007 to December 31, 2007 of Successor. We believe the aggregated results of operations for the year ended December 31, 2007 provide a more meaningful perspective on our financial and operational performance than if we did not aggregate the results of operations of Predecessor and Successor in this manner. Similarly, we aggregated the financial results of Predecessor and Successor when discussing segment information for the year ended December 31, 2007.

The aggregated results of operations are non-GAAP financial measures, do not include any pro forma assumptions or adjustments, and should not be used in isolation or substitution of the results of operations of Predecessor and Successor for 2007. The following table presents an aggregating schedule of our results of operations for periods allocable to Successor and Predecessor and the aggregated presentation for the year ended December 31, 2007 that we use throughout the discussion of results from operations:

	Predecessor	Successor	Aggregated
(in millions)	Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31, 2007
Net sales	$6,344.3	$1,800.2	$8,144.5
Cost of sales	5,320.8	1,505.8	6,826.6

Gross profit	1,023.5	294.4	1,317.9
Selling and administrative expenses (1)	656.0	221.8	877.8
Advertising expense	97.3	27.0	124.3

Income from operations	270.2	45.6	315.8
Interest income (expense), net	16.8	(104.6)	(87.8)
Other income (expense), net	(0.6)	0.2	(0.4)

Income (loss) before income taxes	286.4	(58.8)	227.6
Income tax benefit (expense)	(112.1)	18.5	(93.6)

Net income (loss)	$174.3	$(40.3)	$134.0

(1)

Selling and administrative expenses included non-recurring expenses of $144.4 million, $26.7 million, and $171.1 million in Predecessor, Successor, and Aggregated 2007, respectively, related to the Acquisition.

We have included a reconciliation of EBITDA and Adjusted EBITDA in the table below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows, including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. The following table presents an aggregating schedule of EBITDA and Adjusted EBITDA for periods allocable to Successor and Predecessor and the aggregated presentation for the year ended December 31, 2007 that we use throughout the discussion of results from operations. See “Selected Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to cash flows from operating activities.

	Predecessor	Successor	Aggregated
(in millions)	Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31, 2007
Net income (loss)	$174.3	$(40.3)	$134.0
Depreciation and amortization	33.7	46.3	80.0
Income tax (benefit) expense	112.1	(18.5)	93.6
Interest (income) expense, net	(16.8)	104.6	87.8

EBITDA	303.3	92.1	395.4
Adjustments:
Non-cash equity-based compensation	7.5	4.2	11.7
Acquisition-related costs (1)	144.4	26.7	171.1
Sponsor fee	—	2.0	2.0
Other adjustments (2)	1.7	—	1.7

Total adjustments	153.6	32.9	186.5

Adjusted EBITDA	$456.9	$125.0	$581.9

(1)	Non-cash equity-based compensation expense of $25.3 million related to the Acquisition is included in Acquisition-related costs in the Predecessor period.
(2)	Other adjustments include payroll taxes on share-based compensation.

Results of Operations

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

The following table presents our results of operations, in dollars and as a percentage of net sales, for the six months ended June 30, 2010 and 2009:

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$4,157.4	100.0%	$3,234.7	100.0%
Cost of sales	3,491.7	84.0	2,705.7	83.6

Gross profit	665.7	16.0	529.0	16.4
Selling and administrative expenses	454.0	10.9	396.1	12.2
Advertising expense	44.8	1.1	51.9	1.7
Goodwill impairment	—	—	235.0	7.3

Income (loss) from operations	166.9	4.0	(154.0)	(4.8)
Interest expense, net	(183.5)	(4.4)	(209.1)	(6.5)
Gain on extinguishment of long-term debt	9.2	0.2	—	—
Other income, net	0.1	—	2.3	0.1

Loss before income taxes	(7.3)	(0.2)	(360.8)	(11.2)
Income tax benefit	2.5	0.1	49.7	1.6

Net loss	$(4.8)	(0.1)%	$(311.1)	(9.6)%

Net sales

The following table presents our net sales by segment, in dollars and as a percentage of total net sales, and the year-over-year percentage change in net sales for the six months ended June 30, 2010 and 2009:

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Percent Change (1)
Corporate	$2,310.1	55.6%	$1,795.4	55.5%	28.7%
Public	1,651.2	39.7	1,297.1	40.1	27.3
Other	196.1	4.7	142.2	4.4	37.8

Total net sales	$4,157.4	100.0%	$3,234.7	100.0%	28.5%

(1)	There were 127 selling days in both the six months ended June 30, 2010 and 2009.

The following table presents our net sales by customer channel for our Corporate and Public segments and the dollar and percentage change between periods in net sales for the six months ended June 30, 2010 and 2009:

	Six Months Ended June 30,
(in millions)	2010	2009	Dollar Change	Percent Change
Corporate:
Medium / Large	$1,857.6	$1,404.4	$453.2	32.3%
Small Business	452.5	391.0	61.5	15.7

Total Corporate	$2,310.1	$1,795.4	$514.7	28.7%

Public:
Government	$623.6	$483.0	$140.6	29.1%
Education	565.9	479.7	86.2	18.0
Healthcare	461.7	334.4	127.3	38.1

Total Public	$1,651.2	$1,297.1	$354.1	27.3%

Total net sales for the six months ended June 30, 2010 increased $922.7 million, or 28.5%, to $4,157.4 million, compared to $3,234.7 million for the six months ended June 30, 2009. There were 127 selling days in both the six months ended June 30, 2010 and 2009. The increase in total net sales was the result of general growth and increased demand in the information technology industry overall, in addition to our focus on growing our market share. The most significant driver of sales growth for the six months ended June 30, 2010 was the rebound by our Corporate segment, which was most significantly impacted by the recent economic downturn.

Corporate segment net sales for the six months ended June 30, 2010 increased $514.7 million, or 28.7%, compared to the six months ended June 30, 2009. Within our Corporate segment, net sales to medium / large customers increased 32.3% between periods, while net sales to small business customers increased 15.7%. Public segment net sales for the six months ended June 30, 2010 increased $354.1 million, or 27.3%, between periods driven by growth across all customer channels. Within our Public segment, net sales to government customers increased $140.6 million, or 29.1%, between periods driven by net sales to federal customers, and to a lesser extent, state and local governments. Net sales to healthcare customers increased $127.3 million, or 38.1%, between periods driven by volume increases and additional sales from an expanded relationship with a group purchasing organization beginning in the fourth quarter of 2009.

Gross profit

Gross profit increased $136.7 million, or 25.8%, to $665.7 million for the six months ended June 30, 2010, compared to $529.0 million for the six months ended June 30, 2009, driven by increased hardware sales which reflected both unit growth and favorable price/mix. As a percentage of total net sales, gross profit was 16.0% for the six months ended June 30, 2010, down from 16.4% for the six months ended June 30, 2009. The decrease in gross profit margin between periods was primarily due to lower product margin driven by competitive pricing pressures.

The gross profit margin may fluctuate based on various factors, including vendor incentive and inventory price protection programs, cooperative advertising funds classified as a reduction of cost of sales, product mix, net service contract revenue, commission revenue, pricing strategies, market conditions, and other factors, any of which could result in changes in gross profit margins.

Selling and administrative expenses

Selling and administrative expenses increased $57.9 million, or 14.6%, to $454.0 million for the six months ended June 30, 2010, compared to $396.1 million for the six months ended June 30, 2009. The increase was primarily due to higher payroll costs of $52.9 million as a result of higher sales compensation and increases in other variable compensation costs such as incentive bonuses consistent with higher sales and gross profit. In addition to an increase in payroll-related costs, we expensed an incremental $11.6 million for profit sharing/401(k) costs for the six months ended June 30, 2010 compared to the prior period. The six months ended June 30, 2009 included a $6.8 million benefit from the reversal of a profit sharing/401(k) contribution previously accrued in 2008. We continue to cautiously make selective investments in our coworkers as our outlook improves. Our sales force increased slightly to 3,360 coworkers at June 30, 2010, compared to 3,312 coworkers at June 30, 2009. The increases in selling and administrative expenses noted above were partially offset by lower depreciation expense of $4.3 million and lower bad debt expense of $4.9 million for the six months ended June 30, 2010 compared to the same period in 2009.

Advertising expense

Advertising expense decreased $7.1 million, or 13.6%, to $44.8 million for the six months ended June 30, 2010, compared to $51.9 million for the six months ended June 30, 2009. As a percentage of net sales, advertising expense decreased to 1.1% for the six months ended June 30, 2010, compared to 1.7% for the same period in 2009. This decrease was primarily due to lower national advertising, as well as lower spending on catalog and direct mail.

Goodwill impairment

Deterioration in macroeconomic conditions and the overall decline in our net sales during the first half of 2009 indicated that it was more likely than not that the fair value of certain of our reporting units was reduced to below the respective carrying amount. We considered this a triggering event under GAAP and performed an interim evaluation of goodwill as of June 1, 2009. As a result of that goodwill impairment evaluation, we recorded a goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for our Corporate segment, or 14% of the total goodwill for that segment, and $28.0 million for the CDW advanced services business, or 38% of the total goodwill for that operating segment.

Income (loss) from operations

The following table presents income (loss) from operations by segment, in dollars and as a percentage of net sales, and the year-over-year percentage change in income (loss) from operations for the six months ended June 30, 2010 and 2009:

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	Dollars in Millions	Operating Margin Percentage	Dollars in Millions	Operating Margin Percentage	Percent Change
Segments: (1)
Corporate	$125.4	5.4%	$(137.5)	(7.7)%	191.2%
Public	89.2	5.4	54.3	4.2	64.3
Other	7.0	3.6	(25.5)	(17.9)	127.4
Headquarters (2)	(54.7)	N/A	(45.3)	N/A	(20.7)

Total income (loss) from operations	$166.9	4.0%	$(154.0)	(4.8)%	208.3%

Goodwill impairment included in loss from operations:
Corporate	$—	—%	$(207.0)	(11.5)%	N/A
Public	—	—	—	—	N/A
Other	—	—	(28.0)	(19.7)	N/A

Total goodwill impairment	$—	—%	$(235.0)	(7.3)%	N/A

(1)

Segment income (loss) from operations includes the segment’s direct operating income (loss) and allocations for Headquarters’ costs, allocations for logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.

(2)	Includes Headquarters’ function costs that are not allocated to the segments.

Income from operations was $166.9 million for the six months ended June 30, 2010, an increase of $320.9 million compared to a loss from operations of $154.0 million for the six months ended June 30, 2009. This increase was primarily due to the prior period containing the previously discussed goodwill impairment charge of $235.0 million. Excluding the goodwill impairment charge, operating income increased $85.9 million, or 106.0%, for the six months ended June 30, 2010, compared to the six months ended June 30, 2009. This increase was driven by higher net sales and gross profit dollars, partially offset by higher selling and administrative expenses, although we continued to contain our selling and administrative expenses through tight cost control.

Corporate segment income from operations was $125.4 million for the six months ended June 30, 2010, an increase of $262.9 million, or 191.2%, compared to a loss from operations of $137.5 million for the six months ended June 30, 2009. The operating loss for the six months ended June 30, 2009 was due to the goodwill impairment charge of $207.0 million. Excluding the goodwill impairment charge, Corporate segment income from operations increased $55.9 million, or 80.4%, between periods. Public segment income from operations was $89.2 million for the six months ended June 30, 2010, an increase of $34.9 million, or 64.3%, compared to $54.3 million for the six months ended June 30, 2009. The increase in income from operations for both our Corporate and Public segments reflected higher net sales and gross profit dollars, while we continued to control selling and administrative expenses. The increase in the loss from operations of Headquarters between periods reflected additional investments in coworkers primarily for profit sharing and incentive compensation.

Interest expense, net

At June 30, 2010, our outstanding long-term debt, excluding capital leases, totaled $4,361.6 million. Net interest expense for the six months ended June 30, 2010 was $183.5 million, compared to $209.1 million for the six months ended June 30, 2009. The decrease in interest expense was primarily due to the net non-cash gain of $25.9 million recognized in earnings related to hedge ineffectiveness on the $1,500.0 million interest rate swap as described in Note 6 to the Unaudited Interim Financial Statements. For the interest period from October 15, 2009 through April 14, 2010, we elected to defer interest payments on the $300.0 million principal amount of loans under our Amended and Restated Senior Bridge Loan Agreement under which we may elect to pay PIK Interest, and to add the deferred interest to the principal balance so that the deferred interest, together with the principal, would be due at maturity of such loans. The principal amount of these senior loans, all of which have subsequently been exchanged for Outstanding Senior PIK Election Notes, increased by approximately $17.0 million on April 15, 2010 and we will incur incremental interest expense of approximately $10.7 million over the remaining term as a result of this election. In March 2010, we elected to pay all interest in cash for the interest period from April 15, 2010 through October 14, 2010 on both our loans under the Amended and Restated Senior Bridge Loan Agreement under which we may elect to pay PIK Interest and the Outstanding Senior PIK Election Notes.

Gain on extinguishment of long-term debt

On March 10, 2010, one of our wholly owned subsidiaries purchased $28.5 million of principal amount of loans under our Amended and Restated Senior Subordinated Bridge Loan Agreement for a purchase price of $18.6 million. Since this transaction involved two members of the same consolidated group, our consolidated financial statements reflect the accounting for the transaction as if CDW LLC had acquired its own debt. As such, for purposes of financial reporting in our consolidated financial statements, this debt is accounted for as if extinguished, and we recorded a gain of $9.2 million on the extinguishment in our consolidated statement of operations during the first quarter of 2010. The gain represents the difference between the purchase price, including expenses paid to the debt holders and agent, and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs.

Income tax benefit

The income tax benefit was $2.5 million for the six months ended June 30, 2010, compared to $49.7 million for the same period of the prior year. The effective income tax rate, expressed by calculating the income tax benefit as a percentage of loss before income taxes, was 34.8% for the six months ended June 30, 2010. This rate differs from the rate of 13.8% for the six months ended June 30, 2009 primarily due to the nondeductible nature of the goodwill impairment charge in that period.

Net loss

The net loss was $4.8 million for the six months ended June 30, 2010, compared to a net loss of $311.1 million for the six months ended June 30, 2009.

Adjusted EBITDA

Adjusted EBITDA was $292.3 million for the six months ended June 30, 2010, an increase of $82.4 million, or 39.3%, compared to $209.9 million for the six months ended June 30, 2009. As a percentage of net sales, Adjusted EBITDA was 7.0% for the six months ended June 30, 2010, compared to 6.5% for the same period of 2009.

We have included a reconciliation of EBITDA and Adjusted EBITDA for the six months ended June 30, 2010 and 2009 in the table below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. See “Selected Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to cash flows from operating activities.

	Six Months Ended June 30,
(in millions)	2010	2009
Net loss	$(4.8)	$(311.1)
Depreciation and amortization	105.1	109.9
Income tax benefit	(2.5)	(49.7)
Interest expense, net	183.5	209.1

EBITDA	281.3	(41.8)

Adjustments:
Goodwill impairment	—	235.0
Non-cash equity-based compensation	8.4	8.2
Sponsor fee	2.5	2.5
Consulting and debt-related professional fees	5.0	6.8
Gain on extinguishment of long-term debt	(9.2)	—
Other adjustments (1)	4.3	(0.8)

Total adjustments	11.0	251.7

Adjusted EBITDA	$292.3	$209.9

(1)	Other adjustments include certain severance and retention costs, equity investment gains and losses and the gain related to the sale of Informacast software and equipment in 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table presents our results of operations, in dollars and as a percentage of net sales, for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$7,162.6	100.0%	$8,071.2	100.0%
Cost of sales	6,029.7	84.2	6,710.2	83.1

Gross profit	1,132.9	15.8	1,361.0	16.9
Selling and administrative expenses	821.1	11.4	894.8	11.1
Advertising expense	101.9	1.4	141.3	1.8
Goodwill impairment	241.8	3.4	1,712.0	21.2

Loss from operations	(31.9)	(0.4)	(1,387.1)	(17.2)
Interest expense, net	(431.7)	(6.0)	(390.3)	(4.8)
Other income, net	2.4	—	0.2	—

Loss before income taxes	(461.2)	(6.4)	(1,777.2)	(22.0)
Income tax benefit	87.8	1.2	12.1	0.1

Net loss	$(373.4)	(5.2)%	$(1,765.1)	(21.9)%

Net sales

The following table presents our net sales by segment, in dollars and as a percentage of total net sales, and the year-over-year percentage change in net sales for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Percent Change (1)
Corporate	$3,818.2	53.3%	$4,852.2	60.1%	(21.3)%
Public	3,035.5	42.4	2,894.7	35.9	4.9
Other	308.9	4.3	324.3	4.0	(4.7)

Total net sales	$7,162.6	100.0%	$8,071.2	100.0%	(11.3)%

(1)	There were 254 selling days in 2009, compared to 255 selling days in 2008. On an average daily basis, total net sales decreased 10.9%.

The following table presents our net sales by customer channel for our Corporate and Public segments and the year-over-year dollar and percentage change in net sales for the years ended December 31, 2009 and 2008:

	Years Ended December 31,
(in millions)	2009	2008	Dollar Change	Percent Change
Corporate:
Medium / Large	$3,014.8	$3,898.6	$(883.8)	(22.7)%
Small Business	803.4	953.6	(150.2)	(15.7)

Total Corporate	$3,818.2	$4,852.2	$(1,034.0)	(21.3)%

Public:
Government	$1,270.7	$1,114.7	$156.0	14.0%
Education	1,040.5	1,034.7	5.8	0.6
Healthcare	724.3	745.3	(21.0)	(2.8)

Total Public	$3,035.5	$2,894.7	$140.8	4.9%

Total net sales in 2009 decreased $908.6 million, or 11.3%, to $7,162.6 million, compared to $8,071.2 million in 2008. There were 254 selling days in 2009, compared to 255 selling days in 2008. On an average daily basis, total net sales decreased 10.9%. The decline in total net sales between years was primarily the result of soft demand within our Corporate segment due to the general economic conditions that existed in the United States. On a sequential quarterly basis, the year-over-year percentage decline in total net sales lessened each quarter as we progressed through the first three quarters of 2009, and we experienced modest net sales growth of 1.7% for the fourth quarter of 2009.

Corporate segment net sales in 2009 decreased $1,034.0 million, or 21.3%, compared to 2008. Within our Corporate segment, net sales to our medium / large customers decreased 22.7% between years, while net sales to our small business customers decreased at a lesser rate of 15.7%. The decline in Corporate segment net sales was the result of overall weak customer demand as hardware sales in particular succumbed to a widespread recession beginning in late 2008. Public segment net sales in 2009 increased $140.8 million between years, or 4.9%, almost entirely due to sales growth within our government channel. The increase in government net sales was driven by an increase in large orders (defined to be in excess of $100,000) to our federal customers.

Gross profit

Gross profit decreased $228.1 million, or 16.8%, to $1,132.9 million in 2009, compared to $1,361.0 million in 2008. This decrease was driven by a decline in hardware sales which reflected both lower volumes and unfavorable changes in price/mix. As a percentage of net sales, gross profit was 15.8% in 2009, compared to 16.9% in 2008. The decrease in gross profit margin between years was driven by lower product margin and, to a lesser extent, lower cooperative advertising from vendors as a percentage of net sales. The decline in product margin was driven by competitive pressures in the marketplace. Product margin also generally declines as the proportion of Public segment net sales to total net sales increases. On a sequential quarterly basis, gross profit margin declined each quarter as we progressed through the first three quarters of 2009, and moderated at 15.4% in the fourth quarter of 2009.

Selling and administrative expenses

Selling and administrative expenses decreased $73.7 million, or 8.2%, to $821.1 million in 2009, compared to $894.8 million in 2008. This was driven by a decrease of $61.7 million in payroll costs that resulted primarily from lower sales commissions and lower other variable incentive compensation, as well as a decrease in the number of sales and non-sales coworkers. Our sales force decreased to 3,307 coworkers at December 31, 2009, compared to 3,593 coworkers at December 31, 2008. In addition to implementing cost saving actions such as cancelling certain merit compensation increases and suspending the 401(k) match for 2009, we eliminated approximately 200 coworkers in mostly non-sales force positions in January 2009. Selling and administrative expenses in 2009 also reflected reduced profit sharing/401(k) expense. For 2008, the amount charged to expense for the profit sharing/401(k) plan totaled $11.9 million. Of this amount, we reversed $8.0 million to income in the second quarter of 2009, as the payout of this amount was partially based upon certain financial objectives in 2009 that were not achieved. This reversal was partially offset by $6.4 million of plan expense recorded in 2009, resulting in a net credit of $1.6 million attributed to the profit sharing/401(k) plan for 2009. These decreases were partially offset by an increase of $9.9 million in consulting and advisory fees and expenses in 2009 compared to 2008.

Advertising expense

Advertising expense decreased $39.4 million, or 27.9%, to $101.9 million in 2009, compared to $141.3 million in 2008. As a percentage of net sales, advertising expense decreased to 1.4% in 2009, compared to 1.8% in 2008. The decrease in advertising expense was primarily the result of less national TV and magazine advertising.

Goodwill impairment

We recorded goodwill impairment charges of $241.8 million in 2009 and $1,712.0 million in 2008. Deterioration in macroeconomic conditions and the overall decline in our net sales during the first half of 2009 indicated that it was more likely than not that the fair value of certain of our reporting units was reduced to below the respective carrying amount. We considered this a triggering event under GAAP and performed an interim evaluation of goodwill as of June 1, 2009. As a result of that goodwill impairment evaluation, we recorded a goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for our Corporate segment and $28.0 million for the CDW advanced services business. For financial reporting purposes, the CDW advanced services business is combined with Canada and shown as “Other.” We performed our annual evaluation of goodwill for 2009 as of December 1. Our Public segment, Canada and the CDW advanced services business reporting units passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 9%, 30%, and 35%, respectively) while our Corporate segment reporting unit did not pass the first step. Accordingly, we performed the second step of the goodwill evaluation for our Corporate segment reporting unit, the results of which did not require us to record an impairment charge as the implied fair value of goodwill of this reporting unit exceeded the carrying value of goodwill by 10%.

In addition to the goodwill evaluations noted above, we recorded an adjustment of $6.8 million to goodwill in the fourth quarter of 2009 to correct errors in accounting for certain trade credits for periods prior to the Acquisition and expensed the $6.8 million in the fourth quarter of 2009 as an impairment charge. See Note 6 to the Successor Audited Financial Statements for further information on our adjustment to correct the accounting for trade credits. The goodwill balances at December 31, 2009 for our Corporate, Public and Other segments were $1,223.0 million, $907.3 million and $77.1 million, respectively.

The total goodwill impairment charge of $1,712.0 million in 2008 was comprised of $1,359.0 million for our Corporate segment and $353.0 million for our Public segment, and was primarily the result of deteriorating macroeconomic conditions during the fourth quarter of 2008. See Note 6 to the Successor Audited Financial Statements for further information on goodwill and the related impairment charges. The goodwill balances at December 31, 2008 for our Corporate, Public and Other segments were $1,430.0 million, $907.3 million and $104.7 million, respectively.

Loss from operations

The following table presents loss from operations by segment, in dollars and as a percentage of net sales, and the year-over-year percentage change in loss from operations for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Operating Margin Percentage	Dollars in Millions	Operating Margin Percentage	Percent Change
Segments: (1)
Corporate	$(56.7)	(1.5)%	$(1,104.2)	(22.8)%	94.9%
Public	150.7	5.0	(216.4)	(7.5)	169.6
Other	(23.2)	(7.5)	10.2	3.1	(328.2)
Headquarters (2)	(102.7)	N/A	(76.7)	N/A	(34.0)

Total loss from operations	$(31.9)	(0.4)%	$(1,387.1)	(17.2)%	97.7%

Goodwill impairment included in loss from operations:
Corporate	$(212.4)	(5.6)%	$(1,359.0)	(28.0)%	84.4%
Public	(1.1)	—	(353.0)	(12.2)	99.7
Other	(28.3)	(9.2)	—	—	N/A

Total goodwill impairment	$(241.8)	(3.4)%	$(1,712.0)	(21.2)%	85.9%

(1)

Segment loss from operations includes the segment’s direct operating income (loss) and allocations for Headquarters’ costs, allocations for logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.

(2)	Includes Headquarters’ function costs that are not allocated to the segments.

The loss from operations was $31.9 million in 2009, compared to a loss of $1,387.1 million in 2008. The operating losses were due to the previously discussed goodwill impairment charges of $241.8 million in 2009 and $1,712.0 million in 2008. Excluding goodwill impairment charges, operating income decreased $115.0 million, or 35.4%, in 2009 compared to 2008. This decrease was driven by lower gross profit from lower margins on the 11.3% net sales decline for 2009 due to the economic slowdown, partially offset by reduced advertising costs and lower selling and administrative expenses as a result of our overall cost savings strategy.

Corporate segment loss from operations was $56.7 million in 2009, compared to $1,104.2 million in 2008. The operating losses were due to the goodwill impairment charges of $212.4 million in 2009 and $1,359.0 million in 2008. Excluding goodwill impairment charges, operating income decreased $99.1 million, or 38.9%, in 2009 compared to 2008. Our Corporate segment was most significantly impacted by the economic slowdown as ensuing competitive pricing pressures resulted in lower margins on the 21.3% net sales decline for 2009. This was partially offset by lower selling and administrative expenses, mainly payroll costs for our sales force that resulted from reduced commissions and lower other variable incentive compensation and a lower number of sales coworkers.

Public segment income from operations was $150.7 million in 2009, compared to a loss from operations of $216.4 million in 2008. Public segment goodwill impairment charges were $1.1 million in 2009 and $353.0 million in 2008. Excluding goodwill impairment charges, income from operations increased $15.2 million, or 11.2%, in 2009 compared to 2008. While pricing pressures and an increase in low margin large orders for our Public segment resulted in lower gross profit between years, this impact was largely offset by reduced selling and administrative expenses. Our Public segment income from operations benefited in 2009 from an increase of $15.3 million in income allocations from our logistics operations compared to 2008. This allocation was primarily based on our Public segment’s proportionate share of total net sales, which increased between years.

The loss from operations within our Other segment was $23.2 million in 2009, compared to income from operations of $10.2 million in 2008. The operating loss for 2009 was a result of the goodwill impairment charge of $28.3 million for the CDW advanced services business.

The loss from operations for our Headquarters’ function of $102.7 million in 2009 was $26.0 million higher than the loss of $76.7 million in 2008. The incremental loss of $26.0 million in 2009 reflected an increase in costs of $5.0 million and lower intercompany allocations to the segments of $21.0 million compared to 2008. The $5.0 million cost increase in 2009 was primarily due to an increase of $9.9 million in consulting and advisory fees and expenses previously discussed and $5.3 million of higher occupancy expenses related to sales office expansion, partially offset by reductions in other areas as a result of cost savings actions.

Interest expense, net

At December 31, 2009, our outstanding long-term debt, excluding capital leases, totaled $4,620.4 million. Net interest expense in 2009 was $431.7 million, compared to $390.3 million in 2008. The increase in interest expense was primarily due to increasing interest rates under the Amended and Restated Bridge Loans. This increase was partially offset by lower interest rates under the senior secured revolving credit facility, which is based on LIBOR. For interest periods beginning prior to October 15, 2009, we had made all interest payments in cash. For the interest period from October 15, 2009 through April 14, 2010, we elected to defer interest payments on the $300.0 million principal amount of loans under our Amended and Restated Senior Bridge Loan Agreement under which we may elect to pay PIK Interest, and to add the deferred interest to the principal balance so that the deferred interest, together with the principal, would be due at maturity of such loans. The principal amount on the loans, all of which have subsequently been exchanged for Outstanding Senior PIK Election Notes, increased by approximately $17.0 million on April 15, 2010, and we will incur incremental interest expense of approximately $10.7 million over the remaining term as a result.

Income tax benefit

The income tax benefit was $87.8 million in 2009 compared to $12.1 million in 2008. The effective income tax rate, expressed by calculating the income tax benefit as a percentage of loss before income taxes, was 19.0% in 2009. This rate differs from the rate of 0.7% in 2008 primarily due to the nondeductible nature of the goodwill impairment charges of $241.8 million and $1,712.0 million in 2009 and 2008, respectively. The effective income tax rate was also lower in 2008 due to adjustments to deferred state income taxes primarily to reflect a change in tax filing status of one of our subsidiaries and tax expense in certain jurisdictions where various subsidiaries were taxable.

Net loss

Net loss was $373.4 million in 2009, compared to $1,765.1 million in 2008. The year-over-year change was primarily due to the impairment charges discussed above.

Adjusted EBITDA

Adjusted EBITDA was $465.4 million in 2009, a decrease of $105.2 million, or 18.4%, from $570.6 million in 2008. As a percentage of net sales, Adjusted EBITDA was 6.5% in 2009, compared to 7.1% in 2008.

We have included a reconciliation of EBITDA and Adjusted EBITDA for 2009 and 2008 in the table below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows, including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. See “Selected Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to cash flows from operating activities.

	Year Ended December 31,
(in millions)	2009	2008
Net loss	$(373.4)	$(1,765.1)
Depreciation and amortization	218.2	218.4
Income tax benefit	(87.8)	(12.1)
Interest expense, net	431.7	390.3

EBITDA	188.7	(1,168.5)

Adjustments:
Goodwill impairment	241.8	1,712.0
Non-cash equity-based compensation	15.9	17.8
Sponsor fee	5.0	5.0
Consulting and debt-related professional fees	14.7	4.3
Other adjustments (1)	(0.7)	—

Total adjustments	276.7	1,739.1

Adjusted EBITDA	$465.4	$570.6

(1)	Other adjustments include certain severance costs, and the gain related to the sale of the Informacast software and equipment in 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 (Aggregated)

The following table presents our results of operations, in dollars and as a percentage of net sales, for the years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008		Aggregated Year Ended December 31, 2007 (1)
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$8,071.2	100.0%	$8,144.5	100.0%
Cost of sales	6,710.2	83.1	6,826.6	83.8

Gross profit	1,361.0	16.9	1,317.9	16.2
Selling and administrative expenses	894.8	11.1	877.8	10.8
Advertising expense	141.3	1.8	124.3	1.5
Goodwill impairment	1,712.0	21.2	—	—

(Loss) income from operations	(1,387.1)	(17.2)	315.8	3.9
Interest expense, net	(390.3)	(4.8)	(87.8)	(1.1)
Other income (expense), net	0.2	—	(0.4)	—

(Loss) income before income taxes	(1,777.2)	(22.0)	227.6	2.8
Income tax benefit (expense)	12.1	0.1	(93.6)	(1.1)

Net (loss) income	$(1,765.1)	(21.9)%	$134.0	1.7%

(1)

Our aggregated results for the year ended December 31, 2007 represent the addition of the Predecessor period from January 1, 2007 through October 11, 2007 and the Successor period from October 12, 2007 through December 31, 2007. This aggregation does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a more meaningful and relevant comparison of our results.

Net sales

The following table presents our net sales by segment, in dollars and as a percentage of total net sales, and the year-over-year percentage change in net sales for the years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008		Aggregated Year Ended December 31, 2007
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Percent Change (1)
Corporate	$4,852.2	60.1%	$5,191.5	63.8%	(6.5)%
Public	2,894.7	35.9	2,674.1	32.8	8.2
Other	324.3	4.0	278.9	3.4	16.3

Total net sales	$8,071.2	100.0%	$8,144.5	100.0%	(0.9)%

(1)	There were 255 selling days in 2008, compared to 254 selling days in 2007. On an average daily basis, total net sales decreased 1.3%.

The following table presents our net sales by customer channel for our Corporate and Public segments and the year-over-year dollar and percentage change in net sales for the years ended December 31, 2008 and 2007:

	Years Ended December 31,
(in millions)	2008	Aggregated 2007	Dollar Change	Percent Change
Corporate:
Medium / Large	$3,898.6	$4,164.5	$(265.9)	(6.4)%
Small Business	953.6	1,027.0	(73.4)	(7.1)

Total Corporate	$4,852.2	$5,191.5	$(339.3)	(6.5)%

Public:
Government	$1,114.7	$1,030.8	$83.9	8.1%
Education	1,034.7	966.5	68.2	7.1
Healthcare	745.3	676.8	68.5	10.1

Total Public	$2,894.7	$2,674.1	$220.6	8.2%

Total net sales in 2008 decreased $73.3 million, or 0.9%, to $8,071.2 million, compared to $8,144.5 million in 2007. There were 255 selling days in 2008, compared to 254 selling days in 2007. On an average daily basis, total net sales decreased 1.3%. The decline in total net sales was largely the result of soft demand within our Corporate segment due to the general economic conditions that existed in the United States.

Corporate segment net sales in 2008 decreased $339.3 million, or 6.5%, compared to 2007. Within our Corporate segment, net sales to our medium / large customers decreased 6.4% between years, while net sales to small business customers decreased 7.1%. The decline in Corporate segment net sales was the result of weakening customer demand as hardware sales in particular succumbed to a widespread recession beginning in late 2008. Public segment net sales in 2008 increased $220.6 million, or 8.2%, compared to 2007 driven by net sales growth in all of our Public segment customer channels.

Gross profit

Gross profit increased $43.2 million, or 3.3%, to $1,361.0 million in 2008, compared to $1,317.9 million in 2007. As a percentage of net sales, gross profit was 16.9% in 2008, compared to 16.2% in 2007. The gross profit margin was positively impacted by the mix of products and services sold during 2008, which included increases in net service contract revenue and commission revenue. In addition, slightly higher amounts of cooperative advertising funds were classified as a reduction of cost of sales.

Selling and administrative expenses

Selling and administrative expenses increased $17.0 million, or 1.9%, to $894.8 million in 2008, compared to $877.8 million in 2007 as a result of several factors, including the impact of the Acquisition. We incurred incremental amortization expense of $128.3 million for 2008 compared to 2007 related to intangible assets recorded as a result of the Acquisition. In addition, payroll costs increased $26.5 million from 2007 to 2008, primarily as a result of the continued investment in our sales force. Our sales force increased to 3,593 coworkers at December 31, 2008, compared to 3,172 coworkers at December 31, 2007. Other coworker-related costs, including health care and profit sharing/401(k) costs, increased $5.5 million from 2007 to 2008, primarily reflecting the increase in the number of coworkers we added to our sales force between years. Occupancy costs, including rent and depreciation expense, increased $14.1 million from 2007 to 2008, of which $9.8 million related to incremental depreciation expense as a result of the Acquisition step-up in the recorded value of fixed assets. Bad debt expense and sponsor fees increased $4.1 million and $3.0 million, respectively, from 2007 to 2008. The impact of these increases for 2008 was partially offset by $171.1 million of expenses incurred in 2007 related to the Acquisition that did not recur in 2008. These expenses included $55.4 million related to establishing the MPK Coworker Incentive Plan II, $17.4 million of contributions expense related to the MPK Coworker Incentive Plan II, $25.3 million of acquisition-related share-based compensation expense, and $73.0 million of other acquisition-related costs, which included financial advisory fees, professional fees and certain coworker-related costs.

Advertising expense

Advertising expense increased $17.1 million, or 13.8%, to $141.3 million in 2008, compared to $124.3 million in 2007. As a percentage of net sales, advertising expense increased to 1.8%, compared to 1.5% in 2007. This increase was primarily due to additional national advertising and sponsorships.

Goodwill impairment

We performed our annual impairment evaluation for goodwill as of October 1, 2008, which was within one year of the date of the Acquisition. Both our Corporate and Public segments failed the first step of the evaluation, and accordingly, we performed the second step to determine the amount of the goodwill impairment. Due to rapidly deteriorating macroeconomic conditions in the fourth quarter of 2008, we determined that a triggering event had occurred as of December 31, 2008 that required us to update our initial test. Accordingly, we recorded a total goodwill impairment charge of $1,712.0 million in the fourth quarter of 2008. This charge was comprised of $1,359.0 million for our Corporate segment and $353.0 million for our Public segment. See Note 6 to the Successor Audited Financial Statements for further information on goodwill. The goodwill balances at December 31, 2008 for our Corporate, Public and Other segments were $1,430.0 million, $907.3 million and $104.7 million, respectively. The goodwill balances at December 31, 2007 for our Corporate, Public and Other segments were $2,797.8 million, $1,263.2 million and $111.8 million, respectively.

(Loss) income from operations

The following table presents (loss) income from operations by segment, in dollars and as a percentage of net sales, and the year-over-year percentage change in (loss) income from operations for the years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008		Aggregated Year Ended December 31, 2007
	Dollars in Millions	Operating Margin Percentage	Dollars in Millions	Operating Margin Percentage	Percent Change
Segments: (1)
Corporate	$(1,104.2)	(22.8)%	$386.6	7.4%	(385.6)%
Public	(216.4)	(7.5)	141.3	5.3	(253.1)
Other	10.2	3.1	2.3	0.8	347.8
Headquarters (2)	(76.7)	N/A	(214.4)	N/A	64.2

Total (loss) income from operations	$(1,387.1)	(17.2)%	$315.8	3.9%	(539.3)%

Goodwill impairment included in loss from operations:
Corporate	$(1,359.0)	(28.0)%	$—	—%	N/A
Public	(353.0)	(12.2)	—	—	N/A
Other	—	—	—	—	N/A

Total goodwill impairment	$(1,712.0)	(21.2)%	$—	—%	N/A

(1)

Segment (loss) income from operations includes the segment’s direct operating income (loss) and allocations for Headquarters’ costs, allocations for logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.

(2)	Includes Headquarters’ function costs that are not allocated to the segments.

The loss from operations was $1,387.1 million in 2008, compared to income from operations of $315.8 million in 2007. The operating loss in 2008 was due to the previously discussed goodwill impairment charge of $1,712.0 million. Excluding the goodwill impairment charge, operating income increased $9.1 million, or 2.9%, from 2007 to 2008. While net sales decreased 0.9%, a higher gross profit margin based on a favorable mix of products and services sold resulted in an increase in gross profit from 2007 to 2008. The increase in gross profit was partially offset by increased advertising expense and slightly higher selling and administrative expenses.

Corporate segment loss from operations was $1,104.2 million in 2008, compared to income from operations of $386.6 million in 2007. The operating loss in 2008 was due to the goodwill impairment charge of $1,359.0 million. Excluding the goodwill impairment charge, operating income decreased $131.8 million, or 34.1%, from 2007 to 2008. This decrease was primarily due to incremental amortization expense of $67.6 million in 2008 related to the customer relationships intangible asset recorded as a result of the Acquisition. Other factors contributing to the decrease in operating income were a decrease in gross profit, as higher margins did not offset the 6.5% net sales decline, and an increase in payroll costs as a result of the investment in our sales force.

Public segment loss from operations was $216.4 million in 2008, compared to income from operations of $141.3 million in 2007. The operating loss in 2008 was due to the goodwill impairment charge of $353.0 million. Excluding the goodwill impairment charge, income from operations decreased $4.8 million, or 3.4%, from 2007 to 2008. Our Public segment incurred incremental amortization expense of $37.7 million in 2008 related to the customer relationships intangible asset recorded as a result of the Acquisition, and higher payroll costs, resulting from higher sales commissions and the investment in our sales force. Offsetting the majority of these cost increases was higher gross profit driven by the 8.2% increase in net sales and improved margins related to product mix.

The loss from operations for our Headquarters’ function was $76.7 million in 2008, compared to a loss from operations of $214.4 million in 2007. Included in the 2007 operating loss was $171.1 million of expenses related to the Acquisition that did not recur in 2008. In addition, included in the loss from operations in 2008 was higher depreciation and amortization expense of $24.5 million related to the step-up in fixed assets and intangible assets recorded as a result of the Acquisition.

Interest expense, net

At December 31, 2008, our outstanding long-term debt, excluding capital leases, totaled $4,631.4 million. Net interest expense in 2008 was $390.3 million, compared to $87.8 million in 2007, as the debt obligations were not incurred until the date of the Acquisition. We had the option to defer interest payments on the $300.0 million principal amount of our loans under our Amended and Restated Senior Bridge Loan Agreement under which we may elect to pay PIK Interest and to add the deferred interest to the principal balance so that the deferred interest, together with the principal, would be due at maturity of such loans. During 2008, we chose to pay all interest in cash.

Income tax benefit (expense)

The income tax benefit was $12.1 million in 2008 compared to income tax expense of $93.6 million in 2007. The effective income tax rate, expressed as a percentage of income (loss) before income taxes, was 0.7% in 2008. This rate differs from the rate of 41.1% in 2007 primarily as a result of the non-deductible goodwill impairment charge recorded in 2008.

Net income (loss)

Net loss was $1,765.1 million in 2008, compared to net income of $134.0 million in 2007. This change was primarily due to the goodwill impairment charge in 2008 and the impact of the Acquisition which resulted in an increase in depreciation and amortization expense and higher net interest expense as described above.

Adjusted EBITDA

Adjusted EBITDA was $570.6 million for 2008, a decrease of $11.3 million, or 1.9%, from $581.9 million for 2007. As a percentage of net sales, Adjusted EBITDA was 7.1% for both years.

We have included a reconciliation of EBITDA and Adjusted EBITDA for 2008 and 2007 in the table below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA also provide helpful information with respect to our operating performance and cash flows, including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. See “Selected Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to cash flows from operating activities.

	Year Ended December 31,
(in millions)	2008	2007 Aggregated
Net (loss) income	$(1,765.1)	$134.0
Depreciation and amortization	218.4	80.0
Income tax (benefit) expense	(12.1)	93.6
Interest expense, net	390.3	87.8

EBITDA	(1,168.5)	395.4

Adjustments:
Goodwill impairment	1,712.0	—
Non-cash equity-based compensation	17.8	11.7
Sponsor fee	5.0	2.0
Consulting and debt-related professional fees	4.3	—
Acquisition-related costs (1)	—	171.1
Other adjustments (2)	—	1.7

Total adjustments	1,739.1	186.5

Adjusted EBITDA	$570.6	$581.9

(1)	Non-cash equity-based compensation expense of $25.3 million related to the Acquisition is included in Acquisition-related costs in 2007 Aggregated.
(2)	Other adjustments include payroll taxes on share-based compensation.

Seasonality

While we have not historically experienced significant seasonality throughout the year, sales in our Corporate segment, which primarily serves business customers, are typically higher in the fourth quarter than in other quarters due to customers spending their remaining technology budget dollars at the end of the year. Additionally, sales in our Public segment have historically been higher in the third quarter than in other quarters primarily due to the buying patterns of the federal government.

Liquidity and Capital Resources

Overview

We finance our operations and capital expenditures through a combination of internally generated cash from operations and from borrowings under our senior secured revolving credit facility. We believe that our current sources of funds will be sufficient to fund our cash operating requirements for the next year. In addition, we believe that, in spite of the uncertainty of future macroeconomic conditions, we have adequate sources of liquidity and funding available to meet our longer-term needs. However, there are a number of factors that may negatively impact our available sources of funds. The amount of cash generated from operations will be dependent upon factors such as the successful execution of our business plan and general economic conditions.

Cash Flows

Cash flows from operating, investing and financing activities were as follows:

	Successor					Predecessor
	Six Months Ended June 30,		Years Ended December 31,		Period from October 12, 2007 to December 31,	Period from January 1, 2007 to October 11, 2007
(in millions)	2010	2009	2009	2008	2007
Net cash provided by (used in):
Operating activities	$260.3	$299.4	$98.5	$174.2	$(171.2)	$213.5
Investing activities	(55.8)	(25.3)	(82.6)	(60.3)	(6,399.6)	200.0
Financing activities	(266.2)	(4.7)	(22.8)	(34.6)	6,586.5	101.2
Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.2	0.5	(0.5)	(0.1)	1.5

Net (decrease) increase in cash and cash equivalents	$(61.9)	$269.6	$(6.4)	$78.8	$15.6	$516.2

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2010 decreased $39.1 million compared to the same period for the prior year. This reduction was driven primarily by changes in our investment in working capital between periods. For the first six months of 2010, the reduction in net working capital, excluding cash and cash equivalents, was $166.1 million compared to a reduction in working capital of $248.3 million for the first six months of 2009. Our investment in working capital, excluding cash and cash equivalents, was higher at June 30, 2010 compared to the prior year primarily due to an increase in accounts receivable based on an increase of 28.5% in net sales for the first six months of 2010 compared to the same period of 2009, and an increase in days sales outstanding primarily within our Public segment. Partially offsetting this was an increase in accounts payable as of June 30, 2010 which reflected the build up to a normalized level of accounts payable following our taking advantage of early pay discounts as of the prior year end. Accounts payable also increased more significantly in the first six months of 2010 compared to the same period of the prior year to support the growth of the business and increased inventory levels. Net income as adjusted for non-cash items also increased $43.1 million between periods given the improved operating performance in 2010.

Net cash provided by operating activities for 2009 decreased $75.8 million compared to 2008. This decrease was the result of a $75.7 million decrease between years in net income as adjusted for non-cash items, as the 11.3% decline in net sales for 2009 led to lower earnings in 2009 compared to 2008. The impact of our investment in working capital on cash was essentially flat between years; however, there were significant changes in the relative levels of certain components. Accounts receivable increased $131.3 million during 2009 which reflected the fourth quarter 2009 increase in net sales of 1.7% between periods and an increase in days sales outstanding primarily for our Public segment. Accounts receivable decreased $116.7 million during 2008 primarily due to a fourth quarter 2008 decline in net sales of 9.4% between periods, reflecting the slowdown in the economy. Inventory levels similarly increased slightly during 2009 to support year-end sales growth and decreased $78.6 million during 2008 in response to the economic slowdown. Partially offsetting these factors were changes in accounts payable. Accounts payable increased $67.4 million during 2009 primarily as a result of lower early pay discounts taken than as of the previous year end. Accounts payable decreased $199.1 million during 2008 in response to lower inventory levels as sales declined and payments made to take advantage of incremental early pay discounts.

Net cash provided by operating activities for the period from January 1, 2007 through October 11, 2007 (“Predecessor 2007”) was $213.5 million. Net income as adjusted for non-cash items contributed $139.8 million to cash and changes in net working capital, excluding cash and cash equivalents, contributed $73.7 million to cash. Accounts receivable increased in Predecessor 2007 as a result of increased net sales during the period. A higher inventory balance was required to support this growth and contributed to the increase in accounts payable. The increase in accrued expenses was primarily due to liabilities recorded during the Predecessor 2007 period for Acquisition-related payments under the MPK Coworker Incentive Plan II. Net cash used in operating activities for the period from October 12, 2007 through December 31, 2007 (“Successor 2007”) was $171.2 million. Net income as adjusted for non-cash items contributed $11.1 million to cash and changes in working capital reduced cash by $182.3 million. The decrease in accounts payable was primarily due to the timing of payments. The decrease in accrued expenses was driven by Acquisition-related payments primarily related to the MPK Coworker Incentive Plan II and the payment of payroll taxes upon settlement of outstanding stock options, restricted stock and restricted stock unit grants.

In order to manage our working capital and operating cash needs, we monitor our cash conversion cycle, defined as days of sales outstanding in accounts receivable plus days of supply in inventory, less days of purchases outstanding in accounts payable. The following table presents the components of our cash conversion cycle (in days):

	June 30, 2010	June 30, 2009	December 31, 2009	December 31, 2008
Days of sales outstanding (DSO) (1)	43	40	46	44
Days of supply in inventory (DIO) (2)	14	15	15	15
Days of purchases outstanding (DPO) (3)	(25)	(24)	(20)	(20)

Cash conversion cycle	32	31	41	39

(1)

Represents the rolling three month average of the balance of trade accounts receivable, net at the end of the period divided by average daily net sales. Also incorporates components of other miscellaneous receivables.

(2)	Represents the rolling three month average of the balance of inventory at the end of the period divided by average daily cost of goods sold.
(3)	Represents the rolling three month average of the balance of accounts payable, excluding cash overdrafts, at the end of the period divided by average daily cost of goods sold.

The Successor 2007 and Predecessor 2007 periods have been excluded from the table above, as these statistics are not meaningful due to the impact of the Acquisition.

The cash conversion cycle increased to 32 days at June 30, 2010 compared to 31 days at June 30, 2009. A three-day increase in DSO was primarily driven by higher federal government sales within the Public segment. This increase was partially offset by a one-day decrease in DIO and a one-day increase in DPO.

The cash conversion cycle increased from 39 days at December 31, 2008 to 41 days at December 31, 2009. The two-day increase was a result of an increase in DSO from 44 days to 46 days at December 31, 2008 and 2009, respectively. This increase in DSO was also primarily driven by higher federal government sales within the Public segment.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2010 increased $30.5 million compared to the same period of the prior year. This was primarily due to an increase of $17.2 million in cash payments under our interest rate swap agreements in the first six months of 2010, as a result of increases in the spread between the variable rate of the underlying debt and the fixed rate of the swap agreements. Capital expenditures were $10.5 million for the six months ended June 30, 2010 and $8.3 million for the six months ended June 30, 2009, primarily for improvements to our information technology systems during both periods. We made premium payments totaling $5.9 million during the six months ended June 30, 2010 for four forward-starting interest rate cap agreements. During the six months ended June 30, 2009, we received cash proceeds of $5.2 million from the sale of the Informacast assets as discussed in Note 11 to the Unaudited Interim Financial Statements.

Net cash used in investing activities for 2009 increased $22.3 million compared to 2008. An increase of $53.0 million in cash payments under our interest rate swap agreements in 2009 was partially offset by lower capital expenditures of $25.5 million in 2009 compared to 2008. The increase in cash payments under the swap agreements was primarily due to increases in the spread between the variable rate of the underlying debt and the fixed rate of the swap agreements. Capital expenditures were lower in 2009 as part of the overall focus on cost containment during 2009.

Net cash provided by investing activities was $200.0 million for Predecessor 2007, reflecting net proceeds of $243.4 from redemptions and sales of marketable securities in connection with the Acquisition, partially offset by capital expenditures of $38.7 million and a final working capital adjustment payment of $4.7 million in early 2007 related to our acquisition of Berbee Information Networks Corporation in 2006. Net cash used in investing activities was $6,399.6 million for Successor 2007, representing funds used in the Acquisition of $6,391.6 million and capital expenditures of $8.0 million.

Financing Activities

Net cash used in financing activities increased $261.5 million for the six months ended June 30, 2010 compared to the same period of 2009. This change was primarily due to net repayments of $236.3 million that reduced our outstanding balance under our senior secured revolving credit facility. In the same period of 2009, we did not make any repayments under that facility.

Net cash used in financing activities decreased $11.8 million for 2009 compared to 2008. We repaid $11.0 million under our senior secured term loan facility in 2009, compared to net debt proceeds of $13.9 million from borrowings in 2008. In addition, we paid $11.3 million of deferred financing costs related to the amendment of our senior secured term loan facility in 2009, compared to $45.5 million of costs paid in 2008 in connection with the conversion of the Bridge Loans into extended loans.

Net cash provided by financing activities for Predecessor 2007 was $101.2 million, consisting of $43.7 million of proceeds from issuance of common stock and $73.6 million of gross excess tax benefits related to the Predecessor equity-based compensation plans. Partially offsetting these amounts was $16.1 million used in early 2007 to purchase shares of Predecessor common stock. Net cash provided by financing activities for Successor 2007 was $6,586.5 million, primarily related to debt and equity funding of the Acquisition. To fund the Acquisition, we received $2,071.7 million in invested cash from CDW Holdings and obtained $4,640.0 million in proceeds from our debt arrangements, partially offset by the payment of $102.7 million in deferred financing costs. Subsequent to the Acquisition, we made net repayments of $22.5 million under our senior secured revolving credit facility during the remainder of Successor 2007.

Long-Term Debt and Financing Arrangements

Long-term debt, excluding capital leases, was as follows:

(in millions)	June 30, 2010	December 31, 2009	December 31, 2008
Senior secured revolving credit facility	$255.1	$491.4	$491.4
Senior secured term loan facility	2,178.0	2,189.0	2,200.0
Senior Bridge Loans, Outstanding Senior Cash Pay Notes and Outstanding Senior PIK Election Notes	1,207.0	1,190.0	1,190.0
Senior Subordinated Bridge Loans and Outstanding Senior Subordinated Notes	721.5	750.0	750.0
Total long-term debt	4,361.6	4,620.4	4,631.4
Less current maturities of long-term debt	(22.0)	(22.0)	(15.2)

Long-term debt, excluding current maturities	$4,339.6	$4,598.4	$4,616.2

As of June 30, 2010, we were in compliance with the covenants under our Senior Credit Facilities, which are described below.

Senior Secured Revolving Credit Facility

At June 30, 2010, we had an $800.0 million senior secured revolving credit facility available for borrowings and issuance of letters of credit of which we had outstanding borrowings of $255.1 million (at an effective weighted-average interest rate of approximately 1.51% per annum) and $43.4 million of undrawn letters of credit.

Borrowings under this facility bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR, or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greater of (a) the prime rate and (b) the federal funds effective rate plus 50 basis points. The applicable margin varies (1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings) depending upon our average daily excess cash availability under the agreement. The senior secured revolving credit facility matures on October 12, 2012. Availability under this facility is limited to the lesser of the revolving commitment of $800.0 million or the amount of the borrowing base. The borrowing base is based upon a formula involving certain percentages of eligible inventory and eligible accounts receivable owned by us. At June 30, 2010, the borrowing base was $904.8 million as supported by eligible inventory and accounts receivable balances as of May 31, 2010. One of the lenders under this facility has failed to fund its pro rata share of several outstanding loan advances under this facility since 2008. As a result, actual availability under this facility is $38.3 million less than it would otherwise be if the defaulting lender was honoring its commitments under this facility. Assuming non-funding by the defaulting lender, we could borrow up to an additional $463.2 million under this facility as of June 30, 2010.

All obligations under the senior secured revolving credit facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. Borrowings under this facility are collateralized by a first priority interest in inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3 to the Unaudited Interim Financial Statements), deposits, and accounts receivable, and a second priority interest in substantially all other assets. The senior secured revolving credit facility contains negative covenants that, among other things, place restrictions and limitations on our ability and that of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. This facility also includes maintenance of a minimum average daily excess cash availability requirement. Should we fall below the minimum average daily excess cash availability requirement for ten consecutive business days, we become subject to a fixed charge coverage ratio until such time as the daily excess cash availability requirement is met for 30 consecutive business days.

Amended and Restated Senior Secured Term Loan Facility

At June 30, 2010, the outstanding principal balance of our amended and restated senior secured term loan facility was $2,178.0 million. The amended and restated senior secured term loan facility matures on October 10, 2014. Borrowings under this facility bear interest at either (a) the ABR plus a rate spread or (b) LIBOR plus a rate spread. The applicable rate spread varies (2.50% to 3.00% for ABR borrowings and 3.50% to 4.00% for LIBOR borrowings) based on our senior secured leverage ratio, as defined in the agreement evidencing this facility.

The effective weighted-average interest rate, without giving effect to the interest rate swap agreements (see Note 6 to the Unaudited Interim Financial Statements), on the principal amounts outstanding as of June 30, 2010 was 4.41% per annum, with an effective weighted-average interest rate for the six months ended June 30, 2010 of 4.18% per annum. The effective weighted-average interest rate, including the effect of the interest rate swap agreements, on the principal amounts outstanding as of June 30, 2010 was 7.79% per annum, with an effective weighted-average interest rate for the six months ended June 30, 2010 of 7.64% per annum.

We started making required quarterly principal payments on the amended and restated senior secured term loan facility in the amount of $5.5 million, beginning in September 2009, with the remainder due upon maturity. The amended and restated senior secured term loan facility provides, in addition to such required repayment, for the mandatory prepayment of principal amounts under certain circumstances, including a prepayment in an amount equal to 50% of our excess cash flow (as defined in the governing agreement) for the year then ended. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. Any such payments are applied against the remaining scheduled principal payment installments. For the year ended December 31, 2008, we made a mandatory prepayment based on excess cash flows of $4.5 million in March 2009. The payment reduced the September 30, 2009 scheduled quarterly principal payment to $1.0 million. We had no prepayment obligation based on excess cash flows for the year ended December 31, 2009.

All obligations under the amended and restated senior secured term loan facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The amended and restated senior secured term loan facility is collateralized by a second priority interest in substantially all inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3 to the Unaudited Interim Financial Statements), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The amended and restated senior secured term loan facility contains negative covenants that, among other things, place restrictions and limitations on our ability and that of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The amended and restated senior secured term loan facility also includes a senior secured leverage ratio requirement. The senior secured leverage ratio is required to be maintained on a quarterly basis and is defined as the ratio of senior secured debt (including amounts owed under trade financing agreements and capital leases) less cash and cash equivalents, to trailing twelve months Adjusted EBITDA. Compliance may be determined after giving effect to a designated equity contribution to us to be included in the calculation of Adjusted EBITDA.

On November 4, 2009, we amended certain terms with respect to the amended and restated senior secured term loan facility. As part of this amendment, the senior secured leverage ratio that is required to be maintained on a quarterly basis was revised as follows:

	Senior Secured Leverage Ratio Not to Exceed
Four Quarters Ending	Previous	Amended
December 31, 2009	6.75	7.25

March 31, 2010	5.75	7.75
June 30, 2010	5.75	7.75
September 30, 2010	5.75	7.75
December 31, 2010	5.75	8.00

March 31, 2011	4.75	7.50
June 30, 2011	4.75	7.50
September 30, 2011	4.75	7.50
December 31, 2011	4.75	7.25

March 31, 2012	3.75	7.00
June 30, 2012	3.75	7.00
September 30, 2012	3.75	6.75
December 31, 2012	3.75	6.75

March 31, 2013	3.75	6.50
June 30, 2013	3.75	6.50
September 30, 2013	3.75	6.00
December 31, 2013	3.75	5.75

March 31, 2014 and each fiscal quarter thereafter	3.75	5.50

For the four quarters ending June 30, 2010, the senior secured leverage ratio was 4.62.

Also, as part of this amendment, the applicable interest rate spread on principal amounts increased by 100 basis points. As such and as noted above, the spread varies from 2.50% to 3.00% for ABR borrowings and from 3.50% to 4.00% for LIBOR borrowings, based on our senior secured leverage ratio.

Certain other terms were also amended, including the placement of additional restrictions on our ability to incur additional indebtedness and the addition of a requirement that we maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the amended and restated senior secured term loan facility through maturity, subject to certain limitations. With the interest rate swap agreements currently in effect as described in Note 6 to the Unaudited Interim Financial Statements, we will be in compliance with this requirement through January 14, 2011. In April 2010, we entered into four forward-starting interest rate cap agreements with a combined notional amount of $1,100.0 million, which will extend the compliance with this requirement through January 14, 2013.

We incurred total fees and expenses of approximately $12.2 million in connection with this amendment. Of this amount, $11.3 million was capitalized as deferred financing costs and is being amortized over the remaining term of the amended and restated senior secured term loan facility.

We evaluated this amendment and determined that the existing debt was not considered extinguished under GAAP and no gain or loss was recognized in connection with the modification.

Amended and Restated Bridge Loans and Notes Outstanding Under our Indentures

As of June 30, 2010, the outstanding principal balance of our senior unsecured debt was $1,207.0 million, including $725.3 million principal amount under our Amended and Restated Senior Bridge Loan Agreement and $481.7 million principal amount in Outstanding Senior Cash Pay Notes and Outstanding Senior PIK Election Notes. All amounts outstanding under our Amended and Restated Senior Bridge Loan Agreement have subsequently been exchanged for outstanding notes. Our Senior Indenture has a maturity date of October 12, 2015. We are required to pay cash interest on $890.0 million of the outstanding principal amount of our Outstanding Senior Notes and can elect to pay cash or PIK Interest on $317.0 million of the outstanding principal amount of our Outstanding Senior PIK Election Notes (the “PIK Election Debt”). For PIK Election Debt, we may elect for any interest period prior to the interest period beginning on October 15, 2011 to either (i) pay the interest on amounts outstanding in cash, (ii) pay the interest in PIK Interest, or (iii) pay 50% of the interest in cash and 50% as PIK Interest. Elections are due not less than 30 days prior to the start of the interest period and the method of payment for the prior period will apply if no election is filed.

For all interest periods beginning prior to October 15, 2009, we had elected to pay interest on all PIK Election Debt in cash. We made a PIK election with respect to these loans for the interest period from October 15, 2009 through April 14, 2010. The principal amount on the PIK Election Debt increased by approximately $17.0 million on April 15, 2010 and we will incur incremental interest expense of approximately $10.7 million over the remaining term as a result.

We have made an election to pay interest in cash on all PIK Election Debt outstanding during the interest period from October 15, 2010 through April 14, 2011.

As of June 30, 2010, the outstanding principal balance of our senior subordinated debt was $721.5 million, including $225.0 million principal amount under our Amended and Restated Senior Subordinated Bridge Loan Agreement and $496.5 million principal amount of Outstanding Senior Subordinated Notes. All amounts outstanding under our Amended and Restated Senior Subordinated Bridge Loan Agreement have subsequently been exchanged for outstanding notes. Our Senior Subordinated Indenture has a maturity date of October 12, 2017. On March 10, 2010, one of our wholly owned subsidiaries purchased $28.5 million of principal amount of loans outstanding under our Amended and Restated Senior Subordinated Bridge Loan Agreement for a purchase price of $18.6 million. Since this transaction involved two members of the same consolidated group, our consolidated financial statements reflect the accounting for the transaction as if CDW LLC had acquired its own debt. As such, for purposes of financial reporting in our consolidated financial statements, this debt is accounted for as if extinguished, and we recorded a gain of $9.2 million on the extinguishment in our consolidated statement of operations during the first quarter of 2010. The gain represents the difference between the purchase price, including expenses paid to the debt holders and agent, and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs. We also recorded an adjustment of $0.7 million to interest expense to reduce the long-term accrued interest liability, representing the difference between interest expense previously recognized on the extinguished debt under the effective interest method and actual interest paid. In May 2010, our wholly owned subsidiary exchanged the $28.5 million in principal amount of such loan that it held for Outstanding Senior Subordinated Notes and subsequently surrendered those notes to the trustee for cancellation.

The senior unsecured debt and senior subordinated debt bore interest on the principal balances outstanding at a rate per annum equal to the sum of (1) the per annum LIBOR and applicable margin in effect prior to the conversion to extended loans (which occurred on October 10, 2008) plus (2) the conversion spread plus (3) the PIK margin of 75 basis points applicable to PIK Election Debt during interest periods in which an election to pay PIK Interest is made.

The conversion spread increased 50 basis points every three months until the maximum interest rate was reached on July 10, 2010.

	Senior Cash Pay Loans / Outstanding Senior Notes	PIK Election Debt		Senior Subordinated Debt
Maturity	10/12/2015	10/12/2015		10/12/2017
Outstanding principal (in millions)	$890.0	$317.0		$721.5
Extended loan interest rate (per annum)	2.78813%	2.78813%		2.78813%
Applicable margin (in basis points)	462.5	500.0		600.0
Conversion spread (in basis points)	350	350		350
Interest rate in effect at June 30, 2010 (per annum)	10.91313%	11.28813%		12.28813%
Maximum interest rate (per annum) (1)	11.0%	11.5	% (2)	12.535%

(1)	Effective July 10, 2010.
(2)	Does not include the PIK margin of 75 basis points applicable during interest periods in which an election to pay PIK Interest is made.

Obligations under the senior unsecured debt and senior subordinated debt are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries that is a guarantor under our Senior Credit Facilities. The senior unsecured debt and senior subordinated debt contain negative covenants that, among other things, place restrictions and limitations on our ability and that of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The senior unsecured debt and senior subordinated debt do not contain any financial covenants.

Outstanding Notes

As required by our Amended and Restated Bridge Loans, we entered into a Senior Exchange Note Indenture and a Senior Subordinated Exchange Note Indenture in October 2008. Under the terms of our Amended and Restated Bridge Loan Agreements and the Indentures, holders of our loans exchanged those loans for notes under the applicable Indentures by providing us with ten business days’ notice. The lenders chose either increasing rate notes or fixed rate notes. The interest rate associated with increasing rate notes continued to increase up to the caps in the same manner as it did for the loans. The interest rates for the fixed rate notes were fixed at the rate then applicable to the corresponding loan at the time of exchange. The fixed rate notes have certain call protection features which were not provided for the increasing rate notes. Holders of increasing rate notes subsequently converted into fixed rate notes. As of June 30, 2010, we had received requests for and issued $344.3 million principal amount of Outstanding Senior Cash Pay Notes, $137.4 million principal amount of Outstanding Senior PIK Election Notes and $525.0 million principal amount of Outstanding Senior Subordinated Notes ($28.5 million of which have been surrendered to the trustee for cancellation by one of our wholly owned subsidiaries). All of these requests were for increasing rate notes.

As of October 15, 2010, we have received requests for and issued $890.0 million aggregate principal amount of Outstanding Senior Cash Pay Notes, $317.0 million aggregate principal amount of Outstanding Senior PIK Election Notes and $750.0 million aggregate principal amount of Outstanding Senior Subordinated Notes ($28.5 million of which have been surrendered to the trustee for cancellation by one of our wholly owned subsidiaries). Additionally, all exchanges after July 10, 2010 were for fixed rate notes and all holder of increasing rate notes have subsequently exchanged their increasing rate notes for fixed rate notes.

The Senior Registration Rights Agreement and the Senior Subordinated Registration Rights Agreement, each dated as of October 10, 2008, obligated us to file the registration statement of which this prospectus is a part within 180 days of the initial issuance of the notes, registering the offer to exchange the outstanding notes for freely tradable exchange notes having substantially equivalent terms. We are conducting this exchange offer pursuant to these agreements. We are not required and do not intend to conduct any other registered exchange offers for the outstanding notes, so holders who do not participate in the exchange offers will not generally be entitled to any further registration rights, and therefore will not be permitted to transfer their outstanding notes absent an available exemption from registration.

Trade Financing Arrangements

We have entered into security agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. At June 30, 2010, the agreements allowed for a maximum credit line of $134.5 million collateralized by the inventory purchases financed by the financial institutions and certain other assets. We do not incur any interest expense associated with these agreements, as we pay the balances when they are due. At June 30, 2010, December 31, 2009, and December 31, 2008, we owed the financial institutions $123.5 million, $25.0 million, and $34.1 million respectively, which is included in trade accounts payable on our consolidated balance sheets.

Contractual Obligations

We have future obligations under various contracts relating to debt and interest payments, capital and operating leases, and asset retirement obligations. The following table presents our estimated future payments under contractual obligations that existed as of December 31, 2009, based on undiscounted amounts.

(in millions)	Payments Due by Period
	Total	< 1 year	1-3 years	4-5 years	> 5 years
Senior secured revolving credit facility (1)	$491.4	$—	$491.4	$—	$—
Senior secured term loan facility (2)	2,709.0	193.9	231.6	2,283.5	—
Senior unsecured debt (3)	1,991.8	119.8	268.7	268.7	1,334.6
Senior subordinated debt (3)	1,498.6	95.3	188.0	188.0	1,027.3
Operating leases (4)	134.9	19.2	28.7	27.0	60.0
Capital leases (5)	1.7	0.7	1.0	—	—
Asset retirement obligations (6)	1.1	0.1	0.5	—	0.5

Total (7)	$6,828.5	$429.0	$1,209.9	$2,767.2	$2,422.4

(1)	Includes only principal payments. Excludes interest payments and fees related to the revolving credit facility because of variability with respect to the timing of advances and repayments.
(2)

Includes future cash interest payments on long-term borrowings through scheduled maturity dates. Also includes the impact of interest rate swaps that convert $2,200.0 million of the variable rate debt to fixed rates. The swaps terminate on January 14, 2011. Interest payments for the variable rate debt and the associated interest rate swaps were calculated using interest rates as of December 31, 2009. Excluded from these amounts are the amortization of debt issuance and other costs related to indebtedness.

(3)

Includes future cash interest payments on long-term borrowings through scheduled maturity dates. Interest on our senior unsecured debt and senior subordinated debt is estimated using the stated interest rate, which increases 50 basis points every three months until the maximum interest rate is reached in July 2010. Excluded from these amounts are the amortization of debt issuance and other costs related to indebtedness.

(4)	Includes the minimum lease payments for non-cancelable leases for properties and equipment used in our operations.
(5)	Includes both principal and interest components of future minimum capital lease payments.

(6)	Represent commitments to return property subject to operating leases to original condition upon lease termination.
(7)	Excludes $8.0 million of reserves related to uncertain tax positions as the timing of such cash payments, if any, is uncertain.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Outlook for Remainder of 2010

Our net sales increased 28.5% for the first six months of 2010, compared to the first six months of 2009. We expect to experience a year-over-year net sales increase of around 20% for the full year 2010 when compared to 2009, as our year-over-year comparisons become more difficult in the second half of the year. Adjusted EBITDA increased 39.3% for the first six months of 2010, compared to the first six months of 2009. Adjusted EBITDA margin, expressed by calculating Adjusted EBITDA as a percentage of net sales, was 7.0% for the first six months of 2010, compared to 6.5% for the same period of 2009. Adjusted EBITDA margin for the full year 2010 is expected to show modest improvement when compared to the full year 2009 Adjusted EBITDA margin of 6.5%, as we continue to manage selling and administrative expenses while making select investments to drive future growth. Capital expenditures for the first six months of 2010 were $10.5 million, primarily for improvements to our information technology systems. We expect capital expenditures for the full year 2010 to total approximately $35 million.

Contingencies

We are party to legal proceedings that arise from time to time in the ordinary course of our business, including various pending litigation matters. We are also subject to audits by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, certain of our customers file voluntary petitions for reorganization or liquidation under the United States bankruptcy laws. In such cases, certain pre-petition payments received by us could be considered preference items and subject to return to the bankruptcy administrator.

We do not believe that any current audit or pending or threatened litigation will have a material adverse effect on our financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect our consolidated results of operations for a particular period.

Under the terms of our Amended and Restated Senior Bridge Loans, upon the request of investment banks affiliated with the original lenders under the Amended and Restated Bridge Loan Agreements (a “securities request”), we were obligated, upon the satisfaction of certain conditions, to publicly or privately issue long-term debt securities prior to October 10, 2008 (the date upon which the Amended and Restated Bridge Loans converted into extended loans) to refinance our outstanding bridge debt. The banks issued a securities request to us on April 18, 2008 and stated that they believed all conditions to the issuance of a securities request had been satisfied. However, we did not believe that all of the conditions to the issuance of a securities request had been satisfied and, accordingly, did not proceed with the issuance of long-term debt securities. The banks also requested in their securities request that if we did not issue the long-term debt securities, then interest accrue, beginning on April 18, 2008, on both of our then outstanding Senior Bridge Loans and Senior Subordinated Bridge Loans at the same interest rates that would have been applicable to the debt securities contemplated by the securities request. The amount of such additional interest from April 18, 2008 through July 10, 2010 (the date upon which the interest rate would reach the maximum under the agreements) would be approximately $93.0 million. We would have been entitled to a rebate of approximately $12.4 million of certain fees paid under the Amended and Restated Bridge Loans had we proceeded with the issuance of long-term debt securities on April 18, 2008. While the outcome of this matter is uncertain, we do not believe that we were required to issue any long-term debt securities in 2008. We, therefore, do not believe that we owe any additional amounts and have not accrued any amounts with respect thereto as of June 30, 2010.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

In Note 1 to the Successor Audited Financial Statements, we include a discussion of the significant accounting policies used in the preparation of our consolidated financial statements. We believe the following are the most critical accounting policies and estimates that include significant judgments used in the preparation of our financial statements. We consider an accounting policy or estimate to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our financial condition or results of operations.

Revenue Recognition

We are a primary distribution channel for a large group of vendors and suppliers, including OEMs and first–tier wholesale distributors. We record revenue from sales transactions when title and risk of loss are passed to our customer, there is persuasive evidence of an arrangement for sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Our usual shipping terms are F.O.B. destination, at which time title and risk of loss have passed to the customer. At the time of sale, we record an estimate for sales returns and pricing disputes based on historical experience. Our vendor OEMs warrant most of the products we sell.

Revenues from the sale of hardware products or software products and licenses are recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. Software products and licenses can be delivered to customers in a variety of ways, including (i) as physical product shipped from our warehouse, (ii) via drop-shipment by the vendor, or (iii) via electronic delivery.

Revenue from professional services is either recognized as incurred for services billed at an hourly rate or recognized using the percentage of completion method for services provided at a fixed fee. Revenue for managed services such as web hosting and server co-location is recognized over the period service is provided. From time to time, the sale of professional services may be bundled with hardware or software products to better meet the needs of our customers. In cases where this occurs, we allocate revenues to each element of the sale based on its relative fair value using vendor-specific objective evidence.

We also sell certain products for which we act as an agent. Products in this category include the sale of third party services, extended warranties, or software assurance (“SA”). SA is an “insurance” or “maintenance” product that allows customers to upgrade, at no additional cost, to the latest technology if new applications are introduced during the period that the SA is in effect. These sales do not meet the criteria for gross sales recognition, and thus are recognized on a net basis. Under net sales recognition, the cost to the vendor or third-party service provider is recorded as a reduction to sales, resulting in net sales being equal to the gross profit on the transaction.

Our larger customers are offered the opportunity by certain of our vendors to purchase software licenses and SA under enterprise agreements (“EAs”). Under EAs, customers are considered to be compliant with applicable license requirements for the ensuing year, regardless of changes to their employee base. Customers are charged an annual true-up fee for changes in the number of users over the year. With most EAs, our vendors will transfer the license and bill the customer directly, paying resellers such as us an agency fee or commission on these sales. We record these fees as a component of net sales as earned and there is no corresponding cost of sales amount. In certain instances, we bill the customer directly under an EA and account for the individual items sold based on the nature of the item. Our vendors typically dictate how the EA will be sold to the customer.

We record freight billed to our customers as net sales and the related freight costs as a cost of sales.

Deferred revenue includes (i) payments received from customers in advance of providing the product or performing services, and (ii) amounts deferred if other conditions of revenue recognition have not been met.

We estimate the revenues associated with products that have shipped but that have not yet been received by our customer and record an adjustment to reverse the impact of these sales and related cost of sales out of our results for the current period and into our results for the subsequent period. In doing so, we perform an analysis to determine the estimated number of days that product is in transit, using data from commercial delivery services and other sources. Changes in delivery patterns may result in a different number of business days used in making this adjustment and could have a material impact on our revenue recognition for the current period.

Inventory Valuation

Inventory is valued at the lower of cost or market value. Cost is determined using a weighted-average cost method. We decrease the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. If future demand or actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Vendor Programs

We receive incentives from certain of our vendors related to cooperative advertising allowances, volume rebates, bid programs, price protection, and other programs. These incentives generally relate to written agreements with specified performance requirements with the vendors and are recorded as adjustments to cost of sales or advertising expense, as appropriate. Vendors may change the terms of some or all of these programs, which could have an impact on our results of operations.

We record receivables from vendors related to these programs when the amounts are probable and reasonably estimable. Some programs are based on the achievement of specific targets, and we base our estimates on information provided by our vendors and internal information to assess our progress toward achieving those targets. If actual performance does not match our estimates, we may be required to adjust our receivables. We record reserves for vendor receivables for estimated losses due to vendors’ inability to pay or rejections by vendors of claims; however, if actual collections differ from our estimates, we may incur additional losses that could have a material impact on gross margin and operating income.

Goodwill and Other Intangible Assets

Goodwill is not amortized but is subject to periodic testing for impairment at the reporting unit level. Our reporting units used to assess potential goodwill impairment are the same as our operating segments. We are required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The annual test for impairment is conducted as of December 1. We changed our annual goodwill evaluation date to December 1 from October 1, effective in the fourth quarter of 2009, to better align with the completion of our annual budgeting process. Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the reporting units’ fair value in an orderly transaction between market participants. Under the income approach, we determine fair value based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Under the market approach, we utilize valuation multiples derived from publicly available information for peer group companies to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company. We have weighted the income approach and the market approach at 75% and 25%, respectively.

Determining the fair value of a reporting unit (and the allocation of that fair value to individual assets and liabilities within the reporting unit to determine the implied fair value of goodwill in the event a step two analysis is required) is judgmental in nature and requires the use of significant estimates and assumptions. These estimates and assumptions include primarily, but are not limited to, discount rate, terminal growth rate, selection of appropriate peer group companies and control premium applied, and forecasts of revenue growth rates, gross margins, operating margins, and working capital requirements. The allocation requires analysis to determine the fair value of assets and liabilities including, among others, customer relationships, trade names, and property and equipment. Any changes in the judgments, estimates, or assumptions used could produce significantly different results. Although we believe our assumptions are reasonable, actual results may vary significantly and may expose us to material impairment charges in the future.

Intangible assets include customer relationships, trade names, internally developed software, and other intangibles. Intangible assets with determinable lives are amortized on a straight-line basis over the estimated useful lives of the assets. The cost of software developed or obtained for internal use is capitalized and amortized on a straight-line basis over the estimated useful life of the software. These intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts related to trade accounts receivable for estimated losses resulting from the inability of our customers to make required payments. We take into consideration historical loss experience, the overall quality of the receivable portfolio, and specifically identified customer risks. If actual collections of customer receivables differ from our estimates, additional allowances may be required which could have an impact on our results of operations.

Income Taxes

Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse. We perform an evaluation of the realizability of our deferred tax assets on a quarterly basis. This evaluation requires us to use estimates and make assumptions and considers all positive and negative evidence and factors, such as the scheduled reversal of temporary differences, the mix of earnings in the jurisdictions in which we operate, and prudent and feasible tax planning strategies.

We account for uncertain tax positions based upon our assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return and recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Recent Accounting Pronouncements

Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance to amend and expand the disclosure requirements for fair value measurements. The guidance requires new disclosures about transfers in and transfers out of Levels 1 and 2 fair value measurements and presentation of the activities within Level 3 fair value measurements (presented gross in a roll forward of activity). The guidance also clarifies existing disclosures about the level of disaggregation of fair value for each class of assets and liabilities and about inputs and valuation techniques used to measure fair value. Except for the disclosures in the roll forward of activity in Level 3 fair value measurements, this guidance was effective for us as of January 1, 2010. Because it only requires additional disclosure, the adoption of this guidance did not have an impact on our consolidated financial position, results of operations, or cash flows. The disclosures in the roll forward of activity in Level 3 fair value measurements will become effective for us as of January 1, 2011. As this guidance also only requires additional disclosure, the adoption of this guidance will not have an impact on our consolidated financial position, results of operations, or cash flows.

Revenue Arrangements

In October 2009, the FASB issued amendments to authoritative guidance on revenue arrangements. The amended guidance amends the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and expands the disclosures related to multiple-deliverable revenue arrangements. The amended guidance also modifies the scope of authoritative guidance for revenue arrangements that include both tangible products and software elements to exclude from its requirements (1) non-software components of tangible products, and (2) software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible products essential functionality. The amended guidance is effective for fiscal years beginning on or after June 15, 2010 and will become effective for us beginning January 1, 2011. We do not expect the adoption of this guidance will have a material impact on our consolidated financial position, results of operations, or cash flows.

Quantitative and Qualitative Disclosures of Market Risks

Our market risks relate primarily to changes in interest rates. The interest rate on borrowings under our senior secured revolving credit facility and our amended and restated senior secured term loan facility is floating and, therefore, is subject to fluctuations. In order to manage the risk associated with changes in interest rates on borrowings under our amended and restated senior secured term loan facility, we have entered into interest rate derivative agreements to hedge a portion of the cash flows associated with the facility. Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate fluctuations.

As of December 31, 2009, we had two interest rate swap agreements with an aggregate notional amount of $2,200.0 million that effectively converted the outstanding principal amount under the amended and restated senior secured term loan facility from a floating-rate debt to a fixed-rate debt. Under the first swap agreement, a monthly net settlement is made for the difference between the fixed rate of 4.155% per annum and the floating rate based on one-month LIBOR on the $1,500.0 million notional amount of the swap. Under the second swap agreement, a monthly net settlement is made for the difference between the fixed rate of 3.9125% per annum and the floating rate based on one-month LIBOR on the $700.0 million notional amount. The notional amount on the second swap agreement was reduced to $500.0 million on January 14, 2010. Both swap agreements terminate on January 14, 2011. At December 31, 2009, we were in a liability position for both of the interest rate swaps noted above, the aggregate fair value of which was $70.6 million.

In April 2010, we entered into four forward-starting interest rate cap agreements for the purpose of limiting future exposure to interest rate risk on our floating-rate debt under the amended and restated senior secured term loan facility. Under these agreements, we made premium payments totaling $5.9 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. The cap agreements are effective from January 14, 2011 through January 14, 2013 and have a total notional value of $1,100.0 million.

See “Liquidity and Capital Resources—Contractual Obligations” for information on cash flows, interest rates, and maturity dates of our debt obligations.

BUSINESS

Overview

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the U.S. and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. We serve over 250,000 customers through our experienced and dedicated sales force of more than 3,300 coworkers. We offer over 100,000 products from over 1,000 brands and a multitude of advanced technology solutions. Our broad range of technology products includes leading brands such as Hewlett-Packard, Cisco, Microsoft, Lenovo, EMC, IBM and VMware. Our offerings range from discrete hardware and software products to complex technology solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. Our sales and operating results have been driven by the unique combination of our large and knowledgeable selling organization, highly skilled technology specialists and engineers, extensive range of product offerings, strong vendor partner relationships, and fulfillment and logistics capabilities. For the year ended December 31, 2009, our net sales and Adjusted EBITDA were $7,162.6 million and $465.4 million, respectively. For the six months ended June 30, 2010, our net sales and Adjusted EBITDA were $4,157.4 million and $292.3 million, respectively.

We have two reportable segments.

Corporate. Our Corporate segment customers are primarily in the SMB category, which we define as customers with up to 1,000 employees at a single location. We also serve larger customers, including FORTUNE 1000 companies, to help our vendor partners maximize their sales coverage. We have approximately 200,000 active accounts, well diversified across numerous industries. Our Corporate segment is divided into a small business customer channel, primarily serving customers with up to 100 employees, and a medium-large business customer channel, primarily serving customers with more than 100 employees. Our Corporate segment sales team is primarily organized by geography and customer size. We believe this enables us to better understand and serve customer needs, optimize sales resource coverage, and strengthen relationships with vendor partners to create more sales opportunities. Our Corporate segment generated net sales of $3,818.2 million and $2,310.1 million for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively.

Public. Our Public segment is divided into government, education and healthcare customer channels. The government channel serves federal as well as state and local governments. Our education channel serves higher education and K-12 customers. The healthcare channel serves customers across the healthcare provider industry. We have built sizable businesses in each of our three Public customer channels as net sales are approaching or exceeding $1 billion for each customer channel on an annualized basis. Our Public segment sales teams are organized by customer channel, and within each customer channel, they are generally organized by geography, except our federal government sales teams, which are organized by agency. We believe this enables our sales teams to address the specific needs of their customer channel while promoting strong customer relationships. Our Public segment generated net sales of $3,035.5 million and $1,651.2 million for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively.

Other. We also have two other operating segments, CDW advanced services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” The CDW advanced services business consists primarily of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. The services components of solutions sales, including custom configuration and other third party services, are recorded in our Corporate and Public segment net sales. Advanced services provided by CDW professional engineers are recorded in CDW advanced services. Our CDW advanced services and Canadian businesses generated net sales of $98.0 million and $210.9 million, respectively, for the year ended December 31, 2009. Our CDW advanced services and Canadian businesses generated net sales of $53.6 million and $142.5 million, respectively, for the six months ended June 30, 2010.

History

CDW was founded in 1984. In 2003, we purchased selected U.S. assets and the Canadian operations of Micro Warehouse, which extended our growth platform into Canada. In 2006, we acquired Berbee Information Networks Corporation, a provider of technology products, solutions and customized engineering services in advanced technologies primarily across Cisco, IBM and Microsoft portfolios. This acquisition increased our capabilities in customized engineering services and managed services. In 2007, we were acquired by Parent. For a description of the Acquisition, see “Summary—The Acquisition Transactions.”

Industry Overview

According to International Data Corporation (“IDC”), the overall U.S. technology market generated approximately $503 billion in sales in 2009, including $158 billion in hardware sales, $135 billion in software sales and $210 billion in services sales. The U.S. technology market is highly fragmented and served by a multitude of participants. These participants include original equipment manufacturers (“OEMs”), software publishers, wholesale distributors and business-to-business resellers. Wholesale distributors, such as Ingram Micro Inc., Tech Data Corporation and SYNNEX Corporation, act as intermediaries between OEMs and software publishers and resellers, providing logistics management and supply-chain services. Resellers, which include direct marketers, value-added resellers, e-tailers and retailers, sell products and/or services directly to the end-user customer, procuring products sold to their customers directly from OEMs and software publishers or from wholesale distributors. CDW is a technology solutions provider with both direct marketer and value-added reseller capabilities.

Our Competitive Strengths

We believe the following strengths differentiate CDW from our competitors and have contributed to our success:

Significant Scale and Scope

We are a leading multi-brand technology solutions provider in the U.S and Canada. Based upon publicly available information, we believe that our net sales are significantly larger than any other multi-brand direct marketer or value-added reseller in the U.S. Our significant scale and scope create competitive advantages with:

•

Breadth of solutions for customers. The breadth and depth of knowledge that our direct selling organization, specialists and engineers have across multiple industries and technologies position us well to anticipate and meet customer needs. Our size allows us to provide customers with a broad, multi-brand selection of technology products and solutions at competitive prices. We leverage our scale to provide a high level of customer service, including providing various options to procure technology, making it easy for customers to conduct business with CDW.

•

Broad market access for partners. We are an attractive route to market for vendor partners by providing access to a cost effective sales and marketing system that reaches over 250,000 customers. Our vendor partners recognize that, in addition to providing broad customer reach, our scale and scope enables us to sell, deliver and implement their products and services to customers with a high level of knowledge and consistency.

•

Unique coworker culture. We adhere to a core philosophy known as the Circle of Service, which places the customer at the center of all of our actions and fosters customer loyalty. Our size allows us to cost effectively invest in broad and deep coworker training, provide resources that help our coworkers be successful, and offer broad career development opportunities for coworkers. Our culture, together with these resources and opportunities, promote coworker knowledge and engagement, which ultimately benefits customers.

•

Operational cost efficiencies and productivity. Our large scale provides us with operational cost efficiencies across our organization, including purchasing, operations, IT, sales, marketing, and other support functions. These scale and scope advantages, which we leverage through our two state-of-the-art distribution centers, efficient business processes with a constant focus on productivity improvements, and proprietary information systems, have driven and sustained our attractive Adjusted EBITDA margin through the economic cycle.

Large and Knowledgeable Direct Selling Organization

The size, knowledge, capabilities and experience of our direct selling organization differentiates us from our competitors. We have more than 2,700 coworkers in our direct selling organization, consisting of account managers and field account executives. Including over 600 additional customer-facing coworkers, such as our technology specialists, our total sales force exceeds 3,300. Account managers provide inside sales coverage to customers, including developing customer relationships by calling existing and potential customers, providing advice on products and services, and partnering with specialists to develop and sell more complex solutions. Field account executives work within an assigned territory and interact with customers in-person, usually focusing on solutions that require a face-to-face interaction to sell to customers. Together, account managers and field account executives help us combine the benefits of a national technology solutions provider with a local presence.

Our mission is to maximize our customers’ technology investments by simplifying the complexities of technology across design, selection, procurement, integration and ongoing management. Our goal is to be viewed as an indispensible extension of our customers’ IT staffs, regardless of their size. We achieve this objective by providing superior service, industry-specific knowledge and technical expertise with experienced sales people. Multiple customer surveys administered by independent parties consistently show that customers view CDW as a leader in customer service compared to other multi-brand resellers and solution providers. The scale of our business allows us to segment our sales teams into customer channels so that we better understand the unique needs of customers and to provide extensive, targeted technical training to our direct selling organization.

Highly-Skilled Technology Specialists and Engineers

Our direct selling organization is supported by a team of technology specialists and engineers with more than 3,000 industry-recognized certifications who bring deep product and solution knowledge and capabilities to the technology challenges of our customers. Our technology specialists work with customers and our direct selling organization to design solutions and provide recommendations in the selection and procurement process. We have more than 600 highly-qualified and certified specialists, supporting numerous solutions and product categories, including: unified communication, security, networking, wireless, server/storage, virtualization, mobility, power and cooling, desktop, notebook, point-of-sale, managed print services, digital signage and software. Our team of more than 600 engineers, project managers, consultants and technicians in 18 markets across the U.S. support design, implementation and long-term solution management. These coworkers are continually developing and implementing customized solutions which are leveraged so that multiple customers can benefit from our implementation innovation and experience.

Large and Established Customer Channels

We have grown our customer channels within the Corporate and Public segments to sizeable businesses. Our government, education, healthcare and small business channels each has net sales that approach or exceed $1 billion. The deep industry knowledge of our dedicated sales, marketing and support resources within each of our customer channels allows us to understand and solve the unique challenges and evolving technology needs of our customers. In addition, our scale allows us to effectively replicate the benefits of large customer channels across multiple customer markets. Our vendor partners value our scale and capabilities within these customer channels and provide us with customer leads and support.

The size of our customer channels provides diversification benefits. Our Public segment, which is comprised of our government, education and healthcare channels, has historically been less correlated to economic cycles as evidenced by its 5% net sales growth in 2009 while overall technology spending declined in the U.S. market, according to IDC.

Strong, Established Vendor Partner Relationships

Our strong vendor partner relationships differentiate us from other multi-brand technology solutions providers. In addition to providing a cost-effective route to market for vendor partners, many of our competitive strengths – significant scale and scope, large and knowledgeable direct selling organization, highly-skilled technology specialists and engineers, scaled customer channels – enhance our value proposition to our vendor partners. We believe we are an important extension of our vendor partners’ sales and marketing capabilities and that we are the largest U.S. reseller for many of our vendor-partners, including Hewlett-Packard. As such, we are able to provide technology resources and insights to our customers that might otherwise be difficult for them to access independently or through other technology providers. Our direct selling organization, technology specialists and large customer channels allow us to develop intimate knowledge of our customers’ environments and their specific needs. Frequently, vendor partners will select CDW as a partner to develop and grow new customer solutions.

In addition, we are regularly recognized with top awards from our vendor partners. We were recently named Microsoft’s Worldwide Large Account Reseller Partner of the Year and Cisco’s Partner Summit global award for U.S. and Canada Partner of the Year.

Hardware, Software and Value-Added Service Offerings

Our broad offering of multi-brand products and services includes over 100,000 discrete hardware and software products as well as comprehensive solutions. Solutions generally have hardware, software and/or service components to them. For example, a virtualization solution could include assessment and design advice, sales of servers, storage, desktops and virtualization software, a services implementation and ongoing support. While we believe customers increasingly view certain technology purchases as solutions rather than product categories, the following table sets forth our net sales by major category, based upon our internal category definitions, as this presentation is more consistent with how industry sources and competitors generally categorize technology sales.

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Percentage Change
Hardware:
NetComm Products	$960.9	13.4%	$1,091.2	13.5%	(11.9)%
Notebook/Mobile Devices	831.8	11.6	970.2	12.0	(14.3)
Data Storage/Drives	815.2	11.4	838.4	10.4	(2.8)
Other Hardware	3,026.2	42.3	3,497.9	43.4	(13.5)

Total Hardware	$5,634.1	78.7%	$6,397.7	79.3%	(11.9)%
Software	$1,268.0	17.7%	$1,373.9	17.0%	(7.7)%
Services	$180.2	2.5%	$200.8	2.5%	(10.2)%
Other (1)	$80.3	1.1%	$98.8	1.2%	(18.7)%

Total net sales	$7,162.6	100.0%	$8,071.2	100.0%	(11.3)%

(1)	Includes items such as delivery charges to customers and certain commission revenue.

Hardware

Through our broad portfolio of hardware products and strong relationships with industry leading vendor partners, we are able to provide our customers with multi-brand solutions across multiple product categories. We currently offer our customers a comprehensive selection of hardware from leading brands such as Hewlett-Packard, Cisco, Lenovo, EMC and IBM. Our hardware offerings include products across multiple categories such as network communications, notebooks/mobile devices, data storage, video monitors, printers, desktops, and servers, among others. Our multi-brand approach enables our sales force to identify the right products or combination of products to best address each customer’s specific organizational challenges, without being constrained by a particular brand. Key advantages of this strategy include the ability to satisfy customer-specific preferences and requirements, to meet compatibility needs of a customer’s existing technology infrastructure, and to offer best pricing and product availability options. In addition, our scale, strong vendor partner relationships and highly efficient sales and delivery model enable us to consistently offer competitive prices. Our strategically-located distribution facilities allow us to meet even the most challenging customer requests. We also leverage drop-ship arrangements with many of our OEMs and distributors that allow us to offer even greater selection to our customers without having to physically hold the inventory.

Software

CDW helps customers maximize their software investment by supporting them through the complexities of the entire software lifecycle. We offer software solutions from the largest and category-leading software publishers, including Microsoft, Adobe, Symantec, Oracle, VMware and IBM. Our software lifecycle services include assessment and validation, procurement, deployment and contract management. We work closely with our customers to evaluate their software needs, navigate them through various complex licensing options, and procure the best software arrangements for their business. We help customers optimize software license procurement by consolidating vendors and recommending the most appropriate licensing contracts. In addition to deployment and migration services, we assist our customers in realizing the value of their purchases through ongoing contract management to ensure they maximize their contract benefits and renew on a timely basis. For example, many of our customers purchase maintenance contracts which allow them to receive new versions, upgrades or updates of software products released during the maintenance period. As part of our contract management services, we help our customers in tracking these upgrade benefits.

Value-Added Services and Solutions

We believe customers are increasingly looking for solutions from their technology providers in order to optimize their technology investments and best achieve their business objectives. CDW offers a full suite of value-added services, which typically are delivered as part of a technology solution, to help our customers meet their specific needs. CDW solutions can range from the expert configuration and delivery of 100 laptops overnight, to specialized technical advice and product procurement, including associated warranties, for an enterprise network, to very complex, fully-integrated technology solutions such as virtualization, collaboration, security, mobility, data center optimization, and cloud computing. We also offer a complementary set of services, including installations, sales of warranties and managed services, such as remote network and data center monitoring.

Customers

We serve over 250,000 customers in the United States and Canada. Excluding sales to the federal government, which are diversified across multiple agencies and departments and collectively accounted for 12.6% of 2009 net sales, we are not reliant on any one customer as our next five largest customers comprised less than 2.0% of net sales in 2009.

Inventory Management/Distribution

We utilize our information technology systems to manage our inventory in a cost-efficient manner, resulting in a rapid-turn inventory model. We generally only stock items that have attained a minimum sales volume.

Our distribution process is highly automated. Once a customer order is received and credit approved, orders are automatically routed to one of our distribution centers for picking and shipping as well as configuration and imaging services. We operate two distribution centers: an approximately 450,000 square foot facility in Vernon Hills, Illinois, and an approximately 513,000 square foot facility in North Las Vegas, Nevada. We ship over 35 million units annually on an aggregate basis from our two distribution centers. We believe that the location of our distribution centers allows us to efficiently ship products throughout the United States and provide timely access to our principal distributors. Our locations enable us to obtain and ship non-stocked items quickly and efficiently. We believe that competitive sources of supply are available in substantially all of the product categories we offer. We continue to improve the productivity of our distribution centers as measured by key performance indicators such as units shipped per hour worked and bin accuracy.

Information Technology Systems

Our proprietary information technology systems are a key element in our ability to be a leading multi-brand technology solutions provider. Our customized information technology and unified communication systems enhance our ability to provide prompt, efficient and expert service to our customers. In addition, these systems enable centralized management of key functions, including purchasing, inventory management, and billing, collection of accounts receivable, sales and distribution. Our systems provide us with thorough, detailed and real-time information regarding key aspects of our business, enabling us to continuously enhance productivity, ship customer orders quickly and efficiently, respond appropriately to industry changes and provide high levels of customer service. Our websites, which provide electronic order processing and many advanced tools, such as order tracking, reporting and asset management, make it easy for customers to transact business with us and ultimately enhance our customer relationships. Online revenues were approximately $1,500 million and $850 million for the year ended December 31, 2009 and for the six months ended June 30, 2010, respectively.

Purchasing, Vendor Partner and Distributor Relationships

We purchase products for resale from vendor partners, which include OEMs and software publishers, and wholesale distributors. For the year ended December 31, 2009, we purchased approximately 46% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. Purchases from wholesale distributors Tech Data, Ingram Micro and SYNNEX represented approximately 16%, 11% and 8%, respectively, of our total purchases. Sales of products manufactured by Hewlett-Packard comprised approximately 24% of our total net sales. We are authorized by OEMs to sell via direct marketing all or selected products offered by the manufacturer. Our authorization with each OEM provides for certain terms and conditions, which may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as purchase or sales rebates and cooperative advertising reimbursements. We also operate as a reseller for major software publishers that allows the end-user customer to acquire packaged software or licensed products and services. Vendor incentive programs are at the discretion of our vendor partners and usually require the achievement of a specified sales volume or growth rate within a specified period of time to qualify for all, or some, of the incentive programs.

Competition

The market for technology products and services is highly competitive. Competition is based on the ability to tailor specific solutions to customer needs, quality and breadth of product and service offerings, knowledge and expertise of sales force, customer service, price, product availability, speed of delivery and credit availability. Our competition includes:

•	direct marketers such as Insight Enterprises, PC Connection, PC Mall, Softchoice and GTSI;

•	value-added resellers, including larger ones such as Logicalis, Agilysis, Sirius, and many regional and local value-added resellers;

•	manufacturers such as Dell, Hewlett-Packard, and Apple, who sell directly to customers;

•	e-tailers such as Tiger Direct, Buy.com, Amazon and Newegg;

•	large service providers and system integrators such as IBM, Accenture, HP/EDS and Dell/Perot;

•	retailers such as Best Buy, Office Depot, Office Max, Staples, Wal-Mart, Sam’s Club and Costco.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors. For a discussion of the risks associated with competition, see “Risk Factors—Risks Relating to Our Business—Substantial competition could reduce our market share and significantly harm our financial performance.”

Coworkers

As of September 30, 2010, we employed more than 6,200 coworkers, none of whom is covered by collective bargaining agreements. We consider our coworker relations to be good.

Properties

As of September 30, 2010, we owned or leased a total of approximately 2.1 million square feet of space throughout the United States and Canada. We own two properties: a combined office and an approximately 450,000 square foot distribution center in Vernon Hills, Illinois, and an approximately 513,000 square foot distribution center in North Las Vegas, Nevada. In addition, we conduct sales, services and administrative activities in various leased locations throughout North America, including data centers in Madison, Wisconsin and Minneapolis, Minnesota.

Intellectual Property

The CDW trademark and certain variations thereon are registered, or subject to pending trademark applications. We believe our trademarks have significant value and are important factors in our marketing programs. In addition, we own domain names, including cdw.com and cdwg.com, for our primary trademarks. Finally, we have unregistered copyrights in our website content.

Legal Proceedings

We are party to legal proceedings that arise from time to time in the ordinary course of our business, including various pending litigation matters. We are also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, some of our customers file voluntary petitions for reorganization or liquidation under the United States bankruptcy laws. In such cases, certain pre-petition payments received by us could be considered preference items and subject to return to the bankruptcy administrator.

We do not believe that any current audit or pending or threatened litigation will have a material adverse effect on our financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect our consolidated results of operations for a particular period.

MANAGEMENT

Directors, Managers and Executive Officers

The directors of Parent, the managers of CDW Holdings and CDW LLC and our executive officers are set forth below:

Name	Age	Position
John A. Edwardson	61	Chairman of the Board and Chief Executive Officer of CDW Holdings, CDW LLC and Parent
Thomas E. Richards	55	President and Chief Operating Officer
Dennis G. Berger	45	Senior Vice President and Chief Coworker Services Officer
Douglas E. Eckrote	46	Senior Vice President—Strategic Solutions and Services
Ann E. Ziegler	52	Senior Vice President and Chief Financial Officer
Christine A. Leahy	46	Senior Vice President, General Counsel and Corporate Secretary
Jonathan J. Stevens	40	Senior Vice President—Operations and Chief Information Officer
Christina V. Rother	47	Senior Vice President—Sales
Matthew A. Troka	40	Vice President—Product and Partner Management
Steven W. Alesio	56	Manager of CDW Holdings and CDW LLC
Barry K. Allen	61	Manager of CDW Holdings and CDW LLC
Benjamin D. Chereskin	51	Manager of CDW Holdings and CDW LLC
Glenn M. Creamer	48	Manager of CDW Holdings and CDW LLC
Michael J. Dominguez	41	Manager of CDW Holdings and CDW LLC and Director of Parent
George A. Peinado	40	Manager of CDW Holdings and CDW LLC and Director of Parent
Robin P. Selati	44	Manager of CDW Holdings and CDW LLC

John A. Edwardson serves as our Chairman of the Board and Chief Executive Officer, and as a manager of CDW Holdings and CDW LLC and a director of Parent. Mr. Edwardson has served as our Chairman and Chief Executive Officer since joining us in 2001. Prior to joining CDW in 2001, Mr. Edwardson served as Chairman and Chief Executive Officer of Burns International Services Corporation from 1999 until 2000. Mr. Edwardson previously served as a Director and President from 1994 to 1998 and Chief Operating Officer from 1995 to 1998 of UAL Corporation and United Airlines. He currently serves on the Board of Directors of FedEx Corporation. Mr. Edwardson is a graduate of Purdue University where he earned a bachelor’s degree and a graduate of the University of Chicago where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Edwardson possesses particular knowledge and experience in strategic planning and leadership of complex organizations and board practices of other major corporations, which strengthen the board’s collective qualifications, skills and experience.

Thomas E. Richards serves as our President and Chief Operating Officer. Mr. Richards joined CDW in September 2009, and is responsible for sales, services, product and partner management, marketing and e-commerce. Prior to joining CDW, Mr. Richards held leadership positions with Qwest Communications, a telecommunications carrier. From 2008 to 2009, he served as Executive Vice President and Chief Operating Officer, where he was responsible for the day-to-day operation and performance of Qwest Communications, and before assuming that role, was the Executive Vice President of the Business Markets Group from 2005 to 2008. Mr. Richards has also served as Chairman and Chief Executive Officer of Clear Communications Corporation and as Executive Vice President of Ameritech Corporation. Mr. Richards is a graduate of the University of Pittsburgh where he earned a bachelor’s degree and a graduate of Massachusetts Institute of Technology where he earned a Master of Science in Management as a Sloan Fellow.

Dennis G. Berger serves as our Senior Vice President and Chief Coworker Services Officer. Mr. Berger joined CDW in September 2005 as Vice President—Coworker Services. In January 2007, he was named Senior Vice President and Chief Coworker Services Officer. Mr. Berger is responsible for leading CDW’s programs in coworker learning and development, benefits, compensation, performance management, coworker relations and talent acquisition. Prior to joining CDW, he served as Vice President of Human Resources at PepsiAmericas, a beverage company, from 2002 to 2005. Mr. Berger has also held human resources positions of increasing responsibility at Pepsi Bottling Group, Inc., Pepsico, Inc. and GTE Corporation. Mr. Berger serves on the Board of Directors for the Human Resources Management Association of Chicago, Glenwood School for Boys and Girls, Chicago SCORES and Anti-Defamation League of Chicago. Mr. Berger is a graduate of Northeastern University where he earned a bachelor’s degree and a graduate of Washington University in St. Louis where he earned a Master of Business Administration.

Douglas E. Eckrote serves as our Senior Vice President of Strategic Solutions and Services and is responsible for our technology specialist teams focusing on servers and storage, unified communications, security, wireless, power and cooling, networking, software licensing and mobility solutions. He also holds responsibility for CDW Canada, Inc. Mr. Eckrote joined CDW in 1989 as an account manager. Mr. Eckrote was appointed Director of Operations in 1996, Vice President of Operations in 1999 and Senior Vice President of Purchasing in April 2001. In October 2001, he was named Senior Vice President of Purchasing and Operations. He was named Senior Vice President of Operations, Services and Canada in 2006 and assumed his current role in 2009. Prior to joining CDW, Eckrote worked in outside sales for Arrow Electronics and Cintas Uniform Company. From 2003 to 2009, Mr. Eckrote served on the Board of Directors for the Make-A-Wish Foundation of Illinois, completing the last two years as Board Chair and currently serves on the Make-A-Wish Foundation of America National Chapter Performance Committee. Mr. Eckrote also served on the Board of Directors for the Center for Enriched Living from 2002-2008, serving as Vice President from 2004-2005, President from 2006-2008 and currently serves as Board Emeritus. Mr. Eckrote is a graduate of Purdue University where he earned a bachelor’s degree and a graduate of Northwestern University’s Kellogg School of Management where he earned an Executive Master of Business Administration.

Ann E. Ziegler joined the Company in April 2008 as Senior Vice President and Chief Financial Officer. Prior to joining CDW, Ms. Ziegler spent 15 years at Sara Lee Corporation (“Sara Lee”), a global consumer goods company, in a number of executive roles including finance, mergers and acquisitions, strategy and general management positions in both U.S. and international businesses. Most recently, from 2005 until April 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President of Administration for Sara Lee Food and Beverage. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler serves on the boards of directors of Hanesbrands, Inc., Unitrin, Inc. and The Chicago Shakespeare Theatre. Ms. Ziegler is a graduate of The College of William and Mary where she earned a bachelor’s degree and a graduate of the University of Chicago Law School where she earned her Juris Doctor.

Christine A. Leahy serves as our Senior Vice President, General Counsel and Corporate Secretary and is responsible for our legal, corporate governance and compliance functions. Ms. Leahy joined CDW in January 2002 as Vice President, General Counsel and Corporate Secretary. In January of 2007, she was named Senior Vice President. Before joining CDW, Ms. Leahy served as a corporate partner in the Chicago office of Sidley Austin LLP where she specialized in corporate governance, securities law, mergers and acquisitions and strategic counseling. Ms. Leahy serves on the Board of Trustees of Children’s Home and Aid. Ms. Leahy is a graduate of Brown University where she earned a bachelor’s degree and a graduate of Boston College Law School where she earned her Juris Doctor. She also completed the CEO Perspective and Women’s Director Development Programs at Northwestern University’s Kellogg School of Management.

Jonathan J. Stevens serves as our Senior Vice President of Operations and Chief Information Officer. Mr. Stevens joined CDW in June 2001 as Vice President—Information Technology, was named Chief Information Officer in January 2002 and Vice President—International and Chief Information Officer from 2005 until December 2006. In January 2007, he was named Senior Vice President and Chief Information Officer and assumed his current role in November 2009. Mr. Stevens is responsible for the strategic direction of our information technology. Additionally, he holds responsibility for our distribution centers, transportation, facilities, customer relations, operational excellence and the business technology center. Prior to joining CDW, Mr. Stevens served as regional technology director for Avanade, an international technology integration company formed through a joint venture between Microsoft and Accenture from 2000 to 2001. Prior to that, Mr. Stevens was a principal with Microsoft Consulting Services and led an information technology group for a corporate division of AT&T/NCR. Mr. Stevens is a graduate of the University of Dayton where he earned a bachelor’s degree.

Christina V. Rother serves as our Senior Vice President of Sales and is responsible for managing all aspects of our corporate and public sector sales forces, including sales force strategy, structure, goals, revenue generation and training and development. Ms. Rother joined CDW in 1991 as an account manager. In 2002, she was appointed Vice

President for Education and State and Local Sales. In 2005, she was chosen to lead our newly formed healthcare sales team. She was promoted to Group Vice President in 2006 for CDW Government LLC until assuming her current roles as our Senior Vice President and President of CDW Government LLC in 2009. Prior to joining CDW, Ms. Rother held a number of sales positions with technology companies including Laser Computers and Price Electronics. Ms. Rother serves on the Board of Directors for the Associated Colleges of Illinois and the Make-A-Wish Foundation of Illinois. Ms. Rother is a graduate of the University of Illinois at Chicago where she earned a bachelor’s degree.

Matthew A. Troka serves as our Vice President of Product and Partner Management. Mr. Troka is responsible for managing our relationships with all of our vendor partners. In addition, he directs the day-to-day operations of our purchasing department. Mr. Troka joined CDW in 1992 as an account manager and became a sales manager in 1995. From 1998 to 2001, he served as Corporate Sales Director. From 2001 to 2004, Mr. Troka was Senior Director of Purchasing. From 2004 to 2006, Mr. Troka served as Vice President of Purchasing. He assumed his current position in 2006. He also is Chairman of the CDW Supplier Diversity Advisory Council. Mr. Troka serves as a member of the Board of Directors for Rainbows for All Children. Mr. Troka is a graduate of the University of Illinois where he earned a bachelor’s degree.

Steven W. Alesio serves as a manager of CDW Holdings and CDW LLC. Mr. Alesio was most recently Chairman of the Board and Chief Executive Officer of Dun & Bradstreet Corporation (“D&B”), a provider of credit information on businesses and corporations. After joining D&B in January 2001 as Senior Vice President, Mr. Alesio served in various senior leadership positions. In May 2002, Mr. Alesio was named President and Chief Operating Officer, and was elected to the Board of Directors. In January 2005, Mr. Alesio was chosen to be the Chief Executive Officer, and in May of 2005, he became Chairman of the Board. In November of 2009, it was announced that Mr. Alesio would retire from the company effective January 1, 2010. Mr. Alesio continued to serve as Chairman of the Board until his departure on June 30, 2010. Prior to joining D&B, Mr. Alesio spent 19 years with the American Express Company, where he served in marketing and then general management roles. Mr. Alesio is the founding sponsor and Senior Advisor for the non-profit, All Stars Project of New Jersey, which provides outside-of-school leadership development and performance-based education programming to thousands of inner-city young people in Newark and its surrounding communities. Mr. Alesio is a graduate of St. Francis College where he earned a bachelor’s degree and a graduate of University of Pennsylvania’s Wharton School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Alesio possesses particular knowledge and experience in strategic planning and leadership of complex organizations and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Barry K. Allen serves as a manager of CDW Holdings and CDW LLC. Mr. Allen serves as Senior Advisor at Providence Equity Partners. Prior to joining Providence Equity Partners in 2007, Mr. Allen was Executive Vice President of Operations at Qwest Communications International, a telecommunications carrier. Before his retirement from Qwest in June 2007, Mr. Allen was responsible for the company’s network and information technology operations. Prior to being named Executive Vice President of Operations in March 2004, he served as Qwest’s Executive Vice President of Operations and Chief Human Resources Officer. Before joining Qwest in August 2002, Mr. Allen was President of Allen Enterprises, a private equity investment and management company he founded in 2000. Previously, he served as President of Chicago-based Ameritech Corp., where he began his career in 1974 and held a variety of executive appointments including President and Chief Executive Officer of Wisconsin Bell and President and Chief Executive Officer of Illinois Bell. Before starting at Ameritech, Mr. Allen served in the U.S. Army where he reached the rank of Captain. Mr. Allen serves on the boards of directors of Harley Davidson (Chairman of the Board), Bell Canada Enterprises and the Fiduciary Management family of mutual funds. He has also served as a board member for many civic organizations, including the Greater Milwaukee Committee, currently the Boys and Girls Club of Milwaukee, Junior Achievement of Wisconsin, Children’s Hospital of Wisconsin and United Way in Milwaukee. Mr. Allen is a graduate of the University of Kentucky where he earned a bachelor’s degree and a graduate of Boston University where he earned a Master of Business Administration, with honors. As a result of these and other professional experiences, Mr. Allen possesses particular knowledge and experience in technology industries; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Benjamin D. Chereskin serves as a manager of CDW Holdings and CDW LLC. Mr. Chereskin is President of Profile Capital Management LLC (“Profile Capital”), an investment management firm. Prior to founding Profile Capital, Mr. Chereskin was a Managing Director of Madison Dearborn, having co-founded the firm in 1993. Prior to the founding of Madison Dearborn, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the Board of Directors of BF Bolthouse Holdco LLC, Cinemark, Inc., Tuesday Morning Corporation, University of Chicago Laboratory School and KIPP-Chicago and on the Board of Trustees of University of Chicago Medical School. During the previous five years, Mr. Chereskin also served as a director of Carrols Restaurant Group, Inc. Mr. Chereskin is a graduate of Harvard College where he earned a bachelor’s degree and a graduate of the Harvard Graduate School of Business Administration where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Chereskin possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Glenn M. Creamer serves as a manager of CDW Holdings and CDW LLC. Mr. Creamer is a Senior Managing Director of Providence Equity. Prior to the founding of Providence in 1989, Mr. Creamer was a Vice President of Narragansett Capital, which he joined in 1988. Mr. Creamer has also worked in investment banking at Merrill Lynch and JPMorgan. Mr. Creamer currently is a director of Telcordia Technologies. He also serves as a director of various non-profit boards, including Catholic Relief Services, Mustard Seed Communities USA and the Rhode Island School of Design Museum. Mr. Creamer is a graduate of Brown University where he earned a bachelor’s degree and a graduate of Harvard Business School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Creamer possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Michael J. Dominguez serves as a manager of CDW Holdings and CDW LLC and a director or Parent. Mr. Dominguez is a Managing Director of Providence Equity. Prior to joining Providence Equity in 1998, Mr. Dominguez worked for Salomon Smith Barney in corporate finance. Previously, Mr. Dominguez held positions with Morgan Stanley and was a senior consultant at Andersen Consulting. Currently, Mr. Dominquez also serves on the Board of Directors of AutoTrader.com, Bresnan Communications, Metro-Goldwyn-Mayer Inc. and ZeniMax Media Inc. Mr. Dominguez is a graduate of Bucknell University where he earned a bachelor’s degree and a graduate of Harvard Business School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Dominguez possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

George A. Peinado serves as a manager of CDW Holdings and CDW LLC and a director of Parent. Mr. Peinado is a Managing Director of Madison Dearborn and joined the firm in 2004. Prior to joining Madison Dearborn, Mr. Peinado was with DLJ Merchant Banking Partners and Morgan Stanley & Co. Mr. Peinado currently serves on the Board of Directors of BF Bolthouse Holdco LLC and The Yankee Candle Company, Inc. During the past five years, Mr. Peinado also served as a director for Pierre Holding Corp. Mr. Peinado is a graduate of Stanford University where he earned a bachelor’s degree and a graduate of The Tuck School at Dartmouth College where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Peinado possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Robin P. Selati serves as a manager of CDW Holdings and CDW LLC. Mr. Selati is a Managing Director of Madison Dearborn and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of BF Bolthouse Holdco LLC, Ruth’s Hospitality Group, Inc. and The Yankee Candle Company, Inc. During the previous five years, Mr. Selati also served as a director for Tuesday Morning Corporation, Carrols Restaurant Group, Inc., Pierre Holding Corp., Family Christian Stores, Inc., NWL Holdings, Inc. and Cinemark, Inc. Mr. Selati is a graduate of Yale University where he earned a bachelor’s degree and a graduate of the Stanford University Graduate School of Business where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Selati possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Boards of Managers and Directors

The board of managers of each of CDW Holdings and CDW LLC is currently composed of eight managers. The board of directors of Parent is currently composed of three directors. Because affiliates of Madison Dearborn and Providence Equity own approximately 97% of the voting common units of CDW Holdings, we would be a “controlled company” within the meaning of Rule 5615 of the Nasdaq Marketplace Rules, which would qualify us for exemptions from certain corporate governance rules of The Nasdaq Stock Market, Inc., including the requirement that the board of directors be composed of a majority of independent directors.

Audit Committee

Our audit committee currently consists of Messrs. Dominguez and Peinado. Our audit committee has responsibility for, among other things, the quality of our financial reporting and internal control processes, our independent auditor’s performance and qualification and the performance or our internal audit function.

Compensation Committee

Our compensation committee currently consists of Messrs. Allen, Chereskin, Creamer, Dominguez and Peinado. Our compensation committee has responsibility for, among other things, review and approval of executive compensation, review and approval of equity compensation and review of trends in management compensation.

Corporate Governance Committee

Our corporate governance committee currently consists of Messrs. Chereskin, Creamer, Dominguez and Peinado. Our corporate governance committee has responsibility for, among other things, review and approval of the size of our board, review of corporate governance guidelines, and oversight of programs for our managers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of any of our boards of managers or boards of directors.

Director Compensation

See “Executive Compensation—Director Compensation.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation philosophy and the material elements of compensation earned by our Named Executive Officers with respect to 2009. For context, this overview also includes a discussion of certain long-term incentive compensation modifications that were implemented in early 2010.

Our Named Executive Officers consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. For 2009, these Named Executive Officers are:

•	John A. Edwardson, Chairman and Chief Executive Officer

•	Thomas E. Richards, President and Chief Operating Officer

•	Ann E. Ziegler, Senior Vice President and Chief Financial Officer

•	Douglas E. Eckrote, Senior Vice President—Strategic Solutions and Services

•	Jonathan J. Stevens, Senior Vice President—Operations and Chief Information Officer

On October 12, 2007, we were acquired by a company controlled by investment funds affiliated with the Equity Sponsors and we ceased being a public company subject to SEC and stock exchange listing rules. Following the Acquisition, the Compensation Committees of CDW Holdings (our ultimate parent company) and the Company collectively have responsibility for determining the compensation of our Named Executive Officers. The two Compensation Committees are comprised of the same members, each of whom was appointed by the Equity Sponsors. For purposes of this Compensation Discussion and Analysis, these two Compensation Committees are collectively referred to as the “Committee.”

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy and Objectives

The Committee believes that the Company’s executive compensation programs should reward actions and behaviors that drive long-term, profitable revenue growth at above-market rates while also rewarding the achievement of short-term performance goals. The following objectives are grounded in a pay-for-performance philosophy and provide a framework for the Company’s executive compensation programs:

•	Attract, retain and motivate high performing talent;

•	Directly align executive compensation elements with both short-term and long-term Company performance; and

•	Align the interests of our executives with those of our stakeholders.

These objectives guided the decisions made by the Committee with respect to 2009 executive compensation and with respect to the 2010 modifications to the long-term incentive compensation program.

Role of Compensation Consultants

The Committee has the authority to retain an independent compensation consultant. The Committee did not engage a compensation consultant to assist the Committee with respect to 2009 compensation decisions.

Role of Executive Officers

The Committee is responsible for all compensation decisions for our Named Executive Officers. The Company’s Chief Executive Officer, John A. Edwardson, annually reviews the performance of each executive officer and makes recommendations based on these reviews to the Committee. With respect to 2009, Mr. Edwardson recommended that there be no increases to the base salaries or annual bonus targets of any of the Named Executive Officers in light of the severe economic environment and market conditions.

Market Comparisons

Historically, the Committee has considered relevant market pay practices when setting executive compensation. In light of the challenging market conditions beginning in late 2008, the Committee determined that it would freeze executive base salaries and annual bonus targets for 2009 and, accordingly, did not undertake a market review for the year in order to evaluate potential changes with respect to those two elements. The Committee did, however, examine market data in connection with a review of the long-term incentive compensation program, which is discussed in more detail below.

Market pay practice information, including peer group data, has been provided by Hewitt Associates, a global compensation consulting firm. Historically, each of the companies in CDW’s peer group met one or more of the following criteria:

•	Operated in the same line of business as CDW (e.g., competitors/other technology resellers).

•	Operated “close” to CDW’s line of business (e.g., technology distributors/wholesalers).

•	Operated in a business-to-business distribution environment (e.g., similar core business model to CDW).

•	Competed with CDW for talent (e.g., Chicago or regional-based companies similar in size to CDW).

To account for the differences in revenue size between the peer group and CDW, the data in the peer group analysis is statistically adjusted by the compensation consultant on the basis of revenue. This allows the Committee to review the data on a size-adjusted basis. The most recent peer group was established in 2007 and consists of the following companies:

Anixter International, Inc.	NCR Corporation
Arrow Electronics, Inc.	Office Depot, Inc.
Avaya Inc.	OfficeMax Incorporated
Best Buy Co., Inc.	PC Connection Inc.
C. R. Bard, Inc.	RadioShack Corporation
Dade Behring Holdings, Inc.	Staples, Inc.
(removed from peer group after being acquired in 2007)	Tech Data Corporation
GTSI Corp.	United Stationers Inc.
Illinois Tool Works Inc.	W.W. Grainger, Inc.
Ingram Micro Inc.	Wesco International, Inc.
Insight Enterprises, Inc.

The Committee generally uses the peer group data to provide a perspective on executive compensation. The Committee compares base salary to the market 50th percentile and total target cash compensation to a market range of the 50th to 75th percentile in order to evaluate the competitiveness and reasonableness of each executive’s compensation. The total cash compensation opportunity for an executive compared to the peer group compensation data is designed to deliver above market median total cash compensation for performance above market growth rate expectations. After evaluating the peer group compensation data, the Committee also considers the executive’s overall responsibilities, individual performance against Company goals and leadership behaviors when establishing appropriate compensation levels. As noted above, with respect to 2009 cash compensation levels, the Committee did not undertake a review of these compensation elements as it determined to freeze base salaries and annual bonus targets.

Beginning in mid 2009, the Committee began to review various alternatives for modifying the Company’s long-term incentive program and ultimately implemented some modifications to the program in 2010. See “—Elements of Compensation—Long-Term Incentive Program” for further information regarding the modifications to the Company’s long-term incentive program. As part of that process, the Committee reviewed long-term incentive data with respect to the peer group identified above. The Committee also considered survey data from a broad-based industry survey of approximately 700 companies in the technology sector. The peer group and survey data were weighted equally in the Committee’s analysis of the long-term incentive program. The Committee reviewed each executive’s total target compensation, including the overall long-term incentive opportunity, compared to the 75th percentile of the blended peer group and the survey total compensation market values data.

Elements of Compensation

The Company’s executive compensation program consists of the following principal elements:

•	Base salary;

•	Annual cash incentive awards (the Senior Management Incentive Plan);

•	Long-term incentive awards; and

•	Severance benefits.

Base Salary

Base salaries are included in the Company’s total compensation package to provide a portion of compensation in a fixed and liquid form. The Committee generally sets base salaries for executives, including the Named Executive Officers, below the market median of salaries for executives in similar positions and with similar responsibilities in our peer group. In keeping with our compensation philosophy to support a performance-driven culture, a large proportion of executives’ total compensation (short and long-term) is variable in order to provide a strong connection between pay and performance. Accordingly, in 2009, Mr. Edwardson’s base salary was 30% of his total target cash compensation and base salaries for the other Named Executive Officers ranged from 28% to 40% of their total target cash compensation.

As noted above, in light of the severe economic and market conditions beginning in 2008, none of the Named Executive Officers received an increase in base salary for 2009. In addition, for 2009, Mr. Edwardson voluntarily reduced his annualized base salary from $825,000 to $552,750. With respect to Mr. Richards, the Committee set his annualized base salary when he joined the Company in September 2009 at $700,000, pursuant to the terms of his employment letter agreement. In determining Mr. Richards’ base salary, the Committee considered peer group data, survey data from a broad-based industry survey and the compensation earned by Mr. Richards at his previous employer.

Senior Management Incentive Plan

CDW provides its senior management with short-term incentive compensation through its annual cash bonus program, the Senior Management Incentive Plan or “SMIP.” Short-term compensation under SMIP is a significant component of an executive’s total cash compensation opportunity in a given year, provided minimum performance thresholds are achieved.

As noted above, the Committee generally assesses an executive’s total target cash compensation for competiveness and reasonableness against the peer group. The total cash compensation opportunity for an executive provides above market median total cash compensation for performance above market growth rate expectations. Because the Named Executive Officer base salary levels historically have been below the 50th percentile of the peer group, the Committee has long relied on SMIP to provide a significant component of the Named Executive Officer’s total target cash compensation. For 2009, in light of the challenging economic and market conditions, the Committee did not increase any SMIP target award levels from those set for 2008. For 2009, Mr. Edwardson’s SMIP target award represented 70% of his total target cash compensation, and SMIP target awards for our other Named Executive Officers ranged from 60% to 72% of their respective total target cash compensation. Payout opportunities under SMIP ranged from 0% to 200% of target bonus opportunities, excluding Mr. Richards who did not participate in SMIP for 2009.

In establishing annual performance goals under SMIP, the Committee undertakes a rigorous review and analysis to ensure that the performance goals are appropriate to motivate above market performance. In establishing annual performance goals, factors considered by the Committee include projected market growth rates and the Company’s market share gains, productivity and investments. The Committee generally sets the annual performance goal at a level that rewards performance at above projected market growth rates.

Payment of awards under SMIP for performance during 2009 was subject to two factors. The first factor was the extent to which the Company met or exceeded the Adjusted EBITDA performance goal established by the Committee. The second factor, which was added for 2009 as a stand-alone measurement, was whether the Company’s market share grew, declined or remained constant. In setting the 2009 Adjusted EBITDA performance goal, the significant economic and market uncertainty existing at that time made reliable visibility to 2009 technology market growth rates problematic. Nonetheless, imbedding market out-performance in the goal, the Committee determined to finalize the 2009 SMIP Adjusted EBITDA performance goal in February 2009, based on information then available. As part of that decision, the Committee recognized that it should continue to evaluate, and potentially modify, the performance goal or payout threshold for 2009 if technology market deterioration proved to be significantly worse than projected. The 2009 Adjusted EBITDA performance goal was set at $564.0 million

The SMIP payout curve had a payout range from 0% to 200% of each participant’s target SMIP award for performance between 85% and 124.1% of the Adjusted EBITDA goal, with different levels of payout for increased, constant or decreased market share. The Committee believed that a combination of Adjusted EBITDA and market share performance was the most meaningful measure of the Company’s 2009 performance for its stakeholders because together they take into account not only the Company’s absolute performance but also performance relative to the market. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for further information regarding the calculation of Adjusted EBITDA.

As 2009 unfolded and the technology market declined significantly compared to the projected market growth rates on which the original goal had been based, the performance goal became disassociated with actual market results and the effectiveness of the SMIP bonus program became severely diminished. As a result, while the Committee left unchanged the original Adjusted EBITDA performance goal required to achieve 100% payout, the Committee reduced the minimum performance threshold required to achieve any bonus payout. However, to stress the importance of gaining market share in the challenging market environment, the Committee required a market share increase in order to achieve any payout under SMIP for performance at or below 90% of the Adjusted EBITDA performance goal. The Committee believed that these changes were critical in order to focus senior leaders on, and reward them for, driving revenue and gross profit and outperforming the market during a turbulent year.

The threshold, target and maximum payout opportunities under the original and modified payout curve are set forth below:

	Adjusted EBITDA Performance Goal (% of attainment of performance goal)	Market Share Governor (2)
Payout Opportunity (1)		Grew (% of target bonus)	Remained Constant (% of target bonus)	Declined (% of target bonus)
Maximum	124.1%	200%	180%	160%
Adjusted EBITDA Performance Goal	100%	100%	90%	80%
Original Minimum Performance Threshold	85%	30%	20%	0%
Market Condition Adjusted Minimum Performance Threshold	76%	25%	0%	0%

(1)

Payouts for performance between the market condition adjusted minimum performance threshold and 90% of goal were calculated applying interpolation, which replaced the original grid based payout table. This interpolation, which was intended to drive incremental Adjusted EBITDA increases, provided accelerated payouts for performance between the market condition adjusted minimum performance threshold and 90% of goal. Payouts for performance between 90% of goal and maximum payout levels were unchanged and were determined under a grid based on various performance achievement levels for Adjusted EBITDA and market share changes.

(2)

Market share changes were measured internally based on survey data from industry sources as well as the public financial statements of certain primary competitors, technology manufacturers and technology distributors.

In 2009, the Committee determined that the Company’s market share grew and that the Company attained 82.4% of its Adjusted EBITDA performance goal, resulting in a payout percentage of 52.6% of each Named Executive Officer’s bonus target. SMIP payouts to the Named Executive Officers based upon this 2009 performance were reviewed and approved by the Committee and are indicated in the table below:

Named Executive Officer (1)	Calculated SMIP Payout
John A. Edwardson	$683,800
Ann E. Ziegler	$331,380
Douglas E. Eckrote	$368,200
Jonathan J. Stevens	$284,040

(1)	Mr. Richards commenced employment with the Company on September 21, 2009 and did not participate in SMIP for the 2009 year.

Long-Term Incentive Program

The Equity Sponsors believe that members of senior management should hold a personally significant interest in the equity of the Company to align their interests and the interests of our stakeholders. As described below, the Equity Sponsors implemented their management investment philosophy by requiring members of senior management to invest in the Company and by establishing a “profits-interest program.” “Profits-interest programs” are common practice in portfolio companies of private equity firms and allow participants to share in increases in the equity value of the Company.

The Equity Sponsors’ investment in the Company is held in the form of Class A Common Units of CDW Holdings (“A Units”). Each of our current Named Executive Officers who was with the Company at the time of the Acquisition was required to invest in the Company by purchasing A Units with cash, by exchanging shares of Target stock owned by the executives for A Units equivalent in value or on a deferred basis by deferring certain of their 2007 compensation into deferred A Units.

The Company granted Class B Common Units of CDW Holdings (“B Units”) in 2007 to each of our current Named Executive Officers who were with the Company at the time of the Acquisition. The Committee also has the authority to grant B Units to new members of senior management and additional B Units to current members of senior management. The Committee granted B Units to Ms. Ziegler in connection with the commencement of her employment in 2008. The Committee also granted Mr. Richards 18,658 B Units in connection with the commencement of his employment in 2009. The number of B Units granted to Mr. Richards reflects the second highest allocation of the B Unit pool, commensurate with his position as President and Chief Operating Officer. In 2009, other than the new hire grant to Mr. Richards, the Committee did not authorize the grant of any additional B Units to any of the Named Executive Officers.

The B Unit grants to the Named Executive Officers were intended to be significant multi-year grants in lieu of annual grants, with vesting over a five-year period. Under the terms of the B Unit program, the A Units and B Units share equally in any increase in the equity value of the Company above a pre-defined value for the A Units. We refer to this pre-defined value as the “participation threshold.” As the economy and general market conditions deteriorated significantly in 2008 and 2009, the value of the B Units held by senior management under the Company’s long-term incentive program was severely diminished. In mid 2009, the Committee began to consider various alternatives for restoring the effectiveness of the Company’s long-term incentive program by providing key leaders with a more meaningful interest in, and reward for, driving the growth and long-term value of the Company. The Committees’ goal was to retain critical talent and to motivate key leaders to drive the long-term success of the Company. As noted above, in considering modifications to the long-term incentive program, the Committee reviewed each executive’s total target compensation, including the overall long-term incentive opportunity, compared to the blended peer group and the survey total compensation market values data. See “—Establishing and Evaluating Executive Compensation—Market Comparisons” for further information regarding the peer group. As a result of such review, early in 2010, the Committee recommended, and the Board approved, amendments to the B Unit program and the establishment of a Restricted Debt Unit Plan (the “RDU Plan”) discussed below.

The amendments to the B Unit program, including a reduction of the participation threshold for the B Units, were implemented to restore meaningful upside to holders of the B Units. Because the purpose of the amendments was to drive future increases in the equity value of the Company, as part of the changes, the Board required that the vesting of all B Units, including those that had previously vested, be reset so that all B Units became subject to a new five-year vesting period.

The modification to the B Unit program affected all current participants in the B Unit program, including all of the Named Executive Officers. For additional information about the deferred A Units and B Units granted to the Named Executive Officers, see the narrative accompanying the “Grants of Plan-Based Awards Table,” the table entitled “2009 Outstanding Equity Awards at Fiscal Year-End” and the “2009 Units Vested Table” below.

The Committee also approved the RDU Plan which was designed to retain key leaders and focus them on driving the long-term success of the Company. The RDU Plan is an unfunded nonqualified deferred compensation plan. Participants in the RDU Plan were granted Restricted Debt Units (“RDUs”) in March 2010. The RDUs vest on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014. The RDUs are designed to track two components of the Company’s Outstanding Senior Subordinated Notes, a principal component and an interest component. However, the participants have no rights to the underlying debt. The total amount of compensation available under the RDU Plan is based on these two components. The principal component credits the RDU Plan with an amount equal to $28.5 million face value of the Company’s Outstanding Senior Subordinated Notes (the “Debt Pool”). Payment of the principal component under the RDU Plan will be made to participants on October 12, 2017, unless accelerated due to a sale of the Company. The interest component credits the RDU Plan with amounts equal to the interest that would have been earned on the Debt Pool from March 11, 2010 through maturity (October 12, 2014). These amounts will be paid to participants on the interest payment dates, except that amounts for 2010 and 2011 are deferred until 2012. At the time the Company implemented the RDU Plan, the Company repurchased and retired $28.5 million principal amount of the Outstanding Senior Subordinated Notes. The Company purchased the debt at a discount to the face value, which effectively reduced the overall cost of the RDU Plan to the Company.

There are currently 25 participants in the RDU Plan, including each of the Named Executive Officers other than Mr. Edwardson.

In addition, the Committee in March 2010 awarded Mr. Edwardson and Ms. Ziegler 7,660 B Units and 1,766 B Units, respectively. In determining the size of the awards, the Committee considered market data and, in the case of Mr. Edwardson, the fact that Mr. Edwardson was not a participant in the RDU Plan.

Severance Benefits

The Company’s employment arrangements with each of the Named Executive Officers provide for payments and other benefits in connection with certain qualifying terminations of employment with the Company. The Committee believes that these arrangements: (i) help secure the continued employment and dedication of the Named Executive Officers; (ii) enhance the Company’s value to a potential acquirer because the Named Executive Officers have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control of the Company; and (iii) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the employment arrangements with each of the Named Executive Officers, including a quantification of benefits that would have been received by each Named Executive Officer had his or her employment terminated on December 31, 2009, is provided under “—2009 Potential Payments upon Termination or Change in Control.”

Mr. Richards’ 2009 Sign-On Bonus

As part of Mr. Richards’ employment arrangement, the Committee approved a sign-on bonus of $1,186,000 payable to Mr. Richards in March 2010, subject to repayment if Mr. Richards resigns other than for “good reason” or is terminated by the Company for “cause” prior to the one-year anniversary of his employment commencement date. In determining this bonus, the Committee considered the forfeiture by Mr. Richards of both his 2009 bonus and dividends relating to his unvested restricted share awards with his former employer.

Other Benefits

Our Named Executive Officers participate in the Company’s corporate-wide benefit programs.

•

Retirement Programs: Our Named Executive Officers are provided benefits that are generally commensurate with the benefits provided to all full-time CDW coworkers, which includes participation in the Company’s qualified defined contribution plan (the Company’s contributions are included for each Named Executive Officer in the 2009 Summary Compensation Table). Consistent with the Company’s performance-based culture, the Company does not offer a service-based defined benefit pension plan or other similar benefits to its coworkers. Similarly, the Company does not provide nonqualified retirement programs to the Named Executive Officers.

•

Perquisites: Consistent with the Company’s pay-for-performance philosophy, the Company does not offer perquisites that are often provided at other companies, such as Company matching into a non-qualified deferred compensation plan, automobile allowance, car or driver, corporate aircraft, country club membership, financial planning services or tax return preparation.

2009 Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended December 31, 2009 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers serving as executive officers at the end of 2009, whom we collectively refer to as our “Named Executive Officers”.

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
John A. Edwardson Chairman and Chief Executive Officer	2009	564,205	(1)	250	—	—	683,800	—	3,193	1,251,448
Thomas E. Richards President and Chief Operating Officer	2009	175,000		1,208,896	—	—	—	—	30,274	1,414,170
Ann E. Ziegler Senior Vice President and Chief Financial Officer	2009	317,538		100	—	—	331,380	—	3,193	652,211
Douglas E. Eckrote Senior Vice President, Strategic Solutions and Services	2009	272,885		350	—	—	368,200	—	3,193	644,628
Jonathan J. Stevens Senior Vice President, Operations and Chief Information Officer	2009	262,962		250	—	—	284,040	—	3,193	550,445

(1)	As noted in the Compensation Discussion and Analysis, for 2009, Mr. Edwardson voluntarily reduced his 2009 base salary.
(2)

Each of the Named Executive Officers received a bonus under the 25th Anniversary Award program, under which all CDW coworkers received a bonus in an amount equal to $50 for each year of service. The amount reported for Mr. Richards also includes a one-time sign-on bonus in the amount of $1,186,000 and the balance of his unused relocation allowance which was distributed to him in the form of a cash bonus in the amount of $22,846.

(3)

Pursuant to the terms of Mr. Richards’ employment letter agreement, Mr. Richards received 18,658 B Units in connection with his commencement of employment with the Company. Under relevant accounting rules, this grant was considered made in 2010 rather than 2009 and, accordingly, is not reflected in the 2009 Summary Compensation Table.

(4)

The amounts included in the Non-Equity Incentive Plan Compensation column reflect cash awards to the Named Executive Officers under the SMIP for performance during 2009. Mr. Richards commenced employment with the Company on September 21, 2009 and did not participate in the SMIP for the 2009 year.

(5)

For all Named Executive Officers, other than Mr. Richards, All Other Compensation consists of a discretionary profit sharing contribution to the Company’s 401(k) plan. For Mr. Richards, the amounts reported in this column consist of a discretionary profit sharing contribution to the Company’s 401(k) plan ($2,292), the value reimbursed for 30 days of COBRA coverage prior to being eligible for health and welfare benefits under the Company’s programs ($828), and reimbursement for expenses in connection with Mr. Richards’ relocation from Colorado to Illinois ($27,154). These relocation expenses represent the amount accrued for payment or paid to the service provider or Mr. Richards, as applicable.

2009 Grants of Plan-Based Awards Table

The following table shows the possible payouts to our Named Executive Officers in 2009 under our SMIP and the grant of B Units to Mr. Richards pursuant to the terms of his employment arrangement.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Units (#)		All Other Option Awards:Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John A. Edwardson	—	325,000	1,300,000	2,600,000	—	—	—	—		—	—	—
Thomas E. Richards	9/21/09	—	—	—	—	—	—	18,658	(2)	—	—	0	(2)
Ann E. Ziegler	—	157,500	630,000	1,260,000	—	—	—	—		—	—	—
Douglas E. Eckrote	—	175,000	700,000	1,400,000	—	—	—	—		—	—	—
Jonathan J. Stevens	—	135,000	540,000	1,080,000	—	—	—	—		—	—	—

(1)

As discussed in the Compensation Discussion and Analysis, the SMIP payout formula was modified for the 2009 performance period. As a result of such modification, the Committee reduced the payout threshold level from 85% to 76% of the Adjusted EBITDA performance goal. In addition, the Committee required a gain in market share in order to achieve any payouts under SMIP for performance at or below 90% of the Adjusted EBITDA performance goal. The above table reflects the modified award opportunity.

(2)

Pursuant to the terms of Mr. Richards’ employment letter agreement, Mr. Richards received 18,658 B Units in connection with his commencement of employment with the Company. Under relevant accounting rules, this grant was considered made in 2010 rather than 2009 and, accordingly, there is no grant date fair value associated with this award in 2009.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

During 2009, the Company had an employment agreement with Mr. Edwardson. In addition, during 2009, the Committee negotiated the terms of Mr. Richards’ employment as the Company’s President and Chief Operating Officer. The following is a description of the terms of Messrs. Edwardson and Richards’ employment arrangements, which are relevant to an understanding of the 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table.

On October 12, 2007, in connection with the Acquisition Transactions, the Company entered into a new employment agreement with Mr. Edwardson, pursuant to which Mr. Edwardson agreed to continue to serve as the Company’s Chief Executive Officer. Mr. Edwardson’s employment agreement provides for, among other items, (i) an annual base salary of $760,000 subject to merit increases, (ii) an annual incentive bonus target of not less than $1,000,000, and (iii) a one-time grant of approximately 54,500 B Units in 2007. The employment agreement also provides Mr. Edwardson with certain severance payments following a qualifying termination of employment. See “—2009 Potential Payments upon Termination or Change in Control” below for a description of such severance payments.

As of August 24, 2009, the Company entered into an employment letter agreement with Mr. Richards, pursuant to which Mr. Richards agreed to serve as the Company’s President and Chief Operating Officer. Mr. Richards’ agreement provides for, among other items, (i) an annual base salary of $700,000 subject to merit increases, (ii) a sign-on bonus equal to $1,186,000, subject to repayment in the event that Mr. Richards resigns other than for “good reason” or is terminated by the Company for “cause” within the one-year anniversary of Mr. Richards’ employment commencement date, (iii) an annual incentive bonus target of $1,050,000 for the 2010 plan year, (iv) the authorization of a grant of 18,658 B Units, and (v) certain relocation-related benefits. Under the terms of Mr. Richards’ employment letter agreement, Mr. Richards also had a right to receive certain cash payments in the event that the B Units were not modified within a certain time frame. The value of such cash payments approximated the value of equity held by Mr. Richards in his former employer that was forfeited upon Mr. Richards’ departure. See “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program” for a discussion of the amendments to the B Unit program in 2010. In addition, on March 10, 2010, the Company and Mr. Richards entered into a compensation protection agreement, which superseded the terms of Mr. Richards’ employment letter agreement. The terms of the Company’s form of compensation protection agreement are described in “—2009 Potential Payments upon Termination or Change in Control”.

SMIP

For information regarding the operation of the SMIP, see “—Compensation Discussion and Analysis—Elements of Compensation—Senior Management Incentive Plan.”

Equity Awards

As noted in the Compensation Discussion and Analysis, except in the case of Mr. Richards’ new hire grant, the Company did not authorize the grant of any B Units to any of the Named Executive Officers in 2009. The new hire grant was, under relevant accounting rules, considered to be made in 2010 rather than 2009. Accordingly, consistent with SEC disclosure rules, no value is shown with respect to this award for 2009 in the 2009 Summary Compensation Table or 2009 Grants of Plan-Based Awards Table.

2009 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number and value of unvested equity awards held by each Named Executive Officer on December 31, 2009.

Name	Number of Units That Have Not Vested (#) (1)	Market Value of Units That Have Not Vested ($) (2)
John A. Edwardson	30,314	0
Thomas E. Richards	17,616	0
Ann E. Ziegler	4,560	0
Douglas E. Eckrote	4,769	0
Jonathan J. Stevens	3,490	0

(1)

Amounts reported in this column represent the number of unvested B Units held by each Named Executive Officer as of December 31, 2009, including the 18,658 B Units granted to Mr. Richards in connection with his commencement of employment with the Company.

(2)	Following the Acquisition, the Company’s equity ceased to be publicly-traded. Based on an internal valuation, the B Units were attributed with a $0 market value as of December 31, 2009.

Class B Units

The B Unit program is a profits-interest compensation program that was designed to permit holders of B Units to share in the increase in the equity value of the Company above a pre-defined value for the A Units.

The B Units vest daily on a pro rata basis between the date of grant and the fifth anniversary of the date of grant if, and only if, the executive is, and has been, continuously employed by the Company or any of its subsidiaries, serving as a manager or director of the Company or its subsidiaries, or providing services to the Company or any of its subsidiaries as an advisor or consultant. Immediately prior to a sale of CDW Holdings, all unvested B Units shall immediately vest if the executive is, and has been, continuously employed by or providing services to the Company or its subsidiaries as of the date of the transaction.

B Units were granted to Messrs. Edwardson, Eckrote and Stevens on October 12, 2007 and Ms. Ziegler on April 14, 2008. In addition, pursuant to the terms of Mr. Richards’ employment letter agreement, the Company granted to Mr. Richards 18,658 B Units on September 21, 2009. Under relevant accounting rules, this grant was considered to be made in 2010 rather than 2009.

As discussed in the Compensation Discussion and Analysis, the B Unit program was amended in early 2010.
See “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program” for further information regarding the amendments to the B Unit program.

2009 Units Vested Table

The following table summarizes the value of equity that vested during 2009 for the Named Executive Officers.

Name	Number of Units Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (2)
John A. Edwardson	10,890		0
Thomas E. Richards	1,042	(3)	0
Ann E. Ziegler	1,387		0
Douglas E. Eckrote	1,713		0
Jonathan J. Stevens	1,254		0

(1)

Amounts reported in this column represent the number of the Named Executive Officer’s B Units that vested during 2009. As noted in the Compensation Discussion and Analysis, in connection with the 2010 amendments to the B Unit program, the Board reset the vesting terms of the B Units so that the units vest daily on a pro rata basis commencing January 1, 2010 and continuing through December 31, 2014. Accordingly, the B Units reported in the above table became subject to a new five-year vesting period beginning on January 1, 2010.

(2)	Following the Acquisition, the Company’s equity ceased to be publicly-traded. Based on an internal valuation, the B Units were attributed with a $0 market value as of December 31, 2009.
(3)

Pursuant to the terms of Mr. Richards’ employment letter agreement, Mr. Richards received 18,658 B Units in connection with his commencement of employment with the Company. The amount reported in the above table is the portion of the award that vested during 2009.

2009 Non-Qualified Deferred Compensation

The following table summarizes the change in value during 2009 and the aggregate value of deferred equity held by the Named Executive Officers as of December 31, 2009.

Name	Executive Contributions In Last Fiscal Year ($)	Registrant Company Contributions In Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance At Last Fiscal Year-End ($) (1)
John A. Edwardson	—	—	—	—	—
Thomas E. Richards	—	—	—	—	—
Ann E. Ziegler	—	—	—	—	—
Douglas E. Eckrote	—	—	0	—	0
Jonathan J. Stevens	—	—	—	—	—

(1)

Mr. Eckrote has a deferred right to 916 A Units. Following the Acquisition, the Company’s equity ceased to be publicly-traded. Based on an internal valuation, the A Units were attributed with a $0 market value as of December 31, 2009. Therefore, there was no value assigned to the Aggregate Earnings in Last Fiscal Year and Aggregate Balance at Last Fiscal Year-End columns.

Deferred Units

As noted in the Compensation Discussion and Analysis, the Equity Sponsors believe that members of senior management should hold a personally significant interest in the equity of the Company to align their interests and the interests of our stakeholders. To implement this philosophy, the Equity Sponsors required that each of the Named Executive Officers who was with the Company at the time of the Acquisition purchase equity in the Company in the form of a cash investment in A Units and/or defer a portion of their compensation earned in 2007 into deferred A Units.

Pursuant to a Deferred Unit Purchase Agreement dated October 12, 2007, Mr. Eckrote elected to defer a portion of his compensation earned in 2007 into deferred A Units to satisfy a portion of the management investment requirement implemented by the Equity Sponsors. The deferred A Units became fully vested as of December 31, 2007. In addition, Mr. Eckrote also converted his prior deferred compensation account under the Company’s prior nonqualified deferred compensation plan to deferred A Units which were fully vested on October 12, 2007.

As shown in the table above, based on an internal valuation, the A Units were attributed with a $0 market value as of December 31, 2009. The Company established a separate notional account for Mr. Eckrote with respect to his deferred units. The deferred units are entitled to share in any cash distributions paid with respect to the A Units; provided, that, any cash distributions shall be credited to Mr. Eckrote’s notional account and shall be subject to the same vesting and distribution restrictions as the underlying A Units.

The deferred A Units will be settled upon the earlier to occur of: (i) a sale of CDW Holdings which also constitutes a change in control event; (ii) the date that is 30 days following Mr. Eckrote’s separation from service; and (iii) October 12, 2010.

Upon the settlement date, Mr. Eckrote is entitled to a distribution of the amounts credited to his notional account, including all cash distributions. Notwithstanding any other provision, if the settlement date is by reason of termination of employment or service, then in lieu of delivering shares of A Units or other securities or property credited to Mr. Eckrote’s deferred unit account, the Company may deliver to Mr. Eckrote an amount of cash equal to the fair market value of such A Units or such other securities or property; provided that the Company may exercise such right only if (i) Mr. Eckrote is terminated for cause or (ii) if Mr. Eckrote resigns his employment (other than for good reason, disability or retirement) before October 12, 2010.

2009 Potential Payments upon Termination or Change in Control

As noted above and in the Compensation Discussion and Analysis, we have entered into an employment agreement with Mr. Edwardson and an employment letter agreement with Mr. Richards, which provide for certain payments and benefits upon a qualifying termination of employment. On March 10, 2010, the Company and Mr. Richards entered into a compensation protection agreement, which superseded the terms of Mr. Richards’ employment letter agreement. The remaining Named Executive Officers have entered into compensation protection agreements with the Company, which provide for certain payments and other benefits upon a qualifying termination of employment.

A description of the material terms of each of these arrangements, and estimates of the payments and benefits each Named Executive Officer would receive upon a termination of employment, are set forth below. The estimates have been calculated assuming a termination date of December 31, 2009 and are based upon the estimated market value of the Company’s B Units on that date of $0 per unit. The amounts reported below are only estimates and actual payments and benefits to be paid upon a termination of a Named Executive Officer’s employment with the Company under these arrangements can only be determined at the time of termination.

All of the Named Executive Officers are bound by noncompetition agreements with the Company. Mr. Edwardson is bound by noncompetition and nonsolicitation provisions that apply for a period of two years following any termination of his employment and confidentiality provisions that apply for an unlimited period of time following any termination of his employment. The remaining Named Executive Officers are bound by noncompetition and nonsolicitation provisions that apply for a period of twelve months (if the Named Executive Officer is not eligible for severance upon termination) or eighteen months (if the Named Executive Officer is eligible for severance upon termination) following any termination of employment and confidentiality provisions that apply for an unlimited period of time following any termination of employment. The noncompetition period for the Named Executive Officers under the B Unit agreements is 18 months.

Employment Agreement with John A. Edwardson

We entered into a new employment agreement with Mr. Edwardson on October 12, 2007 that provides for payments and other benefits in connection with the termination of his employment with the Company.

If Mr. Edwardson’s employment is terminated due to Mr. Edwardson’s death or disability, Mr. Edwardson or his estate, as applicable, is entitled to receive the following payments and benefits under the employment agreement: (1) accrued base salary through the date of termination of employment; (2) the amount of any SMIP bonus earned and payable, but not yet paid, for the fiscal year prior to the year in which Mr. Edwardson’s termination of employment occurs; (3) any earned and unpaid portion of the SMIP bonus target determined as of the last day of the fiscal year in which Mr. Edwardson’s termination of employment occurs, prorated from the first day in such fiscal year through the date of Mr. Edwardson’s termination of employment; and (4) any employee benefits to which Mr. Edwardson is otherwise entitled. In addition, in the case of Mr. Edwardson’s termination due to death or disability, Mr. Edwardson’s Class B Common Unit Grant Agreement provides for the immediate vesting of the additional portion of his outstanding B Units that would vest over a period of one year from Mr. Edwardson’s termination of employment.

If Mr. Edwardson’s employment is terminated by the Company for “cause” or by Mr. Edwardson without “good reason,” as defined in his employment agreement, Mr. Edwardson is entitled to receive the benefits described in (1), (2) and (4) above. If Mr. Edwardson’s employment is terminated by the Company without “cause” or by Mr. Edwardson for “good reason,” Mr. Edwardson is entitled to receive the payments and benefits described in (1) through (4) above and a lump sum payment of two times the sum of his base salary plus his average annual incentive bonus for the last three full fiscal years. There is no acceleration or continuation of vesting of the B Units for terminations other than on account of Mr. Edwardson’s death or disability.

Compensation Protection Agreements

With respect to the Named Executive Officers other than Mr. Edwardson, the Company has entered into compensation protection agreements with each Named Executive Officer that provide for payments and other benefits upon a termination of the Named Executive Officer upon a qualifying termination of employment. A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated for any reason other than a qualifying termination of employment, the Named Executive Officer is entitled to receive his or her “accrued obligations.” Under the terms of the compensation protection agreement, accrued obligations include the following: (1) accrued and unpaid base salary; (2) any SMIP bonus, deferred compensation and other cash compensation accrued by the Named Executive Officer to the extent not paid as of the date of termination; and (3) and vacation pay, expense reimbursements and other cash entitlements accrued by the Named Executive Officer to the extent not paid as of the date of termination.

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated due to the Named Executive Officer’s death or disability, the Named Executive Officer or his or her estate, as applicable, is entitled to receive the following payments under his or her compensation protection agreement: (1) accrued obligations as defined above and (2) an annual incentive bonus (based on the target bonus under the Company’s SMIP), prorated through the effective date of the Named Executive Officer’s termination of employment. In addition, in the case of termination due to the Named Executive Officer’s death or disability, each Named Executive Officer’s Class B Common Unit Grant Agreement provides for the immediate vesting of the additional portion of his outstanding B Units that would vest over a period of one year from such Named Executive Officer’s termination of employment.

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated due to a qualifying termination, the Named Executive Officer is entitled to receive the following payments and benefits under his or her compensation protection agreement: (1) accrued obligations as defined above; (2) the portion of the unpaid SMIP bonus that the Named Executive Officer would have received had he or she remained employed by the Company for the full year in which the termination occurs, based on actual performance and prorated through the date of termination; (3) continuation in accordance with the Company’s regular payroll practices of the Named Executive Officer’s base salary for two years or, in the case of Mr. Richards’ termination for good reason due to the acquisition of the Company on or before December 31, 2011, three years; (4) payment of two times or, in the case of Mr. Richards’ termination for good reason due to the acquisition of the Company on or before December 31, 2011, three times the Named Executive Officer’s SMIP bonus that would have been earned had the Named Executive Officer remained employed by the Company for the full year in which the termination occurs, based on actual performance; (5) continuation of medical, dental, disability, accident, life insurance and other similar insurance coverage for two years, or if earlier, the date that the Named Executive Officer became eligible for each such type of insurance coverage from a subsequent employer (provided, however, that if the Company is unable to provide such continuation benefits to the Named Executive Officer, the Company will reimburse and provide a tax-gross up for the cost associated with providing such benefits); and (6) outplacement services of up to $20,000. The receipt of all of the payments and benefits above, except payment of accrued obligations, is conditioned upon the Named Executive Officer’s execution of a general release agreement in which he or she waives all claims that he or she might have against the Company and certain associated individuals and entities. There is no acceleration or continuation of vesting of the B Units for terminations other than on account of a Named Executive Officer’s death or disability.

If the payments and benefits to a Named Executive Officer under their respective employment agreement or compensation protection agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Named Executive Officer would be entitled to receive a “gross-up” payment, unless the Named Executive Officer’s net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000. The foregoing gross-up payment is applicable only in the case of the Company’s first change in control following its initial public offering.

While Mr. Edwardson’s employment agreement and the compensation protection agreements do not contain a provision regarding acceleration of B Units, all the outstanding unvested B Units would immediately vest upon a sale of the Company under the Class B Common Unit Grant Agreements entered into with each Named Executive Officer. A sale of the Company under the award agreements means the acquisition by any person or group of (1) at least 51% of the equity securities of the Company entitled to vote to elect members of the Board or (2) all or substantially all of the Company’s assets determined on a consolidated basis. An initial public offering shall not constitute a sale of the Company. All estimates in this section assume that all outstanding B Units become vested upon the change in control.

Name	Severance Payment ($) (1)	Pro Rata Actual Bonus Payment ($) (2)	Class B Common Units ($) (3)	Welfare Benefits ($) (4)	Outplacement ($) (5)	Aggregate Payments ($)
John A. Edwardson	4,275,450	683,800	—	—	—	4,959,250
Thomas E. Richards (2x Scenario)	1,400,000	—	—	10,404	20,000	1,430,404
Thomas E. Richards (3x Scenario)	2,100,000	—	—	15,607	20,000	2,135,607
Ann E. Ziegler	1,302,760	331,380	—	10,748	20,000	1,664,888
Douglas E. Eckrote	1,286,400	368,200	—	15,886	20,000	1,690,486
Jonathan J. Stevens	1,098,080	284,040	—	15,982	20,000	1,418,102

(1)

Except as otherwise noted, amounts reported in this column represent two times the sum of the Named Executive Officer’s base salary and the actual annual incentive bonus earned for 2009 (except for Mr. Edwardson, in which case the bonus component is based upon the average of the annual incentive bonus amounts earned for the last three full fiscal years). Under Mr. Richards’ compensation protection agreement, he is entitled to receive a severance payment equal to three times the sum of his base salary and actual annual incentive bonus earned for 2009 following Mr. Richards’ termination for good reason due to the acquisition of the Company on or before December 31, 2011.

(2)

Under the Named Executive Officers’ respective agreements, the Named Executive Officers are entitled to a pro rata bonus based on the Company’s actual performance for the year in which termination occurs. Because termination is assumed to occur as of December 31, 2009, this amount represents the full year SMIP bonus for 2009.

(3)

Represents the value of all unvested B Units that would become vested immediately prior to a sale of the Company on December 31, 2009. As noted above, based upon an internal valuation, the B Units were attributed with a $0 market value as of December 31, 2009.

(4)	Represents the estimated value of continued welfare benefits for two years that all Named Executive Officers, except for Mr. Edwardson, would be entitled to receive.
(5)	Represents the maximum value of outplacement services that all Named Executive Officers, except for Mr. Edwardson, would be entitled to receive.

Name	Severance Payment ($)	Pro Rata Actual Bonus Payment ($) (1)	Class B Common Units ($) (2)	Aggregate Payments ($)
John A. Edwardson	—	683,800	—	683,800
Thomas E. Richards	—	—	—	—
Ann E. Ziegler	—	630,000	—	630,000
Douglas E. Eckrote	—	700,000	—	700,000
Jonathan J. Stevens	—	540,000	—	540,000

(1)

Under the Named Executive Officers’ respective agreements, the Named Executive Officers are entitled to a pro rata bonus based on target or, in the case of Mr. Edwardson, actual performance for the year in which termination occurs. Because termination is assumed to occur as of December 31, 2009, the amount reported for Mr. Edwardson represents the full year SMIP bonus for 2009.

(2)

Represents the value of B Units, equal to the amount that would vest over a period of one year, in the event of a death or a termination following a disability on December 31, 2009. As noted above, the B Units were attributed with a $0 market value as of December 31, 2009.

Director Compensation

Our directors who were not also (1) our officers or employees or (2) Managing Directors of the Equity Sponsors in 2009 were eligible to receive an annual retainer of $175,000 in 2009, paid on a quarterly basis after completion of each quarter of service. Our other directors, Benjamin D. Chereskin, Glenn M. Creamer, Michael J. Dominguez and George A. Peinado, all of whom were Managing Directors of the Equity Sponsors in 2009, did not receive compensation for their board service in 2009.

The following table shows information concerning the compensation that those directors eligible to receive compensation earned during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash/ Total ($) (1)
Steven W. Alesio	108,654
Barry K. Allen	144,861
Ted T. Devine	68,478

(1)

Consists of the pro rata portion of the $175,000 annual retainer earned based upon length of board service in 2009. Messrs. Alesio and Allen currently serve on the board and commenced board service on May 18, 2009 and March 4, 2009, respectively. Mr. Devine’s board service commenced on July 21, 2009 and ceased on December 11, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

All of the equity interests of CDW LLC and CDW Finance Corporation are owned by Parent, which in turn is wholly owned by CDW Holdings. CDW Holdings was capitalized in connection with the Acquisition Transactions with approximately $2,141.9 million of equity capital in the form of units. As of September 30, 2010, CDW Holdings had 2,155,638.09 A Units outstanding and 186,146.84 B Units outstanding, of which 28,030.24 were vested. The A Units and the vested B Units vote together as a single class of units. The following table sets forth certain information regarding the beneficial ownership of the units of CDW Holdings as of September 30, 2010 by:

•	each person who is the beneficial owner of more than 5% of its outstanding voting common equity;

•	each member of the board of managers of Holdings and our executive officers; and

•	our managers and executive officers as a group.

To our knowledge, each such holder has sole voting and investment power as to the units shown unless otherwise noted. Beneficial ownership of the units listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	CDW Holdings, LLC
	Number of A Units Beneficially Owned	Percent of A Units Beneficially Owned	Number of B Units Beneficially Owned	Percent of B Units Beneficially Owned	Percent of All Units Beneficially Owned
Principal Unitholders:
Madison Dearborn (1)	1,108,879.4	51.4	—	—	50.8
Providence Equity (2)	980,415.5	45.5	—	—	44.9
Managers and Executive Officers:
John A. Edwardson (3)	26,000.0	1.2	11,337.1	37.7	1.7
Ann E. Ziegler (4)	1,000.0	*	1,587.2	5.6	*
Thomas E. Richards (5)	—	—	3,400.7	11.9	*
Douglas E. Eckrote (6)	4,000.0	*	1,564.0	5.5	*
Jonathan J. Stevens (7)	1,400.0	*	1,144.7	4.1	*
Steven W. Alesio	—	—	—	—	—
Barry K. Allen	—	—	—	—	—
Benjamin D. Chereskin	—	—	—	—	—
Glenn M. Creamer	—	—	—	—	—
Michael J. Dominguez	—	—	—	—	—
George A. Peinado	—	—	—	—	—
Robin P. Selati	—	—	—	—	—
All Managers and Executive Officers as a group (16 persons)	35,300.0	1.6	23,178.4	72.0	2.7

*	Denotes less than one percent.
(1)

Consists of 723,840.2 A Units held directly by Madison Dearborn Capital Partners V-A, L.P. (“MDP A”), 192,022.3 A Units held directly by Madison Dearborn Capital Partners V-C, L.P. (“MDP C”), 7,273.2 A Units held directly by Madison Dearborn Capital Partners V Executive-A, L.P. (“MDP Exec”) and 185,743.8 A Units held directly by MDCP Co-Investor (CDW), L.P. (“MDP Co-Investor”). The units held by MDP A, MDP C, MDP Exec and MDP Co-Investor may be deemed to be beneficially owned by Madison Dearborn Partners V A&C, L.P. (“MDP V”), the general partner of MDP A, MDP C, MDP Exec and MDP Co-Investor. As the sole member of a limited partner committee of MDP V that has the power, acting by majority vote, to vote or dispose of the units directly held by MDP A, MDP C, MDP Exec and MDP Co-Investor, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such units. MDP V, MDP A, MDP C, MDP Exec and MDP Co-Investor may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act, but expressly disclaim group attribution. Messrs. Canning, Finnegan and Mencoff and MDP V hereby disclaim any beneficial ownership of any shares held by MDP A, MDP C, MDP Exec and MDP Co-Investor. The address for the Madison Dearborn entities and persons is Three First National Plaza, Suite 4600, Chicago, Illinois, 60602.

(2)

Consists of 621,184.7 A Units held directly by Providence Equity Partners VI, L.P. (“PEP VI”), 213,695.0 A Units held directly by Providence Equity Partners VI-A, L.P. (“PEP VI-A”) and 145,535.8 A Units held directly by PEP Co-Investors (CDW), L.P. (“PEP Co-Investor”). The units held by PEP VI, PEP VI-A and PEP Co-Investor may be deemed to be beneficially owned by Providence Equity GP VI, L.P. (“PEP GP”), the general partner of PEP VI, PEP VI-A and PEP Co-Investor and Providence Equity Partners VI, L.L.C. (“PEP LLC”), the general partner of PEP GP. PEP VI, PEP VI-A, PEP Co-Investor, PEP GP and PEP LLC may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act, but expressly disclaim group attribution. The address for the Providence Equity entities is 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(3)

8,775 A Units held by the Edwardson Family Foundation are deemed to be beneficially owned by Mr. Edwardson. Includes beneficial ownership of 2,042.7 B Units held by Mr. Edwardson that may be acquired within 60 days of September 30, 2010.

(4)

350 A Units held by the Mark A. Orloff Irrevocable Trust and 650 A Units held by the Ann E. Ziegler IRA Northern Trust Bank are deemed to be beneficially owned by Ms. Ziegler. Includes beneficial ownership of 286.0 B Units held by Ms. Ziegler that may be acquired within 60 days of September 30, 2010.

(5)	Includes beneficial ownership of 612.7 B Units held by Mr. Richards that may be acquired within 60 days of September 30, 2010.
(6)	Includes beneficial ownership of 915.9 deferred A Units and 281.8 B Units held by Mr. Eckrote that may be acquired within 60 days of September 30, 2010.
(7)	Includes beneficial ownership of 206.3 B Units held by Mr. Stevens that may be acquired within 60 days of September 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Acquisition Transactions

On May 29, 2007, we entered into an agreement and plan of merger, pursuant to which MergerSub, a wholly owned subsidiary of Parent, merged with and into Target, with Target continuing as the surviving corporation. As consideration, each holder of Target common stock (other than Parent or holders who perfected their dissenters’ rights) was entitled to receive an amount in cash equal to $87.75 per common share.

Payments to Madison Dearborn and Providence Equity

At the closing of the Acquisition Transactions, Madison Dearborn and Providence Equity received an aggregate fee of approximately $42 million, which was allocated between the two Equity Sponsors pro rata based on their equity contributions, plus out-of-pocket expenses incurred in connection with the Acquisition Transactions. Upon closing of the Acquisition Transactions, we entered into a management services agreement with affiliates of Madison Dearborn and Providence Equity pursuant to which they have agreed to provide us with management and consulting services and financial and other advisory services. Pursuant to such agreement, the Equity Sponsors earn an annual advisory fee of $5 million, payment of which is subject to certain restrictions contained in our senior secured term loan facility, and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. Additionally, the Equity Sponsors are entitled to certain fees based on the amount of any future equity or debt financing for us that is arranged by them. The management services agreement includes customary indemnification provisions in favor of the Equity Sponsors.

Management and Equity Sponsor Equity Arrangements

In connection with the Acquisition Transactions, members of the Company’s senior management team, including all of our then current executive officers who remain with us today, purchased A Units with cash, by exchanging shares of Target stock for A Units of equivalent value or on a deferred basis by deferring all or a portion of their 2007 compensation into deferred A Units. These individuals included Messrs. Edwardson, Berger, Eckrote and Stevens and Ms. Leahy, all of whom served on our executive committee, and Ms. Rother and Mr. Troka, who were not executive committee members at the time, but who currently serve on our executive committee. In addition, Ms. Ziegler purchased A Units in connection with the commencement of her employment in 2008. The purchase price per unit paid by senior management for the A Units was $1,000, the same as that paid by the Equity Sponsors for the purchase of A Units issued in connection with the consummation of the Acquisition Transactions. As of September 30, 2010, executive officers owned 35,300 A Units (including deferred A Units), or approximately 1.6% of the outstanding A Units (including deferred A Units). The aggregate purchase price paid by the executive officers for these units (including deferred A Units) was approximately $35.3 million.

The A Units are subject to restrictions on transfer, and also are subject to the right of CDW Holdings or, if not exercised by CDW Holdings, the right of the Equity Sponsors, to repurchase the units in certain circumstances, subject to certain exceptions. With respect to the members of our executive committee at the time of the Acquisition Transactions and Ms. Ziegler, these circumstances include: (i) a termination of the executive’s employment with the Company for cause, (ii) a resignation (other than upon retirement or resignation due to disability or for good reason) within three years of the date of such equity purchase, (iii) a material violation of a restrictive covenant within three years after the executive’s termination of employment with the Company or (iv) the executive becoming employed by, performing services for or becoming associated with a competitor. With respect to all other management investors, these circumstances include: (i) a termination of the executive’s employment with the Company for any reason, (ii) a violation of a restrictive covenant, or (iii) the executive becoming employed by, performing services for or becoming associated with a competitor. If an executive’s employment with us terminates for any reason other than for cause or violation of a restrictive covenant, the executive’s units can be repurchased at fair market value. Upon a termination for cause or violation of a restrictive covenant, the executive’s units can be repurchased at the lower of original cost or fair market value.

Holders of the deferred A Units are entitled to any distributions (whether in cash or property) on A Units as though each deferred unit held was one A Unit, though such distributions may not be made at the same time as distributions are made to holders of A Units, as more fully described in the applicable deferred unit purchase agreement. Deferred units cannot generally be transferred prior to the applicable settlement date and, if deferred units are settled in exchange for A Units, such A Units can only be transferred as provided by the agreements governing the A Units, including the limited liability company agreement and with respect to those parties to the unitholders agreement, to that agreement.

In connection with the Acquisition Transactions, the then current executive committee members, the Equity Sponsors and certain other co-investors entered into a unitholders agreement with CDW Holdings. Ms. Ziegler and Mr. Richards have executed joinders to the unitholders agreement. Under the unitholders agreement, if the Equity Sponsors (so long as the Equity Sponsors collectively continue to hold at least 51% of the Common Units (as defined in the CDW Holdings limited liability company agreement)) seek to sell all or substantially all of the Company, these executives must consent to the sale and cooperate with the Equity Sponsors, which may include selling their securities to the buyer on the terms and at the price negotiated by the Equity Sponsors and signing whatever documents as are reasonably necessary to consummate the sale. Additionally, under the unitholders agreement, prior to an initial public offering, if the Equity Sponsors sell a significant portion of their ownership interest in CDW Holdings to a third party (disregarding sales in the public market, transfers to affiliates and certain other exceptions), these executives will have the option, but will not be required (except in the case of a sale of the entire Company), to participate in the sale and sell alongside the Equity Sponsors on a pro rata basis. Prior to an initial public offering or a sale of all or substantially all of CDW Holdings, each executive will be required to vote his or her units in favor of a board of managers consisting of such representatives as the Equity Sponsors designate and our Chief Executive Officer. The right of each Equity Sponsor to designate such representatives is subject to certain percentage ownership requirements.

In connection with the Acquisition Transactions, the then current executive committee members, the Equity Sponsors and certain other co-investors entered into a registration rights agreement with Parent and CDW Holdings. Ms. Ziegler and Mr. Richards have executed joinders to the registration rights agreement. Under the registration rights agreement, the Equity Sponsors were given the right to require Parent to register any or all of its securities under the Securities Act on Form S-1 or Form S-3, at Parent’s expense. Additionally, these executives are entitled to request the inclusion of their registrable securities in any such registration statement at Parent’s expense whenever Parent proposes to register any offering of its securities.

In connection with the Acquisition Transactions, the then current executive committee members, all other senior management investors, the Equity Sponsors and certain other co-investors entered into a limited liability company agreement with CDW Holdings, which was subsequently amended and restated on March 10, 2010. Ms. Ziegler and Mr. Richards have executed joinders to the limited liability company agreement. The limited liability company agreement specifies the rights and obligations of the members of CDW Holdings and the rights of the various classes of limited liability company interests therein. Pursuant to the amended and restated limited liability company agreement, holders of A Units and B Units will share in future distributions on a pro rata basis, subject to certain participation thresholds for holders of B Units.

Review and Approval of Transactions with Related Persons

The charter of the audit committee of CDW Holdings’ board gives the audit committee the responsibility to review all transactions with related persons. According to the charter, no related person transaction may be entered into unless and until it has been approved by the audit committee. For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K.

Potential related person transactions are identified based on information submitted by our officers and managers and then submitted to the audit committee for review. The audit committee takes into account all relevant considerations in deciding whether to approve the transaction. These considerations may, but need not, include:

•	the approximate dollar amount involved in the transaction, including the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was entered into on terms no less favorable to us than terms that could have been reached with an unaffiliated third party; and

•	the purpose of the transaction and any potential benefits to us.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

On October 12, 2007, in connection with the Acquisition Transactions, we entered into (1) a senior secured revolving credit facility providing for a revolving loan in an aggregate principal amount of up to $800 million and (2) a senior secured term loan facility providing for a term loan in an aggregate principal amount of $2,200 million.

On March 14, 2008, we amended and restated the senior secured term loan facility to modify the leverage ratio which is used in calculating the interest rate on the term loan, to add a senior secured leverage ratio covenant and to modify certain existing covenants and prepayment provisions, each as more fully described below.

On November 4, 2009, we further amended the amended and restated senior secured term loan facility to revise the senior secured leverage ratio and to increase the applicable interest rate spread. We also amended certain other terms, including the placement of additional restrictions on our ability to incur additional indebtedness and the addition of a requirement that we maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the amended and restated senior secured term loan facility through maturity, subject to certain limitations.

The following summary is a description of the principal terms of the Senior Credit Facilities and the related documents governing those facilities. In this section, we sometimes refer to CDW LLC as “Borrower.”

Maturity; Prepayments

The senior secured revolving credit facility matures in 2012. The amended and restated senior secured term loan facility matures in 2014. The principal amount of the amended and restated senior secured term loan is amortized commencing on September 30, 2009 in quarterly installments equal to $5.5 million with the remainder due at maturity. The quarterly installments are reduced to the extent of prepayments due to excess cash flows and asset sales.

Subject to certain exceptions, the amended and restated senior secured term loan facility is subject to mandatory prepayment and reduction in an amount equal to:

•

100% of the net cash proceeds of (1) certain asset sales by the Borrower and its domestic restricted subsidiaries and (2) certain insurance recovery and condemnation events, with that percentage being reduced to 50% and 0% if certain leverage ratios are met; and

•	the net cash proceeds from the incurrence of certain additional indebtedness by the Borrower and its restricted subsidiaries; and

•

beginning with the fiscal year 2008, 50% of excess operating cash flow net of operating cash used (or to be used) to finance permitted acquisitions and other investments for which a binding agreement (or binding commitment) then exists, for capital expenditures, for certain restricted payments and for any voluntary and certain mandatory principal payments (as defined) for any fiscal year, with that percentage being to reduced to 25% and 0% if certain leverage ratios are met.

As part of the amendments discussed above, the leverage ratios relating to the prepayment percentages with respect to asset sales, insurance recoveries and excess cash flow were each changed from a total net leverage ratio to a senior secured leverage ratio.

Security; Guarantees

Our obligations under the Senior Credit Facilities have been guaranteed on a secured senior basis by Parent and each of our wholly owned U.S. direct or indirect subsidiaries. Our obligations under the Senior Credit Facilities and each guarantor’s obligations under its guarantee of the Senior Credit Facilities are secured by a security interest in substantially all of our assets and the assets of the guarantors. Because our Senior Credit Facilities are secured obligations, if we fail to comply with the terms of the Senior Credit Facilities and those creditors accelerate the payment of all the funds borrowed thereunder and we are unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of our guarantors which serve as collateral.

The senior secured revolving credit facility is secured by (1) a first priority lien on substantially all of the Borrower’s accounts, deposit accounts, eligible inventory and proceeds thereof and (2) a second priority lien on substantially all other assets. The amended and restated senior secured term loan facility is secured by (1) a first priority lien on all capital stock and substantially all assets (except cash, accounts, deposit accounts, inventory and proceeds thereof) of the Borrower and its domestic subsidiaries and on 65% of the capital stock of the Borrower’s foreign subsidiaries and (2) a second priority lien on substantially all cash, accounts, deposit accounts, inventory and proceeds thereof.

Interest and Fees

Borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at our option, either (1) a base rate determined by reference to the higher of (a) in the case of the amended and restated senior secured term loan facility, the interest rate set forth on the British Banking Association Telerate Page 5 or, in the case of the senior secured revolving credit facility, the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime rate and (b) the federal funds effective rate plus  1/2 of 1% or (2) a LIBOR rate equal to the British Banking Association LIBOR rate for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the amended and restated senior secured term loan facility ranges from 2.50% to 3.00% with respect to base rate borrowings and ranges from 3.50% to 4.00% with respect to LIBOR borrowings, based on the senior secured leverage ratio. The applicable margin for borrowings under the senior secured revolving credit facility ranges from 0.00% to 0.75% with respect to base rate borrowings and 1.00% to 1.75% with respect to LIBOR borrowings. The applicable margin under the senior secured revolving credit facility is subject to adjustment based on certain excess availability levels.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, we are required to pay a commitment fee to the lenders under the senior secured revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25% per annum. We also must pay customary letter of credit and agency fees.

Covenants

Our Senior Credit Facilities contain a number of covenants that, among other things, require us to maintain a senior secured leverage ratio, require us to maintain a fixed charges ratio (if our excess cash availability decreases below certain thresholds) and limit or restrict the ability of the Borrower and the restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. As part of the Amendments, we added the financial covenant test with respect to the Borrower’s senior secured leverage ratio (such ratios were further amended in our November 4, 2009 amendments) and to modify other existing covenants in the senior secured term loan facility.

Events of Default

Our Senior Credit Facilities contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross-default to certain other indebtedness, loss of lien perfection or priority, material judgments, change of ownership or control, and certain bankruptcy or insolvency events.

Bridge Loans

In connection with the Acquisition Transactions, we entered into a senior bridge loan agreement providing for Senior Bridge Loans aggregating $1,040.0 million at closing and a senior subordinated bridge loan agreement providing for Senior Subordinated Bridge Loans aggregating $940.0 million at closing, each agreement with a syndicate of lenders with JPMorgan Chase Bank, N.A., as administrative agent.

In connection with the Amendments, we increased the outstanding principal under the Senior Bridge Loans by $150.0 million, and we converted $220.0 million of the original outstanding principal on the portion of Senior Bridge Loans on which we may elect to pay PIK Interest to the portion of the Senior Bridge Loans under which we are required to pay cash interest. After giving effect to these changes, (1) the aggregate outstanding principal amount of the Amended and Restated Senior Bridge Loans was $1,190.0 million and (2) the principal portion of the Amended and Restated Senior Bridge Loans under which we are required to pay cash interest was $890.0 million and the principal portion under which we may elect to pay PIK Interest was $300.0 million.

As part of the Amendments, the interest rate cap with respect to borrowings for which we are required to pay cash interest was increased from 10.25% to 11.00% per annum and the interest rate cap with respect to borrowings for which we may elect to pay PIK Interest was increased from 10.625% to 11.50% per annum, plus the PIK Margin if applicable.

Finally, in connection with the Amendments, we prepaid $190.0 million of outstanding principal under the Senior Subordinated Bridge Loans, using funds from the additional $150.0 million borrowed under the Amended and Restated Senior Bridge Loans plus $40.0 million of cash on hand, reducing the outstanding principal outstanding on the Amended and Restated Senior Subordinated Bridge Loans to $750.0 million. The interest rate cap on borrowings under the Amended and Restated Senior Subordinated Bridge Loans was increased from 11.75% to 12.535% per annum.

On October 10, 2008, interest on the Amended and Restated Senior Bridge Loans became fixed at (i) 7.91313% for borrowings for which we are required to pay cash interest, subject to 50 basis point increases every three months; provided, however, that the interest rate cannot exceed 11.00% per annum, and (ii) 8.28813% for borrowings for which we may elect to pay PIK Interest (plus the PIK margin of 0.75% per annum for any period in which we elect to pay PIK Interest), subject to 50 basis point increases every three months; provided, however, that the interest rate cannot exceed 11.50% per annum (plus the PIK margin of 0.75% per annum for any period in which we elect to pay PIK Interest). On October 10, 2008, interest on the Amended and Restated Senior Subordinated Bridge Loans became fixed at 9.28813%, subject to 50 basis point increases every three months; provided, however, that the interest rate cannot exceed 12.535% per annum. On July 10, 2010, the interest rates of the Amended and Restated Senior Bridge Loans and the Amended and Restated Senior Subordinated Bridge Loans reached their respective caps.

As of the date of this prospectus, all Amended and Restated Bridge Loans have been exchanged for outstanding notes and there are no remaining Amended and Restated Bridge Loans outstanding.

Covenants

The Amended and Restated Bridge Loan Agreements contain a number of negative covenants and events of default that, after giving effect to the Amendments, are substantially similar to the covenants and events of default that apply to the notes. The Amended and Restated Bridge Loan Agreements also contain certain customary affirmative covenants.

Trade Financing Agreements

In connection with the closing of the Acquisition Transactions, we entered into our two new and/or amended trade financing agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. These amended trade financing agreements allow for a credit line of up to $125.0 million (with temporary increases in certain circumstances) collateralized by the inventory purchases financed by the financial institutions and the proceeds from such inventory (including accounts receivable generated through the sale of this inventory). At June 30, 2010, this credit line had been increased to $134.5 million. We have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees because we pay the balances under these arrangements when due. At June 30, 2010, we owed the financial institutions approximately $123.5 million, which is included in trade accounts payable on our consolidated balance sheet.

DESCRIPTION OF THE NOTES

In this description, the term “Issuers” refers only to CDW LLC and CDW Finance Corporation and not to any of their Subsidiaries, and the term “CDW” refers only to CDW LLC and not any of its Subsidiaries.

The Issuers have issued the outstanding senior exchange notes due 2015 (the “Senior Cash Pay Notes”) and senior PIK election exchange notes due 2015 (the “Senior PIK Election Notes,” and together with the Senior Cash Pay Notes, the “Senior Notes”) under a senior exchange note indenture dated as of October 10, 2008, as supplemented by the senior exchange note supplemental indenture dated May 10, 2010, and as further supplemented by the second senior exchange note supplemental indenture dated August 23, 2010 (as it may be amended and supplemented from time to time, the “Senior Note Indenture”) among the Issuers, the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). The Issuers have issued the outstanding senior subordinated exchange notes due 2017 (the “Senior Subordinated Notes”) under a senior subordinated exchange note indenture, as supplemented by the senior subordinated exchange note supplemental indenture dated May 10, 2010, and as further supplemented by the second senior subordinated exchange note supplemental indenture dated August 23, 2010 (as it may be amended and supplemented from time to time, the “Senior Subordinated Note Indenture,” and together with the Senior Note Indenture, the “Indentures”) among the Issuers, the Guarantors party thereto and the Trustee. Any outstanding Senior Notes that remain outstanding after completion of the Senior Notes exchange offer, together with the Senior Notes exchange notes issued in connection with the Senior Notes exchange offer, will be treated as a single class of securities under the Senior Note Indenture. Any outstanding Senior Subordinated Notes that remain outstanding after completion of the Senior Subordinated Notes exchange offer, together with the Senior Subordinated Notes exchange notes issued in connection with the Senior Subordinated Notes exchange offer, will be treated as a single class of securities under the Senior Subordinated Note Indenture.

The following description is a summary of the material provisions of the Indentures and the Notes. The following description does not restate the Indentures in their entirety. You are encouraged to read the Indenture applicable to each series of Notes you hold because it, and not this description, defines your rights as holders of the Notes. The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended. Copies of each Indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The terms of the exchange notes are identical in all material respects to the applicable series of outstanding notes except that, upon completion of the exchange offers, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indentures.

Brief Description of the Notes and the Guarantees

The Senior Notes:

•	are general unsecured obligations of the Issuers;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuers;

•

are pari passu in right of payment with all existing and future unsecured Indebtedness of the Issuers that is not subordinated in right of payment to the Senior Notes, including the Senior Bridge Loan Agreement;

•

are effectively subordinated to any Secured Indebtedness of the Issuers to the extent of the value of the assets securing such Secured Indebtedness (including the Revolving Credit Facility, the Senior Secured Term Loan and the Existing Inventory Financing Agreements); and

•	are structurally subordinated to all liabilities of each Subsidiary of the Issuers that is not a Guarantor of the Senior Notes.

The Guarantees of the Senior Notes:

•	are general unsecured obligations of each Guarantor of the Senior Notes;

•	are senior in right of payment to any existing and future Subordinated Indebtedness of such Guarantor of the Senior Notes, including its guarantee of the Senior Subordinated Notes;

•

are pari passu in right of payment with all existing and future Indebtedness of such Guarantor of the Senior Notes that is not subordinated in right of payment to the Guarantees of the Senior Notes; and

•

are effectively subordinated to any Secured Indebtedness of any Guarantor of the Senior Notes to the extent of the value of the assets securing such Indebtedness (including the Revolving Credit Facility, the Senior Secured Term Loan and the Existing Inventory Financing Agreements).

The Senior Subordinated Notes:

•	are general unsecured senior subordinated obligations of the Issuers;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuers;

•

are junior in right of payment to all existing or future Senior Indebtedness of the Issuers, including the Senior Notes and any borrowings under the Revolving Credit Facility, the Senior Secured Term Loan and the Existing Inventory Financing Agreements;

•	are pari passu in right of payment with all existing and future unsecured Senior Subordinated Indebtedness of the Issuers that is not subordinated in right of payment to the Senior Subordinated Notes;

•

are effectively subordinated to any Secured Indebtedness of the Issuers to the extent of the value of the assets securing such Secured Indebtedness (including the Revolving Credit Facility, the Senior Secured Term Loan, and the Existing Inventory Financing Agreements); and

•	are structurally subordinated to all liabilities of each Subsidiary of the Issuers that is not a Guarantor of the Senior Subordinated Notes.

The Guarantees of the Senior Subordinated Notes

•	are general unsecured senior subordinated obligations of each Guarantor of the Senior Subordinated Notes;

•	are senior in right of payment to any existing and future Subordinated Indebtedness of such Guarantor of the Senior Subordinated Notes;

•

are pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor of the Senior Subordinated Notes that is not subordinated in right of payment to the Guarantees of the Senior Subordinated Notes; and

•

are effectively subordinated to any Secured Indebtedness of any Guarantor of the Senior Subordinated Notes to the extent of the value of the assets securing such Indebtedness (including the Revolving Credit Facility, the Senior Secured Term Loan and the Existing Inventory Financing Agreements).

CDW Finance Corporation was formed on August 6, 2010 and executed supplemental indentures to become a co-issuer under the Indentures on August 23, 2010. CDW Finance Corporation was formed for the sole purpose of acting as a co-issuer of the Notes, and does not have any material assets and has not incurred any liabilities other than the Notes since its formation. For a description of restrictions on CDW Finance Corporation’s activities, see “—Certain Covenants—Restrictions on Activities of CDW Finance Corporation.”

As of June 30, 2010, CDW and the Guarantors had $4,486.3 million of total Indebtedness, $2,433.1 million of which was secured, including borrowings under the Revolving Credit Facility and the Senior Secured Term Loan, $1,207.0 million of borrowings under our Senior Bridge Loan Agreement, $721.5 million of borrowings under our Senior Subordinated Bridge Loan Agreement, $123.5 million of obligations owing under our Existing Inventory Financing Agreements and $1.3 million of indebtedness under capital lease obligations. An additional $463.2 million was available for borrowing under the Revolving Credit Facility, all of which would be secured if borrowed. The Notes are unsecured. In the event of a bankruptcy or insolvency, any secured lenders will have a prior secured claim to any collateral securing the debt owed to them. CDW’s obligations under the Revolving Credit Facility and the Senior Secured Term Loan are secured by a security interest in substantially all of the assets of CDW and the Guarantors.

The Indentures permit CDW to incur additional Indebtedness, subject to compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of the date of this prospectus, all of the Subsidiaries of CDW are “Restricted Subsidiaries.” Under the circumstances described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” CDW is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to the restrictive covenants of the Indentures and do not guarantee the Notes.

Principal, Maturity and Interest

In connection with the payment of PIK Interest (as defined under “—Terms of the Senior Notes—Senior PIK Election Notes”) in respect of the Senior PIK Election Notes, CDW is entitled, without the consent of the holders thereof, to increase the outstanding principal amount of the Senior PIK Election Notes or issue additional Senior PIK Election Notes (the “PIK Notes”) under the Senior Note Indenture on the same terms and conditions as the Senior PIK Election Notes offered hereby (in each case, the “PIK Payment”). The Senior Notes and any PIK Notes subsequently issued will be treated as a single class for all purposes under the Senior Note Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indentures and this “Description of the Notes,” references to “principal amount” of the Notes includes any increase in the principal amount of the outstanding Senior PIK Election Notes as a result of a PIK Payment.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by CDW (which initially shall be the principal corporate trust office of the Trustee).

The Notes have been and will be issued only in fully registered form, without coupons, in minimum denominations of $2,000, and any integral multiple of $1,000, except that PIK Notes may be issued in minimum denominations of $1.00 and any integral multiple thereof, and any increase in the principal amount of the Senior PIK Election Notes as a result of a PIK Payment may be made in integral multiples of $1.00. No service charge will be made for any registration of transfer or exchange of Notes, but CDW may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrues from the date it was most recently paid.

Terms of the Senior Notes

Senior Cash Pay Notes

The Senior Cash Pay Notes are unsecured senior obligations of the Issuers and will mature on October 12, 2015. On July 10, 2010, each Senior Cash Pay Note began to accrue, and from that date will continue to accrue, interest at a rate of 11.00% per annum payable semiannually to holders of record at the close of business on the Record Date immediately preceding the Interest Payment Date.

Senior PIK Election Notes

The Senior PIK Election Notes are unsecured senior obligations of the Issuers and will mature on October 12, 2015. Interest on the Senior PIK Election Notes is payable semiannually to holders of record at the close of business on the Record Date immediately preceding the Interest Payment Date.

For the interest payment period from April 15, 2011 through October 14, 2011, CDW may, at its option, elect to pay interest on the Senior PIK Election Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior PIK Election Notes or by issuing PIK Notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest.

CDW must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee 30 days prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the holders of the Senior PIK Election Notes. In the absence of such an election for any interest period, interest on the Senior PIK Election Notes shall be payable according to the method of payment for the previous interest period. CDW has elected to pay the interest on the Senior PIK Election Notes for the period from October 15, 2010 to April 14, 2011 100% in cash. Beginning on October 15, 2011, the Issuers are required to make all interest payments on the Senior PIK Election Notes entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Senior PIK Election Notes as described below on an AHYDO Redemption Date or under “—Optional Redemption—Senior Notes” or “—Change of Control” shall be made solely in cash.

On July 10, 2010, cash interest on the Senior PIK Election Notes began to accrue, and from that date will continue to accrue, interest at a rate of 11.50% per annum. PIK Interest on the Senior PIK Election Notes accrues at a rate of 12.25% per annum and will be payable (x) with respect to Senior PIK Election Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Senior PIK Election Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (y) with respect to Senior PIK Election Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of CDW, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders thereof on the relevant record date, as shown by the records of the register of such holders. Following an increase in the principal amount of the outstanding global Senior PIK Election Notes as a result of a PIK Payment, the global Senior PIK Election Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Senior PIK Election Notes issued pursuant to a PIK Payment will mature on October 12, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Senior Note Indenture and shall have the same rights and benefits as the Senior PIK Election Notes issued initially in connection with the Senior Note Indenture. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

If the Senior PIK Election Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, at the end of each tax accrual period beginning with the first tax accrual period ending after October 12, 2012 (each, an “AHYDO redemption date”), the Issuers will be required to redeem for cash a portion of each Senior PIK Election Note then outstanding equal to the “Mandatory Principal

Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Senior PIK Election Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Senior PIK Election Note required to be redeemed to prevent such Senior PIK Election Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(l) of the Code. No partial redemption or repurchase of the Senior PIK Election Notes prior to a AHYDO redemption date pursuant to any other provision of the Senior Note Indenture will alter the Issuers’ obligation to make the Mandatory Principal Redemption with respect to any Senior PIK Election Notes that remain outstanding on an AHYDO redemption date.

Terms of the Senior Subordinated Notes

The Senior Subordinated Notes are unsecured senior subordinated obligations of the Issuers and will mature on October 12, 2017. On July 10, 2010, each Senior Subordinated Note began to accrue, and from that date will continue to accrue, interest at a rate of 12.535% per annum payable semiannually to holders of record at the close of business on the Record Date immediately preceding the Interest Payment Date.

Paying Agent and Registrar for the Notes

CDW will maintain one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

CDW will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of CDW at the office or agency of the registrar within the City and State of New York.

CDW may change the paying agents, the registrars or the transfer agents without prior notice to the holders. CDW or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the applicable Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CDW is not required to transfer or exchange any Note selected for redemption. Also, CDW is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

Senior Notes

The Issuers may redeem some or all of the Senior Notes that are Increasing Rate Notes at their option, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at par together with accrued and unpaid interest to the date of redemption.

On or after October 15, 2011, the Issuers may redeem all or a part of the Senior Notes that are Fixed Rate Notes at its option, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the redemption prices (expressed as a percentage of the principal amount) set forth in the table below, plus accrued and unpaid interest on the Senior Notes that are Fixed Rate Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on October 15 of the years set forth in the applicable table below:

Senior Cash Pay Notes

Year	Percentage
2011	105.500%
2012	102.750%
2013 and thereafter	100.000%

Senior PIK Election Notes

Year	Percentage
2011	105.750%
2012	102.875%
2013 and thereafter	100.000%

The Senior Notes that are Fixed Rate Notes may also be redeemed, in whole or in part, at any time prior to October 15, 2011, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Notes that are Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, the Issuers may acquire Senior Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Senior Note Indenture.

Senior Subordinated Notes

The Issuers may redeem some or all of the Senior Subordinated Notes that are Increasing Rate Notes at its option, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at par together with accrued and unpaid interest to the date of redemption.

On or after October 15, 2012, the Issuers may redeem all or a part of the Senior Subordinated Notes that are Fixed Rate Notes at its option, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the redemption prices (expressed as a percentage of the principal amount) set forth in the table below, plus accrued and unpaid interest and Additional Interest, if any, on the Senior Subordinated Notes that are Fixed Rate Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on October 15 of the years set forth in the table below:

Year	Percentage
2012	106.268%
2013	103.134%
2014	101.567%
2015 and thereafter	100.000%

The Senior Subordinated Notes that are Fixed Rate Notes may also be redeemed, in whole or in part, at any time prior to October 15, 2012, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes that are Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, the Issuers may acquire Senior Subordinated Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Senior Subordinated Note Indenture.

Guarantees

The Guarantors of the Notes have jointly and severally guaranteed the performance and punctual payment of CDW’s obligations under the Indentures and the Notes on an unsecured senior basis in the case of the Senior Notes and an unsecured senior subordinated basis in the case of the Senior Subordinated Notes. The obligations of each Guarantor (other than a company that is a direct or indirect parent of CDW) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risk Factors Related to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.”

Each Guarantor may consolidate with or merge into or sell its assets to CDW or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indentures. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be automatically released and discharged in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indentures;

(b) CDW designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indentures;

(c) in the case of any Restricted Subsidiary which after the Closing Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness (other than, solely with respect to the Senior Notes, the Senior Subordinated Notes (to the extent the Senior Subordinated Notes are outstanding)) of CDW or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d) CDW exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indentures are discharged in accordance with the terms of the Indentures; or

(e) such Guarantor is also a guarantor or borrower under the Senior Bridge Loan Agreement, Senior Subordinated Bridge Loan Agreement, Revolving Credit Facility or the Senior Secured Term Loan each as in effect on the Closing Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with each of the Senior Bridge Loan Agreement, Senior Subordinated Bridge Loan Agreement, Revolving Credit Facility and the Senior Secured Term Loan (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of CDW or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Mandatory Redemption

Except as set forth in the last paragraph under “—Terms of the Senior Notes—Senior PIK Election Notes,” the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise as permitted by the applicable Indenture.

Ranking

Senior Notes

The indebtedness evidenced by the Senior Notes is unsecured senior Indebtedness of the Issuers, will be equal in right of payment to all existing and future Senior Pari Passu Indebtedness of the Issuers and will be senior in right of payment to all existing and future subordinated Indebtedness of the Issuers, including the Senior Subordinated Notes. The Senior Notes are effectively subordinated to any Secured Indebtedness of the Issuers to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Senior Note Guarantees is unsecured senior Indebtedness of any applicable Guarantor, will be equal in right of payment to all existing and future Senior Pari Passu Indebtedness of such Guarantor and will be senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor, including such Guarantor’s Senior Subordinated Note Guarantee. The Senior Note Guarantees are effectively subordinated to any Secured Indebtedness of any applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At June 30, 2010,

(1) CDW and its Subsidiaries had approximately $2,557.8 million of other Senior Pari Passu Indebtedness outstanding, including Senior Pari Passu Indebtedness under the Revolving Credit Facility equal to $255.1 million and the Senior Secured Term Loan equal to $2,178.0 million, all of which was Secured Indebtedness and effectively senior to the Senior Notes; and

(2) CDW and its Subsidiaries had $721.5 million of subordinated Indebtedness outstanding.

See “—Liabilities of Subsidiaries Other than Guarantors,” for a description of obligations of non-guarantor subsidiaries.

Although the Senior Note Indenture limits the incurrence of Indebtedness by CDW and the Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, CDW and its Subsidiaries may be able to incur substantial amounts of additional Indebtedness. Such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Indentures do not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness that is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

Senior Subordinated Notes

The indebtedness evidenced by the Senior Subordinated Notes is unsecured senior subordinated Indebtedness of the Issuers, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, including the Senior Notes, will rank equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of the Issuers and will be senior in right of payment to all existing and future Indebtedness of the Issuers that is by its terms subordinated to the Senior Subordinated Notes. The Senior Subordinated Notes are also effectively subordinated to any Secured Indebtedness of the Issuers to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of U.S. Government Securities held in any defeasance trust described under “—Legal Defeasance and Covenant Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or U.S. Government Securities into the defeasance trust did not otherwise violate the subordination provisions of the Senior Subordinated Note Indenture.

The indebtedness evidenced by the Senior Subordinated Note Guarantees is unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment to all existing and future Senior Note Indebtedness of such Guarantor, including such Guarantor’s Senior Note Guarantee, will rank equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Indebtedness of such Guarantor that is by its terms subordinated to such Senior Subordinated Note Guarantee. The Senior Subordinated Note Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At June 30, 2010,

(1) CDW and its Subsidiaries had approximately $4,486.3 million of total Indebtedness, of which approximately $2,557.8 million constituted Senior Indebtedness; and

(2) CDW and its Subsidiaries had no other Senior Subordinated Pari Passu Indebtedness outstanding and no Indebtedness outstanding that is expressly subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees.

Although the Senior Subordinated Note Indenture limits the incurrence of Indebtedness by CDW and the Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, CDW and its Subsidiaries may be able to incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Senior Indebtedness” with respect to CDW or any of the Restricted Subsidiaries means all Indebtedness of CDW or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to CDW or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Closing Date or thereafter incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of CDW or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1) any obligation of CDW to any Subsidiary of CDW or of any Subsidiary of CDW to CDW or any other Subsidiary of CDW,

(2) any liability for Federal, state, local or other taxes owed or owing by CDW or such Restricted Subsidiary,

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4) any Indebtedness or obligation of CDW or any Restricted Subsidiary that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of CDW or such Restricted Subsidiary, as applicable, including any Senior Subordinated Pari Passu Indebtedness,

(5) any obligations with respect to any Capital Stock, or

(6) any Indebtedness incurred in violation of the Senior Subordinated Note Indenture but, as to any such Indebtedness incurred under the Revolving Credit Facility, the Senior Secured Term Loan, Senior Bridge Loan Agreement or Senior Subordinated Bridge Loan Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officers’ Certificate to the effect that the incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made, would not) violate the Senior Subordinated Note Indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuers or a Guarantor that is Senior Indebtedness will rank senior to the Senior Subordinated Notes or the relevant Senior Subordinated Note Guarantees in accordance with the provisions of the Senior Subordinated Note Indenture. The Senior Subordinated Notes and each Senior Subordinated Note Guarantee will in all respects rank pari passu with all other Senior Subordinated Pari Passu Indebtedness of the Issuers and the relevant Guarantor, respectively.

The Issuers may not pay principal of, premium (if any) or interest or Additional Interest, if any, on the Senior Subordinated Notes or make any deposit pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Senior Subordinated Notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”) (collectively, “pay the Senior Subordinated Notes”) if:

(1) a default in the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Designated Senior Indebtedness of CDW occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of CDW is not paid when due, or

(2) any other default on Designated Senior Indebtedness of CDW occurs and the maturity of such Designated Senior Indebtedness of CDW is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuers may pay the Senior Subordinated Notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of CDW pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers may not pay the Senior Subordinated Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuers may resume payments on the Senior

Subordinated Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuers upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuers or their property, the holders of Senior Indebtedness of the Issuers will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Senior Subordinated Notes are entitled to receive any payment, and until the Senior Indebtedness of the Issuers is paid in full in cash, any payment or distribution to which such holders would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of the Senior Indebtedness of the Issuers as their interests may appear (except that holders of Senior Subordinated Notes may receive and retain (1) Permitted Junior Securities and (2) payments made from the trust described under “—Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Senior Subordinated Notes without violating the subordination provisions described herein). If a distribution is made to holders that due to the subordination provisions of the Senior Subordinated Note Indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuers and pay it over to them as their interests may appear.

If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuers or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the Senior Subordinated Note Indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Notes, and creditors of the Issuers who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

The Senior Subordinated Note Indenture contains substantially similar subordination provisions relating to each Guarantor’s obligations under its Senior Subordinated Note Guarantee.

See “Risk Factors—Risk Factors Related to the Exchange Notes.”

Liabilities of Subsidiaries Other than Guarantors

Substantially all of the operations of CDW are conducted through its Subsidiaries. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of CDW, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of CDW that are not Guarantors. At June 30, 2010, CDW’s Subsidiaries that are not Guarantors had $20.0 million of total liabilities outstanding. See “Risk Factors—Risk Factors Related to the Exchange Notes.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Issuers at such time have given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indentures. In the Change of Control Offer, the Issuers will offer a payment (a “Change of Control Payment”) in cash equal to (i) 101% of the aggregate principal amount of Fixed Rate Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Fixed Rate Notes repurchased, to the date of purchase and (ii) 100% of the aggregate principal amount of the Increasing Rate Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Increasing Rate Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Issuers at such time have given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, or, at the Issuers’ option and as set forth below, in advance of a Change of Control, the Issuers will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indentures and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indentures, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indentures by virtue of such conflict.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indentures as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Each of the Revolving Credit Facility and the Senior Secured Term Loan contains certain prohibitions on CDW and its Subsidiaries purchasing Notes, and also provides that the occurrence of certain change of control events with respect to Parent or CDW would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indentures governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit CDW to comply with this covenant, CDW will need to either repay all outstanding Indebtedness under the Revolving Credit Facility and the Senior Secured Term Loan or other Indebtedness ranking pari passu with the applicable series of Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If CDW does not repay such Indebtedness or obtain such consents, CDW will (A) remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indentures and (B) be in default with respect to the Senior Indebtedness and the subordination provisions of the Senior Subordinated Note Indenture would restrict payment to the holders under certain circumstances, each of which would in turn constitute a default under the Revolving Credit Facility and the Senior Secured Term Loan.

Future Indebtedness that CDW or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require CDW to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CDW or its Subsidiaries. Finally, CDW’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risk Factors Related to the Exchange Notes—We may be unable to purchase the notes upon a change of control which would result in a default in the Indentures and would adversely affect our business.”

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of CDW or its Subsidiaries and, thus, the removal of incumbent management. CDW has no present intention to engage in a transaction involving a Change of Control, although it is possible that CDW could decide to do so in the future. Subject to the limitations discussed below, CDW or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of CDW or its credit ratings. Restrictions on the ability of CDW and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes of each series then outstanding. Except for the limitations contained in such covenants, however, the Indentures do not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CDW and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CDW and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

CDW will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CDW (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by CDW or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on CDW’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of CDW or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which CDW and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by CDW or such Restricted Subsidiary from such transferee that are converted by CDW or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by CDW or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of CDW), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount equal to 2% of Total Assets of CDW on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CDW or such Restricted Subsidiary, as the case may be, may

(a) apply those Net Proceeds at its option:

(1) (i) to reduce or fulfill Obligations under Secured Indebtedness of CDW or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to CDW or another Restricted Subsidiary) or (iii) to reduce or fulfill Obligations in the case of the Senior Notes, under Senior Pari Passu Indebtedness and, in the case of the Senior Subordinated Notes, under Senior Subordinated Pari Passu Indebtedness (provided that (x) in the case of the Senior Notes, if CDW or any Guarantor shall so reduce Obligations under unsecured Senior Pari Passu Indebtedness, CDW will equally and ratably reduce Obligations under the Senior Notes as provided under “—Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of Senior Notes and (y) in the case of the Senior Subordinated Notes, if CDW or any Guarantor shall so reduce Obligations under unsecured Senior Subordinated Pari Passu Indebtedness, CDW will equally and ratably reduce Obligations under the Senior Subordinated Notes as provided under “—Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Subordinated Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Subordinated Notes), in each case other than Indebtedness owed to Parent or any Restricted Subsidiary;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in CDW or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in CDW or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale; or

(b) enter into a binding commitment to apply the Net Proceeds pursuant to clause (a)(1), (2) or (3) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period CDW or a Restricted Subsidiary enter into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, CDW or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to holders of each series of Notes and Indebtedness that ranks pari passu with the applicable series of Notes and contains provisions similar to those set forth in the Indentures with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness that ranks pari passu with the applicable series of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, CDW or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indentures.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, CDW or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

CDW or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indentures, CDW or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indentures by virtue of such conflict.

Because the Revolving Credit Facility and the Senior Secured Term Loan are secured by substantially all of CDW’s properties and assets, and because the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Revolving Credit Facility or the Senior Secured Term Loan remain outstanding.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading “—Optional Redemption,” notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of CDW’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by CDW payable in Equity Interests (other than Disqualified Stock) of CDW or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to CDW or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that CDW or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of CDW or any direct or indirect parent entity of CDW held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) CDW would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CDW and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of CDW for the period (taken as one accounting period) from October 1, 2007 to the end of CDW’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities received by CDW after the Closing Date from the issue or sale of (x) Equity Interests of CDW (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of CDW and, to the extent actually contributed to CDW, Equity Interests of any direct or indirect parent company of CDW to members of management, directors or consultants of CDW, any direct or indirect parent company of CDW and the Subsidiaries of CDW after the Closing Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of CDW that have been converted into or exchanged for Equity Interests of CDW (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities contributed to the capital of CDW after the Closing Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities received after the Closing Date by means of (A) the sale or other disposition (other than to CDW or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by CDW or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from CDW or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of CDW or its Restricted Subsidiaries or (B) the sale (other than to CDW or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into CDW or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to CDW or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of CDW in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the applicable Indenture;

(2) (A) the redemption, prepayment, repurchase, retirement or other acquisition of any Equity Interests of CDW or any direct or indirect parent of CDW (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or CDW) of Equity Interests of CDW or contributions to the equity capital of CDW (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CDW or to an employee stock ownership plan or any trust established by CDW or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, prepayment, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the applicable Notes and any related Guarantees thereof at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired and (D) the principal amount, including any accrued and unpaid interest, of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of CDW or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of CDW, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to the Krasny Plan, any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit agreement, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by CDW or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year (x) on or prior to December 31, 2008, $40.0 million and (y) thereafter, $50.0 million (which, in either case, shall increase to $70.0 million subsequent to the consummation of an underwritten Equity Offering by CDW or any direct or indirect parent company of CDW) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $70.0 million in any calendar year (which shall increase to $90.0 million subsequent to the consummation of an underwritten Equity Offering by CDW or any direct or indirect parent company of CDW); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of CDW and, to the extent contributed to CDW, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of CDW, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date plus (B) the cash proceeds of “key man” life insurance policies received by CDW or its Restricted Subsidiaries after the Closing Date (provided that CDW may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of CDW or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date and the declaration and payment of dividends to any direct or indirect parent company of CDW the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of CDW issued after the Closing Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, CDW would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by CDW from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the payment of dividends on CDW’s Common Stock (or the payment of dividends to any direct or indirect parent company of CDW, as the case may be, to fund the payment by any such parent company of CDW of dividends on such entity’s Common Stock) following the first public offering of CDW’s Common Stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to CDW after the Closing Date in any such public offering, other than public offerings of common stock of CDW (or any direct or indirect parent company of CDW) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments after the Closing Date in an aggregate amount not to exceed the greater of: (i) $75.0 million and (ii) 1.0% of Total Assets;

(11) distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility made in the ordinary course of business by the applicable Receivables Subsidiary;

(12) the repurchase, prepayment, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13) the declaration and payment of dividends or the payment of other distributions by CDW to, or the making of loans or advances to, any of its respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii) federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that CDW and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of CDW and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(iv) general corporate operating and overhead costs and expenses of any direct or indirect parent company of CDW to the extent such costs and expenses are reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(v) amounts payable to the Sponsors pursuant to the Management Agreement as in effect on the Closing Date;

(vi) fees and expenses other than to Affiliates of CDW related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described under “—Merger, Consolidation or Sale of Assets”;

(vii) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of CDW or any direct or indirect parent company of CDW;

(viii) amounts to finance Investments otherwise permitted to be made pursuant to the Indenture; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of CDW or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into CDW or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant entitled “Merger, Consolidation or Sale of Assets”) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than CDW or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by CDW shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of the covenant contained under “—Restricted Payments” and (5) such Investment shall be deemed to be made by CDW or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix) reasonable and customary fees payable to any directors of any direct or indirect parent of CDW and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of CDW in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries; and

(x) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of CDW in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of CDW; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of CDW);

(15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to CDW or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16) cash dividends or other distributions on CDW’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates”;

(17) any Restricted Payment used to fund (A) the Transactions and the fees and expenses related thereto, including the payment of up to $53.0 million to participants in the Krasny Plan within 60 days of the Closing Date, (B) the repurchase, redemption, defeasance or other acquisition or retirement for value of any existing Equity Interests of CDW in connection with the Transactions in an amount not to exceed $350.0 million within 10 Business Days after the Closing Date and (C) the payment of fees and expenses related thereto;

(18) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of CDW and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including the covenant described under “—Merger, Consolidation or Sale of Assets”;

(20) (i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the United States Internal Revenue Service in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of CDW and (ii) payments made in cash to the Circle of Service Foundation, Inc. representing the amount of the net tax benefit to CDW as a result of the implementation and continuing operation of the Krasny Plan;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), and (13)(v) and (vi) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CDW or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of CDW.

As of the date of this prospectus, all of CDW’s Subsidiaries are Restricted Subsidiaries. CDW will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by CDW and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Notwithstanding anything to the contrary herein, CDW will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any (i) Restricted Payment covered in clauses (a) through (c) of the definition of Restricted Payments (including, without limitation, any payment, dividend or distribution) to the holders of Equity Interests of CDW or any of its direct or indirect parent companies (which shall include the Sponsors and their respective Affiliates) (other than (x) to CDW and its Restricted Subsidiaries, future, present or former employees, directors, managers or consultants of CDW, any of its Subsidiaries or any of its direct or indirect parent companies with respect to Equity Interests held by them in such capacities pursuant to clause (4) and (y) a Restricted Payment made pursuant to clause (13)(i)-(iv), (ix) or (x) of the second paragraph of this covenant) or (ii) Investment in the Sponsor, any Permitted Holders who are members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) with the Sponsors and their respective Affiliates (other than to CDW and its Restricted Subsidiaries and members of management of CDW (or its direct parent)), in each case during any period beginning on the date on which CDW makes an election to pay PIK Interest with respect to any interest period and ending on the first date after such interest period on which CDW makes a payment of Cash Interest with respect to a subsequent interest period.

Incurrence of Indebtedness and Issuance of Preferred Stock

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that CDW and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Preferred Stock if the Fixed Charge Coverage Ratio of CDW and its Restricted Subsidiaries (on a consolidated basis) for CDW’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the sixth paragraph of this covenant.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) (w) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the Senior Bridge Loan Agreement by CDW or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (w) and then outstanding does not exceed $1,190.0 million less all principal payments with respect to such Indebtedness made following the Closing Date, (x) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the Senior Subordinated Bridge Loan Agreement by CDW or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed $750 million less all principal payments with respect to such Indebtedness made following the Closing Date, (y) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the Revolving Credit Facility by CDW or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (z) and then outstanding does not exceed the greater of (A) $900.0 million less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales”, less the aggregate principal amount of outstanding obligations under or in respect of any Receivables Subsidiary and (B) (i) 85% of the book value of accounts receivable of CDW and its Restricted Subsidiaries plus (ii) 65% of the book value of the inventory of CDW and its Restricted Subsidiaries and (z) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the Senior Secured Term Loan by CDW or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (z) and then outstanding does not exceed $2,700.0 million less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales”;
(2) the incurrence by CDW and the Guarantors of Indebtedness represented by the Notes (including any Guarantees thereof, and any PIK Notes issued from time to time as payment of PIK Interest on the Senior PIK Election Notes and any interest in the amount of the Senior PIK Election Notes as a result of a PIK payment, and in each case, any Guarantee thereof) and any notes to be issued in exchange for the Senior Notes or Senior Subordinated Notes (including any Guarantee thereof) pursuant to the Registration Rights Agreements;

(3) any Indebtedness of CDW and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1) or (2) above);

(4) Indebtedness (including Capitalized Lease Obligations) incurred by CDW or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $50.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, construction, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by CDW or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, or letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of CDW or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Closing Date) of CDW or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by CDW and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of CDW owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by CDW or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to CDW or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (7) and (B) if CDW or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of CDW or such Guarantor with respect to the applicable Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to CDW or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to CDW or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations of CDW or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by CDW or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of CDW or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed $150.0 million; provided, that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred and outstanding for the purposes of the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant from and after the first date on which CDW or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant without reliance on this clause (11);

(12) (x) any guarantee by CDW or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of the applicable Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the applicable Notes or the applicable Guarantee of such Restricted Subsidiary or CDW, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the applicable Notes substantially to the same extent as such Indebtedness is subordinated to the applicable Notes or the applicable Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of CDW incurred in accordance with the terms of the applicable Indenture;

(13) the incurrence by CDW or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (4) above, this clause (13) and clauses (14) and (19) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced, and (y) 90 days after the Stated Maturity of any Notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the applicable Notes or the applicable Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of CDW or a Guarantor or (y) Indebtedness or Preferred Stock of CDW or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(14) (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, CDW or any Restricted Subsidiary or merged into CDW or a Restricted Subsidiary in accordance with the terms of the Indentures or (ii) Indebtedness of CDW or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by CDW or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving pro forma effect to such incurrence of Indebtedness (x) CDW would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of CDW or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Revolving Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility that is not recourse to CDW or any of its Restricted Subsidiaries, other than a Receivables Subsidiary (except for Standard Receivables Undertakings);

(18) Indebtedness consisting of promissory notes issued by CDW or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of CDW or any of its direct or indirect parent companies permitted by the covenant described under “—Restricted Payments”;

(19) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which CDW or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this covenant without reliance on this clause (19));

(20) Indebtedness of CDW or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(21) Indebtedness of CDW or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(22) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(23) Indebtedness representing deferred compensation to employees of CDW or any Restricted Subsidiary incurred in the ordinary course of business; and

(24) Indebtedness under (x) the Existing Inventory Financing Agreements and (y) other inventory financing agreements which, when aggregated with the principal amount of all other Indebtedness outstanding and incurred pursuant to clause (x) and this clause (y), does not at any one time outstanding exceed $400.0 million.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CDW will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness (including any PIK Interest on the Senior PIK Election Notes) or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant and the covenant described under “—Liens.” Notwithstanding the foregoing, Indebtedness under the Senior Bridge Loan Agreement, Senior Subordinated Bridge Loan Agreement, Revolving Credit Facility and the Senior Secured Term Loan outstanding on the Closing Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and any such Indebtedness that was outstanding under the Revolving Credit Facility as of the Closing Date may not later be re-classified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (24) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that CDW and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Senior Note Indenture provides that CDW shall not, and shall not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of CDW or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Senior Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of CDW or such Guarantor’s Guarantee of the Senior Notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Notwithstanding anything to the contrary contained in the first paragraph of this covenant or in the definition of Permitted Debt, no Restricted Subsidiary of CDW that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this covenant or clause (14) of the definition of Permitted Debt (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Net Tangible Assets of CDW’s Subsidiaries; provided, that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this paragraph.

Liens

Each Indenture provides that CDW shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien on any asset or property of CDW or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien that is granted to secure the Notes or the Guarantees under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee under this covenant.

Limitation on Other Senior Subordinated Indebtedness

The Senior Subordinated Note Indenture provides that CDW shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Debt) that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinate in right of payment to any Indebtedness of CDW or any such Guarantor, as the case may be, unless such Indebtedness is either:

(1) pari passu in right of payment with the Senior Subordinated Notes or such Guarantor’s Senior Subordinated Note Guarantee, as the case may be, or

(2) subordinate in right of payment to the Senior Subordinated Notes or such Guarantor’s Senior Subordinated Note Guarantee, as the case may be.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Each Indenture provides that, CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to CDW or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CDW or any of its Restricted Subsidiaries;

(2) make loans or advances to CDW or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to CDW or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility, the Senior Secured Term Loan or related documents as in effect on the Closing Date or (y) on the Closing Date, including, without limitation, pursuant to Indebtedness in existence on the Closing Date;

(2) the Indentures, the Notes and the Guarantees (including any exchange notes with respect to the Notes and related exchange Guarantees);

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by CDW or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Closing Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of CDW subsequent to the Closing Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the terms of such agreements are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility, the Senior Secured Term Loan, on the Closing Date and the Indentures, on the Closing Date;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12) restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of CDW are necessary or advisable to effect such Receivables Facility;

(13) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under the Indenture; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of CDW, not materially less favorable to the holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect CDW’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the Closing Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Closing Date.

Merger, Consolidation or Sale of Assets

Each Indenture provides that CDW may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CDW and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes, the Indentures and the Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for CDW and its Restricted Subsidiaries immediately prior to such transaction; and

(5) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes, the Indentures and the Registration Rights Agreements.

Notwithstanding the foregoing, clauses (3), (4) and (5) above will not be applicable to: (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to CDW or to another Guarantor; (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (c) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.

The predecessor company will be released from its obligations under the Indentures and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under the Indentures and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

Subject to certain limitations described in the Indentures governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and CDW will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under any applicable Guarantees, the Indentures and the Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indentures, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of the Indentures and the Registration Rights Agreements to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, any Guarantor may (A) consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor or (B) dissolve, liquidate or wind-up its affairs if at that time it does not hold any material assets.

Each Indenture provides that Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under each Guarantee to which such Guarantor is a party, the Indentures and the Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Parent and the due and punctual performance of all of the covenants and conditions of the Indentures and the Registration Rights Agreements to be performed by the Parent, such successor Person shall succeed to and be substituted for the Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indentures as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indentures as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of CDW.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

Each Indenture provides that CDW shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of CDW (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to CDW or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CDW or Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the Board of Directors of CDW (and, if any, a majority of the disinterested members of the Board of Directors of CDW with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with CDW, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because CDW or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by the applicable Indenture;

(3) the payment to the Sponsors and any of their respective officers or Affiliates by CDW or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and related reasonable expenses pursuant to the Management Agreement and as in effect on the Closing Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsors and (y) is not, taken as a whole, less advantageous to the holders of the Notes in any material respect than the Management Agreement) or other agreements as in effect on the Closing Date that are entered into in connection with the Transactions and as in effect on the Closing Date or any amendment thereto (so long as any such amendment is not, taken as a whole, less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Closing Date);

(4) payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of CDW, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business and made in good faith by the Board of Directors of CDW or senior management thereof;

(5) payments made by CDW or any Restricted Subsidiary to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of CDW (and, if any, a majority of the disinterested members of the Board of Directors of CDW with respect to such Affiliate Transaction) in good faith;

(6) transactions in which CDW or any Restricted Subsidiary deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to CDW or such Restricted Subsidiary from a financial point of view or meets the requirements of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of CDW or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of CDW in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the Closing Date (other than the Management Agreement (which are permitted under clause (3) of the second paragraph of this covenant), but including, without limitation, each of the other agreements entered into in connection with the Transactions) that are disclosed in Schedule I to each applicable Indenture, including with additional parties that may be added subsequent to the Closing Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the holders of the Notes in any material respect;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indentures that are fair to CDW or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of CDW or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of CDW to any Permitted Holder, any director, officer, employee or consultant of CDW or its Subsidiaries or any other Affiliates of CDW (other than a Subsidiary);

(11) any transaction permitted by the covenant described under “—Merger, Consolidation or Sale of Assets”;

(12) any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(13) the Transactions and the payment of the Transaction Expenses;

(14) payments by CDW and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(15) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

Business Activities

Each of the Indentures provides that CDW shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to CDW and its Subsidiaries taken as a whole.

Payments for Consent

Each of the Indentures provides that CDW shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the applicable series of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable Indenture or the applicable series of Notes unless such consideration is offered to be paid and is paid to all holders of the applicable series of Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

Each of the Indentures provides that, after the Closing Date, CDW shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) and (15) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within 10 Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee, together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the applicable Indentures on the same terms and conditions as those set forth in the applicable Indentures.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the applicable Indentures described under “—Guarantees.”

Restrictions on Activities of CDW Finance Corporation

CDW Finance Corporation may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that CDW Finance Corporation may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the applicable Indenture.

Reports

Each of the Indentures provides that, whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee, without cost to the Trustee (who, at CDW’s expense, will furnish to the Holders), within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer” from and after the Conversion Date:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the exchange offer or the effectiveness of a shelf registration statement, CDW will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is a “non-accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, CDW has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors in the Notes that are “qualified institutional buyers” within the meaning of Rule 144A and certify their status as to CDW, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision) that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

Under each of the Indentures, an Event of Default is defined as any of the following:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes (whether or not with respect to the Senior Subordinated Notes such payment is prohibited by the subordination provisions of the Senior Subordinated Note Indenture);

(2) the Issuers default in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days (whether or not with respect to the Senior Subordinated Notes such payment is prohibited by the subordination provisions of the Senior Subordinated Note Indenture);

(3) the Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indentures (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary (other than Indebtedness owed to the Issuers or a Restricted Subsidiary), whether such Indebtedness or guarantee existed prior to the Conversion Date or is created after the Conversion Date, if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $100.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary);

(6) the failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable; or

(7) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under any applicable Indenture or Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of any applicable Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuers) shall occur and be continuing, the Trustee acting at the written direction of the holders of at least 25% in aggregate principal amount of the outstanding Notes of the applicable series under the applicable Indenture may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable provided that, for the Senior Subordinated Notes so long as any Indebtedness permitted to be incurred under the Senior Subordinated Indenture as part of the Revolving Credit Facility or Senior Secured Term Loan or any series of the Senior Notes shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Revolving Credit Facility, Senior Secured Term Loan and/or the Senior Notes as applicable, and

(2) five Business Days after the giving of written notice of such acceleration to the Issuers and each representative under the Revolving Credit Facility or Senior Secured Term Loan and the trustee under the Senior Note Indenture.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes of the applicable series shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any holder of the Notes of such series. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in the Indentures.

The holders of a majority in principal amount of the applicable series of Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes of such series issued and then outstanding under the applicable Indenture may waive any existing Default or Event of Default under the applicable Indenture, and its consequences, except a default in the payment of the principal of or interest on such series of Notes.

In the event of any Event of Default specified in clause (4) of the third preceding paragraph, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the applicable series of Notes, if within 30 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the applicable series of Notes may not enforce the applicable Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indentures relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indentures at the request, order or direction of any of the holders of the applicable series of Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the applicable Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding series of Notes issued under the applicable Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with each Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies, including Parent, as such, has any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indentures, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

Each of the Indentures, the Notes and the Guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Issuers may, concurrently and only concurrently, at their option and at any time, elect to have all of their obligations and the obligations of the applicable Guarantors discharged with respect to any outstanding series of Notes issued under the Indentures (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, premium and Additional Interest, if any, and interest on such Notes when such payments are due solely out of the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indentures.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indentures (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the applicable series of Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but including such events with respect to any Significant Subsidiary) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the applicable series of Notes issued under such Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under an Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Issuers has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the such Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the holders of the outstanding Notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the holders of the outstanding Notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the applicable Indenture) to which the Issuers or any Guarantor are a party or by which the Issuers or any Guarantor is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the applicable series of Notes over the other creditors of the Issuers or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuers or any Guarantor or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the applicable Indenture or series of Notes issued thereunder may be amended or supplemented with the consent of the applicable Required Holders and Lenders (including, with respect to the holders of Notes, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of the applicable Indenture or series of the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on such series of Notes) with the consent of the applicable Required Holders and Lenders (including, with respect to the holders of Notes, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes).

Without the consent of each affected holder of Notes and each Lender, an amendment or waiver of the applicable Indenture may not (with respect to any Notes held by a non-consenting holder of the applicable series and with respect to each Note to be issued to any non-consenting Lender):

(1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver; reduce the principal amount of such Loans the Lenders of which must consent to an amendment, supplement or waiver; or change the definition of “Required Holders and Lenders”;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than the provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder or change the definition of PIK Margin;

(4) waive a Default or Event of Default in the payment of principal of, premium or Additional Interest, if any, or interest on the Notes issued thereunder (except a rescission of acceleration of the Notes by the Required Holder and Lenders and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all holders and all Lenders with outstanding Loans);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of any Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(8) make any change to or modify the ranking of the Notes that would adversely affect either the holders of Notes or the Lenders with outstanding Loans if such Lenders held Notes;

(9) modify the Guarantees in any manner adverse to the holders of the Notes or that would be adverse to the Lenders with outstanding Loans if such Lenders held Notes;

(10) amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of the applicable series of Notes or any Senior Lender or Senior Subordinated Lender, as applicable, CDW, the Guarantors and the Trustee upon receipt of an Officers’ Certificate as to no material adverse effect to the holders of the applicable series of Notes and an Opinion of Counsel, may amend or supplement the applicable Indenture, any Guarantee and the Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under the applicable Indenture, the Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the applicable Indenture of any such holder;

(5) to secure the Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act of 1939, as amended;

(7) to add a Guarantee of the Notes;

(8) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture; or

(9) to conform the negative covenants of the Indenture to the applicable negative covenant of the Senior Bridge Loan Agreement and Senior Subordinated Bridge Loan Agreement, as applicable.

Without the consent of the holders of a majority of the Indebtedness in respect of the Revolving Credit Facility, the Senior Secured Term Loan and the Senior Bridge Loan Agreement and the holders of a majority of the principal amount of the outstanding Senior Notes, CDW shall not amend or waive any subordination provision of the Senior Subordinated Note Indenture that is adverse to the holders of Senior Indebtedness.

Satisfaction and Discharge

Each Indenture shall be discharged and will cease to be of further effect as to its respective series of Notes issued thereunder, when:

(1) either:

(a) all such Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge with respect to the applicable Indenture have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of CDW, the Indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under each Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the applicable Indenture, subject to certain exceptions. Each Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any holder of Notes issued thereunder, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain agreement and plan of merger dated as of May 29, 2007 between VH Holdings, Inc. (n/k/a CDW Corporation), VH MergerSub, Inc. and CDW Corporation, as amended, modified and/or supplemented from time to time in accordance with the terms thereof (so long as any amendment, supplement or modification after the Closing Date, together with all other amendments, supplements and modifications after the Closing Date, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the Acquisition Agreement in effect on the Closing Date).

“Additional Interest” means such additional interest payable pursuant to Section 2(e) of the Registration Rights Agreements.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Fixed Rate Note on any applicable redemption date, the greater of:

(a) 1% of the then outstanding principal amount of the applicable series of Fixed Rate Notes; and

(b) the excess, if any, of:

(1) (x) with respect to the Senior Notes that are Fixed Rate Notes, the present value at such redemption date of (i) the redemption price at October 15, 2011 (such redemption price being set forth under “—Optional Redemption”) plus (ii) all required interest payments (with respect to the Senior PIK Election Notes that are Fixed Rate Notes, calculated based on the cash interest rate payable thereon) due on the Senior Notes that are Fixed Rate Notes through October 15, 2011 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points or (y) with respect to the Senior Subordinated Notes that are Fixed Rate Notes, the present value at such redemption date of (i) the redemption price at October 15, 2012 (such redemption price being set forth under “—Optional Redemption”) plus all required interest payments due on the Senior Subordinated Notes that are Fixed Rate Notes through October 15, 2012 (excluding accrued but unpaid interest to the date of redemption) calculated using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then outstanding principal amount of the Senior Notes or Senior Subordinated Notes that are Fixed Rate Notes, as applicable.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of CDW (other than the sale of Equity Interests of CDW) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of CDW and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of CDW in a manner permitted pursuant to the covenant contained under “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indentures;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “—Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under “—Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than CDW or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to CDW or by CDW or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12) any financing transaction with respect to property built or acquired by CDW or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under the Indenture;

(13) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(14) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of CDW or a Restricted Subsidiary are not material to the conduct of the business of CDW and its Restricted Subsidiaries taken as a whole;

(15) voluntary terminations of Hedging Obligations;

(16) any Permitted Asset Swap; and

(17) Sale and Lease-Back Transactions involving (i) real property owned on the Closing Date, (ii) property acquired not more than 180 days prior to such Sale and Lease Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of CDW or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases or occupancy agreements upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of CDW or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U. S. dollars;

(2) (i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii) in the case of CDW or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Revolving Credit Facility or the Senior Secured Term Loan or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent;

(3) the first day on which the majority of the Board of Directors of CDW then in office shall cease to consist of Continuing Directors; or

(4) the adoption of a plan relating to the liquidation or dissolution of CDW.

“Closing Date” means October 12, 2007.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions, including, but not limited to, up to $20.0 million in retention bonuses to be paid in 2008 to employees of CDW for continued employment through 2007 and the payment of up to $53.0 million to participants in the Krasny Plan within 60 days of the Closing Date), severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded, provided that, solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “—Certain Covenants—Restricted Payments,” such losses, costs, charges or other expenses shall be excluded only to the extent they are non-cash and will not require cash settlement in the future (it being understood that the payment of up to $53.0 million referenced above shall be considered “non-cash” for this purpose),

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by CDW, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is CDW or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (f) below) and (B) decreased by the amount of any equity of CDW in a net loss of any such Person for such period to the extent CDW has funded such net loss in cash with respect to such period,

(f) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “—Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of CDW will be, subject to the exclusion contained in clause (e) above, increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to CDW or a Restricted Subsidiary thereof (subject to the provisions of this clause (f)) in respect of such period, to the extent not already included therein,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(i) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or as a result of the Krasny Plan shall be excluded,

(k) (i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the United States Internal Revenue Service in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of CDW shall be excluded; provided that the maximum add-back to Consolidated Net Income shall be no greater than $1.0 million in any four quarter period; and (ii) payments made in cash to the Circle of Service Foundation, Inc. in an amount not in excess of the amount of the net tax benefit to CDW as a result of the implementation and continuing operation of the Krasny Plan shall be excluded, and

(l) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by CDW and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by CDW and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by CDW and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Closing Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of CDW or any Guarantor in an aggregate principal amount not greater than one times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of CDW or such Guarantor after the Closing Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of CDW or such Guarantor, as applicable, the amount of such excess shall be (a) Subordinated Indebtedness (other than Secured Indebtedness) and (b) Indebtedness with a Stated Maturity equal to or later than the Stated Maturity of the Notes, and

(2) such cash contribution amount is not applied to make Restricted Payments.

“Conversion Date” means October 10, 2008.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by CDW or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of CDW or any direct or indirect parent company of CDW (other than Disqualified Stock of CDW), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by CDW or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Revolving Credit Facility, the Senior Secured Term Loan and Hedging Obligations;

(2) any Indebtedness outstanding under the Senior Bridge Loan Agreement and the Senior Note Indenture; and

(3) any other Senior Indebtedness permitted under the Senior Subordinated Note Indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $50.0 million and is specifically designated by CDW thereof in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Note Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among CDW, its Restricted Subsidiaries and any direct or indirect parent company of CDW (so long as such tax sharing payments are attributable to the operations of CDW and its Restricted Subsidiaries); plus

(ii) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Indentures (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Notes, the Senior Subordinated Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility and the Senior Secured Term Loan, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Notes, the Senior Subordinated Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility and the Senior Secured Term Loan and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) any other non-cash charges, expenses or losses including any write offs or write downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsors pursuant to the Management Agreement (as in effect on the Closing Date) deducted (and not added back) in computing Consolidated Net Income; plus

(vii) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(viii) costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of CDW or net cash proceeds of an issuance of Equity Interest of CDW (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments”; plus

(ix) the amount of net cost savings and acquisition synergies projected by CDW in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with the Transactions or any acquisition or disposition by CDW or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the Closing Date or the date of such acquisition or disposition and (C) the aggregate amount of costs savings added pursuant to this clause (ix) shall not exceed the greater of (x) $50.0 million and (y) 10% of CDW’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(x) any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xi) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xii) expenses to the extent covered by contractual indemnification or refunding provisions in favor of CDW or a Restricted Subsidiary and actually paid or refunded, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xii) any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with the Transactions or any future acquisitions;

(b) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of CDW or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to Common Stock of CDW or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of CDW.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by CDW and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of CDW or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3)(c) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of the Closing Date, by and among GE Commercial Distribution Finance Corporation, CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc. (f/k/a Berbee Information Networks Corporation), a Wisconsin corporation, CDW Government LLC (as successor in interest to CDW Government, Inc.), an Illinois limited liability company and CDW Direct, LLC, an Illinois limited liability company, and (ii) that certain Agreement for Inventory Financing, dated as of the Closing Date, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and CDW Technologies, Inc., a Wisconsin corporation.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that CDW or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if CDW or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by CDW or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CDW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of CDW and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that in each case such adjustments are set forth in an Officers’ Certificate signed by CDW’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the applicable Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as CDW may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Closing Date as a result of purchase accounting)) of such Person for such period and (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Fixed Rate Note” means a note bearing a fixed rate of interest and subject to call protection as provided in herein.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Closing Date, except for any reports required to be delivered under the covenant described under “—Reports”, which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this “Description of the Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of CDW under the Indentures and the Notes by a Guarantor in accordance with the provisions of the Indentures. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee with respect to a series of Notes in accordance with the Indentures, such Person shall cease to be a Guarantor. On the Closing Date, the Guarantors were Parent and each Domestic Subsidiary of CDW that is a Restricted Subsidiary and a guarantor under the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the Revolving Credit Facility and the Senior Secured Term Loan.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Increasing Rate Note” means any note other than a Fixed Rate Note.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments,

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv) Capitalized Lease Obligations,

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, or

(vi) representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” and (C) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of CDW, qualified to perform the task for which it has been engaged.

“Interest Payment Date” means April 15 and October 15 of each year to the maturity date of the Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among CDW and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If CDW or any Subsidiary of CDW sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of CDW such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of CDW, CDW will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to CDW’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of CDW at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, CDW shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) CDW’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to CDW’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of CDW and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Conversion Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of CDW in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by CDW and its Restricted Subsidiaries immediately after such transfer.

“Krasny Plan” means the MPK Coworker Incentive Plan II as in effect on the Closing Date.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lenders” means, collectively, the Senior Lenders and the Senior Subordinated Lenders.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Loan” or “Loans” means any Senior Bridge Loan and any Senior Subordinated Bridge Loan.

“Management Agreement” means the Management Services Agreement dated as of the Closing Date, by and among certain management companies associated with the Sponsors and CDW and any direct or indirect parent company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by CDW and its Restricted Subsidiaries in connection therewith), and CDW’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by CDW or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (iv) in the case of any such Asset Sale by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of CDW or a Wholly owned Restricted Subsidiary as a result thereof.

“Notes” means the Senior Notes and the Senior Subordinated Notes, collectively, whether or not such Notes are exchange notes or outstanding notes. Except as otherwise provided in “—Amendment, Supplement and Waiver”, all Senior Notes shall vote and consent together (together with the Senior Lenders) on all matters as one class and all Senior Subordinated Notes shall vote and consent together (together with the Senior Subordinated Lenders) on all matters as one class, and, except as otherwise provided in “—Amendment, Supplement and Waiver”, none of the Notes will have the right to vote or consent as a class separate from one another on any matter. For purposes of the Senior Note Indenture, all references to the “principal” amount of the Notes shall include any PIK Interest issued in respect thereof (and any increase in the principal amount thereof) as a result of the payment of any PIK Interest.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of CDW.

“Officers’ Certificate” means a certificate signed on behalf of CDW, by two Officers of CDW, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in the Indentures.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW or the Trustee.

“PIK Election Loans” has the meaning provided in the Senior Bridge Loan Agreement.

“Parent” means VH Holdings, Inc. (n/k/a CDW Corporation) and any successor.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between CDW or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by CDW and its Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsors, (ii) any Person who is an Officer or otherwise a member of management of CDW or any of its Subsidiaries on the Closing Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of CDW or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Closing Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities held by such “group.”

“Permitted Investments” means:

(1) any Investment by CDW in any Restricted Subsidiary or by a Restricted Subsidiary in CDW or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by CDW or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CDW or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described above under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under the Indentures;

(6) loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15.0 million outstanding at any one time, in the aggregate;

(7) any Investment acquired by CDW or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by CDW or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by CDW or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by CDW or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed the greater of (x) $150.0 million and (y) 2.0% of Total Assets of CDW; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of CDW or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph under the covenant described under “—Certain Covenants—Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice, and the creation of liens on the assets of CDW or any of its Restricted Subsidiaries in compliance with the covenant described in “—Certain Covenants—Liens”;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments relating to a Receivables Subsidiary that, in the reasonable good faith determination of CDW, are necessary or advisable to effect a Receivables Facility;

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates”, except transactions permitted by clauses (2), (6), (8), (10), (12) or (13);

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19) additional Investments in joint ventures in an aggregate amount not to exceed $25.0 million at any time outstanding;

(20) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under “—Certain Covenants—Transactions with Affiliates”;

(21) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by CDW or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as CDW or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23) deposits made by CDW and Foreign Subsidiaries in Cash Pooling Arrangements; and

(24) extensions of trade credit in the ordinary course of business.

“Permitted Junior Securities” means:

(1) Equity Interests in CDW or any direct or indirect parent of CDW; or

(2) unsecured debt securities which are in each case (x) distributed to the Holders of Senior Subordinated Notes in respect of Indebtedness evidenced by the Senior Subordinated Notes pursuant to a confirmed plan of reorganization or adjustment, (y) subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than the Senior Subordinated Notes and the related Guarantees are subordinated to Senior Indebtedness under the Senior Subordinated Indenture and (z) do not mature or become subject to a mandatory redemption obligation prior to the final maturity or the Senior Subordinated Notes and do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Senior Indebtedness.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(4) Liens on property at the time CDW or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into CDW or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the applicable Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens existing on the Closing Date;

(7) Liens in favor of CDW or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Closing Date or referred to in clauses (3), (4) and (l9)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes taken as a whole, and are not more favorable to the lien holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of CDW or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility incurred pursuant to clause (17) of the definition of “Permitted Debt”;

(10) Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that CDW or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $75.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by CDW or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indentures;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25) Liens to secure Indebtedness incurred pursuant to clauses (11), (20) and (24) of the definition of “Permitted Debt”;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31) Liens on the Capital Stock of Unrestricted Subsidiaries;

(32) Liens on inventory or equipment of CDW or any of its Restricted Subsidiaries granted in the ordinary course of business to CDW’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (21) of the definition of “Permitted Debt”;

(34) Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(37) Liens consisting of customary contractual restrictions on cash and Cash Equivalents; and

(38) (A) (x) in the case of the Senior Note Indenture, Liens securing the Senior Notes and the related Guarantees and any Senior Notes issued in exchange therefor pursuant to the Senior Registration Rights Agreement and secured by a Lien (in each case in accordance with the terms of the Senior Note Indenture) and the related Guarantees, and (y) in the case of the Senior Subordinated Note Indenture, Liens securing the Senior Subordinated Notes and the related Guarantees and any Senior Subordinated Notes issued in exchange therefore pursuant to the Senior Subordinated Registration Rights Agreement and secured by a Lien (in each case in accordance with the terms of the Senior Subordinated Note Indenture) and the related Guarantees, (B) solely in the case of the Senior Notes, Liens securing an aggregate principal amount of Senior Pari Passu Indebtedness permitted to be incurred pursuant to clauses (1) and (11) of the definition of “Permitted Debt” and other obligations that are secured by the security documents related to the Revolving Credit Facility, and (C) solely in the case of the Senior Subordinated Notes, Liens securing Senior Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of CDW in good faith.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by CDW, which will be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to CDW or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which CDW or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means the April 1 or October 1 (whether or not on a business day) immediately preceding such Interest Payment Date.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Registration Rights Agreements” mean the Senior Registration Rights Agreement and the Senior Subordinated Registration Rights Agreement.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by CDW or a Restricted Subsidiary in exchange for assets transferred by CDW or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners Inc., (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners Inc., as the case may be, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of CDW or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Representative” means any trustee agent or representative (if any) for an issue of Senior Indebtedness of CDW or any Guarantor.

“Required Holders and Lenders” means, as of any date of determination, (a) with respect to the Senior Note Indenture, Senior Lenders that have Senior Loans outstanding and Holders that hold Senior Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Senior Loans and all Senior Notes outstanding at such time, and (b) with respect to the Senior Subordinated Note Indenture, Senior Subordinated Lenders that have Senior Subordinated Loans outstanding and Holders that hold Senior Subordinated Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Senior Subordinated Loans and all Senior Subordinated Notes outstanding at such time. Any Loan that has not been repaid or exchanged for Notes pursuant to the terms of the Senior Bridge Loan Agreement or the Senior Subordinated Bridge Loan Agreement shall be considered “outstanding”.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of CDW (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Revolving Credit Facility” means that certain revolving credit facility, dated as of the Closing Date, among VH MergerSub, Inc., CDW LLC (as successor in interest to CDW Corporation), JP Morgan Chase Bank, N.A., as Administrative Agent and Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., as Co-Syndication Agents, the lenders party thereto and certain other parties specified therein, providing revolving loans and other extensions of credit, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by CDW or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by CDW or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness of CDW or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Bridge Loan Agreement” means the senior unsecured increasing rate term loan agreement dated as of October 12, 2007, as amended and restated dated as of March 12, 2008 and amended dated as of April 12, 2008, among CDW LLC (as successor in interest to CDW Corporation), Parent, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Indebtedness” is defined under “—Ranking—Senior Subordinated Notes.”

“Senior Lenders” has the meaning provided in the Senior Bridge Loan Agreement.

“Senior Loans” means any loan made under the Senior Bridge Loan Agreement, including any PIK Interest issued in respect thereof (and any increase in the principal amount thereof) as a result of the payment of any PIK Interest.

“Senior Note Guarantee” means any guarantee of the obligations of CDW under the Senior Note Indenture and the Senior Notes by any Person in accordance with the provisions of the Senior Note Indenture.

“Senior Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Senior Notes and any Indebtedness that ranks pari passu in right of payment to the Senior Notes; and

(2) with respect to any Guarantor, its Senior Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Senior Note Guarantee.

“Senior Registration Rights Agreement” means the Senior Registration Rights Agreement, dated October 10, 2008, by and among CDW, the Guarantors and the Senior Lenders.

“Senior Secured Term Loan” means that certain senior secured term loan, dated as of the Closing Date, among VH MergerSub, Inc., CDW LLC (as successor in interest to CDW Corporation), J.P. Morgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, the Lenders party thereto and certain other parties specified therein, as amended by the First Amended and Restated Senior Secured Term Loan, dated as of March 12, 2008, and as further amended on November 4, 2009, providing for term loans, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indebtedness (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Senior Subordinated Bridge Loan Agreement” means the senior subordinated unsecured increasing rate term loan agreement dated as of October 12, 2007, as amended and restated dated as of March 12, 2008 and further amended on April 12, 2008, among CDW LLC (as successor in interest to CDW Corporation), Parent, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Subordinated Indebtedness” means, with respect to a Person, the Senior Subordinated Notes (in the case of CDW), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Senior Subordinated Lenders” has the meaning provided in the Senior Subordinated Bridge Loan Agreement.

“Senior Subordinated Loans” means any loan made under the Senior Subordinated Bridge Loan Agreement.

“Senior Subordinated Note Guarantee” means any guarantee of the obligations of CDW under the Senior Subordinated Note Indenture and the Senior Subordinated Notes by any Person in accordance with the provisions of the Senior Subordinated Note Indenture.

“Senior Subordinated Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Senior Subordinated Notes and any Indebtedness that ranks pari passu in right of payment to the Senior Subordinated Notes; and

(2) with respect to any Guarantor, its Senior Subordinated Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Senior Subordinated Note Guarantee.

“Senior Subordinated Registration Rights Agreement” means the Senior Registration Rights Agreement, dated October 10, 2008, by and among CDW, CDW, the Guarantors and the Senior Subordinated Lenders.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Sponsors” means Madison Dearborn Partners, LLC and Providence Equity Partners Inc. and each of their respective Affiliates (other than any portfolio company thereof).

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by CDW or any Subsidiary of CDW which CDW has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to CDW, any Indebtedness of CDW which is by its terms subordinated in right of payment to the Senior Notes, in the case of the Senior Note Indenture, or the Senior Subordinated Notes, in the case of the Senior Subordinated Note Indenture, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Senior Note Guarantee, in the case of the Senior Note Indenture, or its Senior Subordinated Note Guarantee, in the case of the Senior Subordinated Note Indenture.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of CDW and its Restricted Subsidiaries, on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Restricted Subsidiaries as may be expressly stated.

“Total Net Tangible Assets” means total assets of CDW and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Restricted Subsidiaries as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by CDW or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or other equity interests.

“Transactions” means (i) the transactions contemplated by the Acquisition Agreement and the Krasny Plan, (ii) the entry into the Senior Bridge Loan Agreement and incurrence of Indebtedness thereunder on the Closing Date by CDW LLC (as successor in interest to CDW Corporation) and the guarantors thereunder, (iii) the entry into the Senior Subordinated Bridge Loan Agreement and incurrence of Indebtedness thereunder on the Closing Date by CDW LLC (as successor in interest to CDW Corporation) and the guarantors thereunder, (iv) the entry into the Revolving Credit Facility and incurrence of Indebtedness thereunder on the Closing Date by CDW LLC (as successor in interest to CDW Corporation) and the guarantors thereunder, (iii) the entry into the Senior Secured Term Loan and incurrence of Indebtedness thereunder on the Closing Date by CDW LLC (as successor in interest to CDW Corporation) and the guarantors thereunder, (v) (A) the issuance of the Senior Notes and the provision of guarantees by the guarantors thereof and (B) the issuance of the Senior Subordinated Notes and the provision of guarantees by the guarantors thereof, (vi) the payment of fees and expenses related to each of the foregoing and (vii) all other transactions relating to any of the foregoing in each case, as contemplated as of the Closing Date pursuant to the terms of the Acquisition Agreement and the Krasny Plan.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2011, with respect to the Senior Notes and to October 15, 2012, with respect to the Senior Subordinated Notes; provided, however, that if the period from such redemption date to October 15, 2011 or October 15, 2012, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of CDW that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of CDW, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of CDW may designate any Subsidiary of CDW (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, CDW or any Subsidiary of CDW (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by CDW, (b) such designation complies with the covenant contained under “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of CDW or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of CDW may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by CDW pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors of CDW shall be notified by CDW to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether CDW has complied with any covenant in the Indentures or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes, will be issued in the form of one or more registered notes in global form, without interest coupons, the “global notes.”

Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC Participants”), or persons who hold interests through DTC Participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of each global note to the accounts of the DTC Participants; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to other owners of beneficial interests in any of the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. Each settlement system controls its own operations and procedures and may change them at any time. Neither we nor the trustee are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Investors who are not DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indentures.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC Participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC Participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC Participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Except as set forth above, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indentures should occur.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain United States federal income tax consequences relevant to the exchange of notes pursuant to this offering. The discussion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The tax consequences of purchasing, owning, and any disposition of the registered notes is not discussed herein.

Exchange Offer

For U.S. federal income tax purposes, the exchange of the outstanding notes for the exchange notes will not constitute a taxable exchange. As a result, for U.S. federal income tax purposes (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s outstanding notes; (2) the holding period of the exchange notes will include the holding period of the outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offers, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offers. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offers are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in one or more of the investment funds affiliated with Madison Dearborn. Certain matters under Wisconsin law will be passed upon by Foley & Lardner LLP.

EXPERTS

The consolidated financial statements of CDW Corporation as of December 31, 2009 and December 31, 2008 and for the years ended December 31, 2009 and December 31, 2008 and for the period from October 12, 2007 to December 31, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CDW Corporation as of October 11, 2007 and for the period from January 1, 2007 to October 11, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-169258) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

We are not currently subject to the information requirements of the Exchange Act. As a result of this offering of exchange notes, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. You can inspect and copy these reports, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-202-551-8090 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s web site. The address of this site is http://www.sec.gov.

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available upon your request, without charge, by writing or telephoning us at:

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

Attention: Investor Relations

The Indentures provides that, whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee and holders of the notes and file with the SEC the annual reports and such information, documents and other reports as are specified in Sections 13 or 15(d) and applicable to a U.S. corporation subject to such Sections. Provision of this information is subject to certain qualifications. See “Description of the Notes—Reports.”

Index to Financial Statements

Page
CDW Corporation (Successor) Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and December 31, 2008	F-3
Consolidated Statements of Operations for the years ended December 31, 2009 and December 31, 2008 and for the period from October 12, 2007 to December 31, 2007	F-4
Consolidated Statements of Shareholders’ (Deficit) Equity for the years ended December 31, 2009 and December 31, 2008 and for the period from October 12, 2007 to December 31, 2007	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and December 31, 2008 and for the period from October 12, 2007 to December 31, 2007	F-7
Notes to Consolidated Financial Statements	F-8
Schedule II – Valuation and Qualifying Accounts	F-46

CDW Corporation (Predecessor) Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-47
Consolidated Balance Sheet as of October 11, 2007	F-48
Consolidated Statement of Income for the period January 1, 2007 to October 11, 2007	F-49
Consolidated Statement of Shareholders’ Equity for the period January 1, 2007 to October 11, 2007	F-50
Consolidated Statement of Cash Flows for the period January 1, 2007 to October 11, 2007	F-51
Notes to Consolidated Financial Statements	F-52
Schedule II – Valuation and Qualifying Accounts	F-70

CDW Corporation (Successor) Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009	F-71
Consolidated Statements of Operations for the six months ended June 30, 2010 and June 30, 2009	F-72
Consolidated Statement of Shareholders’ Deficit for the six months ended June 30, 2010	F-73
Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and June 30, 2009	F-74
Notes to Consolidated Financial Statements	F-75

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and shareholders of CDW Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of CDW Corporation and its subsidiaries at December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009 and for the period from October 12, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the years ended December 31, 2009 and December 31, 2008 and for the period from October 12, 2007 to December 31, 2007 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for the fair value of financial assets and liabilities in 2008.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois

March 3, 2010, except for Note 16 and Note 20, as to which the date is September 1, 2010

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$88.0	$94.4
Accounts receivable, net of allowance for doubtful accounts of $6.3 and $6.4, respectively	1,006.7	871.4
Merchandise inventory	257.8	242.6
Miscellaneous receivables	127.8	142.5
Deferred income taxes	40.0	40.8
Prepaid expenses and other	37.5	27.5

Total current assets	1,557.8	1,419.2

Property and equipment, net	165.8	202.3
Goodwill	2,207.4	2,442.0
Other intangible assets, net	1,951.4	2,116.4
Deferred financing costs, net	91.2	96.2
Other assets	2.4	0.2

Total assets	$5,976.0	$6,276.3

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$292.3	$224.0
Current maturities of long-term debt and capital leases	22.6	15.8
Fair value of interest rate swap agreements	68.7	66.0
Deferred revenue	28.9	17.1
Accrued expenses:
Compensation	63.5	64.8
Interest	50.0	64.1
Sales taxes	19.9	17.3
Advertising	16.3	13.9
Income taxes	—	4.1
Other	72.4	54.5

Total current liabilities	634.6	541.6

Long-term liabilities:
Debt and capital leases	4,599.3	4,617.7
Deferred income taxes	694.7	780.5
Fair value of interest rate swap agreements	1.9	31.9
Accrued interest	45.5	12.5
Other liabilities	44.7	29.9

Total long-term liabilities	5,386.1	5,472.5

Commitments and contingencies	—	—

Shareholders’ (deficit) equity:
Class A common shares, $0.01 par value, 100,000 shares authorized, issued, and outstanding	—	—
Class B common shares, $0.01 par value, 1,900,000 shares authorized; 907,346 and 900,102 shares issued and outstanding, respectively	—	—
Paid-in capital	2,155.4	2,140.8
Accumulated deficit	(2,178.8)	(1,805.4)
Accumulated other comprehensive loss	(21.3)	(73.2)

Total shareholders’ (deficit) equity	(44.7)	262.2

Total liabilities and shareholders’ (deficit) equity	$5,976.0	$6,276.3

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

			Period from October 12, 2007 to December 31,
	Years Ended December 31,
	2009	2008	2007

Net sales	$7,162.6	$8,071.2	$1,800.2
Cost of sales	6,029.7	6,710.2	1,505.8

Gross profit	1,132.9	1,361.0	294.4

Selling and administrative expenses	821.1	894.8	221.8
Advertising expense	101.9	141.3	27.0
Goodwill impairment	241.8	1,712.0	—

(Loss) income from operations	(31.9)	(1,387.1)	45.6

Interest expense, net	(431.7)	(390.3)	(104.6)
Other income, net	2.4	0.2	0.2

Loss before income taxes	(461.2)	(1,777.2)	(58.8)

Income tax benefit	87.8	12.1	18.5

Net loss	$(373.4)	$(1,765.1)	$(40.3)

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

(in millions)

	Total Shareholders’ (Deficit) Equity	Class A Common Shares	Class B Common Shares	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss

Balance at October 12, 2007	$—	$—	$—	$—	$—	$—

Investment from CDW Holdings LLC	2,113.8	—	—	2,113.8	—	—

Issuance of Deferred Units	8.6	—	—	8.6	—	—

Equity-based compensation expense	4.2	—	—	4.2	—	—

Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(0.4)	—	—	(0.4)	—	—

Net loss	(40.3)	—	—	—	(40.3)	—	$(40.3)

Change in unrealized loss on interest rate swap agreements, net of tax	(16.9)	—	—	—	—	(16.9)	(16.9)

Foreign currency translation adjustment	(0.1)	—	—	—	—	(0.1)	(0.1)

Comprehensive loss							$(57.3)

Balance at December 31, 2007	$2,068.9	$—	$—	$2,126.2	$(40.3)	$(17.0)

(continued on next page)

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

(in millions)

	Total Shareholders’ (Deficit) Equity	Class A Common Shares	Class B Common Shares	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss

Balance at December 31, 2007	$2,068.9	$—	$—	$2,126.2	$(40.3)	$(17.0)

Equity-based compensation expense	17.8	—	—	17.8	—	—

Investment from CDW Holdings LLC	1.3	—	—	1.3	—	—

Forfeitures related to MPK Coworker Incentive Plan II, net of tax	(2.6)	—	—	(2.6)	—	—

Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(1.8)	—	—	(1.8)	—	—

Other	(0.1)	—	—	(0.1)	—	—

Net loss	(1,765.1)	—	—	—	(1,765.1)	—	$(1,765.1)

Change in unrealized loss on interest rate swap agreements, net of tax	(54.6)	—	—	—	—	(54.6)	(54.6)

Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net loss, net of tax	11.4	—	—	—	—	11.4	11.4

Foreign currency translation adjustment	(13.0)	—	—	—	—	(13.0)	(13.0)

Comprehensive loss							$(1,821.3)

Balance at December 31, 2008	$262.2	$—	$—	$2,140.8	$(1,805.4)	$(73.2)

Equity-based compensation expense	15.9	—	—	15.9	—	—

Investment from CDW Holdings LLC	0.1	—	—	0.1	—	—

Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(1.4)	—	—	(1.4)	—	—

Net loss	(373.4)	—	—	—	(373.4)	—	$(373.4)

Change in unrealized loss on interest rate swap agreements, net of tax	(13.3)	—	—	—	—	(13.3)	(13.3)

Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net loss, net of tax	56.3	—	—	—	—	56.3	56.3

Foreign currency translation adjustment	8.9	—	—	—	—	8.9	8.9

Comprehensive loss							$(321.5)

Balance at December 31, 2009	$(44.7)	$—	$—	$2,155.4	$(2,178.8)	$(21.3)

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

			Period from October 12, 2007 to December 31,
	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(373.4)	$(1,765.1)	$(40.3)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Goodwill impairment	241.8	1,712.0	—
Depreciation and amortization	218.2	218.4	46.3
Equity-based compensation expense	15.9	17.8	4.2
Deferred income taxes	(94.4)	(39.9)	(12.6)
Allowance for doubtful accounts	(0.2)	0.4	0.1
Amortization of deferred financing costs	16.2	38.6	13.4
Realized loss on interest rate swap agreements	103.2	18.6	—
Net (gain) loss on sales and disposals of assets	(1.7)	0.5	—
Changes in assets and liabilities:
Accounts receivable	(131.3)	116.7	45.3
Merchandise inventory	(15.0)	78.6	8.3
Other assets	3.2	(5.8)	10.4
Accounts payable	67.4	(199.1)	(151.5)
Other current liabilities	3.9	(28.9)	(100.7)
Long-term liabilities	44.7	11.4	5.9

Net cash provided by (used in) operating activities	98.5	174.2	(171.2)

Cash flows from investing activities:
Capital expenditures	(15.6)	(41.1)	(8.0)
Cash settlements on interest rate swap agreements	(72.2)	(19.2)	—
Purchases of marketable securities	(20.0)	—	—
Redemptions of marketable securities	20.0	—	—
Proceeds from sale of assets	5.2	—	—
Acquisition of CDW Corporation, net of cash acquired	—	—	(6,391.6)

Net cash used in investing activities	(82.6)	(60.3)	(6,399.6)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	150.0	4,180.0
Repayments of long-term debt	(11.0)	(190.0)	—
Proceeds from borrowings under revolving credit facility	—	1,126.7	844.2
Repayments of borrowings under revolving credit facility	—	(1,072.8)	(406.7)
Principal payments under capital lease obligations	(0.6)	(0.5)	—
Investment from CDW Holdings LLC	0.1	1.3	2,071.7
Forfeitures related to MPK Coworker Incentive Plan II	—	(3.8)	—
Payment of deferred financing costs	(11.3)	(45.5)	(102.7)

Net cash (used in) provided by financing activities	(22.8)	(34.6)	6,586.5

Effect of exchange rate changes on cash and cash equivalents	0.5	(0.5)	(0.1)

Net (decrease) increase in cash	(6.4)	78.8	15.6
Cash and cash equivalents – beginning of period	94.4	15.6	—

Cash and cash equivalents – end of period	$88.0	$94.4	$15.6

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap agreements	$368.8	$346.6	$21.2
Taxes paid, net	$11.7	$3.1	$0.1
Non-cash investing and financing activities:
Investment in Singlewire Software, LLC	$1.9	$—	$—
Equipment obtained under capital lease	$—	$2.3	$—
Management Investors roll-over of existing CDW equity	$—	$—	$42.1
Issuance of Deferred Units	$—	$—	$8.6

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

The Company is a leading provider of multi-branded information technology products and services in the United States and Canada. The Company provides comprehensive and integrated solutions for its customers’ technology needs through an extensive range of hardware, software, and service offerings.

Basis of Presentation

On October 12, 2007, CDW Corporation, an Illinois corporation, was acquired through a merger transaction by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners, Inc. (the “Acquisition”). CDW Corporation continued as the surviving corporation and same legal entity after the Acquisition, but became a wholly owned subsidiary of VH Holdings, Inc., a Delaware corporation. Details of the Acquisition are more fully discussed in Note 3.

On December 31, 2009, CDW Corporation merged into CDWC LLC, an Illinois limited liability company owned by VH Holdings, Inc., with CDWC LLC as the surviving entity. This change had no impact on the operations or management of the Company. On December 31, 2009, CDWC LLC was renamed CDW LLC (“CDW LLC”). On August 17, 2010, VH Holdings, Inc. was renamed CDW Corporation (“Parent”).

Throughout this report, the terms “the Company,” “CDW” and “Successor” refer to Parent and its wholly owned subsidiaries subsequent to the Acquisition, and “Predecessor” refers to CDW Corporation, an Illinois corporation, and its wholly owned subsidiaries prior to the Acquisition.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Parent and its wholly owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all deposits in banks and short-term, highly liquid investments that are readily convertible to known amounts of cash and are so near maturity that there is insignificant risk of changes in value due to interest rate changes.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and typically do not bear interest. The Company provides allowances for doubtful accounts related to accounts receivable for estimated losses resulting from the inability of its customers to make required payments. The Company takes into consideration the overall quality of the receivable portfolio along with specifically identified customer risks.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Merchandise Inventory

Inventory is valued at the lower of cost or market value. Cost is determined using a weighted-average cost method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions.

Miscellaneous Receivables

Miscellaneous receivables consist primarily of amounts due from vendors. The Company receives incentives from vendors related to cooperative advertising allowances, volume rebates, bid programs, price protection, and other programs. These incentives generally relate to written agreements with specified performance requirements with the vendors and are recorded as adjustments to cost of sales or advertising expense, as appropriate.

Property and Equipment

Property and equipment are stated at cost. The Company calculates depreciation expense using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The following table shows estimated useful lives of property and equipment:

Classification	Estimated Useful Lives
Machinery and equipment	5 to 10 years
Building and leasehold improvements	5 to 25 years
Computer and data processing equipment	3 to 5 years
Computer software	3 to 5 years
Furniture and fixtures	5 to 10 years

The Company reviews legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operations of a long-lived asset. If it is determined that a legal obligation exists, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. All of the Company’s existing asset retirement obligations are associated with commitments to return property subject to operating leases to original condition upon lease termination. The asset retirement liability was accrued with a corresponding increase in the carrying value of the related leasehold improvement which is depreciated over the life of the asset. The difference between the gross expected future cash flow and its present value is accreted over the term of the related lease as an operating expense. The Company’s asset retirement liability was $0.9 million as of December 31, 2009. There was no asset retirement liability recorded as of December 31, 2008.

Goodwill and Other Intangible Assets

The Company is required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The Company has changed its annual goodwill evaluation date from October 1 to December 1, effective with the fourth quarter of 2009. The Company views the December 1 date as preferable, in order to better align with the completion of its annual budgeting process. The Company’s reporting units used to assess potential goodwill impairment are the same as its business segments. Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. As described in Note 2, the Company adopted the authoritative guidance on fair value measurements for nonfinancial assets and nonfinancial liabilities as of January 1, 2009 and has incorporated the provisions of this guidance into the determination of fair value for purposes of subsequent goodwill impairment evaluations. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the Company’s fair value in an orderly transaction between market participants. This required two-step approach uses significant accounting judgments, estimates, and assumptions. Any changes in the judgments, estimates, or assumptions used could produce significantly different results. The Company recorded total goodwill impairment charges of $241.8 million and $1,712.0 million during the years ended December 31, 2009 and 2008, respectively. See Note 6 for more information on the Company’s evaluations of goodwill for impairment.

Intangible assets with determinable lives are amortized on a straight-line basis over their respective estimated useful lives. The cost of computer software developed or obtained for internal use is capitalized and amortized on a straight-line basis over the estimated useful life of the software. These intangible assets are reviewed for impairment when indicators are present using undiscounted cash flows. The Company uses the undiscounted cash flows, excluding interest charges, to assess the recoverability of the carrying value of such assets. To the extent carrying value exceeds the undiscounted cash flows, an impairment loss is recorded based upon the excess of the carrying value over fair value. In addition, each quarter the Company evaluates whether events and circumstances warrant a revision to the remaining estimated useful life of each of these intangible assets. If the Company were to determine that a change to the remaining estimated useful life of an intangible asset was necessary, then the remaining carrying amount of the intangible asset would be amortized prospectively over that revised remaining useful life. During the year ended December 31, 2009, no impairment existed with respect to the Company’s intangible assets with determinable lives and no significant changes to the remaining useful lives were necessary. The following table shows estimated useful lives of definite-lived intangible assets:

Classification	Estimated Useful Lives
Customer relationships	11 to 14 years
Trade name	20 years
Internally developed software	5 years
Other	1 to 10 years

Deferred Financing Costs

The Company has capitalized costs incurred in connection with establishing credit facilities as deferred financing costs. These costs are amortized to interest expense over the estimated life of the related financing using the interest method or straight-line method, as applicable.

Derivatives

The Company has entered into interest rate swap agreements for the purpose of hedging its exposure to fluctuations in interest rates. These derivatives are recorded in the Company’s consolidated balance sheets at fair value.

The Company’s interest rate swap agreements have been designated as cash flow hedges of interest rate risk. The effective portion of the changes in fair value of the Company’s swap agreements is initially recorded as a component of accumulated other comprehensive income (loss) in the Company’s consolidated balance sheets and is subsequently reclassified into interest expense, net in the Company’s consolidated statements of operations in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. In the Company’s consolidated statements of cash flows, hedge activities are classified according to the nature of the derivative.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated Other Comprehensive Income (Loss)

Unrealized gains or losses on derivatives and foreign currency translation adjustments are included in shareholders’ (deficit) equity under accumulated other comprehensive income (loss).

The components of accumulated other comprehensive income (loss) are as follows:

			Period from October 12, 2007 to
	December 31,		December
(in millions)	2009	2008	31, 2007
Unrealized loss on interest rate swap agreements, net of taxes of $27.3 and $37.8 in 2009 and 2008, respectively, and $10.4 for the period from October 12, 2007 to December 31, 2007	$(17.1)	$(60.1)	$(16.9)
Foreign currency translation adjustment	(4.2)	(13.1)	(0.1)

Total	$(21.3)	$(73.2)	$(17.0)

Revenue Recognition

The Company records revenue from sales transactions when both risk of loss and title to products sold pass to the customer. The Company’s shipping terms typically dictate that the passage of title occurs upon receipt of products by the customer. The majority of the Company’s revenue relates to physical products and is recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. At the time of sale, the Company also records an estimate for sales returns and pricing disputes based on historical experience.

Software assurance products, third party services and extended warranties that the Company sells (for which the Company is not the primary obligor) are recognized on a net basis. Accordingly, such revenue is recognized in net sales either at the time of sale or over the contract period based on the terms of the contract, at the net amount retained by the Company. Revenue from information technology consulting or professional services is either recognized as incurred for services billed at an hourly rate or recognized using the percentage of completion method for services provided at a fixed fee. Revenue for data center services, including internet connectivity, web hosting, server co-location, and managed services, is recognized over the period service is provided. The Company records freight billed to its customers as sales and the related freight costs as a cost of sales. Vendor rebates are recorded over the period earned as a reduction of cost of sales. Price protection is recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.

Deferred revenue includes (1) payments received from customers in advance of providing the product or performing services, and (2) amounts deferred if other conditions of revenue recognition have not been met.

Sales Taxes

Sales tax amounts collected from customers for remittance to governmental authorities are presented on a net basis in the Company’s consolidated statements of operations.

Advertising

Advertising costs are generally charged to expense in the period incurred. Cooperative reimbursements from vendors are recorded in the period the related advertising expenditure is incurred. The Company classifies vendor consideration as either a reduction of advertising expense or as a reduction of cost of sales, as appropriate. During the years ended December 31, 2009 and 2008 and the period from October 12, 2007 to December 31, 2007, all vendor consideration received for cooperative advertising was recorded as a reduction of cost of sales. Advertising expense is offset by cooperative advertising funds when the reimbursement represents specific, incremental, and identifiable costs.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity-Based Compensation

The Company measures all equity-based payments using a fair-value-based method and records compensation expense over the requisite service period in its consolidated financial statements. Forfeiture rates have been developed based upon historical experience.

Interest Expense

Interest expense is typically recognized in the period incurred at the applicable interest rate in effect. For increasing-rate debt, such as the Company’s senior extended loans and senior subordinated extended loans, the Company determines the periodic interest cost using the effective interest method over the estimated outstanding term of the debt. The difference between interest expense recorded and cash interest paid is reflected as short-term or long-term accrued interest in the Company’s consolidated balance sheets.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. The functional currency of the Company’s Canadian subsidiary is the local currency, the Canadian dollar. Assets and liabilities of this subsidiary are translated at the spot rate in effect at the applicable reporting date and the consolidated results of operations are translated at the average exchange rates in effect during the applicable period. The resulting foreign currency translation adjustment is recorded as accumulated other comprehensive income (loss), which is reflected as a separate component of shareholders’ (deficit) equity.

Income Taxes

Income taxes are determined using an asset and liability approach for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

2.	Recently Issued or Newly Adopted Accounting Standards

Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for fair value measurements, which defined fair value, established a framework for measuring fair value, and expanded disclosures about fair value measurements. In February 2008, the FASB delayed the effective date for adopting this guidance for nonfinancial assets and nonfinancial liabilities, including assets and liabilities such as reporting units measured at fair value in a goodwill impairment evaluation and assets acquired and liabilities assumed in a business combination. The Company adopted this guidance for financial assets and financial liabilities on January 1, 2008, and for nonfinancial assets and nonfinancial liabilities on January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements. See Note 11 for a description of fair value measurements in the Company’s consolidated financial statements. The Company incorporated the provisions of this guidance for fair value measurements in the goodwill impairment evaluations as described in Note 6.

In February 2007, the FASB issued authoritative guidance which permits entities to choose to measure certain financial assets and liabilities at fair value that are otherwise not permitted to be accounted for at fair value under generally accepted accounting principles (the “fair value option”). Election of the fair value option is made on an instrument-by-instrument basis and is irrevocable. At the adoption date, unrealized

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

gains and losses on financial assets and liabilities for which the fair value option is elected would be reported as a cumulative adjustment to beginning retained earnings and all subsequent changes in fair value would be recorded as unrealized gains and losses in earnings. This guidance became effective for fiscal years beginning after November 15, 2007, and the adoption of the guidance did not have an impact on the Company’s consolidated financial statements.

In October 2008, the FASB issued authoritative guidance for fair value measurements, which clarifies the application of the guidance in a market that is not active. The Company does not believe that it has any financial assets that are considered to be in an inactive market.

In January 2010, the FASB issued authoritative guidance to amend and expand the disclosure requirements for fair value measurements. The guidance requires new disclosures about transfers in and transfers out of Levels 1 and 2 fair value measurements and the activity within Level 3 fair value measurements (presented in a roll forward of activity). The guidance also clarifies existing disclosures about the level of disaggregation of fair value for each class of assets and liabilities and about inputs and valuation techniques used to measure fair value. This guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for interim and annual periods beginning after December 15, 2010. Because it only requires additional disclosure, the Company does not expect this guidance to have an impact on its consolidated financial position, results of operations, or cash flows.

Derivative Instrument and Hedging Activity Disclosures

In March 2008, the FASB issued authoritative guidance to amend and expand the disclosure requirements for derivative instruments and hedging activities. The Company adopted this guidance on January 1, 2009. Because it only requires additional disclosure, the adoption did not impact the Company’s consolidated financial position, results of operations, or cash flows. See Note 10 for the required disclosures.

Accounting Standards Codification

In June 2009, the FASB issued authoritative guidance which replaced the previous hierarchy of GAAP and established the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative nongovernmental U.S. GAAP. This guidance was effective in 2009. The Codification was not intended to change or alter existing GAAP; therefore the adoption of this guidance did not have any impact on the Company’s consolidated financial statements.

Revenue Arrangements

In October 2009, the FASB issued amendments to authoritative guidance on revenue arrangements. The amended guidance amends the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and expands the disclosures related to multiple-deliverable revenue arrangements. The amended guidance also modifies the scope of authoritative guidance for revenue arrangements that include both tangible products and software elements to exclude from its requirements (1) non-software components of tangible products, and (2) software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible products essential functionality. The amended guidance is effective for fiscal years beginning on or after June 15, 2010 and will become effective for the Company beginning January 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

3.	Acquisition of Predecessor

On May 25, 2007, Parent was incorporated in Delaware. At December 31, 2009, Parent had Class A common shares, par value of $0.01 per share, 100,000 shares authorized, issued, and outstanding, and

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Class B common shares, par value of $0.01 per share, 1,900,000 shares authorized, and 907,346 shares issued and outstanding. CDW Holdings LLC (“Holdings”) owns all of the Class A and Class B common shares of Parent. Holdings is controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners, Inc. (the “Equity Sponsors”), certain other co-investors and certain members of the Company’s management (the “Management Investors”), whom the Company collectively refers to as the “Equity Investors.”

On May 25, 2007, VH MergerSub, Inc. (“MergerSub”) was incorporated in Illinois as a wholly owned subsidiary of Parent.

On October 12, 2007 (the “Closing Date”), the Acquisition was completed when MergerSub merged with and into Predecessor, with Predecessor as the surviving corporation, pursuant to an Agreement and Plan of Merger (“Merger Agreement”) dated as of May 29, 2007. Upon consummation of the merger, Predecessor became a wholly owned subsidiary of Parent. Each share of common stock of Predecessor that was issued and outstanding immediately prior to the closing of the Acquisition was cancelled and converted into the right to receive $87.75 per share in cash (the “Merger Consideration”).

Parent and Holdings were formed for the purpose of facilitating the Acquisition and have no operations. The Equity Sponsors’ objective is to invest in companies with strong competitive characteristics that they believe have potential for long-term equity appreciation.

In connection with the Acquisition, the following events occurred, which the Company collectively refers to as the “Acquisition Transactions”:

•

the purchase by the Equity Investors of Class A Common Units of Holdings for approximately $2,115.9 million in cash (net of $19.5 million in equity fees) or, with respect to the Management Investors, with a combination of cash and a roll-over of a portion of their existing equity in Predecessor (Holdings contributed the $2,115.9 million to Parent immediately prior to closing of the Acquisition; Parent in turn contributed the $2,115.9 million to MergerSub);

•	the entering into of the debt arrangements by MergerSub as described in Note 9, of which $4,640.0 million was funded at closing of the Acquisition;

•	the payment of the related Merger Consideration and the settlement of all outstanding equity awards under Predecessor equity plans;

•

the payment of approximately $216.6 million of fees and expenses related to the Acquisition Transactions, of which $60.0 million was capitalized as direct transaction costs, $102.6 million was capitalized as deferred financing costs, $19.5 million was recorded as a reduction of the equity proceeds, and $34.5 million was expensed either by Predecessor or Successor depending on various factors related to the applicable fees; and

•	the merger of MergerSub with and into Predecessor, with Predecessor as the surviving corporation.

As a result of the merger, all obligations of MergerSub under the debt arrangements became obligations of Predecessor on the Closing Date.

The purchase price of Predecessor of $6,653.2 million was allocated to the assets acquired and liabilities assumed based on their estimated fair market values on the Closing Date as described in Note 4.

In connection with the Acquisition, Successor incurred costs of $26.7 million during the period from October 12, 2007 to December 31, 2007. These costs are included in selling and administrative expenses in the Company’s consolidated statement of operations.

4.	Purchase Accounting

The Company has accounted for the Acquisition as the purchase of a business, whereby the acquired assets and assumed liabilities were recorded based upon their respective fair market values at the Closing Date. The excess of the purchase price over the identifiable net assets acquired was recorded as

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

goodwill. During 2008, the Company made adjustments to the purchase price allocation that decreased the recorded amount of goodwill by $12.0 million, primarily as a result of a finalized transaction costs analysis. The following table summarizes the revised allocation of the purchase price and the fair market values of the assets acquired and the liabilities assumed at the Closing Date:

(in millions)
Total purchase price	$6,653.2

Cash and cash equivalents	$217.5
Accounts receivable, net	1,038.8
Merchandise inventory	329.9
Other current assets	225.3
Property and equipment	212.2
Intangible assets	2,323.8
Other assets	0.2

Total assets acquired	4,347.7

Accounts payable	575.9
Accrued expenses	373.2
Deferred income taxes	884.3
Other long-term liabilities	21.9

Total liabilities assumed	1,855.3

Goodwill	4,160.8

Total purchase price	$6,653.2

The following table presents details of purchased intangible assets at the Closing Date:

(dollars in millions)	Amount	Weighted- Average Life

Customer relationships	$1,862.0	13.2 years
Trade names	424.0	19.9 years
Internally developed software	32.9	5.0 years
License agreement and other	4.9	8.3 years

	$2,323.8	14.3 years

The $4,160.8 million of goodwill is not deductible for tax purposes.

Pro Forma Results

The following unaudited pro forma financial results present the aggregated results of operations of the Company for the year ended December 31, 2007 as if the Acquisition had occurred on January 1, 2007:

(in millions)	2007
Net sales	$8,144.5
Net loss	$(157.2)

The pro forma financial results represent historical financial results adjusted to give effect to items that (1) are directly attributable to the Acquisition, (2) have a continuing impact on the Company’s operations and

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) are factually supportable. Such items include additional amortization expense related to the intangible assets recorded in purchase accounting and additional interest expense related to the debt financing. The unaudited pro forma financial results are not intended to represent or be indicative of the Company’s consolidated results of operations that would have been reported had the Acquisition been completed as of the beginning of the period presented and should not be taken as indicative of the Company’s future consolidated results of operations.

5.	Property and Equipment

Property and equipment consisted of the following:

	December 31,
(in millions)	2009	2008
Land	$27.7	$27.7
Machinery and equipment	46.8	46.8
Building and leasehold improvements	96.2	94.3
Computer and data processing equipment	41.8	38.7
Computer software	29.0	28.4
Furniture and fixtures	16.5	16.4
Construction in progress	1.0	0.2

Total property and equipment	259.0	252.5
Less accumulated depreciation	93.2	50.2

Net property and equipment	$165.8	$202.3

During 2009 and 2008, the Company recorded disposals of $3.1 million and $0.7 million, respectively, to remove assets that were no longer in use from property and equipment. The Company recorded a pre-tax loss of $0.4 million in 2009 and $0.5 million in 2008 for certain assets that were not fully depreciated.

Depreciation expense for the years ended December 31, 2009 and 2008 was $46.0 million and $42.5 million, respectively. Depreciation expense for the period from October 12, 2007 to December 31, 2007 was $8.0 million.

6.	Goodwill and Other Intangible Assets

As described in Note 1, the Company is required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The Company’s reporting units used to assess potential goodwill impairment are the same as its business segments. For financial reporting purposes, Canada and the CDW advanced services business do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the Company’s fair value in an orderly transaction between market participants. Under the income approach, the Company determined fair value based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, gross margins, operating margins, discount rates, and future market conditions, among others. Under the market approach, the Company utilized valuation multiples derived from publicly available information for guideline companies to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company. The valuation multiples were applied to the reporting units.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 1, 2009 Evaluation

The Company continuously monitors the operating performance of each of its reporting units in comparison to forecasted results. During the second quarter of 2009, the Company determined that, while the rate of the sales decline year over year was stabilizing, the overall decline in net sales indicated that it was more likely than not that the fair value of certain reporting units was reduced to below the respective carrying amount. The Company considered this a triggering event under GAAP and performed an interim evaluation of the carrying amount of goodwill as of June 1, 2009. The Company’s Public reporting unit passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 10%) while the Company’s remaining three reporting units did not. The Company performed the second step of the goodwill evaluation for the Corporate, Canada and the CDW advanced services business reporting units. As a result, the Company recorded a total goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for the Corporate reporting unit and $28.0 million for the CDW advanced services business reporting unit. The Canada reporting unit did not require a goodwill impairment charge as the implied fair value of goodwill of this reporting unit approximated the carrying value of goodwill.

To determine fair value of the reporting units, the Company used a 75%/25% weighting of the income approach and market approach, respectively. The Company believed that higher weighting to the income approach was appropriate as inherent differences exist between the Company’s highly leveraged structure and the equity-based structures of the comparable companies used in the market approach. Using the income approach, the Company estimated future cash flows of each reporting unit based on internally generated forecasts for the remainder of 2009 and the next six years. The Company used a 5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The Company’s forecasts were based on historical experience, expected market demand, and other industry information available at the time the forecasts were prepared. The estimated future cash flows of each reporting unit were discounted at 11.5%.

December 1, 2009 Evaluation

The Company performed its annual evaluation of goodwill as of December 1, 2009. The Public, Canada and the CDW advanced services business reporting units passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 9%, 30%, and 35%, respectively) while the Corporate reporting unit did not. The Company performed the second step of the goodwill evaluation for the Corporate reporting unit which did not require a goodwill impairment charge, as the implied fair value of goodwill of this reporting unit exceeded the carrying value of goodwill by 10%.

2009 Adjustment

In the fourth quarter of 2009, the Company recorded a liability of $14.6 million to correct the accounting for aged trade credits arising in the normal course of business. The majority of this adjustment related to aged accounts receivable credits that the Company had previously recognized as income prior to the legal discharge of the underlying liabilities under applicable laws. Of the total $14.6 million liability recorded, approximately $11.0 million related to periods prior to the Acquisition, and $3.6 million related to periods subsequent to the Acquisition. The Company does not believe these amounts are material to prior periods or to the current consolidated financial statements but do represent the correction of an error from prior periods. Had the Company recorded the $11.0 million liability at the time of the Acquisition, it would have expensed the related goodwill in 2008 in connection with the goodwill impairment charge recorded in the fourth quarter of 2008. Accordingly, the Company adjusted the carrying amount of goodwill in the fourth quarter of 2009 by $6.8 million ($11.0 million less a deferred tax asset of $4.2 million) and the Company immediately expensed the $6.8 million as a goodwill impairment charge. The Company also recorded a pre-tax charge of $3.6 million in the fourth quarter of 2009 primarily as a reduction to net sales related to periods subsequent to the Acquisition. This adjustment was recorded as a reduction to net sales as the original aged trade credits were recorded as an increase to net sales. None of the $14.6 million liability recorded had been paid as of December 31, 2009. The Company expects to continue to negotiate with affected trade creditors, and as such, actual settlement of these amounts could differ from the estimates recorded.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 1, 2008 and December 31, 2008 Evaluations

The Company performed its annual evaluation of goodwill as of October 1, 2008. Both the Company’s Corporate and Public reporting units failed the first step of the evaluation, and accordingly, the Company performed the second step to determine the amount of the goodwill impairment. Due to deteriorating macroeconomic conditions in the fourth quarter of 2008, the Company determined that a triggering event had occurred as of December 31, 2008 that required the Company to update its initial test. As a result, the Company recorded a total goodwill impairment charge of $1,712.0 million in the fourth quarter of 2008. This charge was comprised of $1,359.0 million for the Corporate reporting unit and $353.0 million for the Public reporting unit.

The following table presents the change in goodwill by segment for the years ended December 31, 2009 and 2008:

(in millions)	Corporate	Public	Other (1)	Consolidated

Balances as of December 31, 2007:	$2,797.8	$1,263.2	$111.8	$4,172.8

2008 Activity:
Impairment charge	(1,359.0)	(353.0)	—	(1,712.0)
Adjustment (2)	(8.8)	(2.9)	(0.3)	(12.0)
Translation adjustment	—	—	(6.8)	(6.8)

	$1,430.0	$907.3	$104.7	$2,442.0

Balances as of December 31, 2008:
Goodwill	$2,789.0	$1,260.3	$104.7	$4,154.0
Accumulated impairment charges	(1,359.0)	(353.0)	—	(1,712.0)

	$1,430.0	$907.3	$104.7	$2,442.0

2009 Activity:
Impairment charges	(212.4)	(1.1)	(28.3)	(241.8)
Adjustment (3)	5.4	1.1	0.3	6.8
Goodwill related to sale of assets (4)	—	—	(3.9)	(3.9)
Translation adjustment	—	—	4.3	4.3

	$1,223.0	$907.3	$77.1	$2,207.4

Balances as of December 31, 2009:
Goodwill	$2,794.4	$1,261.4	$105.4	$4,161.2
Accumulated impairment charges	(1,571.4)	(354.1)	(28.3)	(1,953.8)

	$1,223.0	$907.3	$77.1	$2,207.4

(1)	Other is comprised of Canada and the CDW advanced services business reporting units.
(2)	This represents adjustments to the purchase price allocation that decreased the recorded amount of goodwill, primarily as a result of a finalized transaction costs analysis.
(3)	See description of this adjustment under previous heading “2009 Adjustment.”
(4)	See Note 17 for more information.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a summary of intangible assets at December 31, 2009 and 2008:

(in millions)
December 31, 2009	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$1,861.0	$313.3	$1,547.7
Trade name	421.0	46.7	374.3
Internally developed software	48.9	21.9	27.0
Other	3.1	0.7	2.4

Total	$2,334.0	$382.6	$1,951.4

December 31, 2008
Customer relationships	$1,859.1	$173.2	$1,685.9
Trade names	421.0	25.7	395.3
Internally developed software	42.4	11.4	31.0
Other	4.9	0.7	4.2

Total	$2,327.4	$211.0	$2,116.4

During 2008, the Berbee trade name of $3.0 million was written off.

During 2009, the Company sold its Informacast software and equipment as described in Note 17 and removed from its consolidated balance sheet $1.3 million in net book value of the Informacast software intangible asset.

Amortization expense related to intangible assets for the years ended December 31, 2009 and 2008 was $171.9 million and $175.9 million, respectively. Amortization expense related to intangible assets for the period from October 12, 2007 to December 31, 2007 was $38.3 million.

Estimated amortization expense related to intangible assets for the next five years is as follows:

(in millions)

Year ended December 31,
2010	$170.3
2011	168.9
2012	167.0
2013	163.4
2014	161.8

Total	$831.4

7.	Trade Financing Agreements

The Company has entered into security agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. At December 31, 2009, the agreements allowed for a maximum credit line of $126.0 million collateralized by the inventory purchases financed by the financial institutions and certain other assets. The Company does not incur any interest expense associated with these agreements, as it pays the balances when they are due. At December 31, 2009 and 2008, the Company owed the financial institutions $25.0 million and $34.1 million, respectively, which is included in trade accounts payable.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Lease Commitments

The Company is obligated under various operating lease agreements for office facilities that generally provide for minimum rent payments and a proportionate share of operating expenses and property taxes and include certain renewal and expansion options. For the years ended December 31, 2009 and 2008, rent expense was $22.9 million and $20.8 million, respectively. For the period from October 12, 2007 to December 31, 2007, rent expense was $4.0 million.

During the years ended December 31, 2009 and 2008, the Company recorded approximately $0.8 and $0.6 million, respectively, of depreciation expense for office equipment under capital leases. During the period from October 12, 2007 to December 31, 2007, the Company recorded approximately $0.1 million of depreciation expense for office equipment under capital leases.

Future minimum lease payments are as follows:

(in millions)
Year Ended December 31,	Capital Leases	Operating Leases
2010	$0.7	$19.2
2011	0.7	15.2
2012	0.3	13.5
2013	—	13.6
2014	—	13.4
Thereafter	—	60.0

Total future minimum lease payments	1.7	$134.9

Amounts representing interest	(0.2)

Present value of future minimum lease payments	1.5
Current maturities of capital lease obligations	(0.6)

Long-term capital lease obligations	$0.9

9.	Long-Term Debt

Long-term debt, excluding capital leases, was as follows:

	December 31,
(in millions)	2009	2008
Senior secured revolving credit facility	$491.4	$491.4
Senior secured term loan facility	2,189.0	2,200.0
Senior extended loans	1,190.0	1,190.0
Senior subordinated extended loans	750.0	750.0

Total long-term debt	4,620.4	4,631.4
Less current maturities of long-term debt	(22.0)	(15.2)

Long-term debt, excluding current maturities	$4,598.4	$4,616.2

Although the FASB issued authoritative guidance which requires the disclosure of the fair value of certain financial instruments in annual financial statements, the Company believes that the disclosure of the fair value of its long-term debt would not be meaningful due to the varying estimates that could be used to determine the fair value at December 31, 2009.

As of December 31, 2009, the Company was in compliance with the covenants under its various credit agreements as described below.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Senior Secured Revolving Credit Facility

At December 31, 2009, the Company had an $800.0 million senior secured revolving credit facility available for borrowings and issuance of letters of credit of which it had outstanding borrowings of $491.4 million (at an effective weighted-average interest rate of approximately 1.51% per annum) and $43.4 million of undrawn letters of credit. Borrowings under this facility bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greater of (a) the prime rate and (b) the federal funds effective rate plus 50 basis points. The applicable margin varies (1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings) depending upon the Company’s average daily excess cash availability under the agreement. The senior secured revolving credit facility matures on October 12, 2012. Availability under this facility is limited to the lesser of the revolving commitment of $800.0 million or the amount of the borrowing base. The borrowing base is based upon a formula involving certain percentages of eligible inventory and eligible accounts receivable owned by the Company. At December 31, 2009, the borrowing base was $855.5 million as supported by eligible inventory and accounts receivable balances as of November 30, 2009. One of the lenders under this facility has failed to fund $20.2 million of its pro rata share of several advances under this facility since 2008. The Company does not expect the defaulting lender to fund any portion of these advances or the remaining $15.2 million of its commitment under this facility, which will impact availability under this facility in future periods. Assuming non-funding by the defaulting lender, the Company could borrow up to an additional $229.8 million under this facility as of December 31, 2009.

All obligations under the senior secured revolving credit facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. Borrowings under this facility are collateralized by a first priority interest in inventory, excluding inventory collateralized under the trade financing agreements as described in Note 7, deposits, and accounts receivable, and a second priority interest in substantially all other assets. The senior secured revolving credit facility contains negative covenants that, among other things, place restrictions and limitations on the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. This facility also includes maintenance of a minimum average daily excess cash availability requirement. Should the Company fall below the minimum average daily excess cash availability requirement for ten consecutive business days, the Company becomes subject to a fixed charge coverage ratio until such time as the daily excess cash availability requirement is met for 30 consecutive business days.

Amended and Restated Senior Secured Term Loan Facility

At December 31, 2009, the outstanding principal balance of the Company’s amended and restated senior secured term loan facility was $2,189.0 million. The amended and restated senior secured term loan facility matures on October 10, 2014. Borrowings under this facility bear interest at either (a) the ABR plus a rate spread or (b) LIBOR plus a rate spread. The applicable rate spread varies (2.50% to 3.00% for ABR borrowings and 3.50% to 4.00% for LIBOR borrowings) based on the Company’s senior secured leverage ratio, as defined in the amended agreement evidencing this facility.

The effective weighted-average interest rate, without giving effect to the interest rate swap agreements (see Note 10), on the principal amounts outstanding as of December 31, 2009 was 4.29% per annum, with an effective weighted-average interest rate for the year ended December 31, 2009 of 3.86% per annum. The effective weighted-average interest rate, including the effect of the interest rate swap agreements, on the amended and restated senior secured term loan facility as of December 31, 2009 was 8.10% per annum, with an effective weighted-average interest rate for the year ended December 31, 2009 of 7.42% per annum.

The Company started making required quarterly principal payments on the amended and restated senior secured term loan facility in the amount of $5.5 million, beginning in September 2009, with the remainder due upon maturity. The amended and restated senior secured term loan facility provides, in addition to

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

such required repayment, for the mandatory prepayment of principal amounts under certain circumstances, including, beginning with the year ended December 31, 2008, a prepayment in an amount equal to 50% of the Company’s excess cash flow (as defined in the governing agreement) for the year then ended. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. Any such payments are applied against the remaining scheduled principal payment installment. For the year ended December 31, 2008, the Company made a mandatory prepayment based on excess cash flows of $4.5 million in March 2009. The payment reduced the September 30, 2009 scheduled quarterly principal payment to $1.0 million. The Company had no prepayment obligation based on excess cash flows for the year ended December 31, 2009.

All obligations under the amended and restated senior secured term loan facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The amended and restated senior secured term loan facility is collateralized by a second priority interest in substantially all inventory, excluding inventory collateralized under the trade financing agreements as described in Note 7, deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The amended and restated senior secured term loan facility contains negative covenants that, among other things, place restrictions and limitations on the ability of the Company and that of its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The amended and restated senior secured term loan facility also includes a senior secured leverage ratio requirement. The senior secured leverage ratio is required to be maintained on a quarterly basis and is defined as the ratio of senior secured debt (including amounts owed under trade financing agreements and capital leases) less cash and cash equivalents, to trailing twelve months Adjusted EBITDA. Compliance may be determined after giving effect to a designated equity contribution to the Company to be included in the calculation of Adjusted EBITDA.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 4, 2009, the Company amended certain terms with respect to the amended and restated senior secured term loan facility. As part of this amendment, the senior secured leverage ratio that is required to be maintained on a quarterly basis was revised as follows:

	Senior Secured Leverage Ratio Not to Exceed
Four Quarters Ending	Previous	Amended
December 31, 2009	6.75	7.25

March 31, 2010	5.75	7.75
June 30, 2010	5.75	7.75
September 30, 2010	5.75	7.75
December 31, 2010	5.75	8.00

March 31, 2011	4.75	7.50
June 30, 2011	4.75	7.50
September 30, 2011	4.75	7.50
December 31, 2011	4.75	7.25

March 31, 2012	3.75	7.00
June 30, 2012	3.75	7.00
September 30, 2012	3.75	6.75
December 31, 2012	3.75	6.75

March 31, 2013	3.75	6.50
June 30, 2013	3.75	6.50
September 30, 2013	3.75	6.00
December 31, 2013	3.75	5.75

March 31, 2014 and each fiscal quarter thereafter	3.75	5.50

For the four quarters ending December 31, 2009, the senior secured leverage ratio was 5.6.

Also, as part of this amendment, the applicable interest rate spread on principal amounts increased by 100 basis points. As such and as noted above, the spread varies from 2.50% to 3.00% for ABR borrowings and from 3.50% to 4.00% for LIBOR borrowings, based on the Company’s senior secured leverage ratio.

Certain other terms were also amended, including the placement of additional restrictions on the ability of the Company to incur additional indebtedness and the addition of a requirement that the Company maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the amended and restated senior secured term loan facility through maturity, subject to certain limitations.

The Company incurred total fees and expenses of approximately $12.2 million in connection with this amendment. Of this amount, $11.3 million was capitalized as deferred financing costs and is being amortized over the remaining term of the amended and restated senior secured term loan facility.

The Company evaluated this amendment and determined that the existing debt was not considered extinguished under GAAP and no gain or loss was recognized in connection with the modification.

Senior Extended Loans and Senior Subordinated Extended Loans

At December 31, 2009, the outstanding principal balance of the Company’s senior extended loans was $1,190.0 million. The senior extended loans have a maturity date of October 12, 2015. The Company is required to pay cash interest on $890.0 million outstanding principal of the senior extended loans (the “Senior Cash Pay Loans”) and can elect to pay cash or PIK Interest (as defined below) on the remaining $300.0 million of the outstanding principal amount (the “Senior PIK Election Loans”). For Senior PIK

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Election Loans, the Company may elect for any interest period through the interest period beginning April 15, 2011 to either (i) pay the interest on amounts outstanding in cash, (ii) defer interest payments and add to the principal balance so that the interest is paid, together with the principal, at maturity (“PIK Interest”) or (iii) pay 50% of the interest in cash and 50% as PIK Interest. Elections are due at least 30 days prior to the start of the interest period and the method of payment for the prior period will apply if no election is filed.

For all interest periods beginning prior to October 15, 2009, the Company had elected to pay interest on all Senior PIK Election Loans in cash. The Company made a PIK election with respect to these loans for the interest period from October 15, 2009 through April 14, 2010. The principal amount on the Senior PIK Election Loans will increase by approximately $17.0 million on April 15, 2010 and the Company will incur incremental interest expense of $10.7 million over the remaining term as a result of the PIK election for the October 15, 2009 through April 14, 2010 interest period. The election to pay PIK Interest on the Senior PIK Election Loans will remain in effect for future interest periods through the interest period beginning April 15, 2011 unless the Company makes a new election at least 30 days prior to the beginning of the relevant interest period.

At December 31, 2009, the outstanding principal balance of the Company’s senior subordinated extended loans was $750.0 million. The senior subordinated extended loans have a maturity date of October 12, 2017.

The extended loans bear interest on the principal balances outstanding at a rate per annum equal to the sum of (1) the per annum LIBOR and applicable margin in effect prior to the conversion to extended loans (which occurred on October 10, 2008), plus (2) the conversion spread plus (3) the PIK margin of 75 basis points applicable to Senior PIK Election Loans during interest periods in which an election to pay PIK Interest is made. The conversion spread increases 50 basis points every three months until the maximum interest rate is reached in July 2010. The next scheduled 50 basis point conversion spread increase was on January 10, 2010.

	Senior Cash Pay Loans	Senior PIK Election Loans		Senior Subordinated Extended Loans
Maturity	10/12/2015	10/12/2015		10/12/2017

Outstanding principal (in millions)	$890.0	$300.0		$750.0

Extended loan interest rate (per annum)	2.78813%	2.78813%		2.78813%

Applicable margin (in basis points)	462.5	575.0	(1)	600.0

Conversion spread (in basis points)	250	250		250

Interest rate in effect at December 31, 2009 (per annum)	9.91313%	11.03813	%(1)	11.28813%

Maximum interest rate (per annum)	11.0%	11.5	%(2)	12.535%

(1)	Includes PIK margin of 75 basis points.
(2)	Does not include the PIK margin of 75 basis points applicable during interest periods in which an election to pay PIK Interest is made.

Obligations under the extended loans are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries that is a guarantor under the senior credit facilities. The extended loans contain negative covenants that, among other things, place restrictions and limitations on the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The extended loans do not contain any financial covenants.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2009, the maturities of long-term debt, excluding the senior secured revolving credit facility and capital leases, were as follows:

(in millions)

Year ended December 31,
2010	$22.0
2011	22.0
2012	22.0
2013	22.0
2014	2,101.0
Thereafter	1,940.0

Total	$4,129.0

Deferred Financing Costs

Deferred financing costs, such as underwriting, financial advisory, professional fees, and other similar fees, are capitalized and amortized to interest expense over the estimated life of the related financing. During 2009, the Company capitalized an additional $11.3 million of deferred financing costs in connection with the November 2009 amendment to the amended and restated senior secured term loan facility. These additional costs will be amortized over the remaining term of this facility.

Deferred financing costs as of December 31, 2009 and 2008 were as follows:

	December 31,
(in millions)	2009	2008
Deferred financing costs	$120.9	$109.7
Accumulated amortization	(29.7)	(13.5)

Deferred financing costs, net	$91.2	$96.2

Weighted-average remaining life (in years)	5.5	6.5

10.	Derivative Instruments and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to interest rate risk associated with fluctuations in the interest rates on its floating-rate debt. In order to manage this risk, the Company has entered into two interest rate swap agreements to hedge the cash flows associated with the amended and restated senior secured term loan facility. The Company’s swap agreements effectively convert the outstanding principal amount under this facility, which is a floating-rate debt, to a fixed-rate debt, as the Company pays fixed-rate amounts in exchange for the receipt of floating-rate amounts.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate fluctuations. To accomplish these objectives, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of floating-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2009, the Company had two outstanding interest rate swap agreements with a combined $2,200.0 million notional amount that were designated as cash flow hedges of interest rate risk.

On October 24, 2007, the Company entered into an interest rate swap agreement with a total notional value of $1,500.0 million to hedge a portion of the cash flows associated with the amended and restated senior secured term loan facility. Under the terms of this interest rate swap agreement, a quarterly net settlement was made for the difference between the fixed rate of 4.37% per annum and the variable rate based upon the three-month LIBOR on the notional amount of the interest rate swap. On April 28, 2009, the Company and its counterparty amended this interest rate swap agreement. Under the terms of the amendment, the Company reduced the fixed-rate it pays on the notional amount to 4.155% per annum from 4.37% per annum and changed the floating-rate reference on payments it receives to one-month LIBOR from three-month LIBOR. These changes were effective as of July 14, 2009. The Company elected to change the interest rate index on the corresponding portion of the amended and restated senior secured term loan facility to one-month LIBOR effective July 14, 2009. The termination date of January 14, 2011 for the amended interest rate swap agreement remains unchanged.

On November 27, 2007, the Company entered into a second interest rate swap agreement with a total notional value of $700.0 million (to be reduced to $500.0 million on January 14, 2010) to hedge the then remaining cash flows associated with the amended and restated senior secured term loan facility. Under the terms of this interest rate swap agreement, a monthly net settlement is made for the difference between the fixed rate of 3.9125% per annum and the variable rate based on the one-month LIBOR on the notional amount of the interest rate swap. This interest rate swap agreement has a termination date of January 14, 2011.

The effective portion of the changes in fair value of interest rate swaps designated and that qualify as cash flow hedges is initially recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) in the Company’s consolidated balance sheets and is subsequently reclassified into interest expense, net on the Company’s consolidated statements of operations in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

As a result of the amendment to the $1,500.0 million interest rate swap agreement as described above, the Company prospectively discontinued the hedge accounting on the original interest rate swap agreement as it no longer met the strict requirements for hedge accounting. The Company will continue to report the net gain or loss related to the discontinued cash flow hedge in AOCI, which will be reclassified into earnings during the remaining contractual term of the agreement. Simultaneously, the Company designated the amended interest rate swap agreement into a new cash flow hedging relationship. Due to the off-market nature of the re-designated interest rate swap at the date of designation, the Company anticipates the potential for ineffectiveness in future reporting periods which could lead to greater volatility in interest expense.

The fair values of the interest rate swap agreements are estimated as described in Note 11.

At December 31, 2009 and 2008, the fair value carrying amount of the Company’s interest rate swap agreements was recorded as follows:

		Derivative Assets		Derivative Liabilities
	Balance Sheet Location	December 31,		December 31,
(in millions)		2009	2008	2009	2008
Derivatives designated as hedging instruments
Interest rate swap agreements	Fair value of interest rate swap agreements	$—	$—	$70.6	$97.9

Total derivative contracts		$—	$—	$70.6	$97.9

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effect of derivative instruments in cash flow hedging relationships on the consolidated statements of operations for the years ended December 31, 2009 and 2008 was as follows:

	Amount of Gain (Loss) Recognized in OCI (Effective Portion)		Location of Gain (Loss) Reclassified from AOCI	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)		Location of Gain (Loss) Recognized in Income (Ineffective	Amount of Gain (Loss) Recognized in Income (Ineffective Portion)
(in millions)	2009	2008	into Income	2009	2008	Portion)	2009	2008
Interest rate swap agreements	$(21.6)	$(89.3)	Interest expense, net	$(74.5)	$(18.6)	Interest expense, net	$(28.7)	$—

Total	$(21.6)	$(89.3)		$(74.5)	$(18.6)		$(28.7)	$—

The effect of derivative instruments in cash flow hedging relationships on the consolidated statements of operations for the period from October 12, 2007 to December 31, 2007 was as follows:

	Amount of Gain (Loss) Recognized in OCI (Effective Portion)	Location of Gain (Loss)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Gain (Loss) Recognized in	Amount of Gain (Loss) Recognized in Income (Ineffective Portion)
(in millions)	Period from October 12, 2007 to December 31, 2007	Reclassified from AOCI into Income	Period from October 12, 2007 to December 31, 2007	Income (Ineffective Portion)	Period from October 12, 2007 to December 31, 2007
Interest rate swap agreements	$(27.2)	Interest expense, net	$—	Interest expense, net	$—

Total	$(27.2)		$—		$—

Amounts reported in AOCI related to the Company’s interest rate swap agreements will be reclassified to interest expense as interest payments are made on its floating-rate debt. Over the next twelve months beginning January 1, 2010, the Company estimates that it will reclassify $71.0 million of deferred losses from AOCI to interest expense.

Credit-risk-related Contingent Features

Each of the two interest rate swap agreements provides that the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default under the agreement evidencing the indebtedness.

As of December 31, 2009, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, was $77.4 million. If the Company had breached the agreements described above at December 31, 2009, it could have been required to settle its obligations under the agreements at their termination value of $77.4 million.

The interest rate swap agreements are considered secured obligations under the senior secured revolving credit facility and are secured by the assets that serve as collateral for this facility (see Note 9).

11.	Fair Value Measurements

Fair value is defined under GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – inputs are based on unadjusted quoted prices for identical instruments traded in active markets.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 2 – inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The fair value of financial liabilities measured on a recurring basis as of December 31, 2009 was as follows:

(in millions)	Level 1	Level 2	Level 3	Total
Interest rate swap agreements	$—	$70.6	$—	$70.6

The fair value of the Company’s interest rate swap agreements, as described in Note 10, is classified as Level 2 in the hierarchy. The valuation of the swap agreements is derived by using a discounted cash flow analysis on the expected cash flows of each swap. This analysis reflects the contractual terms of the swap agreements, including the period to maturity, and uses observable market-based inputs, including LIBOR curves. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. The credit valuation adjustments are calculated by determining the total expected exposure of the swap agreements (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. For the Company’s swap agreements, which have two-way exposure, the counterparty’s credit spread is applied to the Company’s exposure to the counterparty, and the Company’s own credit spread is applied to the counterparty’s exposure to the Company, and the net credit valuation adjustment is reflected in the Company’s swap agreement valuations. The total expected exposure of a swap agreement is derived using market-observable inputs, such as LIBOR curves. The inputs utilized for the Company’s own credit spread are based on unobservable estimates. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. In adjusting the fair value of the swap agreements for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. The Company believes that the observable inputs utilized in the valuation are more significant than the unobservable inputs, and as such, the Company has categorized the value of its swap agreements as Level 2 in the hierarchy.

Goodwill is measured at fair value on a non-recurring basis. The Company performed an interim evaluation of goodwill as of June 1, 2009. As a result, the Company adjusted goodwill to its implied fair value of $2,206.3 million by recording an impairment charge of $235.0 million. The fair value of goodwill as of June 1, 2009 was as follows:

(in millions)	Level 1	Level 2	Level 3	Total
Goodwill	$—	$—	$2,206.3	$2,206.3

See Note 6 for more information on the Company’s goodwill impairment evaluation.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Income Taxes

Income (loss) before income taxes was taxed under the following jurisdictions:

	Year Ended December 31,		Period from October 12, 2007 to
(in millions)	2009	2008	December 31, 2007
Domestic	$(468.2)	$(1,783.7)	$(60.0)
Foreign	7.0	6.5	1.2

Total	$(461.2)	$(1,777.2)	$(58.8)

Components of the income tax (benefit) expense consist of:

	Year Ended December 31,		Period from October 12, 2007 to
(in millions)	2009	2008	December 31, 2007
Current:
Federal	$(7.3)	$17.0	$(8.3)
State	12.8	8.4	1.9
Foreign	1.1	2.4	0.6

Total current	6.6	27.8	(5.8)

Deferred:
Domestic	(94.0)	(39.4)	(12.6)
Foreign	(0.4)	(0.5)	(0.1)

Total deferred	(94.4)	(39.9)	(12.7)

Income tax (benefit) expense	$(87.8)	$(12.1)	$(18.5)

The reconciliation between the statutory tax rate expressed as a percentage of loss before income taxes and the effective tax rate is as follows:

	December 31,				Period from October 12, 2007 to
(in millions)	2009		2008		December 31, 2007
Statutory federal income tax rate	$(161.4)	35.0%	$(622.0)	35.0%	$(20.6)	35.0%
State taxes, net of federal effect	(11.6)	2.5	7.1	(0.4)	0.8	(1.4)
Goodwill impairment	84.6	(18.3)	599.2	(33.7)	—	—
Other	0.6	(0.2)	3.6	(0.2)	1.3	(2.2)

Effective tax rate	$(87.8)	19.0%	$(12.1)	0.7%	$(18.5)	31.4%

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effect of temporary differences that give rise to the net deferred income tax liability is presented below:

	December 31,
(in millions)	2009	2008
Deferred Tax Assets:
Deferred interest	$165.0	$0.9
Unrealized losses on interest rate swap agreements	27.3	37.8
Deferred financing costs	12.1	14.2
Charitable contribution carryforward	9.5	4.4
Payroll and benefits	6.1	7.7
Equity compensation plans	6.0	3.5
State loss and credit carryforwards, net	6.0	4.6
Trade credits	5.7	—
Accounts receivable	3.8	3.7
Other	10.6	7.8

Total deferred tax assets	252.1	84.6

Deferred Tax Liabilities:
Software and intangibles	736.0	799.5
Deferred income	145.1	—
Property and equipment	19.0	24.8
Other	6.7	—

Total deferred tax liabilities	906.8	824.3

Net deferred tax liability	$654.7	$739.7

The state net operating loss and credit carryforwards expire at various times from 2012 to 2029.

The Company has not recognized deferred income taxes on the undistributed earnings of its international subsidiary. These earnings are considered to be indefinitely reinvested.

GAAP provides guidance regarding the recognition, measurement, presentation and disclosure in the financial statements of tax positions taken or expected to be taken on a tax return. All unrecognized benefits at December 31, 2009 and 2008 were classified as long-term liabilities on the Company’s consolidated balance sheets.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2009	2008
Balance as of January 1	$4.8	$—
Additions for tax positions related to current year	11.3	0.2
Additions for tax positions with respect to prior years	0.3	4.6
Reductions for tax positions with respect to prior years	(3.8)	—
Reductions for tax positions as a result of:
Settlements	(1.3)	—
Lapse of statute of limitations	—	—

Balance as of December 31	$11.3	$4.8

The Company does not expect that any change in the amount of unrecognized tax benefits in the next twelve months beginning January 1, 2010 with respect to items identified will have a significant impact on the consolidated results of operations or the financial position of the Company. The Company’s uncertain tax positions at December 31, 2009 include items which would result in current income recognition that would be offset by future deductions if the positions were not ultimately sustained. Resolution of these uncertain tax positions would not affect the annual effective tax rate but would accelerate the cash payments to the taxing authorities.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the second quarter of 2009, the Company settled its IRS audit for the 2006 and 2007 tax years. As a result of the audit, the Company recognized $3.8 million of unrecognized tax benefits.

In the ordinary course, the Company is subject to review by domestic and foreign taxing authorities, including the IRS. In general, the Company is no longer subject to examination by the IRS for tax years prior to 2008. In addition, the Company is generally no longer subject to state and local or foreign income tax examinations by taxing authorities for tax years prior to 2004. Various state taxing authorities are in the process of auditing state income tax returns of various subsidiaries. The Company does not anticipate that any adjustments from the state audits would have a material impact on its consolidated financial position, results of operations or cash flows.

The Company accrues net interest and penalties related to unrecognized tax benefits in income tax expense in its consolidated statements of operations. For the year ended December 31, 2009, the Company had no liability recorded for the payment of interest and penalties and did not recognize any such interest and penalty expense. For the year ended December 31, 2008, the Company recorded a liability of approximately $0.3 million for the payment of such interest and penalties and recognized approximately $0.2 million in such interest and penalty expense. For the period from October 12, 2007 to December 31, 2007, the Company did not have a liability recorded for the payment of such interest and penalties and did not recognize any such interest and penalty expense.

13.	CDW Holdings LLC Equity

In connection with the Acquisition, Holdings’ Board of Managers adopted a new equity plan, the 2007 Incentive Equity Plan (the “Plan”), for coworkers, managers, consultants and advisors of the Company and its subsidiaries. The Plan permits a committee designated by the Board of Managers of Holdings (the “Committee”) to grant or sell to any participant Class A Common Units or Class B Common Units of Holdings in such quantity, at such price, on such terms and subject to such conditions that are consistent with the Plan and as established by the Committee. The rights and obligations of Holdings and the holders of its Class A Common Units and Class B Common Units are generally set forth in Holdings’ limited liability company agreement, Holdings’ unitholders agreement, and the individual Class A Common Unit and Class B Common Unit purchase/grant agreements entered into with the respective unitholders.

On the Closing Date, certain eligible Management Investors purchased 44,028 Class A Common Units and acquired 8,578 Deferred Units. The remaining 2,089,295 Class A Common Units were purchased by the Equity Sponsors and certain other co-investors. The purchase price paid for each Class A Common Unit was $1,000 per unit. The Class A Common Units are not subject to vesting. Holdings and the Equity Sponsors have the right, but not the obligation, to repurchase Class A Common Units from Management Investors in certain circumstances. In addition, certain Management Investors have the right to require Holdings to repurchase limited amounts of Class A Common Units in the event of death or disability.
Deferred Units were acquired on the Closing Date by eligible Management Investors in exchange for foregoing amounts that would have been payable under previously existing compensation plans. Deferred Units will be settled in three or five years, based on an election made by the participant on the Closing Date, or earlier in the event of a sale of the Company or termination of employment. Settlement will be made through the issuance of Holdings Class A Common Units, Parent Class A Common Shares, or cash.

During the years ended December 31, 2009 and 2008, 3,982.22 and 143.94 Deferred Units were converted to Holdings Class A Common Units, respectively. No Deferred Units were converted during the period from October 12, 2007 to December 31, 2007.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	Equity-Based Compensation

Equity-Based Compensation Plan Descriptions

In connection with the Acquisition, the Company established certain equity-based compensation plans for the benefit of its coworkers and senior management.

Class B Common Units

As described in Note 13, in connection with the Acquisition, the Holdings’ Board of Managers adopted the Plan. The Plan limits the number of Class B Common Units that can be sold or granted to 250,000 units. As of December 31, 2009, 182,927 Class B Common Units had been granted to the Company’s senior management.

The Class B Common Units that were granted vest daily on a pro rata basis between the date of grant and the fifth anniversary thereof and are subject to repurchase by, with respect to vested units, or forfeiture to, with respect to unvested units, the Company upon the coworkers separation from service as set forth in each holder’s Class B Common Unit Grant Agreement.

Subject to certain limitations, immediately prior to a sale of the Company (as defined in each holder’s Class B Common Unit Grant Agreement), all unvested Class B Common Units shall immediately vest and become vested Class B Common Units, if the unit holder was continuously employed or providing services to the Company or its subsidiaries as of such date.

MPK II Units

In connection with the Acquisition, the Company agreed with Michael P. Krasny, the Company’s founder and former chairman and CEO, to establish the MPK Coworker Incentive Plan II (the “MPK Plan”) for the benefit of all of the coworkers of the Company other than members of senior management that received incentive equity awards under the Plan at the time of closing of the Acquisition.

The MPK Plan consists of a cash award component, and in the case of coworkers hired on or prior to January 1, 2007, a long-term incentive award component. The cash award component, an expense of Predecessor prior to the Acquisition, entitled each participant to a one-time cash bonus payment, which was paid in December 2007. The long-term incentive award component establishes an “account” for each participant which was notionally credited with a number of Class A Common Units of Holdings. As of December 31, 2009, there were 97,481 notional units granted under the MPK Plan.

The notional units credited to a participants’ account will be unvested and subject to forfeiture as set forth in the MPK Plan. Participants become fully vested on the earlier of (1) the date which is three months following the 10th anniversary of the effective date of the MPK Plan and (2) the later of the date such participant attains age 62 and the date such participant has reached 10 years of service with the Company and its subsidiaries. Participants will also become fully vested upon termination of employment due to death or disability (as defined in the MPK Plan). Vesting can be accelerated upon certain events including a sale of the Company or an initial public offering, each as defined in the MPK Plan.

In the event that any equity awards under the MPK Plan are forfeited, the Company has agreed with Mr. Krasny to contribute the fair market value of all forfeited awards to a charitable foundation. The Company has also agreed to contribute to the charitable foundation an amount equal to the tax benefits it derives in connection with payouts to participants under the MPK Plan. These contributions may be made, in the form of, at the Company’s election, cash or equity interests of Holdings or the Company or, in the case of the tax benefit payment, a subordinated promissory note of the Company in the event a cash payment is prohibited under a financing agreement.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Valuation and Expense Information

The Company has attributed the value of equity-based compensation awards to the various periods during which the recipient must perform services in order to vest in the award using the straight-line method.

With respect to the Class B Common Units, the fair value on the grant date was calculated using a Monte Carlo stock price model. Monte Carlo simulation is a generally accepted and widely practiced technique used to simulate future stock movements in order to determine the fair value of a share grant. The Company believes that this valuation model will provide the most accurate fair value estimates of the Class B Common Units.

The following table summarizes the assumptions and resulting fair value of the Class B Common Unit grants for the years ended December 31, 2009 and 2008 and for the period from October 12, 2007 to December 31, 2007:

	Year Ended December 31,		Period from October 12, 2007 to
Assumptions	2009	2008	December 31, 2007
Grant Date Fair Value	$295.75	$295.75	$295.75
Volatility	28.13%	28.13%	28.13%
Risk-Free Rate	4.42%	4.42%	4.42%
Dividend Yield	0.00%	0.00%	0.00%

The Company did not update the valuation of the Class B Common Units that were granted during the years ended December 31, 2009 or 2008 on the basis that the number of units granted during those periods was not material.

The Company calculated the expected future volatility based upon the average five-year volatility and the implied volatility for the Company’s selected peer group.

The risk-free interest rate of return used is equal to the yield of a five-year Treasury note as of October 12, 2007. The Company does not currently pay a dividend nor anticipate paying a dividend in the future; therefore, the dividend yield is 0.00%.

Notional units granted under the MPK Plan were valued at $1,000 per unit, the grant date fair value equivalent of the Class A Common Units purchased in the Acquisition.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the summary of equity plan activity for the year ended December 31, 2009:

Equity Awards	Class B Common Units (1)		MPK Plan Units (1) (2)
Outstanding at January 1, 2009	169,953		88,112

Granted	3,132		—
Forfeited	(18,014)		(7,347	) (3)
Repurchased/Settled	(8,230	) (4)	(398	) (4)

Outstanding at December 31, 2009	146,841		80,367

Vested at December 31, 2009	63,535		249	(5)

(1)	The weighted-average grant date fair market value is $295.75 and $1,000 for the Class B Common Units and MPK Plan Units, respectively.
(2)	Represents units notionally credited to participants accounts.
(3)	The Company contributes the fair market value of awards forfeited under the plan to a charitable foundation as described above. As of December 31, 2009, the Company owed a contribution for 984 units.
(4)

Represents Class B Common Units that were repurchased by the Company from former participants and the settlement of vested MPK Plan Units through the issuance of Class A Units in exchange for the vested MPK Plan Units.

(5)	Represents units that vested but have not yet converted to Class A Common Units.

As of December 31, 2009, the Company estimated there was $74.4 million of total unrecognized compensation cost related to nonvested equity-based compensation awards granted under its equity plans. That anticipated cost is expected to be recognized over the weighted-average period of 6.3 years.

The Company’s net loss included $15.9 million and $17.8 million of compensation cost and $2.6 million and $2.8 million of income tax benefits related to its equity-based compensation arrangements for the years ended December 31, 2009 and 2008, respectively. The Company’s net loss included $4.2 million of compensation cost and $1.6 million of income tax benefits related to its equity-based compensation arrangements for the period from October 12, 2007 to December 31, 2007. No portion of equity-based compensation was capitalized.

For the year ended December 31, 2009:

•	There was no intrinsic value associated with the Class B Common Units and the MPK Plan Units that were repurchased/settled.

•	There was no tax benefit realized from the settlement of MPK Plan Units.

15.	Profit Sharing and 401(k) Plan

The Company has a profit sharing plan that includes a salary reduction feature established under the Internal Revenue Code Section 401(k) covering substantially all coworkers. Company contributions to the profit sharing plan are made in cash and determined at the discretion of the Board of Directors. The amount charged to expense for this plan was $2.6 million for the period from October 12, 2007 to December 31, 2007. For the year ended December 31, 2008, the amount charged to expense for this plan totaled $11.9 million. Of this amount, $8.0 million was reversed to income during the year ended December 31, 2009, as the payout of this amount was partially based upon certain financial objectives in 2009 that were not achieved. This reversal was partially offset by $6.4 million of plan expense recorded in 2009, resulting in a net credit of $1.6 million attributed to this plan during the year ended December 31, 2009.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	Segment Information

Segment information is presented in accordance with a “management approach,” which designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s segments are organized in a manner consistent with which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

The Company has two reportable segments: Corporate, which is primarily comprised of business customers, and Public, which is comprised of government entities and education and healthcare institutions. The Company also has two operating segments, Canada and the CDW advanced services business, that do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

The Company has centralized logistics and headquarters functions that provide services to the segments. The logistics function includes purchasing, distribution, and fulfillment services to support both the Corporate and Public segments, and costs and intercompany charges associated with the logistics function are fully allocated to both of these segments based on a percent of sales. The centralized headquarters function provides services in areas such as accounting, information technology, marketing, legal, and coworker services. Headquarters’ function costs that are not allocated to the segments are included under the heading of “Headquarters” in the tables below.

The accounting policies of the segments are the same as those described in Note 1. The Company allocates resources to and evaluates performance of its segments based on both net sales and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the reconciliation table below. Management evaluates the performance of each segment on the basis of Adjusted EBITDA as the primary metric for measuring segment profitability. Management believes that EBITDA and Adjusted EBITDA, both non-GAAP financial measures, represent a useful measure for evaluating the Company’s performance because it reflects earnings trends without the impact of certain non-cash related expenses or income.

Analysts, investors, and rating agencies frequently use EBITDA for performance measurement purposes, but the Company’s presentation of EBITDA is not necessarily comparable to other similarly titled measures because of potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to net income (loss) as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance calculated in conformity with GAAP.

Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources between segments.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Selected Segment Financial Information

The following tables present information about the Company’s segments:

(in millions)	Corporate	Public	Other	Headquarters	Total
2009:
Net sales	$3,818.2	$3,035.5	$308.9	$—	$7,162.6
(Loss) income from operations	(56.7)	150.7	(23.2)	(102.7)	(31.9)
Adjusted EBITDA	280.7	213.4	14.8	(43.5)	465.4
Amortization expense	(93.9)	(43.4)	(3.1)	(31.8)	(172.2)

2008:
Net sales	$4,852.2	$2,894.7	$324.3	$—	$8,071.2
(Loss) income from operations	(1,104.2)	(216.4)	10.2	(76.7)	(1,387.1)
Adjusted EBITDA	381.1	198.6	21.8	(30.9)	570.6
Amortization expense	(93.4)	(45.5)	(6.4)	(30.6)	(175.9)

2007 Successor: (1)
Net sales	$1,155.2	$581.4	$63.6	$—	$1,800.2
Income (loss) from operations	66.1	23.4	(0.1)	(43.8)	45.6
Adjusted EBITDA	91.7	31.8	1.2	0.3	125.0
Amortization expense	(23.7)	(7.5)	(0.5)	(6.6)	(38.3)

(1)

As described in Note 1, the 2007 Successor period reflects the operations of Parent and its wholly owned subsidiaries subsequent to the Acquisition for the period from October 12, 2007 to December 31, 2007.

The following table presents a reconciliation of total Adjusted EBITDA to total loss before income taxes for the years ended December 31, 2009 and 2008 and the period from October 12, 2007 to December 31, 2007:

			Period from October 12, 2007 to December 31,
	Years Ended December 31,
(in millions)	2009	2008	2007
Adjusted EBITDA	$465.4	$570.6	$125.0
Adjustments to reconcile Adjusted EBITDA to loss before income taxes:
Depreciation and amortization	(218.2)	(218.4)	(46.3)
Interest expense, net	(431.7)	(390.3)	(104.6)
Goodwill impairment	(241.8)	(1,712.0)	—
Non-cash equity-based compensation	(15.9)	(17.8)	(4.2)
Sponsor fee	(5.0)	(5.0)	(2.0)
Consulting and debt-related professional fees	(14.7)	(4.3)	—
Other adjustments (1)	0.7	—	(26.7)

Loss before income taxes	$(461.2)	$(1,777.2)	$(58.8)

(1)

Other adjustments include certain severance costs and the gain related to the sale of Informacast software and equipment, as described in Note 17, for the year ended December 31, 2009, and transaction costs related to the Acquisition for the period from October 12, 2007 to December 31, 2007.

Major Customers, Geographic Areas, and Product Mix

No single customer other than the federal government accounted for more than 10% of total net sales in 2009. Net sales to the federal government in 2009 were $902.6 million, or 12.6% of total net sales. No single customer accounted for more than 10% of total net sales during 2008 or the period from October 12, 2007 to December 31, 2007. During 2009 and 2008 and the period from October 12, 2007 to December 31, 2007, approximately 3% of the Company’s total net sales were to customers outside of the United States, primarily in Canada. As of December 31, 2009 and 2008, approximately 1% of the Company’s long-lived assets were located outside of the United States.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents net sales by major category for the years ended December 31, 2009 and 2008. As a result of the timing of the Acquisition as discussed in Note 3, it is impracticable to determine and not meaningful to present net sales by major category for the period from October 12, 2007 to December 31, 2007. Categories are based upon internal classifications.

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Hardware:
NetComm Products	$960.9	13.4%	$1,091.2	13.5%
Notebook/Mobile Devices	831.8	11.6	970.2	12.0
Data Storage/Drives	815.2	11.4	838.4	10.4
Other Hardware	3,026.2	42.3	3,497.9	43.4

Total Hardware	$5,634.1	78.7%	$6,397.7	79.3%

Software	$1,268.0	17.7%	$1,373.9	17.0%

Services	$180.2	2.5%	$200.8	2.5%

Other (1)	$80.3	1.1%	$98.8	1.2%

Total net sales	$7,162.6	100.0%	$8,071.2	100.0%

(1)	Includes items such as delivery charges to customers and certain commission revenue.

17.	Sale of Assets

On March 31, 2009, the Company sold its Informacast software and equipment to Singlewire Software, LLC (“Singlewire”), a newly formed entity that includes as its owners former CDW senior management. The sale price was $7.1 million, composed of cash of $5.2 million and an equity interest in Singlewire valued at $1.9 million. The equity interest constituted 25% of the equity units outstanding at the time of the transaction. The investment in Singlewire is accounted for under the equity method of accounting for investments, whereby the carrying amount of the investment is increased to reflect the Company’s share of income and reduced to reflect the Company’s share of losses or the dividends received by the Company.

The Company recorded a non-operating pre-tax gain on the sale of $2.1 million in its consolidated statement of operations in the first quarter of 2009. In recording the transaction, the Company removed from its balance sheet as of March 31, 2009, goodwill attributable to the Informacast business ($3.9 million) and the net book value of the Informacast software intangible asset ($1.3 million).

18.	Contingencies

The Company is party to legal proceedings that arise from time to time in the ordinary course of its business, including various pending litigation matters. The Company is also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, certain of the Company’s customers file voluntary petitions for reorganization or liquidation under the United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator.

The Company does not believe that any current audit or pending or threatened litigation will have a material adverse effect on its financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect the Company’s consolidated results of operations for a particular period.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of the Company’s amended and restated senior bridge loan agreement and amended and restated senior subordinated bridge loan agreement, upon the request of investment banks affiliated with the original lenders under the bridge loan agreements (a “securities request”), the Company was obligated, upon the satisfaction of certain conditions, to publicly or privately issue long-term debt securities prior to October 10, 2008 (the date upon which the bridge loans converted into extended loans) to refinance its outstanding bridge debt. The banks issued a securities request to the Company on April 18, 2008 and stated that they believed all conditions to the issuance of a securities request had been satisfied. However, the Company did not believe that all of the conditions to the issuance of a securities request had been satisfied and, accordingly, did not proceed with the issuance of long-term debt securities. The banks also requested in their securities request that if the Company did not issue the long-term debt securities, then interest accrue, beginning on April 18, 2008, on both of its then outstanding senior bridge loans and senior subordinated bridge loans at the same interest rates that would have been applicable to the debt securities contemplated by the securities request. The amount of such additional interest from April 18, 2008 through July 10, 2010 (the date upon which the interest rate would reach the maximum under the agreements) would be approximately $93.0 million. The Company would have been entitled to a rebate of approximately $12.4 million of certain fees paid under the bridge loans had it proceeded with the issuance of long-term debt securities on April 18, 2008. The outcome of this matter is uncertain at this time and, as such, the Company did not accrue any of these amounts at December 31, 2009.

19.	Related Party Transactions

Upon closing of the Acquisition, the Company entered into a management services agreement with the Equity Sponsors pursuant to which they have agreed to provide it with management and consulting services and financial and other advisory services. Pursuant to such agreement, the Equity Sponsors receive an annual management fee of $5.0 million ($2.0 million for the period from October 12, 2007 to December 31, 2007) and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. Annual management fees owed to the Equity Sponsors accrue but may not be paid after the Company makes a PIK election on the Senior PIK Election Loans until such time thereafter as it makes a cash interest payment on PIK election debt. The management services agreement includes customary indemnification provisions in favor of the Equity Sponsors.

Pursuant to a separate agreement, at the closing of the Acquisition, the Equity Sponsors received a fee of $40.0 million plus out-of-pocket expenses for services rendered in connection with the Acquisition. The $40.0 million payment was recorded as $16.5 million of deferred financing costs and $23.5 million of direct transaction costs.

20.	Supplemental Guarantor Information

On October 12, 2007, MergerSub, as the borrower, entered into the debt arrangements as described in Note 9. Upon completion of the Acquisition, as described in Note 3, all debt obligations became obligations of CDW LLC, the successor in interest to the surviving corporation from the merger with MergerSub. The debt obligations are guaranteed by Parent, and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries (the “Guarantor Subsidiaries”). All guarantees by Parent and Guarantor Subsidiaries are full and unconditional, and joint and several. CDW LLC’s Canada subsidiary (the “Non-Guarantor Subsidiary”) does not guarantee the debt obligations. CDW LLC is wholly owned by Parent, and each of the Guarantor Subsidiaries and the Non-Guarantor Subsidiary is wholly owned by CDW LLC.

The following tables set forth condensed consolidating balance sheets as of December 31, 2009 and 2008, and condensed consolidating statements of operations and condensed consolidating statements of cash flows for the years ended December 31, 2009 and 2008 and the period from October 12, 2007 to December 31, 2007, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of Parent, which has no independent assets or operations, the accounts of CDW LLC (the “Subsidiary Issuer”), the combined accounts of the Guarantor Subsidiaries, and the accounts of the Non-Guarantor Subsidiary for the periods indicated. The information was prepared on the same basis as the Company’s consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

	December 31, 2009
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$—	$87.6	$0.5	$7.0	$(7.1)	$88.0
Accounts receivable, net	—	—	977.7	29.0	—	1,006.7
Merchandise inventory	—	—	256.0	1.8	—	257.8
Miscellaneous receivables	—	34.4	89.7	3.7	—	127.8
Deferred income taxes	—	33.4	6.6	—	—	40.0
Prepaid expenses and other	—	10.1	27.3	0.1	—	37.5

Total current assets	—	165.5	1,357.8	41.6	(7.1)	1,557.8

Property and equipment, net	—	77.0	86.6	2.2	—	165.8
Goodwill	—	749.4	1,428.4	29.6	—	2,207.4
Other intangible assets, net	—	400.8	1,539.8	10.8	—	1,951.4
Other assets	7.0	91.8	3.4	—	(8.6)	93.6
Investment in and advances to Subsidiaries	(51.7)	3,459.8	—	—	(3,408.1)	—

Total assets	$(44.7)	$4,944.3	$4,416.0	$84.2	$(3,423.8)	$5,976.0

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$—	$12.5	$281.0	$5.9	$(7.1)	$292.3
Current maturities of long-term debt and capital leases	—	22.5	0.1	—	—	22.6
Fair value of interest rate swap agreements	—	68.7	—	—	—	68.7
Deferred revenue	—	—	28.9	—	—	28.9
Accrued expenses	—	109.9	107.2	5.0	—	222.1

Total current liabilities	—	213.6	417.2	10.9	(7.1)	634.6

Long-term liabilities:
Debt and capital leases	—	4,599.2	0.1	—	—	4,599.3
Deferred income taxes	—	97.7	601.1	2.9	(7.0)	694.7
Fair value of interest rate swap agreements	—	1.9	—	—	—	1.9
Accrued interest	—	45.5	—	—	—	45.5
Other liabilities	—	38.1	5.1	3.1	(1.6)	44.7

Total long-term liabilities	—	4,782.4	606.3	6.0	(8.6)	5,386.1

Total shareholders’ (deficit) equity	(44.7)	(51.7)	3,392.5	67.3	(3,408.1)	(44.7)

Total liabilities and shareholders’ (deficit) equity	$(44.7)	$4,944.3	$4,416.0	$84.2	$(3,423.8)	$5,976.0

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

	December 31, 2008
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$—	$91.3	$1.3	$4.2	$(2.4)	$94.4
Accounts receivable, net	—	—	850.3	21.1	—	871.4
Merchandise inventory	—	—	241.0	1.6	—	242.6
Miscellaneous receivables	—	34.2	107.0	1.3	—	142.5
Deferred income taxes	—	29.2	11.6	—	—	40.8
Prepaid expenses and other	—	10.7	16.7	0.1	—	27.5

Total current assets	—	165.4	1,227.9	28.3	(2.4)	1,419.2

Property and equipment, net	—	95.2	104.7	2.4	—	202.3
Goodwill	—	749.4	1,667.3	25.3	—	2,442.0
Other intangible assets, net	—	425.8	1,680.5	10.1	—	2,116.4
Other assets	6.7	96.3	1.5	—	(8.1)	96.4
Investment in and advances to subsidiaries	255.5	3,698.3	—	—	(3,953.8)	—

Total assets	$262.2	$5,230.4	$4,681.9	$66.1	$(3,964.3)	$6,276.3

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$—	$7.7	$212.2	$6.5	$(2.4)	$224.0
Current maturities of long-term debt and capital leases	—	15.7	0.1	—	—	15.8
Fair value of interest rate swap agreements	—	66.0	—	—	—	66.0
Deferred revenue	—	—	17.1	—	—	17.1
Accrued expenses	—	115.5	100.6	2.6	—	218.7

Total current liabilities	—	204.9	330.0	9.1	(2.4)	541.6

Long-term liabilities:
Debt and capital leases	—	4,617.5	0.2	—	—	4,617.7
Deferred income taxes	—	84.9	699.1	3.2	(6.7)	780.5
Fair value of interest rate swap agreements	—	31.9	—	—	—	31.9
Accrued interest	—	12.5	—	—	—	12.5
Other liabilities	—	23.2	5.3	2.8	(1.4)	29.9

Total long-term liabilities	—	4,770.0	704.6	6.0	(8.1)	5,472.5

Total shareholders’ (deficit) equity	262.2	255.5	3,647.3	51.0	(3,953.8)	262.2

Total liabilities and shareholders’ (deficit) equity	$262.2	$5,230.4	$4,681.9	$66.1	$(3,964.3)	$6,276.3

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2009
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$6,951.7	$210.9	$—	$7,162.6
Cost of sales	—	—	5,844.8	184.9	—	6,029.7

Gross profit	—	—	1,106.9	26.0	—	1,132.9

Selling and administrative expenses	—	102.8	700.9	17.4	—	821.1
Advertising expense	—	—	99.9	2.0	—	101.9
Goodwill impairment	—	—	241.8	—	—	241.8

Income (loss) from operations	—	(102.8)	64.3	6.6	—	(31.9)

Interest income (expense), net	—	(432.2)	0.5	—	—	(431.7)
Other income (expense), net	—	(0.1)	2.2	0.3	—	2.4

Income (loss) before income taxes	—	(535.1)	67.0	6.9	—	(461.2)

Income tax benefit (expense)	1.1	187.3	(99.9)	(0.7)	—	87.8

Income (loss) before equity in earnings (loss) of subsidiaries	1.1	(347.8)	(32.9)	6.2	—	(373.4)

Equity in earnings (loss) of subsidiaries	(374.5)	(26.7)	—	—	401.2	—

Net income (loss)	$(373.4)	$(374.5)	$(32.9)	$6.2	$401.2	$(373.4)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2008
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$7,851.8	$219.4	$—	$8,071.2
Cost of sales	—	—	6,518.4	191.8	—	6,710.2

Gross profit	—	—	1,333.4	27.6	—	1,361.0

Selling and administrative expenses	—	76.6	800.1	18.1	—	894.8
Advertising expense	—	—	138.0	3.3	—	141.3
Goodwill impairment	—	—	1,712.0	—	—	1,712.0

Income (loss) from operations	—	(76.6)	(1,316.7)	6.2	—	(1,387.1)

Interest income (expense), net	—	(390.7)	0.3	0.1	—	(390.3)
Other income (expense), net	—	(0.2)	0.3	0.1	—	0.2

Income (loss) before income taxes	—	(467.5)	(1,316.1)	6.4	—	(1,777.2)

Income tax benefit (expense)	—	161.9	(147.8)	(2.0)	—	12.1

Income (loss) before equity in earnings (loss) of subsidiaries	—	(305.6)	(1,463.9)	4.4	—	(1,765.1)

Equity in earnings (loss) of subsidiaries	(1,765.1)	(1,459.5)	—	—	3,224.6	—

Net income (loss)	$(1,765.1)	$(1,765.1)	$(1,463.9)	$4.4	$3,224.6	$(1,765.1)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations

	For the Period from October 12, 2007 to December 31, 2007
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$1,751.5	$48.7	$—	$1,800.2
Cost of sales	—	—	1,462.9	42.9	—	1,505.8

Gross profit	—	—	288.6	5.8	—	294.4

Selling and administrative expenses	—	43.8	174.2	3.8	—	221.8
Advertising expense	—	—	26.4	0.6	—	27.0

Income (loss) from operations	—	(43.8)	88.0	1.4	—	45.6

Interest income (expense), net	—	(104.6)	—	—	—	(104.6)
Other income (expense), net	—	0.3	—	(0.1)	—	0.2

Income (loss) before income taxes	—	(148.1)	88.0	1.3	—	(58.8)

Income tax benefit (expense)	—	48.8	(29.8)	(0.5)	—	18.5

Income (loss) before equity in earnings (loss) of subsidiaries	—	(99.3)	58.2	0.8	—	(40.3)

Equity in earnings (loss) of subsidiaries	(40.3)	59.0	—	—	(18.7)	—

Net income (loss)	$(40.3)	$(40.3)	$58.2	$0.8	$(18.7)	$(40.3)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2009
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net cash provided by (used in) operating activities	$1.1	$(213.1)	$313.8	$1.4	$(4.7)	$98.5

Cash flows from investing activities:
Capital expenditures	—	(10.8)	(4.8)	—	—	(15.6)
Cash settlements on interest rate swap agreements	—	(72.2)	—	—	—	(72.2)
Purchases of marketable securities	—	(20.0)	—	—	—	(20.0)
Redemptions of marketable securities	—	20.0	—	—	—	20.0
Proceeds from sale of assets	—	—	5.2	—	—	5.2

Net cash provided by (used in) investing activities	—	(83.0)	0.4	—	—	(82.6)

Cash flows from financing activities:
Repayments of long-term debt	—	(11.0)	—	—	—	(11.0)
Payment of deferred financing costs	—	(11.3)	—	—	—	(11.3)
Advances to/from affiliates	(1.1)	315.0	(314.8)	0.9	—	—
Other financing activities	—	(0.3)	(0.2)	—	—	(0.5)

Net cash provided by (used in) financing activities	(1.1)	292.4	(315.0)	0.9	—	(22.8)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.5	—	0.5

Net increase (decrease) in cash	—	(3.7)	(0.8)	2.8	(4.7)	(6.4)

Cash and cash equivalents – beginning of period	—	91.3	1.3	4.2	(2.4)	94.4

Cash and cash equivalents – end of period	$—	$87.6	$0.5	$7.0	$(7.1)	$88.0

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2008
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net cash provided by (used in) operating activities	$—	$(204.7)	$356.3	$4.2	$18.4	$174.2

Cash flows from investing activities:
Capital expenditures	—	(26.5)	(14.2)	(0.4)	—	(41.1)
Cash settlements on interest rate swap agreements	—	(19.2)	—	—	—	(19.2)

Net cash provided by (used in) investing activities	—	(45.7)	(14.2)	(0.4)	—	(60.3)

Cash flows from financing activities:
Repayments of long-term debt	—	150.0	—	—	—	150.0
Proceeds from issuance of long- term debt	—	(190.0)	—	—	—	(190.0)
Proceeds from borrowings under revolving credit facility	—	1,126.7	—	—	—	1,126.7
Repayments under revolving credit facility	—	(1,072.8)	—	—	—	(1,072.8)
Payment of deferred financing costs	—	(45.5)	—	—	—	(45.5)
Advances to/from affiliates	—	350.1	(350.9)	0.8	—	—
Other financing activities	—	(2.8)	(0.2)	—	—	(3.0)

Net cash provided by (used in) financing activities	—	315.7	(351.1)	0.8	—	(34.6)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.5)	—	(0.5)

Net increase (decrease) in cash	—	65.3	(9.0)	4.1	18.4	78.8

Cash and cash equivalents – beginning of period	—	26.0	10.3	0.1	(20.8)	15.6

Cash and cash equivalents – end of period	$—	$91.3	$1.3	$4.2	$(2.4)	$94.4

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

	For the Period from October 12, 2007 to December 31, 2007
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net cash used in operating activities	$—	$(153.6)	$(14.4)	$(1.7)	$(1.5)	$(171.2)

Cash flows from investing activities:
Capital expenditures	—	(5.6)	(2.4)	—	—	(8.0)
Acquisition of business, net of cash acquired	(6,391.6)	—	—	—	—	(6,391.6)

Net cash used in investing activities	(6,391.6)	(5.6)	(2.4)	—	—	(6,399.6)

Cash flows from financing activities:
Proceeds from issuance of long- term debt	—	4,180.0	—	—	—	4,180.0
Proceeds from borrowings under revolving credit facility	—	844.2	—	—	—	844.2
Repayments of borrowings under revolving credit facility	—	(406.7)	—	—	—	(406.7)
Investment from CDW Holdings LLC	2,071.7	—	—	—	—	2,071.7
Payment of deferred financing costs	—	(102.7)	—	—	—	(102.7)
Advances to/from affiliates	4,319.9	(4,329.6)	27.1	1.9	(19.3)	—

Net cash provided by (used in) financing activities	6,391.6	185.2	27.1	1.9	(19.3)	6,586.5

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.1)	—	(0.1)

Net increase (decrease) in cash	—	26.0	10.3	0.1	(20.8)	15.6

Cash and cash equivalents – beginning of period	—	—	—	—	—	—

Cash and cash equivalents – end of period	$—	$26.0	$10.3	$0.1	$(20.8)	$15.6

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2009 and 2008 and

Period from October 12, 2007 to December 31, 2007

(in millions)
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period

Allowance for doubtful accounts:
Year Ended December 31, 2009	$6.4	$5.1	$(5.2)	$6.3
Year Ended December 31, 2008	6.1	4.8	(4.5)	6.4
October 12, 2007 to December 31, 2007	6.1	0.9	(0.9)	6.1

Inventory valuation reserve:
Year Ended December 31, 2009	$3.5	$21.9	$(21.9)	$3.5
Year Ended December 31, 2008	4.5	24.6	(25.6)	3.5
October 12, 2007 to December 31, 2007	4.4	5.7	(5.6)	4.5

Reserve for sales returns:
Year Ended December 31, 2009	$2.9	$26.8	$(26.8)	$2.9
Year Ended December 31, 2008	2.8	31.0	(30.9)	2.9
October 12, 2007 to December 31, 2007	3.1	6.3	(6.6)	2.8

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and shareholders of CDW Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of CDW Corporation and its subsidiaries at October 11, 2007 and the results of their operations and their cash flows for the period from January 1, 2007 to October 11, 2007, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the period from January 1, 2007 to October 11, 2007 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois

March 26, 2008, except for Note 14 and Note 15, as to which the date is September 1, 2010

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

OCTOBER 11, 2007

(in millions, except per share amounts)

Assets
Current assets:
Cash and cash equivalents	$664.3
Accounts receivable, net of allowance for doubtful accounts of $6.1	1,038.8
Merchandise inventory	329.8
Miscellaneous receivables	147.4
Deferred income taxes	45.0
Prepaid expenses and other	30.7

Total current assets	2,256.0

Property and equipment, net	171.3
Goodwill	119.5
Other intangible assets, net	68.2
Other assets	0.2

Total assets	$2,615.2

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$577.7
Accrued expenses:
Compensation	142.1
Income taxes	1.1
Sales taxes	27.2
Advertising	21.9
Other	67.7

Total current liabilities	837.7

Deferred income taxes	16.5
Other liabilities	23.6

Commitments and contingencies	—

Shareholders’ equity:
Preferred shares, $1.00 par value; 5,000 shares authorized; none issued	—
Common shares, $0.01 par value; 500,000 shares authorized; 97,399 shares issued	1.0
Paid-in capital	973.3
Retained earnings	1,804.9
Accumulated other comprehensive income	2.0

2,781.2

Less cost of 19,516 common shares in treasury	(1,043.8)

Total shareholders’ equity	1,737.4

Total liabilities and shareholders’ equity	$2,615.2

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

FOR THE PERIOD JANUARY 1, 2007 TO OCTOBER 11, 2007

(in millions)

Net sales	$6,344.3
Cost of sales	5,320.8

Gross profit	1,023.5

Selling and administrative expenses	656.0
Advertising expense	97.3

Income from operations	270.2

Interest income	16.8
Other expense, net	(0.6)

Income before income taxes	286.4

Income tax provision	112.1

Net income	$174.3

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE PERIOD JANUARY 1, 2007 TO OCTOBER 11, 2007

(in millions)

	Total Shareholders’ Equity	Common Shares	Paid-in Capital	Retained Earnings	Treasury Shares	Accumulated Other Comprehensive Income	Comprehensive Income

Balance at January 1, 2007	$1,387.2	$1.0	$632.0	$1,630.6	$(876.9)	$0.5

Share-based compensation	32.8	—	32.8	—	—	—

Issuance of common stock under share-based compensation plans	43.7	—	43.7	—	—	—

Excess tax benefit from stock option and restricted stock transactions	114.8	—	114.8	—	—	—

Purchase of treasury shares	(16.1)	—	—	—	(16.1)	—

Restricted stock withheld for taxes	(0.8)	—	—	—	(0.8)	—

Contribution of shares for the MPK Coworker Incentive Plan II	—	—	150.0	—	(150.0)	—

Net income	174.3	—	—	174.3	—	—	$174.3

Foreign currency translation adjustment	1.5	—	—	—	—	1.5	1.5

Comprehensive income							$175.8

Balance at October 11, 2007	$1,737.4	$1.0	$973.3	$1,804.9	$(1,043.8)	$2.0

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2007 TO OCTOBER 11, 2007

(in millions)

Cash flows from operating activities:
Net income	$174.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33.7
Loss on disposal of fixed assets	0.6
Share-based compensation expense	32.8
Allowance for doubtful accounts	(3.9)
Deferred income taxes	(24.1)
Gross excess tax benefits from share-based compensation	(73.6)

Changes in assets and liabilities:
Accounts receivable	(184.9)
Merchandise inventory	(68.0)
Other assets	(27.0)
Accounts payable	171.5
Accrued expenses	182.6
Long-term liabilities	(0.5)

Net cash provided by operating activities	213.5

Cash flows from investing activities:
Purchases of available-for-sale securities	(883.3)
Redemptions and sales of available-for-sale securities	1,015.4
Purchases of held-to-maturity securities	(30.0)
Redemptions of held-to-maturity securities	141.3
Capital expenditures	(38.7)
Acquisition of business	(4.7)

Net cash provided by investing activities	200.0

Cash flows from financing activities:
Purchase of treasury shares	(16.1)
Proceeds from issuance of common stock under share-based compensation plans	43.7
Gross excess tax benefits from share-based compensation	73.6

Net cash provided by financing activities	101.2

Effect of exchange rate changes on cash and cash equivalents	1.5

Net increase in cash	516.2

Cash and cash equivalents – beginning of period	148.1

Cash and cash equivalents – end of period	$664.3

Supplementary disclosure of cash flow information:
Taxes paid	$42.4

Non-cash financing activity:
Contribution of shares for the MPK Coworker Incentive Plan II	$150.0

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Subsequent Event and Summary of Significant Accounting Policies

Description of Business

The Company is a leading provider of multi-branded information technology products and services in the United States and Canada. The Company focuses on meeting the technology needs of its customers in business, government, education, and healthcare through an extensive offering of products from leading brands and a variety of value-added services.

Subsequent Events

On October 12, 2007 (the “Closing Date”), CDW Corporation, an Illinois corporation, was acquired through a merger transaction by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners, Inc. (the “Acquisition”). On the Closing Date, VH MergerSub, Inc. (“MergerSub”), an Illinois corporation and a wholly owned subsidiary of VH Holdings, Inc., a Delaware corporation, merged with and into CDW Corporation, with CDW Corporation as the surviving corporation, pursuant to an Agreement and Plan of Merger (“Merger Agreement”) dated as of May 29, 2007.

Upon consummation of the merger, CDW Corporation became a wholly owned subsidiary of VH Holdings, Inc. Each share of common stock of CDW Corporation that was issued and outstanding immediately prior to the closing of the Acquisition was cancelled and converted into the right to receive $87.75 per share in cash (the “Merger Consideration”). The purchase price that was allocated to the assets acquired and liabilities assumed was $6,653.2 million.

On December 31, 2009, CDW Corporation merged into CDWC LLC, an Illinois limited liability company owned by VH Holdings, Inc., with CDWC LLC as the surviving entity. This change had no impact on the operations or management of the Company. On December 31, 2009, CDWC LLC was renamed CDW LLC (“CDW LLC”). On August 17, 2010, VH Holdings, Inc. was renamed CDW Corporation (“Parent”).

Parent is owned directly by CDW Holdings LLC (“Holdings”), a company controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners, Inc. (the “Equity Sponsors”), certain other co-investors and certain members of CDW management (the “Management Investors”), collectively referred to as the “Equity Investors.”

Throughout this report, the terms “the Company,” “CDW” and “Predecessor” refer to CDW Corporation, an Illinois corporation, and its wholly owned subsidiaries prior to the Acquisition and “Successor” refers to Parent and its wholly owned subsidiaries subsequent to the Acquisition.

In connection with the Acquisition, the following events occurred, which the Company collectively refers to as the “Acquisition Transactions”:

•

the purchase by the Equity Investors of Class A Common Units of Holdings for approximately $2,115.9 million in cash (net of $19.5 million in equity fees) or, with respect to the Management Investors, with a combination of cash and a roll-over of a portion of their existing equity in CDW (Holdings contributed the $2,115.9 million to Parent immediately prior to closing of the Acquisition; Parent in turn contributed the $2,115.9 million to MergerSub);

•	the entering into of the following debt arrangements by MergerSub:

•	an $800.0 million senior secured revolving credit facility, $460.0 million of which was funded at closing of the Acquisition;

•	a $2,200.0 million senior secured term loan facility;

•	a $1,040.0 million senior bridge loan; and

•	a $940.0 million senior subordinated bridge loan;

•	the payment of the related Merger Consideration and the settlement of outstanding stock option, restricted stock, and restricted stock unit grants as described in Note 9;

•

the payment of approximately $216.6 million of fees and expenses related to the Acquisition Transactions, of which $60.0 million was capitalized as direct transaction costs, $102.6 million was capitalized as deferred financing costs, $19.5 million was recorded as a reduction of the equity proceeds, and $34.5 million was expensed either by the Company or Successor depending on various factors related to the applicable fees; and

•	the merger of MergerSub with and into the Company, with the Company as the surviving corporation.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of the merger, all obligations of MergerSub under the debt arrangements became obligations of the Company on the Closing Date. Additionally, the trade financing agreements, as described in Note 6, were renegotiated to provide for a targeted maximum credit limit of $125.0 million, subject to a transition period.

During the period January 1, 2007 to October 11, 2007, the Company recorded $46.4 million of costs in connection with the Acquisition. These costs are included in selling and administrative expenses in the Company’s consolidated statement of income.

Basis of Presentation

As a result of the Acquisition, the consolidated financial statements of the Company prior to the Acquisition are presented on a different basis than the consolidated financial statements of Successor subsequent to the Acquisition. As such, the consolidated financial statements presented herein reflect the consolidated financial position of the Company at October 11, 2007 and the consolidated results of operations and cash flows for the period January 1, 2007 to October 11, 2007, the period prior to the Acquisition.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the current consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include all deposits in banks and short-term, highly liquid investments that are readily convertible to known amounts of cash and are so near maturity that there is insignificant risk of changes in value due to interest rate changes.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company provides allowances for doubtful accounts related to accounts receivable for estimated losses resulting from the inability of its customers to make required payments. The Company takes into consideration the overall quality and aging of the receivable portfolio along with specifically identified customer risks.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Merchandise Inventory

Inventory is valued at the lower of cost or market. Cost is determined using a weighted-average cost method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions.

Miscellaneous Receivables

Miscellaneous receivables consist primarily of amounts due from vendors and income tax receivables. The Company receives incentives from vendors related to cooperative advertising allowances, volume rebates, bid programs, price protection, and other programs. These incentives generally relate to written agreements with specified performance requirements with the vendors and are recorded as adjustments to cost of sales or advertising expense, as appropriate.

Property and Equipment

Property and equipment are stated at cost. The Company calculates depreciation expense using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The following table shows estimated useful lives of property and equipment:

Classification	Estimated Useful Lives
Machinery and equipment	5 to 15 years
Building and leasehold improvements	5 to 25 years
Computer and data processing equipment	3 to 5 years
Computer software	3 to 5 years
Furniture and fixtures	5 to 10 years

Goodwill and Other Intangible Assets

The Company has recorded goodwill and other intangible assets, such as customer relationships and internally developed software, and accounts for these in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The Company performs an annual test of goodwill for impairment, unless circumstances dictate more frequent assessments. Testing for impairment of goodwill is a two-step process as prescribed by SFAS 142. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Intangible assets with determinable lives are amortized on a straight-line basis over their respective estimated useful lives and reviewed for impairment when indicators are present. The cost of developing computer software for internal use is capitalized and amortized on a straight-line basis in accordance with Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use.” The following table shows estimated useful lives of definite-lived intangible assets:

Classification	Estimated Useful Lives
Customer relationships	6 to 14 years
Internally developed software	5 years
Packaged technology	6 years
License agreement	12 years
Trade name	2 years
Other	5 years

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Company records revenue from sales transactions when both risk of loss and title to products sold pass to the customer. The Company’s shipping terms typically dictate that the passage of title occurs upon receipt of products by the customer. The majority of the Company’s revenue relates to physical products and is recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. At the time of sale, the Company also records an estimate for sales returns and pricing disputes based on historical experience.

Software assurance products, third party services, and extended warranties that the Company sells (for which the Company is not the primary obligor) are recognized on a net basis in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” and Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Accordingly, such revenue is recognized in net sales either at the time of sale or over the contract period, based on the nature of the contract, at the net amount retained by the Company, with no cost of sales. Revenue from information technology consulting or professional services is either recognized as incurred for services billed at an hourly rate or recognized using the percentage of completion method for services provided at a fixed fee. Revenue for data center services, including internet connectivity, web hosting, server co-location, and managed services, is recognized over the period service is provided. In accordance with EITF Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company records freight billed to its customers as net sales and the related freight costs as a cost of sales. Vendor rebates are recorded when earned as a reduction of cost of sales. Price protection is recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.

Advertising

Advertising costs are generally charged to expense in the period incurred. Cooperative reimbursements from vendors are recorded in the period the related advertising expenditure is incurred. The Company classifies vendor consideration as either a reduction of advertising expense or as a reduction of cost of sales in accordance with EITF Issue No. 02-16, “Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor’s Products).” Most vendor consideration received for cooperative advertising is considered a reduction of cost of sales. Advertising expense is offset by cooperative advertising funds when the reimbursement represents specific, incremental, and identifiable costs.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires the Company to measure all share-based payments using a fair-value-based method and record compensation expense over the requisite service period related to these payments in its consolidated financial statements. Forfeiture rates have been developed based upon historical experience.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. The functional currency of the Company’s Canadian subsidiary is the local currency, the Canadian dollar. Assets and liabilities of this subsidiary are translated at the spot rate in effect at the applicable reporting date and the results of operations are translated at the average exchange rates in effect during the applicable period. The resulting foreign currency translation adjustment is recorded as accumulated other comprehensive income (loss), which is reflected as a separate component of shareholders’ equity.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Recently Issued or Newly Adopted Accounting Standards

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (“FIN 48”)

Effective January 1, 2007, the Company adopted FIN 48. See Note 3, “Adoption of FIN 48,” for further information on the adoption of FIN 48.

Emerging Issues Task Force Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” (“EITF Issue No. 06-3”)

In June 2006, the EITF reached a consensus on EITF Issue No. 06-3, which became effective for the Company on January 1, 2007. The EITF consensus was that the presentation of taxes on either a gross or net basis is an accounting policy decision that requires disclosure. Sales tax amounts collected from customers and remitted to governmental authorities are presented on a net basis in the Company’s consolidated statement of income. The adoption of EITF Issue No. 06-3 had no impact on the Company’s consolidated financial statements.

Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”)

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies where other accounting pronouncements require or permit fair value measurements; it does not require any new fair value measurements. The effects of adopting SFAS 157 will be determined by the types of instruments carried at fair value in the Company’s consolidated financial statements at the time of adoption as well as the method utilized to determine their fair values prior to adoption. SFAS 157 is effective for fiscal years beginning after November 15, 2007 except as provided in the next paragraph. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position FAS 157-2 (“FSP FAS 157-2”). FSP FAS 157-2 delays the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. It does not apply to entities that have issued interim or annual financial statements that include the early adoption and application of the measurement and disclosure provisions of FAS 157. Because the Company has not yet adopted FAS 157, the new effective date for application of FAS 157 to nonfinancial assets and nonfinancial liabilities will be fiscal and interim periods beginning after November 15, 2008.

Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS 159”)

In February 2007, the FASB issued SFAS 159. SFAS 159 permits entities to choose to measure certain financial assets and liabilities at fair value that are otherwise not permitted to be accounted for at fair value under generally accepted accounting principles (the “fair value option”). Election of the fair value option is made on an instrument-by-instrument basis and is irrevocable. At the adoption date, unrealized gains and losses on financial assets and liabilities for which the fair value option is elected would be reported as a cumulative adjustment to beginning retained earnings and all subsequent changes in fair value would be recorded as unrealized gains and losses in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have an impact on its consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS 141R”)

In December 2007, the FASB issued SFAS 141R. SFAS 141R applies to all transactions or other events in which an acquirer obtains control of an acquiree, including those achieved without the transfer of consideration. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008.

Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”)

In December 2007, the FASB issued SFAS 160. SFAS 160 establishes accounting and reporting standards that require ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. Changes in a parent’s ownership interest while the parent retains controlling financial interest must be accounted for consistently as equity transactions. When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary should be initially measured at fair value. The gain or loss on the deconsolidation would be measured using the fair value of any noncontrolling equity measurement. Entities will be required to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and that of the noncontrolling owners. SFAS 160 is effective for both interim and fiscal periods beginning after December 15, 2008. The Company does not expect the adoption of SFAS 160 to have an impact on its consolidated financial statements.

3.	Adoption of FIN 48

Effective January 1, 2007, the Company adopted the provisions of FIN 48. Upon adoption of FIN 48, there was no material impact on the Company’s consolidated financial statements. In addition, the Company did not have any material unrecognized tax benefits at the date of adoption. As of October 11, 2007, the Company does not have any material unrecognized tax benefits.

In connection with adopting FIN 48, the Company has reviewed its recent income tax return filings and related workpapers, results from the examination of its tax returns and the items subject to examination to determine the extent and amount of any uncertain tax positions taken. The Company files consolidated and separate income tax returns in the United States and Canada and in many state jurisdictions. In the ordinary course, the Company is subject to review by state, local and foreign taxing authorities, including the United States Internal Revenue Service (“IRS”). The Company has been audited by the IRS through 2004 and, in general, is no longer subject to income tax examinations by state, local or foreign tax authorities before 2003.

Various state tax authorities are in the process of auditing state income tax returns of the Company. The Company does not anticipate any adjustments that would have a material impact on its financial position, results of operations or cash flows.

The Company’s policy is to recognize potential interest and penalties related to its income tax positions as a component of income taxes. As of October 11, 2007, the Company has not recorded any material interest or penalties on its consolidated balance sheet and no such interest and penalties were included in the income tax provision on its consolidated statement of income for the period January 1, 2007 to October 11, 2007.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Property and Equipment

Property and equipment consists of the following at October 11, 2007:

(in millions)
Land	$16.2
Machinery and equipment	70.9
Building and leasehold improvements	98.3
Computer and data processing equipment	35.7
Computer software	28.0
Furniture and fixtures	16.6
Construction in progress	2.7

Total property and equipment	268.4
Less accumulated depreciation	(97.1)

Net property and equipment	$171.3

During the period January 1, 2007 to October 11, 2007, the Company recorded disposals of $11.4 million to remove assets that were no longer in use from property and equipment and accumulated depreciation. The Company recorded a loss of $0.6 million for certain assets that were not fully depreciated.

Depreciation expense for the period January 1, 2007 to October 11, 2007 was $24.3 million.

5.	Goodwill and Other Intangible Assets

The carrying amount of goodwill at October 11, 2007 was $119.5 million. There was no change in the carrying amount of goodwill during the period January 1, 2007 to October 11, 2007.

The goodwill balance recorded at October 11, 2007 relates primarily to the acquisition of Berbee Information Networks Corporation in October 2006. A final cash payment of $4.7 million for a working capital adjustment was made in January 2007.

The following table presents a summary of intangible assets at October 11, 2007:

(in millions)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$56.7	$7.8	$48.9
Internally developed software	21.3	10.6	10.7
Packaged technology	5.0	0.8	4.2
License agreement	3.0	0.3	2.7
Trade name	3.0	1.5	1.5
Other	0.8	0.6	0.2

Total	$89.8	$21.6	$68.2

Amortization expense related to intangible assets for the period January 1, 2007 to October 11, 2007 was $9.3 million.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimated amortization expense related to intangible assets for the next five years is as follows:

(in millions)
Period from October 12, 2007 to December 31, 2007	$2.7
Year ended December 31, 2008	11.2
Year ended December 31, 2009	9.1
Year ended December 31, 2010	7.1
Year ended December 31, 2011	5.5
Year ended December 31, 2012	5.1

Total	$40.7

6.	Trade Financing Agreements

The Company has entered into security agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. The agreements allow for a maximum credit line of $220.0 million collateralized by the inventory purchases financed by the financial institutions and certain other assets. The Company does not incur any interest expenses associated with these agreements, as it pays the balances when they are due. At October 11, 2007, the Company owed the financial institutions $122.8 million, which is included in trade accounts payable.

7.	Lease Commitments

The Company is obligated under various operating lease agreements for office facilities that generally provide for minimum rent payments and a proportionate share of operating expenses and property taxes and include certain renewal and expansion options. For the period January 1, 2007 to October 11, 2007, rent expense was $13.9 million.

During the period, the Company recorded $0.4 million of depreciation expense for office equipment under capital leases.

Future minimum lease payments are as follows:

(in millions)	Capital Leases	Operating Leases
Period from October 12, 2007 to December 31, 2007	$0.1	$2.6
Year ended December 31, 2008	0.2	13.1
Year ended December 31, 2009	0.1	13.6
Year ended December 31, 2010	—	13.1
Year ended December 31, 2011	—	8.8
Year ended December 31, 2012	—	7.0
Thereafter	—	44.0

Total future minimum lease payments	0.4	$102.2

Amounts representing interest	—

Present value of future minimum lease payments	0.4
Current portion of capital lease obligation	(0.3)

Long-term capital lease obligation	$0.1

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Income Taxes

Pretax income from continuing operations for the period January 1, 2007 to October 11, 2007 was taxed under the following jurisdictions:

(in millions)
Domestic	$282.7
Foreign	3.7

Total	$286.4

Components of the provision / (benefit) for income taxes for the period January 1, 2007 to October 11, 2007 consist of:

(in millions)
Current:
Federal	$117.3
State	17.2
Foreign	1.6

Total current	136.1

Deferred:
Domestic	(23.8)
Foreign	(0.2)

Total deferred	(24.0)

Provision for income taxes	$112.1

The current income tax liability was reduced by $114.8 million for tax benefits recorded directly to paid-in capital relating to the exercise and vesting of shares pursuant to the share-based compensation plans as described in Note 9.

The reconciliation between the statutory tax rate expressed as a percentage of income before income taxes and the actual effective tax rate is as follows:

(dollars in millions)
Statutory federal income tax rate	$100.3	35.0%
State taxes, net of federal benefit	8.2	2.9
Other	3.6	1.2

Effective tax rate	$112.1	39.1%

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effect of temporary differences that give rise to the net deferred income tax asset at October 11, 2007 is presented below:

(in millions)

Assets:
Payroll and benefits	$33.1
Accounts receivable	3.4
Charitable contribution carryforward	6.6
Other	6.1
Loss carryforwards	0.3

Gross deferred assets	49.5

Liabilities:
Software and intangibles	10.9
Property and equipment	9.9

Gross deferred liabilities	20.8

Deferred tax asset valuation allowance	0.3

Net deferred tax asset	$28.4

The capital loss of $0.9 million related to the acquisition of Berbee Information Networks Corporation in October 2006 may be carried forward to 2010. For financial reporting purposes, a valuation allowance of $0.3 million has been recognized to offset the deferred tax asset related to this carryforward because the Company believes it is more likely than not that this asset will not be recognized.

The Company has not recognized deferred income taxes on undistributed earnings of its international subsidiary. The earnings are considered to be reinvested permanently.

9.	Share-Based Compensation

Share-Based Compensation Plan Descriptions

The Company established certain share-based compensation plans for the benefit of its coworkers and directors. The Company’s share-based compensation plans were intended to 1) align the interest of the Company’s shareholders and the recipients of awards under the plans, 2) attract, motivate, and retain coworkers and directors and 3) motivate such persons to act in the long-term best interests of the Company and its shareholders.

The CDW 2006 Stock Incentive Plan (“2006 Plan”) allowed the Company’s Compensation and Stock Option Committee to grant stock options, restricted stock, restricted stock units and other equity-based awards to coworkers, including executive officers, and consultants. There was only one grant, a restricted stock grant, made under the plan during the period January 1, 2007 to October 11, 2007. The 2006 Plan was terminated upon closing of the Acquisition.

The 2004 Non-Employee Director Equity Compensation Plan (“2004 Plan”) provided for the grant of stock options and restricted stock to non-employee directors subject to the terms set forth in the 2004 Plan. There were no grants made pursuant to the 2004 Plan during the period January 1, 2007 to October 11, 2007. The 2004 Plan was terminated upon closing of the Acquisition.

Stock Options

Stock options awarded under the 2004 Plan and the 2006 Plan had an exercise price equal to the fair market value of a share of common stock on the date of grant. Option awards under these plans vested ratably over five years and had a ten year contractual life. There were options awarded under prior plans that had vesting periods of seven to ten years and contractual lives of 20 years.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock

Under the terms of the 2004 Plan, newly elected or appointed directors received a restricted stock grant of 1,000 shares upon the commencement of service on the Board of Directors. Restricted stock issued under the 2004 Plan vested in full after five years of continuous service. Restricted stock awards granted under the 2006 Plan vested ratably over five years. Recipients of restricted stock awards granted under these plans possessed the rights of shareholders, including voting rights and the right to receive dividends.

Restricted Stock Units

The restricted stock unit awards that had been granted under the 2006 Plan obligated the Company to issue a specific number of shares of the Company’s common stock upon the vesting of the award. Restricted stock units vested ratably over five years from the date of grant.

Impact of Acquisition

With respect to the stock option, restricted stock, and restricted stock unit grants outstanding on October 11, 2007, in accordance with the terms of the Merger Agreement, and the change in control provisions of the various plan documents:

•	all options outstanding immediately prior to the Closing Date were converted into the right to receive an amount equal to the Merger Consideration less the per share exercise price of such option;

•

all shares of restricted stock outstanding immediately prior to the Closing Date became free of restrictions as of the Closing Date and each share of restricted stock was then converted into a right to receive the Merger Consideration; and

•	all restricted stock units outstanding immediately prior to the Closing Date were converted into the right to receive the Merger Consideration.

Employee Stock Purchase Plan

The Company established an Employee Stock Purchase Plan (“ESPP”) which provided that eligible coworkers could contribute up to 15% of their eligible compensation toward the quarterly purchase of the Company’s common stock. Effective January 1, 2006, the Company changed the provisions of the ESPP so that it was non-compensatory under the provisions of SFAS 123R. The coworkers’ purchase price was 95% of the fair market value of the stock on the last business day of the quarterly offering period. The ESPP permitted coworkers to purchase shares having a fair market value of up to $25,000 per year but not to exceed 325 shares per quarter. No compensation expense was recorded in connection with the ESPP and the tables in this note exclude the impact of the ESPP unless otherwise noted.

In accordance with the terms of the Merger Agreement, coworker contributions to the ESPP were suspended effective June 30, 2007. The ESPP was terminated as of the Closing Date.

Valuation and Expense Information under SFAS 123R

Under SFAS 123R, the value of share-based compensation awards must be attributed to the various periods during which the recipient must perform services in order to vest in the award. Upon adoption of SFAS 123R, the Company changed its method of attributing the value of share-based compensation expense from the accelerated approach specified in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” to the straight-line method. Compensation expense for

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

awards made prior to January 1, 2006 was subject to the accelerated expense attribution method while compensation expense for share-based awards made after January 1, 2006 was recognized using a straight-line method. As a result of the Acquisition, all unamortized share-based compensation expense relating to awards outstanding immediately prior to the Acquisition, approximately $25.3 million, was recognized as additional compensation expense in the period January 1, 2007 to October 11, 2007.

The following table sets forth the summary of stock option activity for the period January 1, 2007 to October 11, 2007:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($million)
Outstanding at January 1, 2007	8,077,083	$42.73	—	$—

Granted	—	—	—	—
Exercised (1)	(8,011,688)	42.67	—	—
Forfeited or expired	(65,395)	50.05	—	—

Outstanding at October 11, 2007	—	$—	—	$—

(1)	Includes approximately 7.0 million options that were settled in cash in connection with the Acquisition.

A summary of the status of the Company’s nonvested restricted stock and restricted stock units (collectively, “Restricted Stock”) as of January 1, 2007, and changes through the period ended October 11, 2007, is presented below:

Restricted Stock	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2007	144,648	$55.46

Granted	4,275	71.49
Vested (1)	(145,009)	55.94
Forfeited	(3,914)	55.40

Nonvested at October 11, 2007	—	$—

(1)	Includes approximately 0.1 million of restricted stock that vested in connection with the Acquisition.

For the period January 1, 2007 to October 11, 2007, the Company recorded $32.8 million of compensation expense in selling and administrative expenses on its consolidated statement of income and $12.5 million of income tax benefits related to the Company’s share-based compensation arrangements. No portion of share-based compensation was capitalized.

For the period January 1, 2007 to October 11, 2007:

•	Cash proceeds related to stock option exercises were $41.4 million.

•	The intrinsic value of stock options exercised was $36.6 million.

•	The fair value of Restricted Stock that vested was $12.4 million.

•	The tax benefit realized from the exercise of stock options and the vesting of Restricted Stock was $116.0 million.

•	The amount of cash used to settle stock options, restricted stock, and restricted stock units was $320.4 million.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company historically settled stock option exercises with newly issued common shares. As noted above, outstanding share-based awards converted in connection with the Acquisition were settled in cash.

10.	Profit Sharing and 401(k) Plan

The Company has a profit sharing plan that includes a salary reduction feature established under the Internal Revenue Code Section 401(k) covering substantially all employees. Company contributions to the profit sharing plan are made in cash and determined at the discretion of the Company’s Board of Directors. For the period January 1, 2007 to October 11, 2007, the amount charged to expense for this plan was $9.7 million.

11.	Contingencies

The Company is party to legal proceedings that arise from time to time in the ordinary course of its business, including various pending litigation matters. The Company is also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, customers of the Company file voluntary petitions for reorganization under the United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator.

The Company does not believe that any current audit or pending or threatened litigation will have a material adverse effect on its financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect the Company’s results of operations for a particular period.

12.	Share Repurchase Programs

In April 2006, the Company’s Board of Directors authorized a share repurchase program of up to 5.0 million shares of the Company’s common stock. Share repurchases may be made from time to time in both open market and private transactions, as conditions warrant. During the period January 1, 2007 to October 11, 2007, the Company repurchased 0.3 million shares of its common stock for a total of $16.1 million.

13.	MPK Coworker Incentive Plan II

In connection with the Acquisition, Successor agreed with Michael P. Krasny, the Company’s founder and former Chairman and CEO, to establish the MPK Coworker Incentive Plan II (the “MPK Plan”) for the benefit of all of the coworkers of the Company other than members of senior management that received incentive equity awards from Holdings at the time of closing of the Acquisition. To fund the MPK Plan, Mr. Krasny contributed 1,709,402 shares of CDW common stock to the Company just prior to the Closing Date. This contribution was recorded as a capital contribution and the shares were recorded as treasury shares on October 11, 2007. Only coworkers of the Company as of October 15, 2007 were eligible to participate in the MPK Plan. The MPK Plan consisted of a cash award component and, in the case of coworkers hired on or prior to January 1, 2007, a long-term incentive award component. The cash award component entitled each participant to a one-time cash bonus payment, which was fully vested at the Closing Date and was paid in December 2007. The cash award component and related payroll taxes totaled $55.4 million and were recorded as compensation expense in the Company’s consolidated statement of income and is included in accrued compensation in the Company’s consolidated balance sheet. The long-term incentive award component establishes an “account” for each participant which was notionally credited with a number of Class A Common Units of Holdings. The long-term incentive award component will be recorded in accordance with SFAS 123R and expensed over the required service period, and had no impact on the Company’s consolidated financial statements as of October 11, 2007.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the event that any equity awards under the MPK Plan are forfeited, Successor agreed with Mr. Krasny to contribute the fair market value of all forfeited awards to a charitable foundation. Successor also agreed to contribute to the charitable foundation an amount equal to the tax benefits the Company or Successor derives in connection with payouts to participants under the MPK Plan. These contributions may be made in the form of, at Successor’s election, cash or equity interests of Holdings or Parent or, in the case of the tax benefit payment, a subordinated promissory note of Parent in the event a cash payment is prohibited under a financing agreement. For the period January 1, 2007 to October 11, 2007, the Company recorded $17.4 million of expense in its consolidated statement of income for contributions owed to the charitable foundation for the tax benefit the Company received from the cash award component of the MPK Plan.

14.	Segment Information

Segment information is presented in accordance with a “management approach,” which designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s segments are organized in a manner consistent with which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

The Company has two reportable segments: Corporate, which is primarily comprised of business customers, and Public, which is comprised of government entities and education and healthcare institutions. The Company also has two operating segments, Canada and the CDW advanced services business, that do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

The Company has centralized logistics and headquarters functions that provide services to the segments. The logistics function includes purchasing, distribution, and fulfillment services to support both the Corporate and Public segments, and costs and intercompany charges associated with the logistics function are fully allocated to both of these segments based on a percent of sales. The centralized headquarters function provides services in areas such as accounting, information technology, marketing, legal, and coworker services. Certain of the headquarters function costs that are not allocated to the segments are included under the heading of “Headquarters” in the tables below.

The accounting policies of the segments are the same as those described in Note 1. The Company allocates resources to and evaluates performance of its segments based on both net sales and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA means EBITDA adjusted for certain items which are described in the reconciliation table below. Management evaluates the performance of each segment on the basis of Adjusted EBITDA as the primary metric for measuring segment profitability. Management believes that EBITDA and Adjusted EBITDA, both non-GAAP financial measures, represent a useful measure for evaluating the Company’s performance because it reflects earnings trends without the impact of certain non-cash related expenses or income.

Analysts, investors, and rating agencies frequently use EBITDA for performance measurement purposes, but the Company’s presentation of EBITDA is not necessarily comparable to other similarly titled measures because of potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to net income (loss) as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance calculated in conformity with GAAP.

Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources between segments.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Selected Segment Financial Information

The following tables present information about the Company’s segments and a reconciliation of total Adjusted EBITDA to total income before income taxes for the period January 1, 2007 to October 11, 2007:

(in millions)	For the Period January 1, 2007 to October 11, 2007
	Corporate	Public	Other	Headquarters	Total
Net sales	$4,036.3	$2,092.7	$215.3	$—	$6,344.3
Income (loss) from operations	320.5	118.0	2.3	(170.6)	270.2
Adjusted EBITDA	326.3	119.5	10.2	0.9	456.9
Amortization expense	(2.0)	(0.3)	(3.5)	(3.5)	(9.3)

The following table presents a reconciliation of total Adjusted EBITDA to total income before income taxes for the period January 1, 2007 to October 11, 2007:

(in millions)
Adjusted EBITDA	$456.9
Adjustments to reconcile Adjusted EBITDA to income before income taxes:
Depreciation and amortization	(33.7)
Interest income	16.8
Share-based compensation (1)	(32.8)
Other adjustments (2)	(120.8)

Income before income taxes	$286.4

(1)	Share-based compensation includes $25.3 million of compensation expense related to the Acquisition and $7.5 million of compensation expense prior to the Acquisition.
(2)	Other adjustments consist of Acquisition-related costs of $119.1 million and payroll taxes of $1.7 million on share-based compensation.

Major Customers, Geographic Areas, and Product Mix

No single customer accounted for more than 10% of net sales during the period January 1, 2007 to October 11, 2007. Approximately 2.1% of the Company’s net sales were to customers outside of the United States, primarily in Canada. As of October 11, 2007, approximately 1% of the Company’s long-lived assets were located outside of the United States.

It is impracticable to determine and not meaningful to present the net sales by major category for the period January 1, 2007 to October 11, 2007.

15.	Supplemental Guarantor Information

As described in Note 1, on October 12, 2007, MergerSub, as the borrower, entered into the debt arrangements and upon completion of the Acquisition, all debt obligations became obligations of CDW LLC, the successor in interest to the surviving corporation from the merger with MergerSub. The debt obligations are guaranteed by Parent, and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries (the “Guarantor Subsidiaries”). All guarantees by Parent and Guarantor Subsidiaries are full and unconditional, and joint and several. CDW LLC’s Canada subsidiary (the “Non-Guarantor Subsidiary”) does not guarantee the debt obligations. Upon completion of the Acquisition, CDW LLC as successor in interest was wholly owned by Parent, and each of the Guarantor Subsidiaries and the Non-Guarantor Subsidiary is wholly owned by CDW LLC.

The following tables set forth the condensed consolidating balance sheet as of October 11, 2007, and the condensed consolidating statement of income and condensed consolidating statement of cash flows for the period January 1, 2007 to October 11, 2007, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of CDW LLC (the “Subsidiary

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Issuer”), the combined accounts of the Guarantor Subsidiaries, and the accounts of the Non-Guarantor Subsidiary for the periods indicated. The information was prepared on the same basis as the Company’s consolidated financial statements.

Condensed Consolidating Balance Sheet

(in millions)	October 11, 2007
	Parent Guarantor (a)	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents		$671.6	$9.2	$2.8	$(19.3)	$664.3
Accounts receivable, net		—	1,016.7	22.1	—	1,038.8
Merchandise inventory		—	327.7	2.1	—	329.8
Miscellaneous receivables		48.9	97.2	1.3	—	147.4
Deferred income taxes		34.5	10.4	0.1	—	45.0
Prepaid expenses and other		15.5	15.0	0.2	—	30.7

Total current assets		770.5	1,476.2	28.6	(19.3)	2,256.0

Property and equipment, net		84.8	83.4	3.1	—	171.3
Goodwill		—	119.5	—	—	119.5
Other intangible assets, net		12.3	54.5	1.4	—	68.2
Other assets		10.9	1.6	0.3	(12.6)	0.2
Investment in and advances to subsidiaries		1,048.2	—	—	(1,048.2)	—

Total assets		$1,926.7	$1,735.2	$33.4	$(1,080.1)	$2,615.2

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable		$37.2	$552.7	$7.1	$(19.3)	$577.7
Accrued expenses		131.7	123.4	4.9	—	260.0

Total current liabilities		168.9	676.1	12.0	(19.3)	837.7

Deferred income taxes		—	27.7	—	(11.2)	16.5
Other liabilities		20.4	2.0	2.6	(1.4)	23.6
Total shareholders’ equity		1,737.4	1,029.4	18.8	(1,048.2)	1,737.4

Total liabilities and shareholders’ equity		$1,926.7	$1,735.2	$33.4	$(1,080.1)	$2,615.2

(a)	Not applicable as of October 11, 2007. Beginning on the Closing Date, Parent guaranteed the debt obligations (in this capacity, the “Parent Guarantor”).

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations

(in millions)	For the Period January 1, 2007 to October 11, 2007
	Parent Guarantor (a)	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated
Net sales		$—	$6,213.7	$130.6	$—	$6,344.3
Cost of sales		—	5,205.8	115.0	—	5,320.8

Gross profit		—	1,007.9	15.6	—	1,023.5

Selling and administrative expenses		170.5	474.6	10.9	—	656.0
Advertising expense		—	95.2	2.1	—	97.3

Income (loss) from operations		(170.5)	438.1	2.6	—	270.2

Interest income (expense), net		8.1	9.0	(0.3)	—	16.8
Other income (expense), net		(0.7)	(1.3)	1.4	—	(0.6)

Income (loss) before income taxes		(163.1)	445.8	3.7	—	286.4

Income tax benefit (expense)		62.2	(172.9)	(1.4)	—	(112.1)

Income (loss) before equity in earnings (loss) of subsidiaries		(100.9)	272.9	2.3	—	174.3

Equity in earnings (loss) of subsidiaries		275.2	—	—	(275.2)	—

Net income (loss)		$174.3	$272.9	$2.3	$(275.2)	$174.3

(a)	Not applicable for the period January 1, 2007 to October 11, 2007. Beginning on the Closing Date, Parent guaranteed the debt obligations (in this capacity, the “Parent Guarantor”).

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

(in millions)	For the Period January 1, 2007 to October 11, 2007
	Parent Guarantor (a)	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities		$23.4	$195.6	$(0.3)	$(5.2)	$213.5

Cash flows from investing activities:
Capital expenditures		(26.3)	(9.6)	(2.8)	—	(38.7)
Purchases of available-for-sale securities		(834.9)	(48.4)	—	—	(883.3)
Redemption and sales of available-for-sale securities		943.5	71.9	—	—	1,015.4
Purchases of held-to-maturity securities		(30.0)	—	—	—	(30.0)
Redemptions of held-to-maturity securities		131.3	10.0	—	—	141.3
Acquisition of business		(4.7)	—	—	—	(4.7)

Net cash provided by (used in) investing activities		178.9	23.9	(2.8)	—	200.0

Cash flows from financing activities:
Purchase of treasury shares		(16.1)	—	—	—	(16.1)
Proceeds from issuance of common stock under share- based compensation plans		43.7	—	—	—	43.7
Gross excess tax benefits from share-based compensation		73.6	—	—	—	73.6
Advances to/from affiliates		244.0	(248.3)	4.3	—	—

Net cash provided by (used in) financing activities		345.2	(248.3)	4.3	—	101.2

Effect of exchange rate changes on cash and cash equivalents		—	—	1.5	—	1.5

Net increase (decrease) in cash		547.5	(28.8)	2.7	(5.2)	516.2
Cash and cash equivalents – beginning of period		124.1	38.0	0.1	(14.1)	148.1

Cash and cash equivalents – end of period		$671.6	$9.2	$2.8	$(19.3)	$664.3

(a)	Not applicable for the period January 1, 2007 to October 11, 2007. Beginning on the Closing Date, Parent guaranteed the debt obligations (in this capacity, the “Parent Guarantor”).

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For the Period January 1, 2007 to October 11, 2007

(in millions)
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Allowance for doubtful accounts:
January 1, 2007 to October 11, 2007	$10.0	$(1.2)	$(2.7)	$6.1

Inventory valuation reserve:
January 1, 2007 to October 11, 2007	$2.5	$18.7	$(16.8)	$4.4

Reserve for sales returns:
January 1, 2007 to October 11, 2007	$2.2	$23.2	$(22.3)	$3.1

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$26.1	$88.0
Accounts receivable, net of allowance for doubtful accounts of $5.0 and $6.3, respectively	1,118.3	1,006.7
Merchandise inventory	312.4	257.8
Miscellaneous receivables	154.0	127.8
Deferred income taxes	28.5	40.0
Prepaid expenses and other	51.1	37.5

Total current assets	1,690.4	1,557.8
Property and equipment, net	152.7	165.8
Goodwill	2,207.1	2,207.4
Other intangible assets, net	1,869.8	1,951.4
Deferred financing costs, net	81.5	91.2
Fair value of interest rate cap agreements	2.4	—
Other assets	1.9	2.4

Total assets	$6,005.8	$5,976.0

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$591.0	$292.3
Current maturities of long-term debt and capital leases	22.7	22.6
Fair value of interest rate swap agreements	39.0	68.7
Deferred revenue	41.7	28.9
Accrued expenses:
Compensation	76.3	63.5
Interest	62.0	50.0
Sales taxes	19.3	19.9
Advertising	23.3	16.3
Income taxes	8.2	—
Other	81.5	72.3

Total current liabilities	965.0	634.5
Long-term liabilities:
Debt and capital leases	4,340.2	4,599.3
Deferred income taxes	665.6	694.7
Fair value of interest rate swap agreements	—	1.9
Accrued interest	36.0	45.6
Other liabilities	48.4	44.7

Total long-term liabilities	5,090.2	5,386.2
Commitments and contingencies	—	—
Shareholders’ deficit:
Class A common shares, $0.01 par value, 100,000 shares authorized, issued, and outstanding	—	—
Class B common shares, $0.01 par value, 1,900,000 shares authorized; 908,279 and 907,346 shares issued and outstanding, respectively	—	—
Paid-in capital	2,163.1	2,155.4
Accumulated deficit	(2,183.6)	(2,178.8)
Accumulated other comprehensive loss	(28.9)	(21.3)

Total shareholders’ deficit	(49.4)	(44.7)

Total liabilities and shareholders’ deficit	$6,005.8	$5,976.0

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2010	2009

Net sales	$4,157.4	$3,234.7
Cost of sales	3,491.7	2,705.7

Gross profit	665.7	529.0

Selling and administrative expenses	454.0	396.1
Advertising expense	44.8	51.9
Goodwill impairment	—	235.0

Income (loss) from operations	166.9	(154.0)

Interest expense, net	(183.5)	(209.1)
Gain on extinguishment of long-term debt	9.2	—
Other income, net	0.1	2.3

Loss before income taxes	(7.3)	(360.8)

Income tax benefit	2.5	49.7

Net loss	$(4.8)	$(311.1)

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

(in millions)

(unaudited)

	Total Shareholders’ Deficit	Class A Common Shares	Class B Common Shares	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss

Balance at December 31, 2009	$(44.7)	$—	$—	$2,155.4	$(2,178.8)	$(21.3)

Equity-based compensation expense	8.4	—	—	8.4	—	—

Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(0.7)	—	—	(0.7)	—	—

Net loss	(4.8)	—	—	—	(4.8)	—	$(4.8)

Change in unrealized loss on interest rate swap agreements, net of tax	(30.3)	—	—	—	—	(30.3)	(30.3)

Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net loss, net of tax	23.7	—	—	—	—	23.7	23.7

Foreign currency translation adjustment	(1.0)	—	—	—	—	(1.0)	(1.0)

Comprehensive loss							$(12.4)

Balance at June 30, 2010	$(49.4)	$—	$—	$2,163.1	$(2,183.6)	$(28.9)

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(4.8)	$(311.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill impairment	—	235.0
Depreciation and amortization	105.1	109.9
Equity-based compensation expense	8.4	8.2
Deferred income taxes	(29.3)	(39.4)
Allowance for doubtful accounts	(1.3)	1.0
Amortization of deferred financing costs	9.0	7.9
Realized loss on interest rate swap agreements	12.8	41.7
Mark to market loss on interest rate cap agreements	3.5	—
Gain on extinguishment of long-term debt	(9.2)	—
Gain on sale of assets	—	(2.1)
Changes in assets and liabilities:
Accounts receivable	(110.8)	71.6
Merchandise inventory	(54.7)	(31.9)
Other assets	(39.3)	(12.7)
Accounts payable	298.9	233.8
Other current liabilities	61.6	(29.7)
Long-term liabilities	10.4	17.2

Net cash provided by operating activities	260.3	299.4

Cash flows from investing activities:
Capital expenditures	(10.5)	(8.3)
Cash settlements on interest rate swap agreements	(39.4)	(22.2)
Premium payments on interest rate cap agreements	(5.9)	—
Proceeds from sale of assets	—	5.2

Net cash used in investing activities	(55.8)	(25.3)

Cash flows from financing activities:
Payments to extinguish long-term debt	(18.6)	—
Repayments of long-term debt	(11.0)	(4.5)
Proceeds from borrowings under revolving credit facility	249.8	—
Repayments of borrowings under revolving credit facility	(486.1)	—
Principal payments under capital lease obligations	(0.3)	(0.3)
Investment from CDW Holdings LLC	—	0.1

Net cash used in financing activities	(266.2)	(4.7)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.2

Net (decrease) increase in cash and cash equivalents	(61.9)	269.6

Cash and cash equivalents – beginning of period	88.0	94.4

Cash and cash equivalents – end of period	$26.1	$364.0

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

The Company is a leading provider of multi-branded information technology products and services in the United States and Canada. The Company provides comprehensive and integrated solutions for its customers’ technology needs through an extensive range of hardware, software and service offerings. The Company’s breadth of offerings allows its customers to streamline their procurement processes by using a complete solution provider for their technology needs.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Such principles were applied on a basis consistent with those reflected in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2009 (“December 31, 2009 financial statements”), except as disclosed in Note 2, “Recent Accounting Pronouncements.” The accompanying financial information should be read in conjunction with the notes to consolidated financial statements contained in the December 31, 2009 financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly the Company’s financial position, results of operations, cash flows, and changes in shareholders’ deficit as of the dates and for the periods indicated. The unaudited consolidated statements of operations for such interim periods are not necessarily indicative of results for the full year.

On October 12, 2007, CDW Corporation, an Illinois corporation, was acquired through a merger transaction by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners, Inc. (the “Acquisition”). CDW Corporation continued as the surviving corporation and same legal entity after the Acquisition, but became a wholly owned subsidiary of VH Holdings, Inc., a Delaware corporation.

On December 31, 2009, CDW Corporation merged into CDWC LLC, an Illinois limited liability company owned by VH Holdings, Inc., with CDWC LLC as the surviving entity. This change had no impact on the operations or management of the Company. On December 31, 2009, CDWC LLC was renamed CDW LLC (“CDW LLC”). On August 17, 2010, VH Holdings, Inc. was renamed CDW Corporation (“Parent”).

Throughout this report, the terms “the Company” and “CDW” refer to Parent and its wholly owned subsidiaries.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Parent and its wholly owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The notes to consolidated financial statements contained in the December 31, 2009 financial statements include an additional discussion of the most significant accounting policies and estimates used in the preparation of the Company’s consolidated financial statements.

2.	Recent Accounting Pronouncements

Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance to amend and expand the disclosure requirements for fair value measurements. The guidance requires new disclosures about transfers in and transfers out of Levels 1 and 2 fair value measurements and presentation of the activities within Level 3 fair value measurements (presented gross in a roll forward of activity). The guidance also clarifies existing disclosures about the level of disaggregation of fair value for each class of assets and liabilities and about inputs and valuation techniques used to measure fair value. Except for the disclosures in the roll forward of activity in Level 3 fair value measurements, this guidance was effective for the Company as of January 1, 2010. Because it only requires additional disclosure, the adoption of this guidance did not have an impact on the Company’s consolidated financial position, results of operations, or cash flows. The disclosures in the roll forward of activity in Level 3 fair value measurements will become effective for the Company as of January 1, 2011. As this guidance also only requires additional disclosure, the adoption of this guidance will not have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

Revenue Arrangements

In October 2009, the FASB issued amendments to authoritative guidance on revenue arrangements. The amended guidance amends the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and expands the disclosures related to multiple-deliverable revenue arrangements. The amended guidance also modifies the scope of authoritative guidance for revenue arrangements that include both tangible products and software elements to exclude from its requirements (1) non-software components of tangible products, and (2) software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible products essential functionality. The amended guidance is effective for fiscal years beginning on or after June 15, 2010 and will become effective for the Company beginning January 1, 2011. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial position, results of operations, or cash flows.

3.	Trade Financing Agreements

The Company has entered into security agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. At June 30, 2010, the agreements allowed for a maximum credit line of $134.5 million collateralized by the inventory purchases financed by the financial institutions and certain other assets. The Company does not incur any interest expense associated with these agreements, as balances are paid when they are due. At June 30, 2010 and December 31, 2009, the Company owed the financial institutions $123.5 million and $25.0 million, respectively, which is included in trade accounts payable.

4.	Goodwill Impairment

The Company is required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The annual test for impairment is conducted as of December 1. The Company continuously monitors the operating performance of each of its reporting

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

units in comparison to forecasted results. During the second quarter of 2009, the Company determined that, while the rate of the sales decline year over year was stabilizing, the overall decline in net sales indicated that it was more likely than not that the fair value of certain of its reporting units was reduced to below the respective carrying amount. The Company considered this a triggering event under GAAP and performed an interim evaluation of the carrying amount of goodwill as of June 1, 2009.

The Company’s reporting units used to assess potential goodwill impairment are the same as its operating segments. The Company has two reportable segments: Corporate, which is primarily comprised of business customers, and Public, which is comprised of government entities and educational and healthcare institutions. The Company also has two operating segments, Canada and the CDW advanced services business, that do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the reporting unit’s fair value in an orderly transaction between market participants. Under the income approach, fair value is determined based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Under the market approach, valuation multiples derived from publicly available information for peer group companies are utilized to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company.

Determining the fair value of a reporting unit (and the allocation of that fair value to individual assets and liabilities within the reporting unit to determine the implied fair value of goodwill in the event a step two analysis is required) is judgmental in nature and requires the use of significant estimates and assumptions. Any changes in the judgments, estimates, or assumptions used could produce significantly different results.

To determine fair value of the reporting units as of June 1, 2009, the Company used a 75%/25% weighting of the income approach and market approach, respectively. The Company believed that higher weighting to the income approach was appropriate as inherent differences exist between the Company’s highly leveraged structure and the equity-based structures of the peer group companies used in the market approach. Using the income approach, the Company estimated future cash flows of each reporting unit based on internally generated forecasts for the remainder of 2009 and the next six years. The Company used a 5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The Company’s forecasts were based on historical experience, expected market demand, and other industry information available at the time the forecasts were prepared. The estimated future cash flows of each reporting unit were discounted at 11.5%.

The Public reporting unit passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 10%) while the other three reporting units did not. The Company performed the second step of the goodwill evaluation for the Corporate, Canada and the CDW advanced services business reporting units. As a result, the Company recorded a goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for the Corporate reporting unit and $28.0 million for the CDW advanced services business reporting unit. The Canada reporting unit did not require a goodwill impairment charge as the implied fair value of goodwill of this reporting unit approximated the carrying value of goodwill.

Also, at June 1, 2009, the Company reviewed its intangible assets for impairment in accordance with GAAP. The Company used the undiscounted cash flows, excluding interest charges, to assess the recoverability of the carrying value of such assets. The carrying value of the assets did not exceed their fair value and no impairment existed. In addition, the Company reviewed the remaining useful lives of

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

each intangible asset and determined no changes to useful lives were necessary. The Company amortizes intangible assets on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets was $85.4 million and $86.1 million for the six months ended June 30, 2010 and 2009, respectively.

5.	Long-Term Debt

Long-term debt, excluding capital leases, was as follows:

(in millions)	June 30, 2010	December 31, 2009
Senior secured revolving credit facility	$255.1	$491.4
Senior secured term loan facility	2,178.0	2,189.0
Senior extended loans, Outstanding Senior Cash Pay Notes and Outstanding Senior PIK Election Notes	1,207.0	1,190.0
Senior subordinated extended loans and Outstanding Senior Subordinated Notes	721.5	750.0

Total long-term debt	4,361.6	4,620.4
Less current maturities of long-term debt	(22.0)	(22.0)

Long-term debt, excluding current maturities	$4,339.6	$4,598.4

As of June 30, 2010, the Company was in compliance with the covenants under its various loan agreements as described below.

Senior Secured Revolving Credit Facility

At June 30, 2010, the Company had an $800.0 million senior secured revolving credit facility available for borrowings and issuance of letters of credit of which the Company had outstanding borrowings of $255.1 million (at an effective weighted-average interest rate of approximately 1.51% per annum) and $43.4 million of undrawn letters of credit. Borrowings under this facility bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greater of (a) the prime rate and (b) the federal funds effective rate plus 50 basis points. The applicable margin varies (1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings) depending upon the Company’s average daily excess cash availability under the agreement. The senior secured revolving credit facility matures on October 12, 2012. Availability under this facility is limited to the lesser of the revolving commitment of $800.0 million or the amount of the borrowing base. The borrowing base is based upon a formula involving certain percentages of eligible inventory and eligible accounts receivable owned by the Company. At June 30, 2010, the borrowing base was $904.8 million as supported by eligible inventory and accounts receivable balances as of May 31, 2010. One of the lenders under this facility has failed to fund its pro rata share of several outstanding loan advances under this facility since 2008. As a result, actual availability under this facility is $38.3 million less than it would otherwise be if the defaulting lender was honoring its commitments under this facility. Assuming non-funding by the defaulting lender, the Company could borrow up to an additional $463.2 million under this facility as of June 30, 2010.

All obligations under the senior secured revolving credit facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. Borrowings under this facility are collateralized by a first priority interest in inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3), deposits, and accounts receivable, and a second priority interest in substantially all other assets. The senior secured revolving credit facility contains negative covenants that, among other things, place restrictions and limitations on the ability of the Company and that of its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. This facility also includes maintenance of a minimum average daily excess cash availability requirement. Should the Company fall below the minimum average daily excess cash availability requirement for ten consecutive business days, the Company becomes subject to a fixed charge coverage ratio until such time as the daily excess cash availability requirement is met for 30 consecutive business days.

Amended and Restated Senior Secured Term Loan Facility

At June 30, 2010, the outstanding principal balance of the Company’s amended and restated senior secured term loan facility was $2,178.0 million. The amended and restated senior secured term loan facility matures on October 10, 2014. Borrowings under this facility bear interest at either (a) the ABR plus a rate spread or (b) LIBOR plus a rate spread. The applicable rate spread varies (2.50% to 3.00% for ABR borrowings and 3.50% to 4.00% for LIBOR borrowings) based on the Company’s senior secured leverage ratio, as defined in the agreement evidencing this facility.

The effective weighted-average interest rate, without giving effect to the interest rate swap agreements (see Note 6) on the principal amounts outstanding as of June 30, 2010 was 4.41% per annum, with an effective weighted-average interest rate for the six months ended June 30, 2010 of 4.18% per annum. The effective weighted-average interest rate, including the effect of the interest rate swap agreements, on the principal amounts outstanding as of June 30, 2010 was 7.79% per annum, with an effective weighted-average interest rate for the six months ended June 30, 2010 of 7.64% per annum.

The Company started making required quarterly principal payments on the amended and restated senior secured term loan facility in the amount of $5.5 million, beginning in September 2009, with the remainder due upon maturity. The amended and restated senior secured term loan facility provides, in addition to such required repayment, for the mandatory prepayment of principal amounts under certain circumstances, including a prepayment in an amount equal to 50% of the Company’s excess cash flow (as defined in the governing agreement) for the year then ended. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. Any such payments are applied against the remaining scheduled principal payment installments. The Company had no prepayment obligation based on excess cash flows for the year ended December 31, 2009.

All obligations under the amended and restated senior secured term loan facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The amended and restated senior secured term loan facility is collateralized by a second priority interest in substantially all inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The amended and restated senior secured term loan facility contains negative covenants that, among other things, place restrictions and limitations on the ability of the Company and that of its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The amended and restated senior secured term loan facility also includes a senior secured leverage ratio requirement. The senior secured leverage ratio is required to be maintained on a quarterly basis and is defined as the ratio of senior secured debt (including amounts owed under trade financing agreements and capital leases) less cash and cash equivalents, to trailing twelve months Adjusted EBITDA. Compliance may be determined after giving effect to a designated equity contribution to the Company to be included in the calculation of Adjusted EBITDA. The senior secured leverage ratio for the four quarters ended June 30, 2010 was required, per the amendment to this facility effective November 4, 2009, to be at or below 7.75. For the four quarters ended June 30, 2010, the senior secured leverage ratio was 4.62.

The Company is required to maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of this facility through maturity, subject to certain limitations. With the

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

interest rate swap agreements currently in effect as described in Note 6, the Company will be in compliance with this requirement through January 14, 2011. In April 2010, the Company entered into four forward-starting interest rate cap agreements with a combined notional amount of $1,100.0 million, as described in Note 6, which will extend the compliance with this requirement through January 14, 2013.

Senior Extended Loans, Senior Subordinated Extended Loans and Notes Outstanding Under the Indentures

At June 30, 2010, the outstanding principal balance of the Company’s senior unsecured debt was $1,207.0 million, including $725.3 million principal amount of the senior extended loans and $481.7 million principal amount of outstanding senior notes (the “Outstanding Senior Notes”). The senior unsecured debt has a maturity date of October 12, 2015. The Company is required to pay cash interest on $890.0 million outstanding principal of the senior extended loans (the “Senior Cash Pay Loans”) and the outstanding senior notes which have been issued in exchange for such loans (the “Outstanding Senior Cash Pay Notes”). The Company can elect to pay cash or PIK Interest (as defined below) on the remaining $317.0 million of the outstanding principal amount of the senior extended loans (the “Senior PIK Election Loans”) and the outstanding senior PIK election notes which have been issued in exchange for such loans (the “Outstanding Senior PIK Election Notes”) (collectively, the “PIK Election Debt”). For PIK Election Debt, the Company may elect for any interest period prior to the interest period beginning on October 15, 2011 to either (i) pay the interest on amounts outstanding in cash, (ii) defer interest payments and add to the principal balance so that the interest is paid, together with the principal, at maturity (“PIK Interest”) or (iii) pay 50% of the interest in cash and 50% as PIK Interest. Elections are due not less than 30 days prior to the start of the interest period and the method of payment for the prior period will apply if no election is filed.

For all interest periods beginning prior to October 15, 2009, the Company had elected to pay interest on all PIK Election Debt in cash. The Company made a PIK election with respect to these loans for the interest period from October 15, 2009 through April 14, 2010. The principal amount on the PIK Election Debt increased by approximately $17.0 million on April 15, 2010 and the Company will incur incremental interest expense of $10.7 million over the remaining term as a result.

In March 2010, the Company made an election to pay interest in cash on all PIK Election Debt outstanding during the interest period from April 15, 2010 through October 14, 2010.

At June 30, 2010, the outstanding principal balance of the Company’s senior subordinated debt was $721.5 million, including $225.0 million principal amount of senior subordinated extended loans and $496.5 million principal amount of outstanding senior subordinated notes ( the “Outstanding Senior Subordinated Notes”). The senior subordinated debt has a maturity date of October 12, 2017. On March 10, 2010, one of the Company’s wholly owned subsidiaries purchased $28.5 million of principal amount of senior subordinated extended loans for a purchase price of $18.6 million. Since this transaction involved two members of the same consolidated group, the Company’s consolidated financial statements reflect the accounting for the transaction as if CDW LLC had acquired its own debt. As such, for purposes of financial reporting in the Company’s consolidated financial statements, this debt is accounted for as if extinguished, and the Company recorded a gain of $9.2 million on the extinguishment in the consolidated statement of operations during the first quarter of 2010. The gain represents the difference between the purchase price, including expenses paid to the debt holders and agent, and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs. The Company also recorded an adjustment of $0.7 million to interest expense to reduce the long-term accrued interest liability, representing the difference between interest expense previously recognized on the extinguished debt under the effective interest method and actual interest paid. In May 2010, the Company’s wholly owned subsidiary exchanged the $28.5 million in principal amount of such loans that it held for Outstanding Senior Subordinated Notes and subsequently surrendered those notes to the trustee for cancellation.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The senior unsecured debt and senior subordinated debt bear interest on the principal balances outstanding at a rate per annum equal to the sum of (1) the per annum LIBOR and applicable margin in effect prior to the conversion to extended loans (which occurred on October 10, 2008), plus (2) the conversion spread plus (3) the PIK margin of 75 basis points applicable to PIK Election Debt during interest periods in which an election to pay PIK Interest is made. The conversion spread increases 50 basis points every three months until the maximum interest rate is reached on July 10, 2010.

	Senior Cash Pay Loans / Outstanding Senior Notes	PIK Election Debt		Senior Subordinated Debt
Maturity	10/12/2015	10/12/2015		10/12/2017
Outstanding principal (in millions)	$890.0	$317.0		$721.5
Extended loan interest rate (per annum)	2.78813%	2.78813%		2.78813%
Applicable margin (in basis points)	462.5	500.0		600.0
Conversion spread (in basis points)	350	350		350
Interest rate in effect at June 30, 2010 (per annum)	10.91313%	11.28813%		12.28813%
Maximum interest rate (per annum) (1)	11.0%	11.5	% (2)	12.535%

(1)	Effective July 10, 2010
(2)	Does not include the PIK margin of 75 basis points applicable during interest periods in which an election to pay PIK Interest is made.

Obligations under the senior unsecured debt and senior subordinated debt are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries that is a guarantor under the Company’s senior credit facilities. The senior unsecured debt and senior subordinated debt contain negative covenants that, among other things, place restrictions and limitations on the ability of Company and that of its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The senior unsecured debt and senior subordinated debt do not contain any financial covenants.

Outstanding Notes

As required by the Company’s amended and restated bridge loans, the Company entered into a senior exchange note indenture and a senior subordinated exchange note indenture (collectively, the “Indentures”) in October 2008. Under the terms of the Company’s amended and restated bridge loan agreements and the Indentures, holders of the Company’s extended loans may exchange those loans for notes under the applicable Indentures by providing the Company with ten business days’ notice. The lenders can choose either increasing rate notes or fixed rate notes. The interest rate associated with increasing rate notes continues to increase up to the caps in the same manner as it does for the extended loans. The interest rate for the fixed rate notes is fixed at the rate then applicable to the corresponding extended loan at the time of exchange. The fixed rate notes have certain call protection features which are not provided for the increasing rate notes. Holders of increasing rate notes may subsequently convert into fixed rate notes. As of June 30, 2010, the Company has received requests for and issued $344.3 million principal amount in Outstanding Senior Cash Pay Notes, $137.4 million principal amount in Outstanding Senior PIK Election Notes and $496.5 million principal amount in outstanding Senior Subordinated Notes. As of June 30, 2010, the Company had not issued any fixed rate notes.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Under the Senior Registration Rights Agreement and the Senior Subordinated Registration Rights Agreement, each dated as of October 10, 2008, the Company is obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) within 180 days of the initial issuance of the notes, registering the offer to exchange the outstanding notes for freely tradable exchange notes having substantially equivalent terms. After this registration statement is declared effective by the SEC, the Company will make the exchange offer to all holders of extended loans who have exchanged their extended loans for outstanding notes. The Company is not required and does not intend to conduct any other registered exchange offers for the outstanding notes, so holders who do not participate in the exchange offers will not generally be entitled to any further registration rights, and therefore will not be permitted to transfer their outstanding notes absent an available exemption from registration.

6.	Derivative Instruments and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to interest rate risk associated with fluctuations in the interest rates on its floating-rate debt. In order to manage the risk associated with changes in interest rates on borrowings under the amended and restated senior secured term loan facility, the Company has entered into interest rate derivative agreements to hedge a portion of the cash flows associated with this facility.

Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate fluctuations. To accomplish these objectives, the Company primarily uses interest rate caps and swaps as part of its interest rate risk management strategy. Interest rate caps involve the receipt of floating-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. Interest rate swaps involve the receipt of floating-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

Interest Rate Cap Agreements

In April 2010, the Company entered into four forward-starting interest rate cap agreements with a combined $1,100.0 million notional amount. Under these agreements, the Company made premium payments totaling $5.9 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. The cap agreements are effective from January 14, 2011 through January 14, 2013.

These cap agreements have not been designated as cash flow hedges of interest rate risk for GAAP accounting purposes. Instead, the interest rate cap agreements are recorded at fair value on the Company’s consolidated balance sheet each period, with changes in fair value recorded directly to interest expense, net on the Company’s consolidated statements of operations.

Interest Rate Swap Agreements

As of June 30, 2010, the Company had two outstanding interest rate swap agreements with a combined $2,000.0 million notional amount.

On October 24, 2007, the Company entered into an interest rate swap agreement with a total notional value of $1,500.0 million to hedge a portion of the cash flows associated with the amended and restated senior secured term loan facility. Under the terms of this interest rate swap agreement, a quarterly net settlement was made for the difference between the fixed rate of 4.37% per annum and the variable rate based upon the three-month LIBOR on the notional amount of the interest rate swap. On April 28, 2009, the Company and its counterparty amended this interest rate swap agreement to reduce the fixed-rate the Company pays on the notional amount to 4.155% per annum from 4.37% per annum and change the

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

floating-rate reference on payments it receives to one-month LIBOR from three-month LIBOR. These changes were effective as of July 14, 2009. The Company elected to change the interest rate index on the corresponding portion of the amended and restated senior secured term loan facility to one-month LIBOR effective July 14, 2009. The termination date of January 14, 2011 for the amended interest rate swap agreement remains unchanged.

On November 27, 2007, the Company entered into a second interest rate swap agreement to hedge the then remaining cash flows associated with the amended and restated senior secured term loan facility. The notional value of this agreement was $700.0 million from November 27, 2007 to January 13, 2010 and was reduced to $500.0 million from January 14, 2010 to January 14, 2011. Under the terms of this interest rate swap agreement, a monthly net settlement is made for the difference between the fixed rate of 3.9125% per annum and the variable rate based on the one-month LIBOR on the notional amount of the interest rate swap. This interest rate swap agreement has a termination date of January 14, 2011.

Both interest rate swaps are designated as cash flow hedges of interest rate risk for GAAP accounting purposes. Therefore, the effective portion of the changes in fair value of the interest rate swaps is initially recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) in the Company’s consolidated balance sheets and is subsequently reclassified into interest expense, net on the Company’s consolidated statements of operations in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

As a result of the amendment to the $1,500.0 million interest rate swap agreement described above, the Company prospectively discontinued the hedge accounting on the original interest rate swap agreement. Simultaneously, the Company designated the amended interest rate swap agreement into a new cash flow hedging relationship. The Company continues to report the net loss related to the discontinued cash flow hedge in AOCI, which is being reclassified into earnings during the remaining contractual term of the agreement on a straight-line basis. The amount of the loss reclassified into earnings during the six months ended June 30, 2010 was $18.6 million.

Due to the off-market nature of the re-designated interest rate swap at the date of designation, the Company experienced greater volatility in interest expense due to ineffectiveness that was recognized directly in earnings during the six months ended June 30, 2010. The Company could continue to experience volatility in interest expense in future periods.

The Company utilizes the Hypothetical Derivative Method to measure hedge ineffectiveness each period. This method compares the cumulative change in fair value of the actual swap to the cumulative change in fair value of a hypothetical swap which has a fair value of zero at designation and has terms that identically match the critical terms of the hedged transaction. Thus, the hypothetical swap is presumed to perfectly offset the hedged cash flows. Ineffectiveness occurs when the cumulative change in fair value of the actual swap exceeds the cumulative change in fair value of the hypothetical swap. During the Company’s measurement of hedge ineffectiveness for the first six months of 2010, the Company identified that the cumulative change in fair value of the actual swap exceeded the cumulative change in fair value of the hypothetical swap for the first time since designation of the amended interest rate swap agreement into a new cash flow hedging relationship. As a result, the Company recognized non-cash gains due to hedge ineffectiveness for the cumulative change in fair value of the swap from the date of designation through June 30, 2010. The amount of non-cash gains recognized into earnings during the six months ended June 30, 2010 was $44.6 million.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair values of the interest rate cap and swap agreements are estimated as described in Note 7 and reflected as assets or liabilities in the balance sheet. At June 30, 2010 and December 31, 2009, the fair value carrying amount of the Company’s interest rate derivatives was recorded as follows:

		Derivative Assets		Derivative Liabilities
(in millions)	Balance Sheet Location	June 30, 2010	December 31, 2009	June 30, 2010	December 31, 2009
Derivatives not designated as hedging instruments
Interest rate cap agreements	Fair value of interest rate cap agreements	$2.4	$—	$—	$—

Derivatives designated as hedging instruments
Interest rate swap agreements	Fair value of interest rate swap agreements	$—	$—	$39.0	$70.6

The effect of derivative instruments on the consolidated statements of operations for the six months ended June 30, 2010 and 2009 was as follows:

	Location of Loss Recognized in Income	Amount of Loss Recognized in Income
(in millions)	on Derivative	2010	2009
Derivatives not designated as hedging instruments
Interest rate cap agreements	Interest expense, net	$(3.5)	$—

Total		$(3.5)	$—

	Amount of Loss Recognized in OCI (Effective Portion)			Location of Loss Reclassified from AOCI into Income	Amount of Loss Reclassified from AOCI into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income (Ineffective Portion)	Amount of Gain (Loss) Recognized in Income (Ineffective Portion)
(in millions)	2010		2009		2010		2009		2010		2009
Derivatives designated as hedging instruments
Interest rate swap agreements	$(33.1	)(1)	$(17.9)	Interest expense, net	$(38.6	)(2)	$(32.4)	Interest expense, net	$25.9	(3)	$(9.3)

Total	$(33.1)		$(17.9)		$(38.6)		$(32.4)		$25.9		$(9.3)

(1)

The Company recorded changes in unrealized losses of $33.1 million in AOCI. A deferred tax adjustment of $2.8 million applied to a portion of this amount, resulting in a net amount of $30.3 million reflected in the consolidated statement of shareholders’ deficit.

(2)	The Company reclassified realized losses of $38.6 million from AOCI to net loss, or $23.7 million net of tax as reflected in the consolidated statement of shareholders’ deficit.
(3)

The Company recorded a net, non-cash gain of $25.9 million in earnings, primarily comprised of the $44.6 million gain representing the cumulative change in the fair value of the amended swap, partially offset by the $18.6 million of loss reclassified to earnings related to the discontinued swap.

Amounts reported in AOCI related to the Company’s interest rate swap agreements will be reclassified to interest expense as interest payments are made on the Company’s floating-rate debt. As of June 30, 2010, the Company estimates that it will reclassify $38.8 million of deferred losses from AOCI to interest expense through maturity of the swaps in January 2011.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit-risk-related Contingent Features

Each of the two interest rate swap agreements provides that the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default under the agreement evidencing the indebtedness.

As of June 30, 2010, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, was $43.3 million. If the Company had breached the agreements described above at June 30, 2010, it could have been required to settle its obligations under the agreements at their termination value of $43.3 million.

The interest rate swap agreements are considered secured obligations under the senior secured revolving credit facility and are secured by the assets that serve as collateral for this facility (see Note 5).

7.	Fair Value Measurements

Fair value is defined under GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – inputs are based on unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Financial assets and liabilities carried at fair value as of June 30, 2010 were as follows:

(in millions)	Level 1	Level 2	Level 3	Total
Assets:
Interest rate cap agreements	$—	$2.4	$—	$2.4

Liabilities:
Interest rate swap agreements	$—	$39.0	$—	$39.0

The fair value of the Company’s interest rate caps, as described in Note 6, is classified as Level 2 in the hierarchy. The valuation of the cap agreements is derived by using a discounted cash flow analysis on the expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. This analysis reflects the contractual terms of the cap agreements, including the period to maturity, and uses observable market-based inputs, including LIBOR curves and implied volatilities. The Company also incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. The counterparty credit spreads are based on publicly available credit information obtained from a third party credit data provider.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The fair value of the Company’s interest rate swaps, as described in Note 6, is classified as Level 2 in the hierarchy. The valuation of the swap agreements is derived by using a discounted cash flow analysis on the expected cash flows of each swap. This analysis reflects the contractual terms of the swap agreements, including the period to maturity, and uses observable market-based inputs, including LIBOR curves. The Company also incorporates credit valuation adjustments to adjust for non-performance risk for both the Company and counterparty in fair value measurements. To reflect the two-way risk exposure, the counterparty’s credit spread is applied to the Company’s exposure to the counterparty, and the Company’s own credit spread is applied to the counterparty’s exposure to the Company, and the net credit valuation adjustment is reflected in the Company’s swap agreement valuations. The counterparty credit spreads are based on publicly available credit information obtained from a third-party credit data provider. The inputs utilized for the Company’s own credit spread are based on unobservable estimates. In adjusting the fair value of the Company’s swap agreements for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. The Company believes that the observable inputs utilized in the valuation are more significant than the unobservable inputs, and as such, the Company has categorized the value of its swap agreements as Level 2 in the hierarchy.

Goodwill is measured at fair value on a non-recurring basis. The Company performed an interim evaluation of goodwill as of June 1, 2009. As a result, the Company adjusted goodwill to its implied fair value of $2,206.3 million by recording an impairment charge of $235.0 million. The fair value of goodwill as of June 1, 2009 was as follows:

(in millions)	Level 1	Level 2	Level 3	Total
Goodwill	$—	$—	$2,206.3	$2,206.3

See Note 4 for more information on the Company’s goodwill impairment evaluation.

8.	Income Taxes

As of June 30, 2010 and December 31, 2009, the Company had $10.3 million and $11.3 million, respectively, of tax items that had not been recognized for financial reporting purposes (“unrecognized tax benefits”).

In the ordinary course, the Company is subject to review by domestic and foreign taxing authorities, including the IRS. In general, the Company is no longer subject to examination by the IRS for tax years prior to 2008. In addition, the Company is generally no longer subject to state and local or foreign income tax examinations by tax authorities for tax years prior to 2005. Various state tax authorities are in the process of auditing state income tax returns of various subsidiaries. The Company does not anticipate that any adjustments from the state audits would have a material impact on the Company’s consolidated financial position or results of operations.

9.	Equity-Based Compensation

Class B Common Units

In the first quarter of 2010, CDW Holdings LLC’s Board of Managers made certain changes to the CDW Holdings Limited Liability Company Agreement (“LLC Agreement”). The restated LLC Agreement was revised largely to eliminate the capital preference on the Class A Common Units (“A Units”) in connection with the reduction of the participation threshold for certain outstanding Class B Common Units (“B Units”) to $0.01 from $1,000. The modification of outstanding B Units was effective March 10, 2010. Under the revised B Unit agreement, the units vest daily on a pro rata basis commencing January 1, 2010 and continuing through December 31, 2014. As part of the modification, vesting was reset on those units that previously had vested, subjecting them to a new five-year vesting period. There were 140,428 B Units

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

modified that were held by 101 coworkers. The total incremental compensation cost resulting from the modification of $8.4 million, or $60.00 per unit, will be amortized over the new vesting period. The $60.00 per unit modification cost was determined as a difference in value of the modified B Units and the value of the B Units immediately prior to the modification. The Company has adopted a bifurcated method of accounting for the modification whereby the compensation cost associated with the original grant of the modified units will continue to be expensed over the original vesting period.

In addition, the Company granted 47,475 additional B Units to several members of the Company’s senior management effective March 10, 2010. The B Units that were granted vest daily on a pro rata basis over five years starting January 1, 2010.

In connection with the modification, the Company updated the valuation of B Units. The fair value on the modification date was calculated using the Option-Pricing Method. This method considers A Units and B Units as call options on the total shareholders’ equity value, giving consideration to capital preference. A Units and B Units are modeled as call options that give their owners the right, but not the obligation, to buy the underlying shareholders’ equity value at a predetermined (or exercise) price. B Units are considered to be call options with a claim on shareholders’ equity value at an exercise price equal to the remaining value immediately after the A Units are liquidated. The Option-Pricing Method is highly sensitive to key assumptions, such as the volatility assumption. As such, the use of this method can be applied when the range of possible future outcomes is difficult to predict. This model was adopted because the Monte Carlo stock price model that was previously used was not effective and no longer appropriate given the modifications made to the A and B Units and the Company’s capital structure.

The following table summarizes the assumptions and resulting fair value of the B Units granted and modified during the six months ended June 30, 2010:

Assumptions	Pre-Modification B Units	Post-Modification B Units and New Grants
Modification/Grant Date Fair Value	$60.00 (1)	$120.00
Volatility	98.8%	98.8%
Risk-Free Rate	2.39%	2.39%
Dividend Yield	$0.00	$0.00

(1)	The value of the units immediately prior to the modification.

The Company calculated the expected future volatility based upon the average five-year volatility and the implied volatility for the Company’s selected peer group.

The risk-free interest rate of return used is based on the yield of a five-year Treasury constant maturity note as of March 31, 2010. The Company does not currently pay a dividend nor anticipate paying a dividend in the future; therefore, the dividend yield is 0.00%.

The Company recognized $8.4 million and $8.2 million in equity-based compensation expense for the six months ended June 30, 2010 and 2009, respectively.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table sets forth the summary of equity plan activity for the six months ended June 30, 2010:

Equity Awards	Class B Common Units (1)	MPK Plan Units (1) (2)
Outstanding at January 1, 2010	146,841	80,367

Granted	47,475	—
Forfeited	(5,871)	(3,320	)(3)
Repurchased/Settled	(1,247)	(281	)(4)

Outstanding at June 30, 2010	187,198	76,766

Vested at June 30, 2010	19,113	294	(5)

(1)

The weighted-average grant date fair market value for B Units granted during the period is $120.00. The weighted-average grant date fair market value for outstanding B Units inclusive of $60.00 per unit impact of the March 2010 modification is $296.34. The weighted-average grant date fair market value for outstanding MPK Plan Units is $1,000.

(2)	Represents units notionally credited to participants’ accounts.
(3)

The Company contributes the fair market value of awards forfeited under the plan to a charitable foundation. The contribution is generally made in the quarter following that in which the units are forfeited. As of June 30, 2010, the Company owed a contribution for 1,644 units.

(4)	Represents B Units that were repurchased by the Company from former participants and the settlement of vested MPK Plan Units through the issuance of A Units in exchange for the vested MPK Plan Units.
(5)	Represents units that have vested but not yet converted to A Units.

As of June 30, 2010, the Company estimated there was $76.6 million of total unrecognized compensation cost related to nonvested equity-based compensation awards granted under the equity plans. That anticipated cost is expected to be recognized over the weighted-average period of 5.8 years.

10.	Deferred Compensation Plan

On March 10, 2010, in connection with the Company’s purchase of $28.5 million of the principal amount of its outstanding senior subordinated extended loans as described in Note 5, the Company established the Restricted Debt Unit Plan (the “Plan”), an unfunded nonqualified deferred compensation plan. Participants in the Plan were granted Restricted Debt Units (“RDUs”) that entitle the participant to a proportionate share of payments under the Plan, determined by dividing the number of RDUs held by the participant by the total number of RDUs outstanding. The total number of RDUs that can be granted under the Plan is 28,500. As of June 30, 2010, 24,695 RDUs had been granted to participants.

RDUs that are outstanding as of June 30, 2010 vest daily on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014. Vesting ceases upon separation from service except in certain conditions as set forth in the Plan. All outstanding RDUs become immediately vested prior to a sale of the Company. Upon completion of the vesting period, December 31, 2014, or earlier in the case of a sale of the Company, any unallocated RDUs will be allocated to participants on a pro rata basis according to each participant’s total RDUs.

The total amount of compensation available to be paid under the Plan is based on two components, a principal component and an interest component. The principal component credits the Plan with an amount equal to the $28.5 million face value of the Company’s senior subordinated extended loans. Payment of the principal component of the Plan will be made on October 12, 2017, unless accelerated due to a sale of the Company. By December 31, 2014, amounts accrued under the Plan are expected to equal the present value of future principal payments, plus any unpaid accrued interest thereon. The interest component credits the Plan with amounts equal to the interest expense on $28.5 million principal of the senior subordinated

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

extended loans from March 11, 2010 through October 12, 2017. Payment of the interest component for the period from March 11, 2010 through December 31, 2011 will be made in January 2012. The interest component for periods starting on January 1, 2012 and thereafter will be paid semiannually on April 15 and October 15. Payments under the Plan may be impacted if certain significant events occur or circumstances change that would impact the financial condition or structure of the Company.

Compensation expense of $3.2 million related to the Plan was recognized in the six months ended June 30, 2010. As of June 30, 2010, total unrecognized compensation expense of approximately $38.2 million related to the Plan is expected to be recognized over the next 4.5 years.

11.	Sale of Assets

On March 31, 2009, the Company sold its Informacast software and equipment to Singlewire Software, LLC (“Singlewire”), a newly formed entity that includes as its owners former CDW senior management. The sale price was $7.1 million, composed of a cash sale price of $5.2 million and an equity interest in Singlewire valued at $1.9 million. The equity interest constituted 25% of the equity units outstanding at the time of the transaction. The investment in Singlewire is accounted for under the equity method of accounting for investments, whereby the carrying amount of the investment is increased to reflect the Company’s share of income and reduced to reflect the Company’s share of losses or the dividends received by the Company.

The Company recorded a non-operating pre-tax gain on the sale of $2.1 million in its consolidated statement of operations in the first quarter of 2009. In recording the transaction, the Company removed from its consolidated balance sheet as of March 31, 2009, goodwill attributable to the Informacast business ($3.9 million) and the net book value of the Informacast software intangible asset ($1.3 million).

12.	Contingencies

The Company is party to legal proceedings that arise from time to time in the ordinary course of its business, including various pending litigation matters. The Company is also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, customers of the Company file voluntary petitions for reorganization or liquidation under the United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator.

The Company does not believe that any current audit or pending or threatened litigation will have a material adverse effect on its financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect the Company’s consolidated results of operations for a particular period.

Under the terms of the Company’s amended and restated senior bridge loan agreement and amended and restated senior subordinated bridge loan agreement, upon the request of investment banks affiliated with the original lenders under the bridge loan agreements (a “securities request”), the Company was obligated, upon the satisfaction of certain conditions, to publicly or privately issue long-term debt securities prior to October 10, 2008 (the date upon which the bridge loans converted into extended loans) to refinance the Company’s outstanding bridge debt. The banks issued a securities request to the Company on April 18, 2008 and stated that they believed all conditions to the issuance of a securities request had been satisfied. However, the Company did not believe that all of the conditions to the issuance of a securities request had been satisfied and, accordingly, did not proceed with the issuance of long-term debt securities. The banks also requested in their securities request that if the Company did not issue the long-term debt securities, then interest accrue, beginning on April 18, 2008, on both of the Company’s then outstanding senior bridge loans and senior subordinated bridge loans at the same interest rates that would have been applicable to the debt securities contemplated by the securities request. The amount of such additional interest from April 18, 2008 through July 10, 2010 (the date upon which the interest rate would reach the maximum under the

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreements) would be approximately $93.0 million. The Company would have been entitled to a rebate of approximately $12.4 million of certain fees paid under the bridge loans had the Company proceeded with the issuance of long-term debt securities on April 18, 2008. While the outcome of this matter is uncertain, the Company does not believe that it was required to issue any long-term debt securities in 2008. The Company, therefore, does not believe that it owes any additional amounts and has not accrued any amounts with respect thereto as of June 30, 2010.

13.	Segment Information

Segment information is presented in accordance with a “management approach,” which designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s segments are organized consistent with which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

The Company has two reportable segments: Corporate, which is primarily comprised of business customers, and Public, which is comprised of government entities and education and healthcare institutions. The Company also has two operating segments, Canada and the CDW advanced services business, that do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

The Company has centralized logistics and headquarters functions that provide services to the segments. The logistics function includes purchasing, distribution, and fulfillment services to support both the Corporate and Public segments, and costs and intercompany charges associated with the logistics function are fully allocated to both of these segments based on a percent of sales. The centralized headquarters function provides services in areas such as accounting, information technology, marketing, legal, and coworker services. Headquarters’ function costs that are not allocated to the segments are included under the heading of “Headquarters” in the tables below.

The accounting policies of the segments are the same as those described in Note 1. The Company allocates resources to and evaluates performance of its segments based on both net sales and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the reconciliation table below. Management evaluates the performance of each segment on the basis of Adjusted EBITDA as the primary metric for measuring segment profitability. Management believes that EBITDA and Adjusted EBITDA, both non-GAAP financial measures, represent a useful measure for evaluating the Company’s performance because it reflects earnings trends without the impact of certain non-cash related expenses or income.

Analysts, investors, and rating agencies frequently use EBITDA for performance measurement purposes, but the Company’s presentation of EBITDA is not necessarily comparable to other similarly titled measures because of potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to net income (loss) as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance calculated in conformity with GAAP.

Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources between segments.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table presents information about the Company’s segments for the six months ended June 30, 2010 and 2009:

(in millions)	Corporate	Public	Other	Headquarters	Total
Six Months Ended June 30, 2010:
Net sales	$2,310.1	$1,651.2	$196.1	$—	$4,157.4
Income (loss) from operations	125.4	89.2	7.0	(54.7)	166.9
Adjusted EBITDA	187.9	119.7	12.0	(27.3)	292.3
Amortization expense	(46.9)	(21.7)	(1.5)	(15.3)	(85.4)

Six Months Ended June 30, 2009:
Net sales	$1,795.4	$1,297.1	$142.2	$—	$3,234.7
(Loss) income from operations	(137.5)	54.3	(25.5)	(45.3)	(154.0)
Adjusted EBITDA	133.2	85.3	7.2	(15.8)	209.9
Amortization expense	(46.9)	(21.7)	(1.5)	(16.0)	(86.1)

The following table presents a reconciliation of total Adjusted EBITDA to total loss before income taxes for the six months ended June 30, 2010 and 2009:

(in millions)	Six Months Ended June 30,
	2010	2009
Adjusted EBITDA	$292.3	$209.9
Adjustments to reconcile Adjusted EBITDA to loss before income taxes:
Depreciation and amortization	(105.1)	(109.9)
Interest expense, net	(183.5)	(209.1)
Goodwill impairment	—	(235.0)
Non-cash equity-based compensation	(8.4)	(8.2)
Sponsor fee	(2.5)	(2.5)
Consulting and debt-related professional fees	(5.0)	(6.8)
Gain on extinguishment of long-term debt	9.2	—
Other adjustments (1)	(4.3)	0.8

Loss before income taxes	$(7.3)	$(360.8)

(1)	Other adjustments include certain severance and retention costs, equity investment gains and losses, and the gain related to the sale of Informacast software and equipment, as described in Note 11.

14.	Supplemental Guarantor Information

The debt obligations, as described in Note 5, are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries (the “Guarantor Subsidiaries”). All guarantees by Parent and Guarantor Subsidiaries are full and unconditional, and joint and several. CDW LLC’s Canada subsidiary (the “Non-Guarantor Subsidiary”) does not guarantee the debt obligations. CDW LLC is wholly owned by Parent, and each of the Guarantor Subsidiaries and the Non-Guarantor Subsidiary is wholly owned by CDW LLC.

The following tables set forth condensed consolidating balance sheets as of June 30, 2010 and December 31, 2009, and condensed consolidating statements of operations and condensed consolidating statements of cash flows for the six months ended June 30, 2010 and 2009, in accordance with Rule 3-10 of Regulation S-X. The condensed consolidating financial information includes the accounts of CDW Corporation (the “Parent Guarantor”), which has no independent assets or operations, the accounts of CDW LLC (the “Subsidiary Issuer”), the combined accounts of the Guarantor Subsidiaries, and the accounts of the Non-Guarantor Subsidiary for the periods indicated. The information was prepared on the same basis as the Company’s consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Condensed Consolidating Balance Sheet

	June 30, 2010
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$—	$26.4	$0.8	$12.8	$(13.9)	$26.1
Accounts receivable, net	—	—	1,087.7	30.6	—	1,118.3
Merchandise inventory	—	—	309.1	3.3	—	312.4
Miscellaneous receivables	—	32.7	118.8	2.5	—	154.0
Deferred income taxes	—	21.9	6.6	—	—	28.5
Prepaid expenses and other	—	10.0	41.0	0.1	—	51.1

Total current assets	—	91.0	1,564.0	49.3	(13.9)	1,690.4

Property and equipment, net	—	68.8	82.1	1.8	—	152.7
Goodwill	—	749.5	1,428.4	29.2	—	2,207.1
Other intangible assets, net	—	389.6	1,470.1	10.1	—	1,869.8
Other assets	6.7	83.9	3.4	—	(8.2)	85.8
Investment in and advances to subsidiaries	(56.1)	3,289.7	—	—	(3,233.6)	—

Total assets	$(49.4)	$4,672.5	$4,548.0	$90.4	$(3,255.7)	$6,005.8

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$—	$7.3	$589.0	$8.6	$(13.9)	$591.0
Current maturities of long-term debt and capital leases	—	22.6	0.1	—	—	22.7
Fair value of interest rate swap agreements	—	39.0	—	—	—	39.0
Deferred revenue	—	—	41.7	—	—	41.7
Accrued expenses	—	148.8	116.3	5.5	—	270.6

Total current liabilities	—	217.7	747.1	14.1	(13.9)	965.0

Long-term liabilities:
Debt and capital leases	—	4,340.1	0.1	—	—	4,340.2
Deferred income taxes	—	92.9	576.5	2.9	(6.7)	665.6
Fair value of interest rate swap agreements	—	—	—	—	—	—
Accrued interest	—	36.0	—	—	—	36.0
Other liabilities	—	41.9	5.0	3.0	(1.5)	48.4

Total long-term liabilities	—	4,510.9	581.6	5.9	(8.2)	5,090.2

Total shareholders’ (deficit) equity	(49.4)	(56.1)	3,219.3	70.4	(3,233.6)	(49.4)

Total liabilities and shareholders’ (deficit) equity	$(49.4)	$4,672.5	$4,548.0	$90.4	$(3,255.7)	$6,005.8

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Condensed Consolidating Balance Sheet

	December 31, 2009
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$87.6	$0.5	$7.0	$(7.1)	$88.0
Accounts receivable, net	—	—	977.7	29.0	—	1,006.7
Merchandise inventory	—	—	256.0	1.8	—	257.8
Miscellaneous receivables	—	34.4	89.7	3.7	—	127.8
Deferred income taxes	—	33.4	6.6	—	—	40.0
Prepaid expenses and other	—	10.1	27.3	0.1	—	37.5

Total current assets	—	165.5	1,357.8	41.6	(7.1)	1,557.8

Property and equipment, net	—	77.0	86.6	2.2	—	165.8
Goodwill	—	749.4	1,428.4	29.6	—	2,207.4
Other intangible assets, net	—	400.8	1,539.8	10.8	—	1,951.4
Other assets	7.0	91.8	3.4	—	(8.6)	93.6
Investment in and advances to subsidiaries	(51.7)	3,459.8	—	—	(3,408.1)	—

Total assets	$(44.7)	$4,944.3	$4,416.0	$84.2	$(3,423.8)	$5,976.0

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$—	$12.5	$281.0	$5.9	$(7.1)	$292.3
Current maturities of long-term debt and capital leases	—	22.5	0.1	—	—	22.6
Fair value of interest rate swap agreements	—	68.7	—	—	—	68.7
Deferred revenue	—	—	28.9	—	—	28.9
Accrued expenses	—	109.8	107.2	5.0	—	222.0

Total current liabilities	—	213.5	417.2	10.9	(7.1)	634.5
Long-term liabilities:
Debt and capital leases	—	4,599.2	0.1	—	—	4,599.3
Deferred income taxes	—	97.7	601.1	2.9	(7.0)	694.7
Fair value of interest rate swap agreements	—	1.9	—	—	—	1.9
Accrued interest	—	45.6	—	—	—	45.6
Other liabilities	—	38.1	5.1	3.1	(1.6)	44.7

Total long-term liabilities	—	4,782.5	606.3	6.0	(8.6)	5,386.2

Total shareholders’ (deficit) equity	(44.7)	(51.7)	3,392.5	67.3	(3,408.1)	(44.7)

Total liabilities and shareholders’ (deficit) equity	$(44.7)	$4,944.3	$4,416.0	$84.2	$(3,423.8)	$5,976.0

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Condensed Consolidating Statement of Operations

	Six Months Ended June 30, 2010
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$4,015.0	$142.4	$—	$4,157.4
Cost of sales	—	—	3,366.7	125.0	—	3,491.7

Gross profit	—	—	648.3	17.4	—	665.7

Selling and administrative expenses	—	54.7	388.5	10.8	—	454.0
Advertising expense	—	—	43.7	1.1	—	44.8

Income (loss) from operations	—	(54.7)	216.1	5.5	—	166.9

Interest income (expense), net	—	(184.2)	0.7	—	—	(183.5)
Gain (loss) on extinguishment of long-term debt	—	(0.7)	9.9	—	—	9.2
Other income (expense), net	—	8.7	(8.6)	—	—	0.1

Income (loss) before income taxes	—	(230.9)	218.1	5.5	—	(7.3)

Income tax benefit (expense)	—	82.2	(78.0)	(1.7)	—	2.5

Income (loss) before equity in earnings (loss) of subsidiaries	—	(148.7)	140.1	3.8	—	(4.8)

Equity in earnings (loss) of subsidiaries	(4.8)	143.9	—	—	(139.1)	—

Net income (loss)	$(4.8)	$(4.8)	$140.1	$3.8	$(139.1)	$(4.8)

Condensed Consolidating Statement of Operations

	Six Months Ended June 30, 2009
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$3,140.1	$94.6	$—	$3,234.7
Cost of sales	—	—	2,623.0	82.7	—	2,705.7

Gross profit	—	—	517.1	11.9	—	529.0

Selling and administrative expenses	—	45.3	342.7	8.1	—	396.1
Advertising expense	—	—	51.0	0.9	—	51.9
Goodwill impairment	—	—	235.0	—	—	235.0

Income (loss) from operations	—	(45.3)	(111.6)	2.9	—	(154.0)

Interest income (expense), net	—	(209.4)	0.3	—	—	(209.1)
Other income (expense), net	—	—	2.2	0.1	—	2.3

Income (loss) before income taxes	—	(254.7)	(109.1)	3.0	—	(360.8)

Income tax benefit (expense)	1.1	97.2	(47.6)	(1.0)	—	49.7

Income (loss) before equity in earnings (loss) of subsidiaries	1.1	(157.5)	(156.7)	2.0	—	(311.1)

Equity in earnings (loss) of subsidiaries	(312.2)	(154.7)	—	—	466.9	—

Net income (loss)	$(311.1)	$(312.2)	$(156.7)	$2.0	$466.9	$(311.1)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Condensed Consolidating Statement of Cash Flows

	Six Months Ended June 30, 2010
(in millions)	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net cash provided by (used in) operating activities	$—	$(71.4)	$333.0	$5.5	$(6.8)	$260.3

Cash flows from investing activities:
Capital expenditures	—	(5.9)	(4.6)	—	—	(10.5)
Cash settlements on interest rate swap agreements	—	(39.4)	—	—	—	(39.4)
Premium payments on interest rate cap agreements	—	(5.9)	—	—	—	(5.9)

Net cash provided by (used in) investing activities	—	(51.2)	(4.6)	—	—	(55.8)

Cash flows from financing activities:
Payments to extinguish long-term Debt	—	—	(18.6)	—	—	(18.6)
Repayments of long-term debt	—	(11.0)	—	—	—	(11.0)
Proceeds from borrowings under revolving credit facility	—	249.8	—	—	—	249.8
Repayments of borrowings under revolving credit facility	—	(486.1)	—	—	—	(486.1)
Advances to/from affiliates	—	308.9	(309.4)	0.5	—	—
Other financing activities	—	(0.2)	(0.1)	—	—	(0.3)

Net cash provided by (used in) financing activities	—	61.4	(328.1)	0.5	—	(266.2)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.2)	—	(0.2)

Net increase (decrease) in cash	—	(61.2)	0.3	5.8	(6.8)	(61.9)

Cash and cash equivalents – beginning of period	—	87.6	0.5	7.0	(7.1)	88.0

Cash and cash equivalents – end of period	$—	$26.4	$0.8	$12.8	$(13.9)	$26.1

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Condensed Consolidating Statement of Cash Flows

(in millions)	Six Months Ended June 30, 2009
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Consolidating Adjustments	Consolidated

Net cash provided by (used in) operating activities	$1.2	$(127.2)	$430.6	$2.6	$(7.8)	$299.4

Cash flows from investing activities:
Capital expenditures	—	(6.1)	(2.2)	—	—	(8.3)
Cash settlements on interest rate swap agreements	—	(22.2)	—	—	—	(22.2)
Proceeds from sale of assets	—	—	5.2	—	—	5.2

Net cash provided by (used in) investing activities	—	(28.3)	3.0	—	—	(25.3)

Cash flows from financing activities:
Repayments of long-term debt	—	(4.5)	—	—	—	(4.5)
Advances to/from affiliates	(1.2)	434.6	(433.8)	0.4	—	—
Other financing activities	—	(0.1)	(0.1)	—	—	(0.2)

Net cash provided by (used in) financing activities	(1.2)	430.0	(433.9)	0.4	—	(4.7)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.2	—	0.2

Net increase (decrease) in cash	—	274.5	(0.3)	3.2	(7.8)	269.6

Cash and cash equivalents – beginning of period	—	91.3	1.3	4.2	(2.4)	94.4

Cash and cash equivalents – end of period	$—	$365.8	$1.0	$7.4	$(10.2)	$364.0

CDW LLC

CDW Finance Corporation

Offer to Exchange

Up to $890,000,000 of 11% Senior Exchange Notes due 2015, Series B

Up to $316,974,000 11.50%/12.25% Senior PIK Election Exchange Notes due 2015,

Series B

Up to $721,500,000 12.535% Senior Subordinated Exchange Notes due 2017, Series B

for any and all outstanding

11% Senior Exchange Notes due 2015

11.50%/12.25% Senior PIK Election Exchange Notes due 2015

12.535% Senior Subordinated Exchange Notes due 2017

PROSPECTUS

, 2010

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware

Parent and CDW Finance Corporation are each incorporated under the laws of the State of Delaware.

Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Parent’s Fourth Amended and Restated Certificate of Incorporation and CDW Finance Corporation’s Certificate of Incorporation limit, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Parent’s Amended and Restated By-laws and CDW Finance Corporation’s By-laws provide that directors, officers and employees will be indemnified to the fullest extent authorized by the DGCL with respect to actions, suits or proceedings. Parent’s Amended and Restated By-laws and CDW Finance Corporation’s By-laws require the Parent or CDW Finance Corporation, as applicable, to pay all expenses incurred by a director, officer or employee in defending any such proceeding.

Illinois

CDW LLC, CDW Direct, LLC, CDW Government LLC and CDW Logistics, Inc. are each formed or incorporated under the laws of the State of Illinois.

Section 15-7 of the Illinois Limited Liability Company Act (“ILLCA”) authorizes a limited liability company to indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), provides for a limitation of director liability. Under Section 8.75 of the IBCA, directors and officers may be indemnified by the registrant against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as our representative, or by reason of the fact that such director or officer serves or served as a representative of another entity at our request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests.

The Limited Liability Company Agreement of each of CDW LLC, CDW Direct, LLC and CDW Government LLC provide for indemnification of all current and former managers and officers to the fullest extent of the ILLCA.

The articles of incorporation of CDW Logistics, Inc. provide for indemnification of all current and former directors and officers to the fullest extent of the IBCA.

Wisconsin

CDW Technologies, Inc. is incorporated under the laws of the State of Wisconsin.

Section 180.0851(1) of the Wisconsin Business Corporation Law (the “WBCL”) provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. Section 180.0851(2)(a) provides that in cases not included under subsection (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 provides that the indemnification provided does not preclude any additional right to indemnification that a director or officer may have under the articles of incorporation or bylaws of the corporation, a written agreement with the corporation, a resolution of the board of directors or by a majority vote of shares issued and outstanding after notice.

The articles of incorporation for CDW Technologies, Inc. provides for indemnification of all current and former directors and officers to the fullest extent of the WBCL.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Financial Statement Schedules.

The following financial statement schedule is included herein at pages F-46 and F-70 of this Registration Statement:

•	Schedule II – Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22.	UNDERTAKINGS.

(a)	Each of the undersigned hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;

(C)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)

Each of the undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(f)

Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Corporation, a Delaware corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on October 18, 2010.

CDW CORPORATION

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated on October 18, 2010.

Signature	Title

* John A. Edwardson	Chairman and Chief Executive Officer (principal executive officer) and Director

* Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

* Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

* Michael J. Dominguez	Director

* George A. Peinado	Director

*By:	/s/ Robert J. Welyki
Robert J. Welyki, as Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW LLC, an Illinois limited liability company, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on October 18, 2010.

CDW LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated on October 18, 2010.

Signature	Title

* John A. Edwardson	Chairman and Chief Executive Officer (principal executive officer) and Manager

* Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

* Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

* Steven W. Alesio	Manager

* Barry K. Allen	Manager

* Benjamin D. Chereskin	Manager

* Glenn M. Creamer	Manager

* Michael J. Dominguez	Manager

* George A. Peinado	Manager

* Robin P. Selati	Manager

*By:	/s/ Robert J. Welyki
Robert J. Welyki, as Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Finance Corporation, a Delaware corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on October 18, 2010.

CDW FINANCE CORPORATION

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated on October 18, 2010.

Signature	Title

* John A. Edwardson	Chairman, Chief Executive Officer (principal executive officer) and Director

* Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

* Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

* Michael J. Dominguez	Director

* George A. Peinado	Director

*By:	/s/ Robert J. Welyki
Robert J. Welyki, as Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Technologies, Inc., a Wisconsin corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on October 18, 2010.

CDW TECHNOLOGIES, INC.

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated on October 18, 2010.

Signature	Title

* John A. Edwardson	Chief Executive Officer (principal executive officer) and Director

* Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Director

* Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

*By:	/s/ Robert J. Welyki
Robert J. Welyki, as Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Direct, LLC, an Illinois limited liability company, has duly caused this Amendment No. 1 Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on October 18, 2010.

CDW DIRECT, LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated on October 18, 2010.

Signature	Title

* John A. Edwardson	Chief Executive Officer (principal executive officer)

* Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

* Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

*By:	/s/ Robert J. Welyki
Robert J. Welyki, as Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Government LLC, an Illinois limited liability company, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on October 18, 2010.

CDW GOVERNMENT LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated on October 18, 2010.

Signature	Title

* John A. Edwardson	Chairman (principal executive officer) and Manager

* Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Manager

* Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

* Thomas E. Richards	Manager

* Christina V. Rother	Manager

*By:	/s/ Robert J. Welyki
Robert J. Welyki, as Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Logistics, Inc., an Illinois corporation, has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on October 18, 2010.

CDW LOGISTICS, INC.

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated on October 18, 2010.

Signature	Title

* Jonathan J. Stevens	President (principal executive officer) and Director

* Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Director

* Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

* John A. Edwardson	Director

*By:	/s/ Robert J. Welyki
Robert J. Welyki, as Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description

3.1*	Fourth Amended and Restated Certificate of Incorporation of CDW Corporation

3.2*	Amended and Restated By-Laws of CDW Corporation

3.3*	Articles of Organization of CDW LLC

3.4*	Amended and Restated Limited Liability Company Agreement of CDW LLC

3.5*	Certificate of Incorporation of CDW Finance Corporation

3.6*	By-Laws of CDW Finance Corporation

3.7*	Amended and Restated Articles of Incorporation of CDW Technologies, Inc.

3.8*	Amended and Restated By-Laws of CDW Technologies, Inc.

3.9*	Articles of Organization of CDW Direct, LLC

3.10*	Amended and Restated Limited Liability Company Agreement of CDW Direct, LLC

3.11*	Articles of Organization of CDW Government LLC

3.12*	Amended and Restated Limited Liability Company Agreement of CDW Government LLC

3.13*	Articles of Incorporation of CDW Logistics, Inc.

3.14*	By-Laws of CDW Logistics, Inc.

4.1*	Senior Exchange Note Indenture, dated October 10, 2008, by and among CDW Corporation, the guarantors party thereto and U.S. Bank National Association as trustee

4.2*	Senior Exchange Note Supplemental Indenture, dated May 10, 2010, by and among CDW LLC, CDW Government LLC, the guarantors party thereto and U.S. Bank National Association as trustee

4.3*	Second Senior Exchange Note Supplemental Indenture, dated August 23, 2010, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee

4.4*	Form of Increasing Rate Senior/Senior PIK Election Exchange Note due 2015 (included as Exhibit A to Exhibit 4.1 above)

4.5*	Form of Fixed Rate Senior/Senior PIK Election Exchange Note due 2015 (included as Exhibit B to Exhibit 4.1 above)

4.6*	Senior Subordinated Exchange Note Indenture, dated October 10, 2008, by and among CDW Corporation, the guarantors party thereto and U.S. Bank National Association as trustee

4.7*	Senior Subordinated Exchange Note Supplemental Indenture, dated May 10, 2010, by and among CDW LLC, CDW Government LLC, the guarantors party thereto and U.S. Bank National Association as trustee

4.8*	Second Senior Subordinated Exchange Note Supplemental Indenture, dated August 23, 2010, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee

4.9*	Form of Increasing Rate Senior Subordinated Exchange Note due 2017 (included as Exhibit A to Exhibit 4.6 above)

4.10*	Form of Fixed Rate Senior Subordinated Exchange Note due 2017 (included as Exhibit B to Exhibit 4.6 above)

4.11*	Senior Registration Rights Agreement, dated October 10, 2008, by and among CDW Corporation, the guarantors party thereto and holders of loans

4.12*	Senior Subordinated Registration Rights Agreement, dated October 10, 2008, by and among CDW Corporation, the guarantors party thereto and holders of loans

5.1*	Opinion of Kirkland & Ellis LLP

5.2*	Opinion of Foley & Lardner LLP

10.1*	Revolving Loan Credit Agreement, dated October 12, 2007, by and among VH MergerSub, Inc., CDW Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., Lehman Brothers, Inc., J.P. Morgan Securities, Inc., Morgan Stanley Senior Funding, Inc., and Deutsche Bank Securities Inc.

10.2*	First Amendment to Revolving Loan Credit Agreement, dated October 24, 2007

10.3*	Term Loan Agreement, dated October 12, 2007 and amended and restated March 12, 2008, by and among VH MergerSub, Inc., CDW Corporation, the lenders party thereto, Lehman Commercial Paper Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A.

10.4*	Amendment No. 1 to the Term Loan Agreement, dated November 4, 2009

10.5*	Senior Bridge Loan Agreement, dated October 12, 2007 and amended and restated March 12, 2008, by and among VH MergerSub, Inc., VH Holdings, Inc., the subsidiary guarantors, JP Morgan Chase Bank, N.A. and the other lender parties thereto

10.6*	Amendment No. 1 to the Senior Bridge Loan Agreement, dated April 2, 2008.

10.7*	Senior Subordinated Bridge Loan Agreement, dated October 12, 2007 and amended and restated March 12, 2008, by and among VH MergerSub, Inc., VH Holdings, Inc., the subsidiary guarantors, JP Morgan Chase Bank, N.A. and the other lender parties thereto

10.8*	Amendment No. 1 to the Senior Subordinated Bridge Loan Agreement, dated April 2, 2008

10.9*	Management Services Agreement, dated October 12, 2007, by and between CDW Corporation, Madison Dearborn Partners V-B, L.P. and Providence Equity Partners L.L.C.

10.10*	Registration Agreement, dated October 12, 2007, by and among VH Holdings, Inc. CDW Holdings LLC, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Partners V Executive-A, L.P., Providence Equity Partners VI L.P., Providence Equity Partners VI-A L.P., and the other securityholders party thereto

10.11*	CDW Holdings LLC 2007 Incentive Equity Plan, adopted as of October 12, 2007

10.12*	Form of CDW Holdings LLC (Executive) Class A Common Unit Purchase and Exchange Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by John A. Edwardson, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Jonathan J. Stevens and Ann E. Ziegler and to be used for future investors)

10.13*	Form of CDW Holdings LLC (Management) Class A Common Unit Purchase and Exchange Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by Christina V. Rother and Matthew A. Troka and to be used for future investors)

10.14*	Form of CDW Holdings LLC (Executive) Class B Common Unit Grant Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by John A. Edwardson, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Thomas E. Richards, Jonathan J. Stevens and Ann E. Ziegler and to be used for future grantees)

10.15*	Form of CDW Holdings LLC (Management) Class B Common Unit Grant Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by Christina V. Rother and Matthew A. Troka and to be used for future grantees)

10.16*	Form of CDW Holdings LLC (Executive) Deferred Unit Purchase Agreement (executed by Dennis G. Berger, Douglas E. Eckrote and Christine A. Leahy and to be used for future investors)

10.17*	Form of CDW Holdings LLC (Management) Deferred Unit Purchase Agreement (executed by Matthew A. Troka and to be used for future investors)

10.18*	Form of Compensation Protection Agreement, effective as of January 1, 2010 (executed by John A. Edwardson, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Thomas E. Richards, Jonathan J. Stevens and Ann E. Ziegler and to be used for certain future executives)

10.19*	CDW Compensation Protection Plan, adopted as of December 10, 2002 and amended and restated effective as of January 1, 2009 (applicable to Christina V. Rother and Matthew A. Troka and to be used for future plan participants)

10.20*	Form of Noncompetition Agreement, effective as of January 1, 2010, under the Compensation Protection Agreement (executed by Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Thomas E. Richards, Jonathan J. Stevens and Ann E. Ziegler and to be used for certain future executives)

10.21*	Form of Noncompetition Agreement, effective as of January 1, 2010, under the CDW Compensation Protection Plan (executed by Christina V. Rother and Matthew A. Troka and to be used for future plan participants)

10.22*	CDW Restricted Debt Unit Plan, adopted as of March 10, 2010

10.23*	Form of CDW (Executive) Restricted Debt Unit Grant Notice and Agreement, effective as of March 10, 2010 (executed by Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Thomas E. Richards, Jonathan J. Stevens and Ann E. Ziegler and to be used for future grantees)

10.24*	Form of CDW (Management) Restricted Debt Unit Grant Notice and Agreement, effective as of March 10, 2010 (executed by Christina V. Rother and Matthew A. Troka and to be used for future grantees)

10.25	Senior Management Incentive Plan, as amended and restated effective January 1, 2006

10.26	Employment Agreement dated as of October 12, 2007 by and between CDW Corporation and John A. Edwardson

10.27	First Amendment to the Employment Agreement by and between CDW Corporation and John A. Edwardson dated as of January 1, 2009

10.28	Addendum to Compensation Protection Agreement dated as of March 10, 2010 by and between CDW LLC and Thomas E. Richards

12.1*	Computation of ratio of earnings to fixed charges

21.1*	List of subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Predecessor)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (Successor)

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.4*	Consent of Foley & Lardner LLP (included in Exhibit 5.2)

24.1*	Powers of Attorney (included on the signature pages to the registration statement)

25.1*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association

99.1*	Form of Letter of Transmittal

99.2*	Form of Exchange Instructions

99.3*	Form of Notice of Guaranteed Delivery

*	Previously filed.